AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996

                                                        FILE NO. 333-16347
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          UIH AUSTRALIA/PACIFIC, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4841                    84-1341958
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION         CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                           4643 SOUTH ULSTER STREET
                            DENVER, COLORADO 80237
                                (303) 770-4001
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               MICHAEL T. FRIES
                            CHIEF EXECUTIVE OFFICER
                          UIH AUSTRALIA/PACIFIC, INC.
                           4643 SOUTH ULSTER STREET
                            DENVER, COLORADO 80237
                                (303) 770-4001
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
               GARTH B. JENSEN, ESQ.           NICK P. SAGGESE, ESQ.
           HOLME ROBERTS & OWEN LLP   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
             1700 LINCOLN, SUITE 4100          300 SOUTH GRAND AVENUE
              DENVER, COLORADO 80203     LOS ANGELES, CALIFORNIA 90071-3144
                  (303) 861-7000                   (213) 687-5000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]











                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


PROSPECTUS    SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1996
     , 1997
                            $150,000,000 (PROCEEDS)
                            AUSTRALIA/PACIFIC, INC.
                         % SENIOR DISCOUNT NOTES DUE 2007

  The   % Senior Discount Notes due 2007 (the "Notes") offered hereby (the
"Offering") are being issued by UIH Australia/Pacific, Inc., a Colorado corporation (the "Issuer"). The Notes will be issued at a significant discount to their aggregate principal amount at maturity to raise aggregate gross proceeds of approximately $150,000,000. Cash interest will not accrue on the
Notes prior to      , 2002. On and after     , 2002, cash interest will accrue
on the Notes at a rate of   % per annum and will be payable semi-annually on
each      and     , commencing     , 2002. See "Description of the Notes" and
"Certain U.S. Income Tax Considerations."

  The Notes will mature on    , 2007 and will be redeemable at the option of
the Issuer on or after    , 2002 at the redemption prices set forth herein,
plus accrued and unpaid interest to the redemption date. In addition, at any
time prior to    , the Issuer may redeem up to 33% of the aggregate principal amount at maturity of the Notes with the net proceeds of certain public or private sales of equity interests of the Issuer at a redemption price equal to
  % of the Accreted Value (as defined) thereof on the redemption date; provided that not less than 67% of the principal amount at maturity of the Notes originally issued are outstanding immediately after giving effect to such redemption. Upon a Change of Control, each holder of the Notes will have the right to require the Issuer to purchase such holder's Notes at 101% of the
Accreted Value thereof in the case of any such purchase prior to    , 2002 or
101% of the principal amount at maturity thereof, plus accrued and unpaid
interest in the case of any such purchase on or after    , 2002. There can be
no assurance that the Issuer will have available funds sufficient to pay for all of the Notes that might be delivered by holders of the Notes upon a Change of Control.

  The Notes will be senior, unsecured obligations of the Issuer and will rank pari passu in right and priority of payment with all existing and future senior indebtedness of the Issuer, including the Issuer's existing 14% Senior Discount Notes due 2006 (the "Existing Notes"), which as of September 30, 1996 had an accreted value of $237.0 million. The Issuer conducts all of its business through its subsidiaries and the Notes will be effectively subordinated to the claims of creditors of such subsidiaries. As of September 30, 1996, on a pro forma basis after giving effect to the Offering and the estimated use of proceeds therefrom, the consolidated liabilities of the Issuer and its subsidiaries (including trade payables of subsidiaries) would have been approximately $427.2 million, substantially all of which, except for the Notes and the Existing Notes would have been obligations of the Issuer's subsidiaries. See "Use of Proceeds."

  Concurrently with the Offering, the Issuer's parent company, UIH Asia/Pacific Communications, Inc. ("UAP"), is offering, pursuant to a separate prospectus, shares of its Class A Common Stock (the "UAP Stock Offering" and, together with the Offering, the "Offerings") and United International Holdings, Inc., UAP's parent, has agreed to contribute $25.0 million cash to UAP for additional UAP common stock. UAP intends to contribute $70.0 million of the net proceeds of the UAP Stock Offering to the Company (the "UAP Contribution"). The Offering is contingent upon the consummation of the UAP Stock Offering, but the UAP Stock Offering is not contingent upon consummation of the Offering.

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULDBE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT
                                 IN THE NOTES.

THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                                                       PROCEEDS
                                                                          TO
                                             PRICE TO   DISCOUNTS AND     THE
                                           INVESTORS(1) COMMISSIONS(2) ISSUER(3)
--------------------------------------------------------------------------------
Per Note..................................         %            %            %
Total.....................................    $              $          $
--------------------------------------------------------------------------------

(1)Plus accretion, if any, from the date of issuance.
(2) The Issuer has agreed to indemnify the Underwriters (as defined herein) against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3)Before deducting expenses related to the Offering payable by the Issuer,
  estimated at $   million.

  The Notes are being offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on
or about    ,   .

DONALDSON, LUFKIN & JENRETTE______________________________SMITH BARNEY INC. SECURITIES CORPORATION
  LOGO
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                            ADDITIONAL INFORMATION

  The Issuer has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As used herein, the term "Registration Statement" means the Registration Statement as originally filed and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, each such statement being qualified by and subject to such reference in all respects.

                                    *  *  *

  The Issuer intends to furnish holders of the Notes with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the "Issuer" refers to UIH Australia/Pacific, Inc., a wholly owned subsidiary of UIH Asia/Pacific Communications, Inc. ("UAP"), an indirect majority-owned subsidiary of United International Holdings, Inc. ("UIH"), and the "Company" refers collectively to the Issuer, its subsidiaries and non-majority owned affiliates and their respective predecessors. The Issuer owns, through directly and indirectly held interests, a combined 100% economic interest in two Australian companies, CTV Pty Ltd. ("CTV") and STV Pty Ltd. ("STV"), which are together operating, and are referred to herein, as "Austar." See "Corporate Organizational Structure-- Austar." Unless the context requires otherwise, "UIH" includes UIH and all of its subsidiaries other than the Issuer and its subsidiaries. All references to "$" or "dollars" are to U.S. dollars, unless otherwise indicated. For information regarding foreign currency amounts translated to U.S. dollars, see "Exchange Rate Data."

                                  THE COMPANY

OVERVIEW

  The Company is a leading provider of multi-channel television services in Australasia. Through its Australian operating company Austar, the Company is the largest provider of multi-channel television services in regional Australia, where it operates wireless cable ("MMDS") systems and is marketing a direct-to-home ("DTH") service in franchise areas encompassing approximately
1.5 million television homes, or 25% of the total Australian market. In addition, the Company, through its New Zealand operating company, Saturn Communications Limited ("Saturn"), is constructing a wireline cable and telephony system in Wellington, New Zealand, a market representing approximately 135,000 television homes. The Company's other assets include a 25% interest in XYZ Entertainment Pty Ltd. ("XYZ"), a programming company that provides four channels to the Australian multi-channel television market as part of the "Galaxy" package, the most widely distributed programming package in Australia and the core component of Austar's programming offering, and a 90% economic interest in Telefenua S.A. ("Telefenua"), the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with 31,000 television homes.

  The Company believes that it is well-positioned to capitalize on the rapidly increasing demand for multi-channel television and telephony services in Australasia. As of October 31, 1996, the Company had invested approximately $200 million in its networks and operating infrastructure and had launched service in each of its markets. The Company has experienced rapid growth in its network coverage and subscriber base during 1996. As of October 31, 1996 the Company's multi-channel television operating systems had an aggregate of approximately 1.5 million television homes serviceable and approximately 81,500 subscribers, as compared with approximately 233,000 television homes serviceable and approximately 10,200 subscribers as of December 31, 1995 (with a substantial majority of such growth resulting from Austar's expansion). During this same ten-month period, programming subscribers of XYZ increased from approximately 65,000 to approximately 269,000. While the Company expects that a substantial portion of its growth will come from the continued development of Austar, the Company is also anticipating significant growth by its other operating companies.

OPERATIONS

  AUSTAR (AUSTRALIA)

  Austar is the largest provider of multi-channel television services in regional Australia (areas outside Australia's six largest cities). Austar initiated widespread deployment of its services in early 1996 and as of October 31, 1996, had launched MMDS service in 27 metropolitan markets containing approximately 700,000 homes and had initiated the marketing of DTH services in non-metropolitan markets containing approximately 740,000 homes. These markets represent over 93% of Austar's 1.5 million franchise television homes, the remaining 100,000 of which will be serviceable by early 1997.

  Austar's marketing efforts have kept pace with the rapid roll-out of its network services during 1996. As of October 31, 1996, Austar had 75,300 subscribers with a backlog of 13,900 customers scheduled for installation. In addition, subscriber growth has accelerated in recent periods, as demonstrated by October's results in which Austar generated 23,800 subscription sales orders and had a net gain of over 15,000 subscribers, with the difference primarily attributable to installation backlog. Austar is continuing to market its services aggressively and expects to continue rapidly building its subscriber base. Austar is benefitting from several characteristics which are supporting its marketing success and which management believes give it a competitive advantage in its markets:

  . OPERATIONAL INFRASTRUCTURE IN PLACE. In addition to having launched service to over 93% of its franchise areas, Austar has also developed the operational infrastructure necessary to continue its rapid growth. Austar's early investment of approximately $149 million in operating and capital expenditures from inception through October 31, 1996 has established it currently as the only multi-channel television provider in substantially all of its franchise areas. Austar has developed a comprehensive marketing organization consisting of a 200 person direct salesforce and over 200 national customer service and telemarketing personnel. The direct salesforce, which operates out of local offices in the majority of Austar's metropolitan markets, is currently generating sales of approximately 2,250 subscriptions per week. The salesforce at Austar's state-of-the-art national customer operations center ("NCOC") is currently generating sales of approximately 3,000 additional subscriptions per week from inbound and outbound calls. This salesforce is supported by an integrated marketing program of television, radio and print advertising. The NCOC is also the center of Austar's customer service organization, processing all incoming information, installation and service requests. The NCOC has sufficient capacity to service Austar's customer service needs for the foreseeable future.

   Austar has a total of approximately 600 employees, most of whom are located in local offices and regional operating centers, and has contracted with a number of local service companies which employ an aggregate of approximately 400 technicians to install and maintain subscriber equipment in each of its markets. Management believes that this infrastructure positions Austar to service its markets efficiently and provides it with significant competitive advantages.

  . REGIONAL FOCUS; CLASSIC MARKETS. Austar has strategically focused on the currently less competitive regional markets that are located outside of Australia's largest cities and encompass approximately 25% of the total Australian television market. These areas are "classic" multi-channel television markets with attractive demographics and limited television and alternative entertainment options. Approximately one-half of its service area (approximately 800,000 television homes) are in metropolitan markets with sufficient housing densities to support the construction of MMDS systems. Austar owns virtually all of the available MMDS licenses in each of these markets. The Company believes these markets generally do not have the size and/or densities to support the construction of a competitive wireline cable system. In Austar's non-metropolitan markets (approximately 740,000 serviceable television homes), where management believes household densities do not support the deployment of MMDS networks, Austar is marketing a DTH service on an exclusive basis. Austar is currently the only provider of multi-channel television services in substantially all of its service area. See "Risk Factors--Competitive Industries."

  . APPROPRIATE TECHNOLOGY. Austar believes that its utilization of wireless technologies in the build-out of its franchise area has afforded it with several economic and strategic advantages. The rapid deployment of MMDS networks in its metropolitan markets and a DTH service in its non-metropolitan markets has allowed Austar to reach the vast majority of the homes in these markets in just over one year. Austar's status as the initial operator in all of its markets has allowed it to establish a significant subscriber base and strong brand awareness, factors that management believes will give it a competitive advantage. Management believes the combination of MMDS and DTH has allowed Austar to reach virtually all of the 1.5 million serviceable television homes in its service areas on the most cost effective basis. Austar estimates its total fixed capital cost to build out initially its entire franchise area will be approximately $43 million, or $29 per serviceable home, over 75% of which had been expended as of October 31, 1996.

   Accordingly, Austar has been able to devote a significant amount of its financial resources to completing its operational infrastructure and installing its "in-home" subscriber equipment, over which Austar retains ownership. Austar has spent in excess of $80 million as of October 31, 1996 on these items and expects that the substantial majority of its future incremental capital expenditures will be incurred only as additional subscribers are installed (currently approximately $460 and $945 per MMDS and DTH subscriber, respectively, which amounts are partially offset by installation charges). While Austar is currently employing analog technology in its MMDS systems, it is testing digital technology (which would increase its existing 19 channel capacity) in one market and intends to offer digital service in its metropolitan markets if and when competitive factors dictate. Austar's DTH service uses state-of-the-art MPEG II digital technology.

  . ATTRACTIVE PROGRAMMING AGREEMENTS. Austar has entered into franchise agreements with Australis Media Limited ("Australis") that grant it the right to provide the Galaxy programming package within its franchise areas through 2009 (extendible at Austar's option through 2019). The Galaxy programming package, the most widely distributed programming package in Australia, was created by many of the world's leading programming suppliers and features brand name channels including Showtime, Encore, Fox Sports, The Discovery Channel, Nickelodeon/Nick at Nite and Red (a 24-hour music video channel) as well as two general entertainment channels. Management believes that Austar's franchise agreements have favorable pricing for such programs. Austar's programming costs are based on a percentage of its service revenue and provide for an offset of those costs with the depreciation of its subscriber equipment. Austar's franchise agreements provide exclusivity over wireless technologies (MMDS and DTH). While Austar's franchise agreements were formerly exclusive for cable television, the Company recently agreed to allow Foxtel Management Pty Limited ("Foxtel") to carry the Galaxy package on Foxtel's wireline cable systems throughout Australia (the "Australis Arrangement"). The Australis Arrangement provides that Austar will be compensated for any Foxtel subscriber in its franchise areas in an amount approximately equal to the profit margin that Austar would have received had it sublicensed such programming to Foxtel (which currently would be approximately $8 per Foxtel subscriber per month). Foxtel is currently operating in only one of Austar's markets and the Company believes that the small size of and/or low household densities in the majority of its markets do not justify the construction of competitive wireline cable systems. Austar does not currently have any subscription television competitors in the remainder of its franchise areas. Austar's franchise agreements continue to provide exclusivity over all wireline cable operators other than Foxtel. In addition, as part of the Australis Arrangement, Austar was granted the right to acquire any additional channels distributed by Galaxy on no less favorable terms than offered to any other person and in any event at no more than Australis' cost, plus 10%. See "Business--Austar (Australia)-- Franchise Agreements." Austar has also secured several additional satellite-delivered programming services to supplement the Galaxy channels.

  . ATTRACTIVE DEMOGRAPHICS. Australia has demographic and other characteristics that management believes are favorable to multi-channel television operators, including high per capita income and high television and VCR penetration rates. Television viewers in Australia have limited over-the-air television options with a maximum of five free-to-air channels, which number is generally lower in regional Australia. The Australian subscription television industry has grown rapidly since its inception in early 1995, reaching a combined 6% penetration rate. In addition, management believes Australian consumers are generally receptive to new technologies, as demonstrated by their high cellular telephone penetration rates. The following table summarizes selected demographic characteristics of Australia compared to comparable statistics for the more mature multi-channel television markets of the United States and the United Kingdom:

                              GDP PER    HOMES      YEARS OF   SUBSCRIPTION TELEVISION  CELLULAR
                             CAPITA IN    WITH    SUBSCRIPTION  TELEVISION  HOMES WITH  TELEPHONE
                               1995    TELEVISION  TELEVISION  PENETRATION     VCR     PENETRATION
                             --------- ---------- ------------ ------------ ---------- -----------
    Australia...............  $19,271      99%          2            6%         81%         19%
    United States...........   27,581      99          40+          66          80          15
    United Kingdom..........   18,881      97          12           23          81          10

  SATURN (NEW ZEALAND)

  The Company owns 100% of Saturn, which recently launched service on the initial portions of its hybrid fiber coaxial ("HFC") cable network that enables it to provide multi-channel television services as well as business and residential telecommunications services in the Wellington area, encompassing 135,000 homes.

Wellington is New Zealand's capital and second largest city. The Company launched service in portions of this system in September 1996 and expects construction to be completed by mid-1998. Saturn also operates an existing cable system, which passes approximately 6,000 homes, on the Kapiti Coast north of Wellington. As of October 31, 1996, Saturn's activated networks passed approximately 12,600 homes, and serviced approximately 1,300 subscribers. The Company expects to use a portion of the UAP Contribution (as defined below) to accelerate Saturn's build-out and marketing programs during 1997.

  Saturn has secured additional infrastructure rights in markets representing 200,000 homes and is exploring the possibility of expanding its networks and services to these markets. The Company believes that New Zealand is an attractive market for multi-channel television providers. New Zealand has a demographic profile similar to Australia, including high per capita income and strong television, VCR and cellular telephone penetration rates. In addition, New Zealand permits operators to offer combined multi-channel television and telephony services over one network and Saturn expects to launch telephone, pay-per-view and data services over the next six to 18 months. There is currently one significant multi-channel television provider in New Zealand, which provider offers a five-channel UHF-delivered subscription service.

  XYZ (AUSTRALIAN PROGRAMMING)

  Through its 25% interest in XYZ, the Company provides four of the eight channels offered in the Galaxy package, Australia's most widely distributed programming package. XYZ's channels consist of high quality, brand named programming services, including Nickelodeon/Nick at Nite, The Discovery Channel, Arena (quality general entertainment channel) and Red. XYZ has entered into an agreement that provides for carriage of its four channels by virtually all existing Australian MMDS and DTH providers, including Austar, Australis and East Coast Television Pty Limited ("ECT"), as well as by the largest cable television operator in Australia, Foxtel. The Company believes that this agreement, which extends through 2010 for MMDS and DTH subscribers and 2020 for Foxtel subscribers and provides for fixed per subscriber prices (and in the case of Foxtel, substantial minimum subscriber guarantees), will result in XYZ's programming package being available to virtually all of Australia's 6.0 million television households. XYZ launched its channels in April 1995 and as of October 31, 1996, XYZ provided its channels to approximately 269,000 subscribers in Australia. Foxtel, which owns 50% of XYZ, is a joint venture between The News Corporation Limited ("News Corp.") and Telstra Corporation Limited ("Telstra"), the Australian government-owned telephone company. The Company's other partner in XYZ is Century Communications Corp. ("Century"), a large U.S. multiple system cable operator and the parent of ECT.

  OTHER BUSINESSES

  The Company's other businesses include a 90% economic interest in Telefenua, the only multi-channel television operator in Tahiti, and a 100% interest in United Wireless Pty Limited ("United Wireless"), a provider of two-way wireless mobile data services in Australia. As of October 31, 1996, Telefenua was marketing its 15-channel MMDS service to 18,700 of 31,000 homes in its franchise area and had approximately 4,900 subscribers paying an average monthly rate of $65. The Company is in the early stages of negotiating the sale of all or a portion of Telefenua to a local strategic investor, although there can be no assurance that the Company will conclude such a transaction.

RELATIONSHIP WITH UIH

  The Issuer, through UAP, is an indirect majority owned subsidiary of UIH, a leading provider of multi-channel television services outside the United States. UIH, together with its strategic and financial partners, have ownership interests in multi-channel television systems in operation or under construction in 25 countries in

Europe, Latin America and, through the Company, Asia/Pacific. As of September 30, 1996, UIH's multi-channel television systems had approximately 10.4 million television homes in their respective service areas, passed approximately 7.2 million homes and had approximately 3.1 million subscribers. In addition to the Company, UIH's operations include its 50% interest in United and Philips Communications B.V., a joint venture with Philips Electronics N.V. that is the largest privately owned multi-channel television operator in Europe.

  UAP and each of Austar, Saturn and Telefenua are parties to Technical Assistance Agreements, pursuant to which UAP provides its expertise in system design and engineering, construction, marketing, programming acquisition, subscriber management and other areas critical for the success of each operating company for a fee based, in part, upon the revenues of such operating companies. In addition, UAP and the Issuer are parties to a management agreement (the "UAP Management Agreement"), pursuant to which UAP performs certain management, technical, administrative, accounting, financial reporting, tax, legal and other services for the Issuer for a fee. See "Certain Relationships."

OTHER

  The Issuer, a Colorado corporation, was incorporated in 1994. The principal executive office of the Company is located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, and its telephone number is (303) 770-4001.

               CONCURRENT UAP CLASS A COMMON STOCK OFFERING

  Concurrently with the Offering, UAP is offering pursuant to a separate
prospectus      shares of its Class A Common Stock which is expected to
generate gross proceeds of approximately $100.0 million and UIH has agreed to contribute $25.0 million cash to UAP (the "UIH Investment") for additional shares of Class B Common Stock of UAP at the initial public offering price. Pro forma for the initial public offering and the UIH Investment (assuming the midpoint of the filing range), UAP would have an equity market capitalization
of approximately $   million. The Offering is contingent upon the consummation
of the UAP Stock Offering, but the UAP Stock Offering and the UIH Investment are not contingent upon the consummation of the Offering. UAP intends to use $70.0 million of the net proceeds of the UAP Stock Offering and the UIH Investment to purchase shares of capital stock of the Issuer (the "UAP Contribution"). Upon completion of the Offering and the UAP Contribution, the Company believes that it will have sufficient capital to complete construction of all of its existing systems and fund anticipated start-up losses. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE OFFERING

Securities Offered..........  $    million principal amount at maturity of
                              Senior Discount Notes due 2007.

Maturity....................      , 2007.

Issue Price.................  $     per $1,000 principal amount at maturity.

Interest....................  Cash interest on the Notes will not accrue prior
                              to     , 2002. Thereafter, cash interest on the
                              Notes will accrue at a rate of  % per annum, and
                              will be payable semi-annually on each      and
                                  , commencing     , 2002.

Optional Redemption.........  The Notes may be redeemed, in whole or in part, at the option of the Issuer, at any time on or
                              after     , 2002, at the redemption prices set
                              forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time
                              prior to     , the Issuer may redeem up to 33% of
                              the originally issued aggregate principal amount at maturity of the Notes with the net proceeds of certain public or private sales of equity interests of the Issuer at a redemption price equal to % of the Accreted Value thereof on the redemption date; provided that not less than 67% of the aggregate principal amount at maturity of the Notes originally issued are outstanding immediately after giving effect to such redemption. See "Description of the Notes-- Redemption."

Ranking.....................  The Notes will be senior, unsecured obligations of the Issuer and will rank pari passu in right and priority of payment with all existing and future senior indebtedness of the Issuer, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Notes. The Issuer conducts substantially all of its business through its subsidiaries and the Notes will be effectively subordinated to the claims of creditors of such subsidiaries. As of September 30, 1996, after giving effect to the sale of the Notes and the use of proceeds therefrom, the Issuer and its subsidiaries would have had an aggregate of approximately $427.2 million of consolidated liabilities outstanding
                              (including $    million of trade payables of
                              subsidiaries and the Notes and Existing Notes) substantially all of which, except for the Notes and the Issuer's 14% Senior Discount Notes due 2006 (the "Existing Notes") (of which there was outstanding as of September 30, 1996, $237.0 million aggregate accreted value thereof), would have been obligations of the Issuer's subsidiaries and effectively rank prior in right of payment to the Notes. See "Capitalization."

Change of Control...........  Upon a Change of Control, each holder of the
                              Notes will have the right to require the Issuer to purchase such holder's Notes at 101% of the Accreted Value thereof, in the case of any such
                              purchase prior to     , or 101% of the principal
                              amount at maturity thereof, plus accrued and
                              unpaid interest, if any, in the case of any such
                              purchase on or after     . See "Description of
                              the Notes--Certain Covenants--Change of Control."

Certain Covenants...........  The indenture pursuant to which the Notes will be issued (the "Indenture") will contain certain covenants which, among other things, will restrict the ability of the Issuer and/or its Restricted Subsidiaries (as defined herein) to
                              (i) incur additional indebtedness or issue certain preferred stock, (ii) pay dividends or make distributions in respect of the capital stock of the Issuer or make certain other Restricted Payments, (iii) conduct a business other than a Related Business (as defined herein) or transfer certain assets to certain subsidiaries, (iv) create certain liens, (v) enter into certain transactions with affiliates or other interested persons and (vi) consummate certain asset sales. In addition, the Indenture will limit the ability of the Issuer to consolidate, merge or sell all or substantially all of its assets. These covenants are subject to important exceptions and qualifications. See "Description of the Notes."

Original Issue Discount.....  The Notes are being offered at an original issue discount for United States Federal income tax purposes. Thus, although cash interest will not
                              be payable on the Notes prior to     , 2002,
                              original issue discount (i.e., the difference between the principal and interest payable on the Notes and their issue price) will accrue from the issue date of the Notes and will generally be included as interest income periodically in a Noteholder's gross income for United States Federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain U.S. Income Tax Considerations--Taxation of Original Issue Discount."


Use of Proceeds.............
                              The net proceeds from the Offering are estimated to be approximately $144.1 million. The Company plans to use such proceeds together with the $70.0 million of the UAP Contribution and the $70.1 million of the cash and short-term investments on hand at October 31, 1996 to fund the system construction and initial marketing costs and working capital requirements of its operating companies and fund general corporate purposes. See "Use of Proceeds."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors relating to the Company and the Securities that should be considered by prospective investors.

                             SUMMARY OPERATING DATA

  The following table sets forth certain unaudited financial and operating data of certain of the operating companies. The table reflects aggregate statistics for the operating companies rather than the Issuer's proportionate interest in such statistics. See "Business" for a full description of the operating companies and the Issuer's interest therein.

                                                               AS OF OCTOBER 31, 1996
                                            ----------------------------------------------------------------
                                            TELEVISION                               MONTHLY
                                             HOMES IN                                 BASIC       INVESTED       THE
                                             SERVICE         HOMES                 SUBSCRIPTION   CAPITAL     ISSUER'S
OPERATING SYSTEM             TECHNOLOGY        AREA       SERVICEABLE SUBSCRIBERS    RATE(1)    (IN 000S)(2) INTEREST(3)
----------------         ------------------ ----------    ----------- -----------  ------------ ------------ -----------
Austar.................. MMDS/DTH(4)        1,540,000      1,440,000     75,300(5)     $31(2)     $149,536       100%
Saturn.................. Cable/Telephony(6)   141,000         12,555      1,294         23(2)       21,557       100%
Telefenua............... MMDS                  31,000         18,703      4,902         65(2)       16,136        90%
                                            ---------      ---------    -------                   --------
  Total.................                    1,712,000      1,471,258     81,496                    187,229
                                            =========      =========    =======                   ========
PROGRAMMING
-----------
XYZ..................... Programming              N/A(7)         N/A    269,000(8)     $ 3        $ 10,623        25%
                                                                        =======                   ========

--------------------
(1) The basic rate does not include charges for installation and other premium services, which vary in each individual market, and does not reflect promotions that may be made from time to time. Austar charges this rate in all of its markets except the Gold Coast market, which had approximately 12,300 subscribers as of October 31, 1996, where Austar charges a basic subscription rate of $23. Saturn is currently offering new subscribers a promotional monthly basic rate of $17 for the months from November 1996 to March 1997. Telefenua charges $65 for its expanded tier of service. Nearly 99% of Telefenua's customers are currently subscribing to this expanded tier of service. The rate listed for XYZ is net of revenues passed through to the Nickelodeon joint venture (in which XYZ holds a 50% interest) and Discovery Asia with respect to the channel each entity supplies to XYZ. See "Business--XYZ (Australian Programming)."
(2) Represents the cash investments to fund operations and capital expenditures since inception. Includes amounts contributed to Austar (approximately $11.1 million) and Saturn (approximately $2.9 million) by shareholders other than the Company, which amounts were contributed by such shareholders prior to the acquisition of their respective interests by the Company, but does not include, (i) invested capital in United Wireless, (ii) the $58.6 million used by the Issuer to increase its economic interest in Austar to approximately 100%, or (iii) the 2.6% of the Issuer's common stock issued to the Issuer's former partner in Saturn to increase the Company's interest in Saturn to 100% from 50%.
(3) For an explanation of the Issuer's interests in each of the operating companies, see "Corporate Organizational Structure."
(4) Austar is also constructing a wireline cable system in Darwin that is scheduled to pass 26,200 homes. Austar is offering its services to the 800,000 homes in its metropolitan areas primarily by MMDS and to the 740,000 homes in its non-metropolitan areas exclusively by DTH.
(5) Does not include an installation backlog of 13,860 customers.
(6) Saturn plans to begin offering telephony services in 1998.
(7) The Company expects that XYZ's programming package eventually will be marketed to virtually all of Australia's 6.0 million television households by Australian multi-channel television providers, including Austar, Australis, Foxtel and ECT.
(8) Total subscribers to the eight channel Galaxy package to which XYZ currently supplies four channels.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data for the years ended December 31, 1994 and 1995 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's interest in Telefenua and XYZ as of and for the year ended December 31, 1995. The following summary consolidated financial data for the nine months ended September 30, 1995 and 1996, and at September 30, 1996, have been derived from unaudited financial statements that, in the opinion of the management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial data for such periods and as of such date. The pro forma statement of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 (i) includes the results of operations of Austar, in which the Company increased its economic ownership to 90% from 50% in December 1995, which interest was subsequently increased to 100% in October 1996 (the "Austar Transaction"), (ii) reflects the sale of a 25% interest in XYZ (reducing the Company's interest to 25% from 50%) in September 1995 (the "XYZ Sale"), (iii) includes the results of operations of Saturn, in which the Company increased its ownership from 50% to 100% in July 1996 (the "Saturn Purchase") and (iv) includes the eight months of operations of United Wireless prior to its acquisition date (the "United Wireless Purchase") as if each such transaction had occurred on January 1, 1995. The data set forth below is qualified by reference to and should be read in conjunction with the audited Consolidated Financial Statements of the Company and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Consolidated Condensed Financial Information," included elsewhere in this Prospectus.

                                                               NINE MONTHS
                          YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                          ---------------------------  -----------------------------
                                            PRO FORMA                      PRO FORMA
                           1994     1995      1995       1995      1996      1996
                          -------  -------  ---------  --------  --------  ---------
                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Service and other reve-
 nue....................  $   --   $ 1,883  $  2,507   $  1,152  $ 13,262  $ 13,366
System operating ex-
 pense..................      --    (3,230)   (5,573)    (1,870)  (18,914)  (19,533)
System selling, general
 and administrative
 expense................      --    (2,482)  (11,006)    (1,636)  (13,987)  (15,064)
Corporate general and
 administrative
 expense................     (659)    (920)     (920)      (688)     (746)     (746)
Depreciation and amorti-
 zation expense.........      --    (1,003)   (6,345)      (639)  (15,935)  (16,426)
Equity in losses of af-
 filiated companies,
 net....................   (1,015) (16,379)   (7,597)   (12,518)   (4,501)   (3,571)
Net loss................   (1,674) (17,233)  (26,748)   (11,791)  (47,329)  (50,340)
Ratio of earnings to
 fixed charges(1).......      --       --        --         --        --        --
OTHER DATA:
Capital expenditures....  $     1  $ 7,143  $ 23,206   $  6,970  $105,899  $110,121

                                              AS OF SEPTEMBER 30, 1996
                                              -----------------------------
                                               ACTUAL      AS ADJUSTED(2)
                                              ------------ ----------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, restricted cash and
 short-term investments...................... $    106,858    $    320,958
Property, plant and equipment, net...........      130,435         130,435
Total assets.................................      325,162         545,162
Senior Discount Notes and other long-term
 debt........................................      241,039         391,039
Total liabilities............................      277,237         427,237
Total stockholders' equity...................       47,347         117,347

--------------------
(1) Earnings were inadequate to cover fixed charges in each of the periods presented. The amount of the coverage deficiencies for the years ended December 31, 1994 and 1995 and pro forma 1995 and the nine months ended September 30, 1995 and 1996 and pro forma 1996 were $1.1 million, $12.9
    million, $   million, $10.2 million, $43.8 million and $   million
    respectively. See "Risk Factors--Leverage; Debt Service." In calculating the ratio of earnings to fixed charges, earnings consist of (i) net loss before income tax expense and fixed charges plus (ii) the pro rata share of the losses recognized in minority owned affiliates.

(2) As adjusted to reflect the sale of the Notes offered hereby, net of offering expenses, and the UAP Contribution.

                                 RISK FACTORS

  Prospective purchasers of the Notes offered hereby should consider carefully the following Risk Factors, as well as the other information set forth in this Prospectus, before purchasing the Notes.

  This Prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus, including, without limitation, the information under the headings "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers primarily with respect to the development of the Company's markets, future funding requirements and operating performance of the Company. Prospective purchasers of the Notes offered hereby are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information set forth below identifies important factors that could cause such differences.

  Holding Company Structure; Limitations on Access to Cash Flow. The Issuer is a holding company with no substantial business operations of its own. The Issuer's assets consist primarily of its ownership interests in its affiliated companies. The Notes will effectively be subordinated to all existing and future indebtedness and other liabilities of the Issuer's subsidiaries since the Issuer's right to receive the assets of any such affiliates upon their liquidation or reorganization will be subordinated by operation of law to the claims of such subsidiaries' creditors (including trade creditors), except to the extent that the Issuer is itself recognized as a creditor of any such affiliate, in which case the claims of the Issuer would still be subordinated to any indebtedness of such affiliate that is senior in right of payment to the Issuer's claim. The Issuer's subsidiaries have substantial indebtedness and other liabilities. As of September 30, 1996, the Issuer's subsidiaries had $37.3 million of indebtedness outstanding (including trade payables). The Indenture will restrict the ability of the Issuer and its Restricted Subsidiaries and its Restricted Affiliates to incur additional Indebtedness. The Indenture will restrict the ability of the Issuer to invest in entities that are not Restricted Subsidiaries or Restricted Affiliates. See "Description of Notes."

  The covenants set forth in the Indenture governing the Notes restrict the activities of the Issuer and its Restricted Subsidiaries but are not generally applicable to certain of the Issuer's existing affiliated companies since such entities are not to be deemed to be "Restricted Subsidiaries" or "Restricted Affiliates" for purposes of the Indenture. As a result, the ability of such affiliated companies to incur additional indebtedness, to impose restrictions on their ability to pay dividends to the Issuer, to sell assets or to engage in other transactions that may be detrimental to the interests of the Issuer's creditors, including the holders of Notes, is not restricted. In addition, under certain limited circumstances, the Issuer is entitled to designate certain of its Restricted Subsidiaries as Unrestricted Subsidiaries which are not subject to many of the restrictions set forth in the Indenture. However, the Issuer's ability to make future Investments (as defined) in Unrestricted Subsidiaries or Unrestricted Affiliates is limited by the Indenture which provides that future Investments in affiliates are, in general, permitted only if such affiliates are designated as Restricted Affiliates and are bound by the provisions of the Indenture relating to the incurrence of indebtedness and the issuance of preferred stock and other significant restrictions. See "Description of Notes."

  Leverage; Ability to Service Debt. Immediately following consummation of the Offerings, the Company will be highly leveraged. After giving pro forma effect to the sale of Notes offered hereby, net of offering expenses and the UAP Contribution, on a consolidated basis, (i) the Company would have had outstanding at September 30, 1996, an aggregate of $391.0 million of long-term debt and stockholders' equity of $117.3 million. See "Capitalization." The
Existing Notes will have an Accreted Value of $    as of May 16, 2001 (the
date cash interest payments begin on the Existing Notes). The Notes will have
an Accreted Value of $   as of      , 2002 (the date cash interest payments
begin on the Notes). The Company's ability to meet its debt service requirements will be dependent upon substantial growth in the Company's cash flow. If the

Company's cash flow and working capital are not sufficient to fund the Company's expenditures and to service its indebtedness, including the Notes, the Company would be required to raise additional funds through either the sale of equity or debt securities, refinance of all or part of its indebtedness, or effect the sale of significant assets. There can be no assurance that the Company will be successful in generating cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service and other liquidity requirements. The high degree to which the Company is leveraged could have significant adverse consequences upon the Company, including, without limitation, (i) increased vulnerability to adverse economic and competitive conditions, (ii) inability to obtain additional financing necessary to fund future working capital requirements, capital expenditures, acquisitions or other general needs, and (iii) the dedication of a substantial portion of cash flow from operations to the payment of principal of and interest on indebtedness, rather than to the expansion of operations and the pursuit of new opportunities. Cash interest on the Notes will commence to
accrue and be payable on     . In addition, the Issuer and its subsidiaries
and affiliates may incur additional indebtedness from time to time to finance expansion, either through capital expenditures or acquisitions, or for other general corporate purposes.

  The Company's ability to repay its obligations on the Notes at maturity will be dependent on developing one or more sources of cash prior to the maturity of the Notes in 1999. The Company may (i) seek to refinance all or a portion of the Notes at maturity through sales of additional debt or equity securities of the Company, (ii) seek to sell all or a portion of its interests in one or more of its affiliated companies, (iii) negotiate with its current financial and strategic partners to permit the cash produced by its affiliated companies to be distributed to equity holders rather than invested in the businesses of such affiliated companies, and/or (iv) operate and invest in companies that will make substantial cash distributions on or before the maturity of the Notes. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, or (ii) the Company will be able to sell assets in a timely manner or on commercially acceptable terms or in an amount that will be sufficient to repay the Notes when due.

  The Issuer's ability to sell or transfer its ownership interests in Telefenua and XYZ is subject to limitations contained in the agreements between the Company and its strategic and financial partners including, in certain cases, complete prohibitions on sales or transfers for a period of years and/or rights of first refusal. In addition, none of the operating companies currently has any publicly traded securities and there can be no guarantee that there will be in the future either a public or private market for the securities of the operating companies. As a result, the Issuer's ability to liquidate any or all of its investments may be substantially limited and there can be no guarantee that the Issuer will be able to do so in a timely manner in the event of an acceleration of the Notes prior to their maturity or in order to satisfy its obligations in respect of such securities in the event of a Change of Control (as defined) or to repay the Notes upon their maturity.

  History of Operating Losses. The Company has experienced net losses since its formation. On a pro forma basis, assuming the Austar Transaction, the XYZ Sale, the United Wireless Purchase and the Saturn Purchase had each occurred as of January 1, 1995, the Company would have had consolidated net operating losses of $21.3 million for fiscal 1995. The Company expects to incur substantial additional net losses and net operating losses for the foreseeable future as it pursues the development of its multi-channel television systems and programming ventures and there can be no assurance that such losses will not continue indefinitely or exceed the Company's expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company has experienced net losses, net operating losses and negative cash flows from operations since formation, as each of its operating companies has been in the early stages of constructing and marketing its operations. In fiscal 1995, net operating losses (translated using a weighted average exchange rate) for Austar, Saturn, Telefenua and XYZ were $8.3 million, $2.6 million, $4.2 million and $28.9 million, respectively. From the Company's acquisition of United Wireless in September 1995 through December 31, 1995, United Wireless had net operating losses of $0.6 million. Continuing net losses, net operating losses and negative cash flows could increase the Company's need for additional capital in the future. See "--Need for Additional Capital."

  Limited Operating History; Uncertainties Associated with a New Industry; Customer Acceptance and Market Demand. Saturn and Telefenua are in the early stages of constructing their respective multi-channel television and telecommunication systems and/or marketing their respective services. Although Austar has finished construction of substantially all of its MMDS systems and has launched DTH service in all of its franchise areas, it is still in the early stages of marketing its services. Austar's success will depend largely upon its ability to gain and retain subscribers throughout its franchise areas. Saturn is in the early stages of constructing a full-service network in its identified markets. Saturn recently launched service in a portion of its service areas and has only recently begun marketing its services and connecting subscribers beyond its existing base. Telefenua launched its service in March 1995 and is also in the early stages of marketing its services. In addition, the successful implementation of the Company's operating strategies is subject to factors and uncertainties, many of which are outside of its control and difficult to predict, due, in part, to the limited history of multi-channel television in Australia and Tahiti and of integrated multi-channel television and telephony services in New Zealand. No assurance can be given that such factors will not negatively affect the implementation of such operating strategies and the Company's financial results.

  Subscription television services were not introduced in Australia and Tahiti until 1995 and 1994, respectively. There can be no assurance that the Company will experience and sustain the levels of customer acceptance and retention required for its success. While the subscription television and telecommunications markets in New Zealand have operating histories, there currently are no fully operational integrated video and voice networks such as Saturn is building. As a result, the size of the New Zealand market for such services, likely rates of penetration of services in this market, acceptance of projected monthly rates for combined services, structure of the competitive environment and long-term attractiveness of the integrated video and voice business in New Zealand are unclear.

  Need for Additional Capital. While the Company believes that its cash on hand, the proceeds from the Offering and the UAP Contribution and projected cash flow from operations will be sufficient for the Company to complete the construction and initial marketing of its existing operating companies, currently estimated to require approximately $300 million over the next two to three years, there can be no assurances that such funds will be sufficient for its needs. This Offering is conditioned upon the closing of the UAP Stock Offering. Sources of additional capital, if any, may include additional debt and equity financing at the Issuer and operating company levels, although there can be no assurance that such funds will be available on satisfactory terms or on a timely basis, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

  Competitive Industry. The subscription television business in all the countries in which the Company operates is and will remain competitive and subject to rapid change due to regulatory and other factors. Austar currently competes in one of its metropolitan markets with Foxtel, which has substantial financial resources and also carries the Galaxy package. Austar may face competition as it launches service in other franchise areas. In addition, Australian law allows other persons to deliver subscription television services via DTH beginning in July 1997. See "Business--Austar (Australia)-- Competition." Optus Vision Pty Limited ("Optus Vision") has publicly announced that it plans to offer subscription television services by DTH throughout Australia. In addition, the Company understands that Australis and Optus Vision plan to form a joint venture whereby Australis will contribute to the venture its satellite infrastructure allowing for DTH transmission of Optus Vision's programming services. The Company believes that the use of such infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas would be in violation of its franchise agreements with Australis and has recently commenced proceedings seeking injunctive relief preventing the use of Australis' infrastructure by Optus Vision and preventing Optus Vision from competing with Austar in Austar's franchise areas. There can be no assurance that Austar will prevail on its lawsuit or that, even if it is successful in obtaining an injunction to prevent the consummation of the joint venture, Optus Vision or others will not compete in the DTH market in Austar's franchise area. See "Business--Legal Proceedings." Saturn expects to compete with existing providers of multi-channel television and telephony services in New Zealand, certain of which have substantially more resources and experience than Saturn. See "Business-- Saturn (New Zealand)--Competition." Telefenua also competes with another provider of subscription television services in its operating area. See "Business--Telefenua (Tahiti)--Competition."

  Deployment of Network; Access to Infrastructure; Construction Risk. The construction within management's cost estimates and launch schedules of the Saturn network, is dependent upon factors, many of which are outside of the Company's control. Because the New Zealand pay television market is in its early development stages, access to contractors experienced in the necessary deployment of combined cable television and voice networks in New Zealand is limited. The Company's continued access to and successful training of contractors is a key element to meeting management's launch schedules, but there can be no assurances as to such access. The Company's success will depend in part upon its ability to deploy networks quickly throughout its service areas. No assurance can be given that the Company will succeed with its development schedule or that the Company's financial performance and results of operations will not be adversely affected by its inability to do so.

  Construction projects are subject to cost overruns and delays not within the control of the Company or its subcontractors, such as delays related to governmental rules and regulations including zoning and permit requirements, as well as acts of governmental entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings passed by the operating systems can be delayed if easements are not obtained from third parties. Failure to complete construction on a timely basis could jeopardize such operating company's ability to compete and could have material adverse effects on the financial condition and results of operations of one or more of the operating companies. In order for Saturn to commence offering local loop telephony services, it must enter into an interconnect agreement with New Zealand's national telephone company, either directly or through another telephony provider which has entered into an interconnect agreement with the national telephone company. No assurance can be given that Saturn will be able to enter into an interconnect agreement on terms which are acceptable to its management. Failure to do so could have a material adverse effect on Saturn's financial performance and results of operations.

  Ability to Procure Additional Programming Services. The Company's success is largely dependent upon management's ability to procure programming that is attractive to its customers at reasonable commercial rates. The Company is dependent upon third parties for the development and delivery of programming services. These programming suppliers will charge the operating companies for the right to distribute the channels to the operating companies' customers. The costs to the operating companies for additional services will be determined through negotiations between the operating companies and these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be critical to the Company's future success. There can be no assurance that the operating companies will have access to additional programming services or that management can secure rights to such programming on commercially acceptable terms.

  Australis, Austar's primary supplier of programming, is engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Australis has recently closed private offerings of debt and equity securities that Australis announced would enable it to carry its business through to cash flow positive. If such financing is not sufficient to satisfy Australis' long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four non-XYZ Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis on an exclusive basis and it were required to seek replacement programming, it would have access to the same programming directly from the suppliers of such four Galaxy channels or sufficient alternative programming on competitive terms. There can be no assurance, however, that this would be the case and the inability of Austar to procure the same or suitable alternative programming at competitive rates and on an exclusive basis in its service areas could have a material adverse effect on the Company.

  Rapid Technological Changes. The multi-channel television industry is subject to rapid and significant changes in technology. Although the Company believes that its operating companies' current and planned networks have been designed to be sufficiently flexible to permit them to deliver a variety of existing multi-channel television and, where appropriate, telecommunications services to their respective customers and advanced, integrated entertainment, telecommunications and information services as they become available in the future, the effect of any future technological changes on the viability or competitiveness of the Company's network and services cannot be predicted.

  Government Regulations; License Renewal. Multi-channel television operations and programming services are subject to governmental regulation, which may change from time to time. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future. Regulation can take the form of price controls, service requirements and programming content restrictions, among others. See "Regulation."

  Broadcasting services provided by Austar are subject to Australian government regulation under the Radiocommunications Act 1992 (the "Radiocommunications Act"), which regulates the use of the radio spectrum in Australia; the Broadcasting Services Act (the "BSA"), which, among other things, regulates the delivery and content of broadcasting services in Australia, including subscription broadcast services; and the Telecommunications Act 1991 (the "Telecommunications Act"), which, among other things, regulates the use of telecommunications facilities that supply telecommunications services and program suppliers who deliver a subscription broadcast or narrowcast service using cable or, in some respects, DTH satellite transmission. Changes in existing regulations or laws or in the interpretation of existing regulations or laws by the courts or governmental authorities in Australia, as well as the development of the subscription television industry in Australia generally, may have a material adverse effect on the ability of XYZ and Austar to compete with other forms of entertainment and may also have a material adverse effect on XYZ's and Austar's ability to attain their business objectives or on their results of operations. Matters which could adversely affect the profitability of XYZ and Austar and/or the value of their licenses, include anti-siphoning regulations which have limited and could in the future limit the Company's access to certain sports programming, the loss by Austar of certain of its licenses, the inability of Austar to acquire additional licenses, the inability of Austar to be issued or reissued licenses, the inability of Austar to comply with class licenses for the provision of broadcasting services or eligible services under the Telecommunications Act, the issuance of additional licenses to competitors of Austar, changes in the Australian programming content requirements, changes in the amount or calculation of taxes, fees or charges payable for licenses, license renewals or conversions, changes in the conditions attaching to any licenses or any other policies or regulations that modify the present regulatory environment. Such regulatory changes and limitations, or the enactment of future limitations, may adversely affect the ability of XYZ and Austar to secure additional financing. The Australian Federal government has expressed its intent to review certain issues including Australian program content requirements, provisions governing access to wireline and wireless networks and limitations on foreign and cross-media ownership.

  Austar's MMDS licenses issued under the Radiocommunications Act have initial terms of five years. The terms governing the renewal or conversion of Austar's existing MMDS apparatus licenses into spectrum licenses has not been announced. The failure to renew such licenses or receive appropriate spectrum licenses upon conversion of existing licenses would have a material adverse effect on the Company's financial condition. See "Regulation--Australia-- Licenses--Radio-communications Act."

  While New Zealand currently has an extremely unregulated environment in which to operate multi-channel television and telephony services, there can be no assurance that the regulatory environment will continue to remain so unregulated. See "Regulation--New Zealand."

  Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations. The Company currently holds a majority of the outstanding securities presently entitled to vote for the election of directors and has the right to designate all of the directors of Austar. While the transactions pursuant to which the Company acquired such securities and related rights did not require any advance notification or approval under Australian law, they could in the future be reviewed by the Treasurer of Australia (the "Treasurer") under provisions of the Australian Foreign Acquisition and Takeovers Act, 1975, as amended ("FATA"). If so reviewed and determined by the Treasurer to have resulted in a change of control of an Australian person to a foreign person that is against the national interest of the Commonwealth of Australia, there would be no violation of law, but the Treasurer could require the parties to restore the voting control of Austar so that the Company is entitled to appoint directly only three of six directors of Austar. While the Company believes a determination under the FATA would not affect its 100% economic interest in Austar, there can be no assurances that such would be the case. See "Regulation--Australia--Foreign Acquisitions and Takeovers Act" and "Corporate Organizational Structure--

Austar." In addition, if the manner in which the Company designates directors of Austar is changed as a result of action by the Treasurer, an issue may be presented under the Investment Company Act of 1940 (the "1940 Act") as to whether the Company would then be an unregistered investment company. If the Company's economic interests in Austar did not provide the Company sufficient control of Austar to permit the Company to obtain exemptive relief from the Commission, then there would be a risk that the Company would be an unregistered investment company and as such, that the Company would be subject to monetary penalties and injunctive relief in an action brought by the Commission, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recission of transactions undertaken during the period it was established that the Company was an unregistered investment company.

  Challenge to Telefenua Authorization. In 1993 and 1994, Telefenua entered into local franchise agreements to provide cable television services in Tahiti and subsequently obtained authorizations from the Conseil Superieur de l'Audiovisuel ("CSA") permitting a holder of a cable television license to provide subscription broadcast services via MMDS. The authorizations were based in part on a French government decree of July 22, 1993 (the "Decree"). In response to a legal challenge by the territorial government of Tahiti, the Conseil d'Etat of France recently canceled part of the Decree authorizing the issuance of MMDS licenses by the CSA in French Polynesia. The cancellation provides a legal basis to cancel the required authorization already granted to Telefenua by the French communications agency. The territorial government of Tahiti has brought an action in French court seeking such cancellation, although no such cancellation has yet taken place. A law recently enacted by the French Parliament gives Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. In addition, the new authorization would last no more than five years and could differ in other respects from the previous authorization. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua would petition for restitution for the taking of such authorizations. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Regulation--Tahiti."

  Dependence on Key Personnel; Relationship with UAP. Many of the personnel performing key managerial and executive functions in the operating companies are employees of the Issuer's parent, UAP, over which the Issuer has control. The services of such personnel are made available to the operating companies under the terms of Technical Assistance Agreements and the UAP Management Agreement upon payment by the Operating Companies of certain fees. No assurance can be given as to the continued availability of such key personnel. See "Certain Relationships."

 As the Company continues the construction and marketing of its operating systems, its success and growth strategy depends in large part on its ability to attract and retain local management, marketing and operating personnel at the UAP and operating company levels. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business.

  Risks Inherent in Foreign Investment. The Company has invested substantially all of its resources outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks and risks of increases in taxes and governmental royalties and fees. The Company is also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. Although the majority of the Company's operations are located in Australia and New Zealand, the Company has interests in operating systems in Tahiti where foreign investment risks may be greater.

  Foreign Currency Exchange Rate and Conversion Risks. Although the operating companies have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in currencies, including dollars, other than local currencies. In addition, the value of

Issuer's investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. The countries in which the operating companies now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance this situation will continue. Such restrictions, if enacted, could create substantial barriers to the conversion or repatriation of funds, and such restrictions could adversely affect the Company's and its operating companies' ability to pay overhead expenses, meet their respective debt obligations and to continue and expand their businesses. See "Management's Discussion and Analysis of Financial Condition--Foreign Currency Exchange Rate Risks; Hedging."

  Limited Insurance Coverage. The operating companies obtain insurance of the type and amount which management believes is appropriate for their systems. Such policies do not, however, insure the entire portion of multi-channel television systems. Accordingly, a catastrophe affecting a significant portion of a system's infrastructure could result in substantial uninsured losses.

  International Tax Risks. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10% to 50% of the voting stock and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. This limitation and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings. The Company has an ownership interest in Telefenua, which is located in Tahiti, a self-governing territory of France, with which the United States does not have an income tax treaty. As a result, the Company may be subject to increased withholding taxes on dividend distributions and other payments from Telefenua and also may be subject to double taxation with respect to income generated by Telefenua.

  Trading Market for the Securities, Absence of Public Market. The Issuer has not sought a listing for the Notes on a national securities exchange or an authorization for quotation on Nasdaq Stock Market. The Notes may trade at a discount from their respective initial offering prices, depending upon prevailing interest rates, the market for similar securities and other factors. The Underwriters have informed the Issuer that they intend to make a market in the Notes offered hereby. The Underwriters are not obligated to do so however, and any such market making may be discontinued at any time without notice at the Underwriters' sole discretion. There can be no assurance that an active trading market will develop for the Notes. See "Underwriting." The liquidity of, and trading market for, the Notes may also be significantly adversely affected by declines in the market for high yield securities generally.

  Original Issue Discount Consequences. The Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, the purchasers of the Notes generally will be required to include amounts in gross income for Federal income tax purposes in advance of receipt of any cash payment on the Notes to which the income is attributable. See "Certain U.S. Income Tax Considerations." If a bankruptcy case is commenced by or against the Issuer under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would most likely constitute "unmatured interest."

                                USE OF PROCEEDS

  The net proceeds to be received by the Issuer from the Offering, are estimated to be approximately $144.1 million after deduction of underwriting discounts and commissions and offering expenses. At October 31, 1996, the Company had approximately $70.1 million of cash and short term investments on hand, excluding cash on hand at the operating companies. Pro forma for the Offering net of offering costs and the $70.0 million UAP Contribution, the Company would have had a total of approximately $284.2 million of cash and short-term investments as of October 31, 1996. The Company currently intends to use this cash, as well as anticipated cash flow from operations, to fund the currently planned build-out and marketing of its existing systems and believes that it will have sufficient capital to do so. Such belief, however, is based, in part, upon estimates and predictions about forward-looking events and circumstances about which there can be no certainty and therefore no assurance can be given that such capital will be sufficient for the purposes described above.

  The following table sets forth, as of October 31, 1996, (i) the total estimated funding required for the construction and initial marketing of the operating companies' systems in their existing license areas, including any capital invested to date and the application of any operating cash flow sources for such operating companies, (ii) the total amount of capital invested in each of the operating companies and the portion funded by the Company, and (iii) the total estimated additional funding required as stated in clause (i) above and the Company's estimated portion of such funding. Such amounts are expected to be funded over the next 24 to 36 months. The estimated required additional funding numbers below have not been reduced to give effect to any surplus cash flow of any one operating company which might be available to fund the requirements of another operating company. To the extent the operating companies fund their construction and other costs through project financing, the Company's portion of estimated additional funding would be reduced proportionately. The Company's portion of estimated additional funding would be increased proportionately to the extent cash flow from the operating companies and other sources of financing are not sufficient to meet project funding requirements. To the extent that the other shareholders of XYZ fail to fund their pro rata share of the additional shareholder capital for such operating companies, the Company may fund all or a portion of such shortfall. Pending use of the net proceeds of the Offering and the UAP Contribution, the Company intends to hold such proceeds in short-term interest-bearing, investment grade securities, including governmental obligations and other money market instruments.

                          ESTIMATED TOTAL
                          PROJECT FUNDING        CAPITAL INVESTED       ESTIMATED REQUIRED
                            REQUIREMENTS    AS OF OCTOBER 31, 1996(1)   ADDITIONAL FUNDING
                         ------------------ --------------------------  ------------------
OPERATING COMPANY        THE COMPANY TOTAL  THE COMPANY(2) TOTAL(1)(2)  THE COMPANY TOTAL
-----------------        ----------- ------ -------------- -----------  ----------- ------
                                                  (IN MILLIONS)
Austar..................   $366.4    $366.4     $149.5(3)    $149.5(3)    $216.9    $216.9
Saturn..................     95.7      95.7       21.6(4)      21.6(4)      74.1      74.1
XYZ.....................     14.4      57.6       10.6         42.4          3.8      15.2
Telefenua...............     17.4      17.4       16.1         16.1          1.3       1.3
United Wireless.........      8.2       8.2        4.3          4.3          3.9       3.9
                           ------    ------     ------       ------       ------    ------
  Total.................   $502.1    $545.3     $202.1       $233.9       $300.0    $311.4
                           ======    ======     ======       ======       ======    ======

---------------------
(1) Certain amounts contributed by the Company's partners were contributed in currencies other than U.S. dollars. Such amounts have been translated to U.S. dollars using a convenience translation.
(2) Includes amounts contributed to Austar (approximately $11.1 million) and Saturn (approximately $2.9 million), by shareholders other than the Company, which amounts were contributed by such shareholders prior to the acquisition of their respective interests by the Company.
(3) Does not include the $58.6 million used by the Issuer to increase its economic interest in Austar to approximately 100%.
(4) Does not include the value of shares of 2.6% of the Issuer's common stock used to increase its interest in Saturn to 100%. See "Corporate Organizational Structure--Saturn."

                              EXCHANGE RATE DATA

  The Company's interests in Austar, XYZ and United Wireless, companies that operate in Australia, represent a substantial portion of its total assets. The following table sets forth, for the periods indicated, certain information concerning the Noon Buying Rate and the high and low exchange rates for Australian dollars expressed in United States dollars per A$1.00. On September 30, 1996, the Noon Buying Rate was US$.80 per A$1.00.

                          AT AND FOR THE YEAR ENDED DECEMBER 31,(1)      AT AND FOR THE
                         --------------------------------------------   NINE MONTHS ENDED
                           1991     1992     1993     1994     1995   SEPTEMBER 30, 1996(1)
                         -------- -------- -------- -------- -------- ---------------------
Exchange rate at end of
 period.................  US$0.76  US$0.69  US$0.68  US$0.78  US$0.74        US$0.79
Average exchange rate
 during period(2).......     0.78     0.73     0.68     0.73     0.74           0.78
Highest exchange rate
 during period..........     0.80     0.77     0.72     0.78     0.77           0.80
Lowest exchange rate
 during period..........     0.75     0.68     0.65     0.68     0.71           0.73

---------------------
(1) Source: Federal Reserve Statistical Release H.10(512). Exchange rates have been rounded to the nearest 1/100th of one dollar.
(2) The average of the Noon Buying Rates on the last day of each month during the applicable period.

  Unless otherwise indicated, foreign currency amounts translated to U.S. dollars have been converted using exchange rates in effect on December 31, 1995, with respect to the historical annual financial statement amounts, and September 30, 1996 with respect to all other amounts for Australia, New Zealand and Tahiti.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect the Offering, net of offering expenses, and the UAP Contribution. The table should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                   AS OF SEPTEMBER 30, 1996
                                                   ----------------------------
                                                     ACTUAL       AS ADJUSTED
                                                   ------------  --------------
                                                        (IN THOUSANDS)
 Cash, cash equivalents, restricted cash and
  short-term investments(1)....................... $    106,858   $    320,958
                                                   ============   ============
 Debt:
 14% Senior Discount Notes due 2006............... $    237,024   $    237,024
  % Senior Discount Notes due 2007................          --         150,000
 Other debt.......................................        4,015          4,015
                                                   ------------   ------------
   Total debt.....................................      241,039        391,039
 Stockholders' equity:
 Common Stock ($.01 par value); 1,000 shares
  authorized; 500 shares outstanding .............          --             --
 Additional paid-in capital.......................      112,246        182,246
 Unrealized loss on investment....................         (784)          (784)
 Cumulative translation adjustment................        2,121          2,121
 Accumulated deficit..............................      (66,236)       (66,236)
                                                   ------------   ------------
   Total stockholders' equity.....................       47,347        117,347
                                                   ------------   ------------
       Total capitalization....................... $    288,386   $    508,386
                                                   ============   ============

---------------------
(1) Includes $10.0 million of restricted cash which was subsequently released in October 1996. Does not reflect the Company's (i) $7.9 million acquisition of the remaining interest in Austar and (ii) $4.0 million of ordinary shares and convertible notes of Australis acquired upon exercise of warrants and other subscription rights, both of which occurred in October 1996.

         PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS DATA

  The following unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996, give effect to the Austar Transaction, the XYZ Sale, the Saturn Purchase and the United Wireless Purchase as if each had occurred at January 1, 1995. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under current circumstances. The unaudited pro forma consolidated condensed statement of operations and accompanying notes do not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date nor are they necessarily indicitive of what such results of operations will be in any future period. The unaudited pro forma consolidated condensed statement of operations and accompanying notes should be read in conjunction with the audited Consolidated Financial Statements of the Company and Notes thereto and other financial information pertaining to the Company included elsewhere in this Prospectus.

                                           YEAR ENDED DECEMBER 31, 1995
                         -------------------------------------------------------------------
                                                                         UNITED
                                       AUSTAR       XYZ      SATURN     WIRELESS
                          ACTUAL   TRANSACTION(1) SALE(2)  PURCHASE(3) PURCHASE(4) PRO FORMA
                         --------  -------------- -------  ----------- ----------- ---------
                                             (IN THOUSANDS)
Service and other
 revenue................  $ 1,883     $    443    $   --     $   148     $    33   $  2,507
System operating
 expense................   (3,230)        (793)       --        (863)       (687)    (5,573)
System selling, general
 and administrative
 expense................   (2,482)      (6,681)       --      (1,502)       (341)   (11,006)
Corporate general and
 administrative
 expense................     (920)         --         --         --          --        (920)
Depreciation and
 amortization expense...   (1,003)      (4,259)       --        (997)        (86)    (6,345)
                         --------     --------    -------    -------     -------   --------
  Net operating loss....   (5,752)     (11,290)       --      (3,214)     (1,081)   (21,337)
Equity in losses of
 affiliated companies,
 net....................  (16,379)       3,212      4,132      1,438         --      (7,597)
Interest, net...........      127        1,230        --         --          --       1,357
Other, net..............    4,771          244     (4,132)       (55)          1        829
                         --------     --------    -------    -------     -------   --------
  Net loss.............. $(17,233)    $ (6,604)   $   --     $(1,831)    $(1,080)  $(26,748)
                         ========     ========    =======    =======     =======   ========

                                  NINE MONTHS ENDED SEPTEMBER 30, 1996
                                ------------------------------------------
                                                       SATURN
                                 ACTUAL   AUSTAR(5)  PURCHASE(3) PRO FORMA
                                --------  ---------  ----------- ---------
                                               (IN THOUSANDS)
Service and other revenue.....  $ 13,262  $    --      $   104   $ 13,366
System operating expense......   (18,914)      --         (619)   (19,533)
System selling, general and
 administrative expense.......   (13,987)      --       (1,077)   (15,064)
Corporate general and
 administrative expense.......      (746)      --          --        (746)
Depreciation and amortization
 expense......................   (15,935)      --         (491)   (16,426)
                                --------  --------     -------   --------
  Net operating loss..........   (36,320)      --       (2,083)   (38,403)
Equity in losses of affiliated
 companies, net...............    (4,501)      --          930     (3,571)
Interest, net.................    (9,571)      --          (83)    (9,654)
Other, net....................     3,063    (1,911)        136      1,288
                                --------  --------     -------   --------
  Net loss....................  $(47,329) $ (1,911)    $(1,100)  $(50,340)
                                ========  ========     =======   ========

---------------------
(1) Represents the consolidation of Austar and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $3.0 million of amortization related to the goodwill recorded in connection with the additional 40% economic interest acquired in December 1995 which will be amortized over 15 years.
(2) Represents the elimination of the gain on the sale of a 25% interest in XYZ and the related 25% of the equity in losses recognized.
(3) Represents the consolidation of Saturn and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $0.6 million and $0.3 million of amortization for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, related to the goodwill recorded in connection with the purchase of the additional 50% interest in Saturn which will be amortized over 15 years.
(4) Represents the eight months of activity of United Wireless prior to its acquisition by the Company in September 1995.
(5) Represents the elimination of losses allocated to the minority interest due to the increase in the economic ownership to 100%.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for the years ended December 31, 1994 and 1995, and balance sheet data as of December 31, 1994 and 1995, have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's interests in Telefenua and XYZ as of and for the year ended December 31, 1995. The Company commenced operations in January 1994. The following selected consolidated financial data for the nine months ended September 30, 1995 and 1996, and at September 30, 1996, have been derived from the unaudited consolidated financial statements of the Company that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial data for such periods and as of such date. The data set forth below are qualified by reference to, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                   YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                          -------------------------  ---------------------------------
                             1994          1995           1995              1996
                          ------------ ------------  ---------------  ----------------
                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Service and other
 revenue................  $       --   $      1,883  $         1,152  $         13,262
System operating
 expense................          --         (3,230)          (1,870)          (18,914)
System selling, general
 and administrative
 expense................          --         (2,482)          (1,636)          (13,987)
Corporate general and
 administrative
 expense................         (659)         (920)            (688)             (746)
Equity in losses of
 affiliated companies,
 net....................       (1,015)      (16,379)         (12,518)           (4,501)
Interest expense, net ..           --           127               --            (9,571)
Net loss................       (1,674)      (17,233)         (11,791)          (47,329)
Ratio of Earnings to
 fixed charges..........
BALANCE SHEET DATA (AS
 OF END OF PERIOD):
Cash and cash
 equivalents and short-
 term investments,
 including restricted
 cash...................  $       --   $      8,730                   $        106,658
Investments in and
 advances to affiliated
 companies..............       22,296         2,829                                --
Property, plant and
 equipment, net.........            1        27,125                            130,435
Goodwill, net...........          --         45,324                             52,171
Total assets............       24,084        99,295                            325,162
Senior Discount Notes
 and other long-term
 debt...................          --            890                            241,039
Total liabilities.......           11        21,714                            277,237
Stockholders' equity....       24,073        75,066                             47,347

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The Issuer currently holds (i) a 100% economic interest in Austar, (ii) a 100% interest in Saturn, (iii) a 25% interest in XYZ, (iv) a 90% economic interest in Telefenua, and (v) a 100% interest in United Wireless. Because the Company accounts for its less than majority owned operating companies on the equity method, prior to September 1995 only the Company's Tahitian subsidiary, Telefenua, was consolidated. In September 1995, the Company acquired a 100% interest in United Wireless at which time it began consolidating its results of operations. In late December 1995, the Company increased its economic interest in Austar from 50% to 90%. During 1996, the Company further increased its economic interest in Austar to 100%. Prior to the Austar Transaction, the Company accounted for its investment in Austar using the equity method of accounting. The Company began consolidating the results of operations of Austar on January 1, 1996. Following its July 1996 acquisition of the remaining 50% interest in Saturn, the Company began consolidating the results of operations of Saturn, which had previously been accounted for using the equity method of accounting. The Company accounts for its interest in XYZ using the equity method of accounting. The Company's financial statements have been prepared on a basis of reorganization accounting as though the Company had performed those foreign development activities associated with the operating companies and the Company's current and active development projects. The Company reports on the basis of U.S. GAAP and recognizes its proportionate share of affiliated company income (loss) on the basis of U.S. GAAP results.

  The operating companies have, since inception, been engaged primarily in the construction of their networks and organizational and start-up activities. As a result, the Company has generated negative cash flow from operating activities for all periods presented. Accordingly, the Company believes that its historical results of operations discussed herein are not indicative of the results of operations which will follow the completion of construction and initial marketing of service by the operating companies. As demonstrated by the table below, the Company has invested significant capital in the operating companies each of which are experiencing a rapid growth in subscribers:

                                                             AT OCTOBER 31, 1996
                                                    -------------------------------------
                                          SERVICE     INVESTED                SUBSCRIBER
                              COMPANY      LAUNCH      CAPITAL                 NET GAIN
CONSOLIDATED SUBSIDIARIES:  OWNERSHIP(1)    DATE    (IN MILLIONS) SUBSCRIBERS DURING 1996
--------------------------  ------------ ---------- ------------- ----------- -----------
Austar..................        100%      Aug. 1995    $149.5        75,300      70,096
Saturn..................        100%     Sept. 1996      21.6         1,294         335
Telefenua...............         90%      Mar. 1995      16.1         4,902         776
United Wireless.........        100%     Sept. 1995       4.3           N/A         N/A
UNCONSOLIDATED AFFILIATE:
-------------------------
XYZ.....................         25%      Apr. 1995    $ 10.6       269,000     204,000

---------------------
(1) For an explanation of the Issuer's interests in each of the operating companies, see "Corporate Organizational Structure."

  UAP, the Company's parent, provides various management, technical, administrative, accounting, financial reporting, tax, legal and other services for the Company pursuant to the terms of a UAP Management Agreement between the Issuer and UAP. See "Relationship with UAP and Related Transactions."

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

  Service and Other Revenue. The Company's service revenues (including installation revenues) increased to $13.3 million for the nine months ended September 30, 1996 (the "1996 Nine Months") from $1.2 million in the comparable prior year period (the "1995 Nine Months"). This increase was primarily attributable to increases in service and installation revenues at Austar. Service revenues for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                      FOR THE NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                      --------------------------
                                                          1995         1996
                                                      ------------ -------------
                                                            (IN THOUSANDS)
     Austar.......................................... $        --        $10,544
     Telefenua.......................................        1,152         2,632
     Saturn..........................................          --             44
     United Wireless.................................          --             42
                                                      ------------ -------------
       Total service and other revenue...............       $1,152       $13,262
                                                      ============ =============

    Austar

      Service revenues at Austar were $10.5 million in the 1996 Nine Months. Revenues consisted primarily of service and installation fees from basic subscribers of $6.7 million and $3.8 million, respectively. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no service revenues from Austar in the 1995 Nine Months. Austar's actual service revenues for the 1995 Nine Months were $0.1 million. The increase in service revenues in the 1996 Nine Months was primarily attributable to an increase in subscribers (60,276 at September 30, 1996 versus 1,019 at September 30,
    1995). Such increase was the result of the rapid roll-out of Austar's services initially launched August 1995.

    Telefenua

      Telefenua's service revenues increased to $2.6 million for 1996 Nine Months from $1.2 million in the 1995 Nine Months, primarily attributable to an increase in subscribers (4,700 at September 30, 1996 compared to 2,684 at September 30, 1995).

    Saturn

      The Company began consolidating Saturn beginning July 1, 1996. Accordingly, reported service revenues for the 1996 and 1995 results were not meaningful. In addition, because Saturn has only recently launched basic services in the Wellington area in September 1996, Saturn's actual results for the 1996 Nine Months and the 1995 Nine Months were not significant or meaningful.

  System Operating Expenses. The Company's operating expenses increased to $18.9 million for the 1996 Nine Months from $1.9 million in the 1995 Nine Months, primarily as a result of increases in operating expenses at Austar. System operating expenses for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                                  FOR THE NINE
                                                                  MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1995   1996
                                                                 ------ -------
                                                                 (IN THOUSANDS)
     Austar..................................................... $  --  $15,749
     Telefenua..................................................  1,870   1,642
     Saturn.....................................................    --      599
     United Wireless............................................    --      924
                                                                 ------ -------
       Total system operating expenses.......................... $1,870 $18,914
                                                                 ====== =======

    Austar

      Operating expenses consolidated by the Company from Austar were $15.8 million in the 1996 Nine Months. Operating expenses consisted primarily of payroll ($6.7 million), satellite programming fees ($2.6 million) and annual MMDS spectrum license fees ($1.3 million), with the remainder consisting primarily of warehouse rent, system travel/recruitment and NCOC start-up costs. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no operating expenses from Austar in the Company's consolidated statement of operations for the 1995 Nine Months. Austar's actual operating expenses for the 1995 Nine Months were $0.7 million. The increase in operating expenses in the 1996 Nine Months was primarily attributable to the rapid roll-out of Austar's services initially launched in August 1995 and the corresponding increase in subscribers. Austar is experiencing high operating expenses relative to service revenues due to certain fixed operating expenses (such as management overhead, license fees and certain marketing costs) as well as non-recurring start up costs (such as initial market research, NCOC establishment costs and additional one-time expenses due to the name change to "Austar") associated with the launch of its service. Austar expects operating expenses as a percent of service revenues to decline as start-up costs are reduced and as certain fixed operating expenses are spread over expected increases in service revenues.

    Telefenua

      Operating expenses consolidated by the Company from Telefenua decreased to $1.6 million in the 1996 Nine Months from $1.9 million in the 1995 Nine Months, primarily due to a decrease in technical related repairs and maintenance and tape production costs, partially offset by an increase in the subscribers in the 1996 Nine Months. Telefenua's operating expenses for the 1996 Nine Months consisted primarily of satellite programming fees ($0.5 million) and tape production costs ($0.4 million), with the remainder consisting of payroll related costs and technical related costs.

    Saturn

      The Company began consolidating Saturn on July 1, 1996. Accordingly, while the Company reported operating expenses of $0.6 million for Saturn in its consolidated statement of operations for the 1996 Nine Months, Saturn's actual operating expenses were $1.2 million for the 1996 Nine Months, consisting primarily of payroll and office expenses related to the start-up activities, including system design and engineering work, for launching Saturn's Wellington system in September 1996. Saturn's actual operating expenses for the 1995 Nine Months were not significant or meaningful.

  System Selling, General and Administrative Expenses. The Company's system selling, general and administrative expenses increased to $14.0 million for the 1996 Nine Months from $1.6 million in the 1995 Nine Months, primarily attributable to increases in system selling, general and administrative expenses at Austar. System selling, general and administrative expenses for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                                  FOR THE NINE
                                                                  MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1995   1996
                                                                 ------ -------
                                                                 (IN THOUSANDS)
     Austar..................................................... $  --  $10,667
     Telefenua..................................................  1,636   1,959
     Saturn.....................................................    --      889
     United Wireless............................................    --      472
                                                                 ------ -------
       Total system selling, general and administrative
        expenses................................................ $1,636 $13,987
                                                                 ====== =======

    Austar

      System selling, general and administrative expenses consolidated by the Company from Austar were $10.7 million in the 1996 Nine Months and consisted primarily of $3.1 million in marketing costs related to print, radio and television advertisements utilized in the launch of Austar services throughout its service areas during 1996, direct sales commissions ($2.1 million) and for general and administrative expenses at Austar's Sydney corporate headquarters ($5.5 million). The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no system selling, general and administrative expenses from Austar in its consolidated statement of operations for the 1995 Nine Months. Austar's system selling, general and administrative expenses for the 1995 Nine Months were $3.4 million. The increase in system selling, general and administrative expenses at Austar was primarily attributable to an increase in marketing related to the increased roll-out of MMDS operating systems and the initiation of DTH service in 1996.

    Telefenua

      System selling, general and administrative expenses consolidated by the Company from Telefenua increased to $2.0 million in the 1996 Nine Months compared to $1.6 million in the 1995 Nine Months. This increase was primarily attributable to an increase in marketing expenses during the 1996 Nine Months.

    Saturn

      The Company began consolidating Saturn beginning July 1, 1996. Accordingly, reported system selling, general and administrative expenses for the 1996 and 1995 results were not meaningful. In addition, because Saturn has only recently launched basic services in the Wellington area and had not conducted a significant marketing effort in either period, Saturn's system selling, general and administrative expenses for the 1996 Nine Months and the 1995 Nine Months were not significant or meaningful.

  Corporate General and Administrative Expenses. The Company's corporate general and administrative expenses for the 1996 Nine Months increased to $746,000 from $688,000 in the 1995 Nine Months, primarily due to the hiring of additional staff dedicated to the region.

  Depreciation and Amortization. Depreciation and amortization increased to $15.9 million for the 1996 Nine Months from $0.6 million in the 1995 Nine Months, primarily attributable to depreciation and amortization of $12.3 million from Austar in the 1996 Nine Months. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no depreciation and amortization from Austar in its consolidated statement of operations for the 1995 Nine Months. Austar's reported depreciation and amortization of $0.4 million in such period. This increase in depreciation and amortization was attributable primarily to the significant deployment of operating assets at Austar beginning in early 1996 and continuing throughout the period as Austar launched service and began serving subscribers in a number of new markets. Depreciation expense is expected to increase substantially in future periods as capital expenditures for the build-out of Austar's MMDS sites and launch of Saturn's wireline cable plant and related increases in capital necessary for subscriber equipment continue for the next several months.

  Equity in Losses of Affiliated Companies. Equity in losses of affiliated companies decreased to $4.5 million in the 1996 Nine Months from $12.5 million in the 1995 Nine Months, primarily attributable to the decrease in its ownership of XYZ and the consolidation of Austar beginning in January 1996. Equity in losses of affiliated companies for the 1995 Nine Months and the 1996 Nine Months were as follows:

                                                           FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                           --------------------
                                                              1995      1996
                                                           ---------- ---------
                                                              (IN THOUSANDS)
     Austar............................................... $    1,411 $     --
     Saturn...............................................        812       930
     XYZ..................................................     10,295     3,571
                                                           ---------- ---------
       Total equity in losses of affiliated companies,
        net...............................................    $12,518    $4,501
                                                           ========== =========

    Austar

      The Company began consolidating Austar effective January 1, 1996. Accordingly, the Company reported no equity in losses related to Austar in the 1996 Nine Months.

    Saturn

      The Company increased its ownership interest in Saturn from 50% to 100% in July 1996. Accordingly, subsequent to that time, the Company consolidated the operating results of Saturn. Prior to such time, the Company recognized equity in losses in Saturn which were less than $1.0 million in both the 1996 Nine Months and the 1995 Nine Months.

    XYZ

      Equity in losses at XYZ decreased to $3.6 million in the 1996 Nine Months from $10.3 million in the 1995 Nine Months. This decrease was primarily attributable to the decrease in the Company's interest in XYZ from 50% to 25% in September 1995. In addition, XYZ reported a lower net loss in the 1996 Nine Months due to higher revenues in the 1996 Nine Months resulting from an increase in programming subscribers combined with a favorable comparison to the 1995 Nine Months which included high start-up costs associated with the launch of the channels. XYZ's actual operating revenues for the 1996 Nine Months were $5.9 million compared to $0.3 for the 1995 Nine Months. XYZ's operating, selling, general and administrative expenses for the 1996 Nine Months were $15.4 million (consisting primarily of satellite transponder costs of $7.0 million, staffing costs of $3.9 million, and production/programming costs and other costs of $4.5 million) compared to $22.1 million for the 1995 Nine Months.

  Interest Expense, Net. UIH A/P issued approximately $225.1 million (gross proceeds) of the Existing Notes in May 1996 (the "May 1996 Note Offering"). As a result of the May 1996 Note Offering, the Company incurred interest expense of $12.9 million in the 1996 Nine Months, which was partially offset by interest income of $3.3 million for the same period. Prior to the May 1996 Note Offering, the Company had no significant amount of interest-bearing debt.

 YEARS ENDED DECEMBER 31, 1994 AND 1995

  Although the Company was formed in 1994, most of the operating companies did not launch service until mid-to late-1995. Austar's results of operations were not consolidated with those of the Company until January 1, 1996 and Saturn's results of operations were not consolidated with those of the Company until July 1, 1996. Accordingly, the Company believes its consolidated operating results for the two years ended December 31, 1994 and 1995 are not meaningful.

  Service Revenue. The Company acquired a 90% economic interest in Telefenua in January 1995. The Company recognized service revenues of $1.9 million during 1995, the majority of which resulted from Telefenua, which launched service in March 1995. The Company had no service revenues in 1994.

  System Operating Expense. The Company's operating companies incurred $3.2 million of operating expenses in 1995, of which $2.8 million came from Telefenua, which launched service in March 1995. The Company incurred no operating expenses in 1994.

  System Selling, General and Administrative Expense. The Company's operating companies incurred $2.5 million of selling, general and administrative expenses in 1995. Telefenua, which launched service in March 1995, accounted for $2.3 million of this amount. The Company incurred no system selling, general and administrative expenses in 1994.

  Corporate General and Administrative Expense. The Company's corporate general and administrative expenses for the year ended December 31, 1995 increased to $0.9 million from $0.7 million in the year ended December 31, 1994, primarily due to the hiring of additional corporate staff.

  Depreciation and Amortization. The Company had depreciation and amortization expenses of $1.0 million for the year ended December 31, 1995 due primarily attributable to Telefenua which launched service and which began depreciating its system in March 1995. The Company had no depreciation and amortization expenses in 1994.

  Equity in Losses of Affiliated Companies, Net. The Company recognized equity in losses of affiliated companies of $1.0 million and $16.4 million for the years ended December 31, 1994 and 1995, respectively, as follows:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                1994     1995
                                                              ------------------
                                                                (IN THOUSANDS)
     Austar(1)..............................................  $    551 $   3,212
     Saturn(2)..............................................       365     1,438
     XYZ(3).................................................        99    11,729
                                                              -------- ---------
       Total equity in losses of affiliated companies, net..  $  1,015 $  16,379
                                                              ======== =========

    ---------------------
    (1) The companies that comprise Austar were incorporated in mid-1994. The Company acquired an initial interest in these companies in the fall of 1994 and increased its economic interest in these companies to 90% in late December 1995. Austar launched its first MMDS system in August 1995.
    (2) The Company acquired a 50% interest in Saturn in July 1994. Accordingly, the Company recognized equity in losses for Saturn for only the six months ended December 31, 1994, as compared to the full twelve months for the year ended December 31, 1995. In addition, in 1995, Saturn initiated engineering and design work and started system construction and accordingly incurred more losses in 1995 as compared to 1994.
    (3) XYZ was formed in October of 1994 and began distributing its four channels in April 1995.

  Gain on Sale of Investment. In September 1995 the Company sold one half of its interest in XYZ at cost. As the recognition of equity losses through that date had reduced the Company's investment to zero, the Company recognized a gain on the entire amount received of $4.1 million.

LIQUIDITY AND CAPITAL RESOURCES

   The Company is responsible for its proportionate share of the capital requirements of the operating companies and has funded its share to date with capital contributed by UIH and from the proceeds of the May 1996 Note Offering. As of October 31, 1996, the Company had approximately $70.1 million of cash and short term investments on hand, excluding cash on hand at the operating companies. Upon completion of the Offering and the UAP Contribution, the Company believes that it will have sufficient capital to complete construction of all of its existing systems and to fund anticipated start-up losses, as well as a limited amount of new capital to fund new opportunities which the Company is pursuing or which may arise in the future.

  The following table sets forth, as of October 31, 1996, (i) the total estimated funding required for the construction and initial marketing of the operating companies' systems in their existing license areas, including any capital invested to date and the application of any operating cash flow sources for such operating companies, (ii) the total amount of capital invested in each of the operating companies and the portion funded by the Company, and (iii) the total estimated additional funding required based on the assumptions stated in clause (i) above and the Company's estimated portion of such funding. Such amounts are expected to be funded over the next 24 to 36 months. The estimated required additional funding numbers below have not been reduced to give effect to any surplus cash flow of any one operating company which might be available to fund the requirements of another operating company. To the extent the operating companies fund their construction and other costs through project financing, the Company's portion of estimated additional funding would be reduced proportionately. The Company's portion of estimated additional funding would be increased proportionately to the extent cash flow from the operating companies and other sources of financing are not sufficient to meet project funding requirements. To the extent that the other shareholders of XYZ fail to fund their pro rata share of the additional shareholder capital for such operating companies, the Company may fund all or a portion of such shortfall.

                          ESTIMATED TOTAL
                          PROJECT FUNDING       CAPITAL INVESTED                 ESTIMATED REQUIRED
                            REQUIREMENTS    AS OF OCTOBER 31, 1996(1)            ADDITIONAL FUNDING
                         ------------------ --------------------------------     ------------------
OPERATING COMPANY        THE COMPANY TOTAL  THE COMPANY(2)      TOTAL(2)         THE COMPANY TOTAL
-----------------        ----------- ------ ---------------     ------------     ----------- ------
                                                  (IN MILLIONS)
Austar..................   $366.4    $366.4     $      149.5(3)  $      149.5(3)   $216.9    $216.9
Saturn..................     95.7      95.7             21.6(4)          21.6(4)     74.1      74.1
XYZ.....................     14.4      57.6             10.6             42.4         3.8      15.2
Telefenua...............     17.4      17.4             16.1             16.1         1.3       1.3
United Wireless.........      8.2       8.2              4.3              4.3         3.9       3.9
                           ------    ------     ------------     ------------      ------    ------
  Total.................   $502.1    $545.3     $      202.1     $      233.9      $300.0    $311.4
                           ======    ======     ============     ============      ======    ======

---------------------
(1) Certain amounts contributed by the Company's partners were contributed in currencies other than U.S. dollars. Such amounts have been translated to U.S. dollars using a convenience translation.
(2) Includes amounts contributed to Austar (approximately $11.1 million) and Saturn (approximately $2.9 million) by shareholders other than the Issuer, which amounts were contributed by such shareholders prior to the acquisition of their respective interests by the Issuer.
(3) Does not include the $58.6 million used by the Issuer to increase its economic interest in Austar to approximately 100%.
(4) Does not include the value of shares of common stock used by the Issuer to increase its interest in Saturn to 100%. See "Corporate Organizational Structure--Saturn."

  The net proceeds to be received by the Issuer from the Offering, are estimated to be approximately $144.1 million after deduction of underwriting discounts and commissions and offering expenses. At October 31, 1996, the Company had approximately $70.1 million of cash and short term investments on hand, excluding cash on hand at the operating companies. On a pro forma basis for the Offering and the $70.0 million UAP Contribution, the Company would have had a total of approximately $284.2 million of cash and short-term investments as of October 31, 1996. The Company currently intends to use this cash, as well as anticipated cash flow from operations, to fund the currently planned build-out and marketing of its existing systems. The Company may also use a portion of the net proceeds to pursue new opportunities in the regions.

  The Indentures and the UIH Indenture place restrictions on the Company and its Restricted Subsidiaries with respect to incurring additional debt. The Issuer and all of the operating companies are currently "Restricted" under the UIH Indenture and the Issuer , Austar and Telefenua are currently "Restricted" under the Indentures. The restrictions imposed by the UIH Indenture and the Indentures will be eliminated upon the retirement of UIH's Notes at their maturity in November 1999, and the retirement of the Existing Notes and the
Notes at their maturity in May 2006 and       , 2007 respectively. See
"Description of Certain Indebtedness."

  Prior to the Offering. Prior to the close of the May 1996 Note Offering, the Company was financed solely by capital contributed by UIH. During the year ended December 31, 1994, UIH contributed $25.3 million cash to the Company, $22.8 million of which was used to finance the Company's investments in Austar, XYZ and Saturn. Approximately $1.9 million was used for costs incurred in the acquisition and development of its projects, the majority of which was for Telefenua. The remainder was used for non-operating costs.

  During the year ended December 31, 1995, UIH contributed capital of $68.4 million, consisting of $29.8 million of UIH's preferred stock, to the Company and made bridge loans of $9.9 million to Austar and indirectly to Telefenua through its parent, Societe Francaise des Communications et du Cable S.A. ("SFCC"). The Company used approximately $45.1 million of the contributed capital, including the UIH preferred stock, to acquire an additional 40% economic interest in Austar in December 1995. The Company used $6.1 million in cash to fund the operations of Telefenua and made an additional $22.5 million in capital contributions to the operating companies.

  During the period from January 1, 1996 to May 13, 1996, the closing date of the May 1996 Note Offering, UIH contributed capital of $10.7 million to the Company and made additional bridge loans of $15.1 million to Austar. On May 13, 1996, the Issuer sold the Existing Notes in a private placement with net proceeds to the Issuer from such sale totalling $215.5 million. At that time, the Issuer acquired $25.0 million of the Austar bridge loans from UIH with proceeds from the May 1996 Note Offering and converted those loans (plus accrued interest of $0.6 million) to equity of Austar and then an additional $25.0 million in Austar capital calls were funded, thereby increasing the Company's interest in Austar to 96%. Prior to the closing of the May 1996 Note Offering, approximately $5.0 million of the SFCC bridge loans was converted into preferred stock and convertible debentures of SFCC, which are convertible into preferred stock of SFCC. The remaining SFCC bridge loans totaling $2.8 million (including accrued interest) will be either (i) repaid by SFCC after which time the Issuer would invest the proceeds of such repayment as permitted under the Indenture and the Indenture governing the Existing Notes (the "Existing Indenture") and together with the Indenture (the "Indenture") or (ii) converted by the Issuer into equity of SFCC.

  During the nine months ended September 30, 1996, the Company purchased $105.9 million of property and equipment, the majority of which was purchased by Austar and Saturn for construction of their systems. The Company made $10.7 million in capital contributions to Saturn and XYZ during this period. The remainder of the capital contributions from UIH was used in operations.

  In October 1996, the Company acquired from Australis for $7.9 million the approximately remaining 4% economic interest in Austar and purchased ordinary shares and convertible notes of Australis for $4.0 million, issued upon exercise of warrants and other rights granted to the Company.

FOREIGN CURRENCY EXCHANGE RATE RISKS; HEDGING

  The operating companies' monetary assets and liabilities are subject to foreign currency exchange risk as certain equipment purchases and payments for certain operating expenses, such as programming expenses, are denominated in currencies other than their own functional currency. In addition, certain of the operating companies have notes payable and notes receivable which are denominated in a currency other than their own functional currency or intercompany loans payable linked to the U.S. dollar.

  In general, the Issuer and the operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. In general, exchange rate risk to the Issuer related to the operating companies' commitments for equipment purchases and operating expenses is generally limited due to the insignificance of the related monetary asset and liability balances; however, exchange rate risk to the Issuer of these notes payable and notes receivable and debt linked to the U.S. dollar have and will continue to impact the Company's reported earnings. Because of the manner in which the Company accounts for its interests and XYZ, any adverse effects on reported earnings of these companies would impact the Company through its equity in losses of affiliated companies.

  The countries in which the operating companies now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there is no assurance this situation will continue. The Company may also acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. See "Risk Factors-- Foreign Currency Exchange Rate and Conversion Risks."

                                   BUSINESS

OVERVIEW


  The Company is a leading provider of multi-channel television services in Australasia and the Asia/Pacific region. Through its Australian operating company Austar, the Company is the largest provider of multi-channel television services in regional Australia, where it operates MMDS systems and is marketing a DTH service in franchise areas encompassing approximately 1.5 million television homes, or 25% of the total Australian market. In addition, the Company, through its New Zealand operating company Saturn, is constructing a wireline cable and telephony system in Wellington, New Zealand, a market representing approximately 135,000 television homes. The Company's other assets include a 25% interest in XYZ, a programming company that provides four channels to the Australian multi-channel television market as part of the Galaxy package, the most widely distributed programming package in Australia and the core component of Austar's programming offering, and a 90% economic interest in Telefenua, the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with 31,000 television homes.

  The Company believes that it is well-positioned to capitalize on the rapidly increasing demand for multi-channel television and telephony services in Australasia and the Asia/Pacific region. As of October 31, 1996, the Company had invested approximately $200 million in its networks and operating infrastructure and had launched service in each of its markets. The Company has experienced rapid growth in its network coverage and subscriber base during 1996. As of October 31, 1996 the Company's multi-channel television operating systems had an aggregate of approximately 1.5 million television homes serviceable and approximately 81,500 subscribers, as compared with approximately 233,000 television homes serviceable and 10,200 subscribers as of December 31, 1995 (with a substantial majority of such growth resulting from Austar's expansion). During this same ten-month period, programming subscribers of XYZ increased from approximately 65,000 to approximately 269,000. While the Company expects that a substantial portion of its growth will come from the continued development of Austar, the Company is also anticipating significant growth by its other operating companies, each of which the Company believes has attractive growth prospects.

AUSTAR (AUSTRALIA)

  Austar is the largest provider of multi-channel television services in regional Australia (areas outside Australia's six largest cities). Austar initiated widespread deployment of its services in early 1996 and as of October 31, 1996, had launched MMDS service in 27 metropolitan markets containing approximately 700,000 homes and had initiated the marketing of DTH services in non-metropolitan markets containing approximately 740,000 homes. These markets represent over 93% of Austar's 1.5 million franchise television homes, the remaining 100,000 of which will be serviceable by early 1997.

  Austar's marketing efforts have kept pace with the rapid roll-out of its network services during 1996. As of October 31, 1996, Austar had 75,300 subscribers with a backlog of 13,900 customers scheduled for installation. In addition, subscriber growth has accelerated in recent periods, as demonstrated by October's results in which Austar generated 23,800 subscription sales orders and had a net gain of over 15,000 subscribers, with the difference primarily attributable to installation backlog. Austar is continuing to market its services aggressively and expects to continue rapidly building its subscriber base. Austar is benefitting from several characteristics which are supporting its marketing success and which management believes give it a competitive advantage in its markets:

  . OPERATIONAL INFRASTRUCTURE IN PLACE. In addition to having launched service to over 93% of its franchise areas, Austar has also developed the operational infrastructure necessary to continue its rapid growth. Austar's early investment of approximately $149 million in operating and capital expenditures from inception through October 31, 1996 has established it currently as the only multi-channel television provider in substantially all its franchise areas. Austar has developed a comprehensive marketing organization consisting of a 200 person direct salesforce and over 200 national customer service and telemarketing personnel. The direct salesforce, which operates out of local offices in the majority of Austar's metropolitan markets, is currently generating sales of approximately 2,250 subscriptions per week. The salesforce at Austar's state-of-the-art NCOC is currently generating sales of approximately 3,000 additional subscriptions per week from inbound and outbound calls. The salesforce is supported by an integrated marketing program of television, radio and print advertising. The NCOC is also the center of Austar's customer service organization, processing all incoming information, installation and service requests. The NCOC has sufficient capacity to service Austar's customer service needs for the forseeable future.

     Austar has a total of approximately 600 employees, most of whom are located in local offices and regional operating centers, and has contracted with a number of local service companies which employ an aggregate of approximately 400 technicians to install and maintain subscriber equipment in each of its markets. Management believes that this infrastructure positions Austar to service its markets efficiently and provides it with significant competitive advantages.

  . REGIONAL FOCUS; CLASSIC MARKETS. Austar has strategically focused on the currently less competitive regional markets located outside of Australia's largest cities and encompass approximately 25% of the total Australian television market. These areas are "classic" multi-channel television markets with attractive demographics and limited television and alternative entertainment options. Approximately one-half of its service area (approximately 800,000 television homes) are in metropolitan markets with sufficient housing densities to support the construction of MMDS systems. Austar owns virtually all of the available MMDS licenses in each of these markets. The Company believes these markets generally do not have the size and/or densities to support the construction of a competitive wireline cable system. In the remainder of its service region in Austar's non-metropolitan markets (approximately 740,000 serviceable television homes), where management believes household densities do not support the deployment of MMDS networks, Austar is marketing a DTH service on an exclusive basis. Austar is currently the only provider of multi-channel television services in substantially all of its service area. See "Risk Factors--Competitive Industry."

  . APPROPRIATE TECHNOLOGY. Austar believes that its utilization of wireless technologies in the build-out of its franchise area has afforded it with several economic and strategic advantages. The rapid deployment of MMDS networks in its metropolitan markets and a DTH service in its non-metropolitan markets has allowed Austar to reach the vast majority of the homes in these markets in just over one year. Austar's status as the initial operator in all of its markets has allowed it to establish a significant subscriber base and strong brand awareness, factors that management believes will give it a competitive advantage. Management believes the combination of MMDS and DTH has allowed Austar to reach virtually all of the 1.5 million serviceable television homes in its service areas on the most cost effective basis. Austar estimates its total fixed capital cost to build out initially its entire franchise area will be approximately $43 million, or approximately $29 per serviceable home, over 75% of which had been expended as of October 31, 1996. Accordingly, Austar has been able to devote a significant amount of its financial resources to completing operational infrastructure and installing its "in-home" subscriber equipment, over which Austar retains ownership. Austar has spent in excess of $80 million on these items and expects that the substantial majority of its future incremental capital expenditures will be incurred only as additional subscribers are installed (currently approximately $460 and $945 per MMDS and DTH subscriber, respectively, which amounts are partially offset by installation charges). While Austar is currently employing analog technology in its MMDS systems, it is testing digital technology (which would increase its existing 19 channel capacity) in one market and intends to offer digital service in its metropolitan markets if and when competitive factors dictate. The DTH service marketed by Austar uses state-of-the-art MPEG II digital technology.

  . ATTRACTIVE PROGRAMMING AGREEMENTS. Austar has entered into franchise agreements with Australis that grant it the right to provide the Galaxy programming package within its franchise areas through 2009 (extendible at Austar's option through 2019). The Galaxy programming package, the most widely distributed programming package in Australia, was created by many of the world's leading programming suppliers and features brand name channels including Showtime, Encore, Fox Sports, The Discovery Channel, Nickelodeon/Nick at Nite, Red and two general entertainment channels. Management believes that Austar's franchise agreements have favorable pricing. Austar's programming costs are based on a percentage of its service revenue and provide for an offset of those costs with the depreciation of its subscriber equipment. Austar's franchise agreements provide exclusivity over wireless technologies (MMDS and DTH). While Austar's franchise agreements were formerly exclusive for cable television, the Company, pursuant to the Australis Arrangement, recently agreed to allow Foxtel to carry the Galaxy package on Foxtel's wireline cable systems throughout Australia.The Australis Arrangement provides that Austar will be compensated for any Foxtel subscriber in its franchise areas in an amount approximately equal to the profit margin that Austar would have received had it sublicensed such programming to Foxtel (which currently would be approximately $8 per Foxtel subscriber per month). Foxtel is currently operating in only one of Austar's markets and the Company believes that the small size of and/or low household densities in the majority of its markets do not justify the construction of competitive wireline cable systems. Austar does not currently have any subscription television competitors in the remainder of its franchise areas. Austar's franchise agreements continue to provide exclusivity over all wireline cable operators other than Foxtel. In addition, as part of the Australis Arrangement, Austar was granted the right to acquire any additional channels distributed by Galaxy on no less favorable terms than offered to any other person and in any event at no more than Australis' cost, plus 10%. See "Business--Austar (Australia)--Franchise Agreements." Austar has also secured several additional satellite-delivered programming services to supplement the Galaxy channels.

  . ATTRACTIVE DEMOGRAPHICS. Australia has demographic and other characteristics that management believes are favorable to multi-channel television operators, including high per capita income and high television and VCR penetration rates. Television viewers in Australia have limited over-the-air television options with a maximum of five free-to-air channels, which is generally lower in regional Australia. The Australian subscription television industry has grown rapidly since its inception in early 1995, reaching a combined 6% penetration rate. In addition, management believes Australian consumers are generally receptive to new technologies, as demonstrated by their high cellular telephone penetration rates. The following table summarizes selected demographic characteristics of Australia compared to comparable statistics for the more mature multi-channel television markets of the United States and the United Kingdom:


                              GDP PER      HOMES       YEARS OF   TELEVISION    CELLULAR     SUBSCRIPTION
                             CAPITA IN     WITH      SUBSCRIPTION HOMES WITH   TELEPHONE      TELEVISION
                              1995(1)  TELEVISION(2)  TELEVISION    VCR(3)   PENETRATION(4) PENETRATION(5)
                             --------- ------------- ------------ ---------- -------------- --------------
    Australia...............  $19,271        99%           2          81%          19%             6%
    United States...........   27,581        99           40+         80           15             66
    United Kingdom..........   18,881        97           12          81           10             23

   --------------------
   (1)U.S. Department of Commerce; Bank of America World Forecasts; UN National Accounts Statistics; Zenith Media Worldwide 1996; European World Year Book 1996.
   (2)Zenithmedia Television in Asia Pacific; Zenith European Market 1995.
   (3)Worldwide Video.
   (4)International Cellular, October 4, 1996.
   (5)Cable Television Advertising Bureau; New Media Markets; Company estimates for Australia.

  Operating and Growth Strategy. Due to the relatively small market size and low housing densities which characterize the markets in its franchise areas, Austar is primarily utilizing MMDS and DTH wireless technologies to deliver its service. In its metropolitan markets, Austar constructs and owns the transmission facilities and installs and retains ownership of the in-home subscriber equipment. In its non-metropolitan markets, Austar is marketing a DTH service (consisting primarily of the Galaxy programming package) and installs and retains ownership of the in-home subscriber equipment. As a result, Austar did not incur the costs necessary to own the facilities required to offer a DTH service and only incurs capital costs when a DTH subscriber is installed. Approximately 800,000 of the television homes in Austar's service area are in metropolitan markets with sufficient size and densities to justify the construction of MMDS networks. Austar owns virtually all of the MMDS spectrum currently available in these markets for the provision of MMDS services. Because MMDS service is less expensive to install than DTH, Austar services customers in these metropolitan markets with its MMDS service whenever possible. A small number (approximately 20%) of homes in these metropolitan markets, however, are out of the line of sight of Austar's MMDS networks. Austar services these homes with its DTH service. Austar markets its programming services via DTH in its non-metropolitan franchise areas representing 740,000 television homes. These are less densely populated areas outside its metropolitan markets that are more effectively serviced by DTH technology. In addition, Austar recently began construction of a wireline cable network in Darwin, a market containing approximately 26,200 serviceable homes where dense vegetation make an MMDS system impractical.

  The deployment of MMDS networks in combination with DTH has allowed Austar to roll out its service quickly and achieve rapid subscriber growth in its franchise areas. Austar believes that the ability to be the first provider of multi-channel television services in each of its markets has allowed Austar to establish a significant market presence and strong brand awareness, factors which management believes provide it with a competitive advantage. Austar is currently the only provider of multi-channel television services in substantially all of its franchise areas.

  As of October 31, 1996, Austar had launched service in 27 of its metropolitan markets representing 700,000 out of its 800,000 potential serviceable homes. Austar currently anticipates launching service in seven of its eight remaining metropolitan markets by the end of 1996 and in the last metropolitan market in early 1997. The following table sets forth the summary operating statistics in Austar's launched metropolitan markets, which are served primarily by MMDS, as well as its non-metropolitan markets served by
DTH:

                                                       1996
                            -----------------------------------------------------------------
                             MAY 31    JUNE 30   JULY 31   AUG. 31     SEPT. 30      OCT. 31
                            --------- --------- --------- ---------    ---------    ---------
   Cumulative metropolitan
    markets launched.......        11        13        19        20           23           27
   Metropolitan homes
    serviceable............   430,000   476,000   604,000   626,000      655,000      700,000
   Non-metropolitan homes
    serviceable............   740,000   740,000   740,000   740,000      740,000      740,000
                            --------- --------- --------- ---------    ---------    ---------
   Total homes
    serviceable............ 1,170,000 1,216,000 1,344,000 1,366,000    1,395,000    1,440,000
                            ========= ========= ========= =========    =========    =========
   Sales orders............     7,955     9,461    15,665    12,535(1)    13,063(1)    23,799
   Net gain in
    subscribers............     5,644     5,656     9,521    10,452       11,021       15,024
   Total subscribers.......    23,626    29,282    38,803    49,255       60,276       75,300
   World Movies
    subscribers............     4,140     5,237     6,959     8,655       10,111       11,698
   Installation
    backlog(2).............     4,300     6,500    10,000     9,200        8,200       13,860

  ---------------------
  (1) Sales figures in August and September reflect a planned slow down in sales and marketing activities in anticipation of the relaunch of services under the new brand name of "Austar" which occurred in late September 1996.
  (2) Estimated for periods prior to October.

  To facilitate the rapid roll-out of its service, Austar has established local offices in the majority of its metropolitan markets. These local offices coordinate marketing, installation and customer service in Austar's metropolitan markets and surrounding non-metropolitan areas. The local offices are supported by five regional offices. Each regional office typically serves three to twelve metropolitan markets. Austar estimates that approximately 70% of its potential non-metropolitan customers are within fifty kilometers of its metropolitan service areas. This proximity enables Austar to reduce installation and service costs associated with DTH service to non-metropolitan subscribers and to focus subscription sales through the use of marketing, promotional and sales tactics.

  Austar has entered into contracts with a number of service companies to install MMDS receivers, DTH satellite dishes and set-top decoders. Installers collect the installation fee, install subscriber equipment and test reception quality. Austar has trained and established certain guidelines for third party service company employees who install Austar reception equipment. Austar has an extensive quality assurance program and expends a significant amount of effort to follow-up on installations to ensure customer satisfaction and, in the case of DTH equipment installed within its metropolitan markets, verify that more economical MMDS technology could not be used. Austar believes its efforts to resolve service problems quickly has helped establish customer loyalty.

  As of October 31, 1996, Austar has spent $32.8 million and anticipates spending an additional $10.0 million through the end of 1996 for construction of MMDS head-end and transmission facilities for all of its operating systems. Variable installation and equipment costs for each MMDS and DTH subscriber are currently approximately $460 and $945 per subscriber, respectively. These subscriber costs are partially offset by the Company's metropolitan and non-metropolitan installation charges of $31 to $75 and $150, respectively. Austar retains ownership of all MMDS and DTH customer premise equipment.

  Pricing. Austar is currently providing the eight channel Galaxy programming package plus three to five additional channels of programming as its basic package at a monthly rate of approximately $31, with a one-time installation charge ranging from approximately $31 to $75 for metropolitan subscribers and $150 for non-metropolitan DTH subscribers. Austar also integrates all available off-air channels into its basic channel line up at no additional charge. In March 1996, Austar began offering its first premium channel, World Movies, which consists primarily of foreign movies and art films and features. Austar is charging approximately $5.30 per month for World Movies. As of October 31, 1996, Austar had 11,698 subscribers for its World Movies premium channel.

  Marketing; Customer Support. Austar has focused its marketing and sales efforts to support its strategy of rapid system roll-out which management believes will provide it with a competitive advantage in each of its markets. Austar has developed a comprehensive marketing and sales organization consisting of a 200 person direct salesforce and over 200 national customer service and telemarketing personnel. The direct salesforce, which operates out of local offices in each of Austar's metropolitan markets, is currently generating sales of approximately 2,250 subscriptions per week. The salesforce at Austar's NCOC is currently generating sales of approximately 3,000 additional subscriptions per week from inbound and outbound calls. This sales organization is supported by an integrated marketing program of television, radio and print advertising.

  The NCOC is a state-of-the-art fully integrated subscriber management system featuring a sophisticated digital wide-area network, Cable Data's Intelecable platform, an automated response unit and predictive dialer technology. The NCOC currently services all of Austar's MMDS and DTH subscribers and has the capacity to service all future customers in its existing markets. NCOC employees process installation orders, handle customer inquiries, including programming and technical questions, and implement the customer retention program, which includes telephone contact with customers following a cancellation request, as well as making unprompted contact with customers immediately following installation in an effort to ensure customer satisfaction. Incoming calls from all of Austar's markets are directed to the NCOC where customer service representatives are available to provide sales and service information. The NCOC currently handles approximately 3,000 calls per day but has scaleable capacity to handle at least 5,000 calls per day. The NCOC facility currently employs 200 customer service professionals, which Austar intends to increase as its subscriber base grows in its franchise areas. In addition, Austar is exploring the possibility of using the NCOC to outsource customer service to third parties in similar lines of business where appropriate.

  Austar's monthly "churn" (calculated as total disconnects as a percent of average subscribers) has averaged 6.1% during 1996 and has declined each of the last four months ended October 31, 1996, during which month it was 4.3%. Austar believes that this ratio is likely to continue to decline in the future due to several factors, although there can be no such assurances. First, over 37% of the total disconnects in 1996 have resulted from subscribers in the Gold Coast (which represents only 16% of Austar's total subscribers as of October 31, 1996), the only market in which Austar currently faces competition. As a result of this competitive environment, Austar's installation fee in the Gold Coast is only $15 as compared to $31 to $75 in other metropolitan markets and $150 in non-metropolitan markets. A higher installation charge results in a larger financial commitment to the service by the subscribers and therefore reduces the probability of churn. Pursuant to the Australis Arrangement, Austar will be compensated by Australis for any Foxtel subscribers in the Gold Coast. Second, due to the significantly higher installation charges in its non-metropolitan markets summarized above, Austar believes that this ratio will decline as its percentage of non-metropolitan subscribers to total subscribers increases (because Austar only launched its rural DTH service in May 1996, its percentage of non-metropolitan subscribers to total subscribers has increased from 0% on May 1, 1996 to approximately 24% at October 31, 1996). Approximately 48% of Austar's total serviceable homes are in its non-metropolitan franchise area. Austar's average monthly churn in its non-metropolitan markets has been approximately 2% during 1996. Finally, Austar expects its churn to decline as it continues to implement its customer assurance and retention program and the breadth and quality of its programming package improves.

  Programming. The Company believes that programming is an important component in building successful multi-channel television systems. Accordingly, Austar has secured the right to distribute the Galaxy package of programming in its service areas pursuant to franchise agreements with Australis with initial terms through 2009 (extendable at the option of Austar through 2019). Austar believes that the terms of its franchise agreements with Australis are favorable to Austar and that these terms provide Austar with a programming cost advantage over potential competitors. See "-- Franchise Agreements."

  The Galaxy package is the most widely distributed programming package in Australia and is the core programming offering of Austar, ECT, Australis and Foxtel. Management believes that approximately 75% of Australia's multi-channel television subscribers subscribe to the Galaxy package. The channels in the Galaxy package were developed exclusively for the Australian market by several of the world's leading programming companies, including Paramount, Sony, Universal, Fox and Viacom. The Galaxy package consists of the following eight channels:

       GALAXY CHANNEL                        PROGRAMMING GENRE
       --------------                        -----------------
       Showtime............................. premium feature movies
       Encore............................... library movies
       Fox Sports........................... sports
       TV-1................................. general entertainment
       Discovery............................ documentary, adventure, history and lifestyle
       Nickelodeon/Nick at Nite............. children's and family entertainment
       Arena................................ general entertainment
       Red.................................. music video

  In addition to the right to distribute the Galaxy package, Austar has the right to distribute any additional channels offered by Galaxy and will pay Australis for such channels a fee no greater than that charged to any other person and in no case greater than Australis' cost (as charged by third parties with respect to programming delivered by such party to Australis or the lowest price at which Australis agrees to distribute Australis produced or compiled programming), plus 10%. See "--Franchise Agreements."

  Austar has also secured additional programming on a non-exclusive basis, which it is distributing to its customers as part of its basic programming package, and Austar integrates all available off-air channels into its basic channel line up at no additional charge. Austar's other "cable" channels include:

       OTHER CHANNELS                                    PROGRAMMING GENRE
       --------------                                    -----------------
       CMT.............................................. country music videos
       BBC World(1)..................................... world news
       CNBC(1).......................................... business news
       Asia Business News (2)........................... regional business news
       TNT(2)(3)........................................ library movies
       Cartoon Network(2)(3)............................ cartoons
       CNN International(2)............................. world news
       The Value Channel(4)............................. shopping
       Preview(4)....................................... programming guide

      ---------------------
      (1)All markets except the Gold Coast.
      (2)The Gold Coast (MMDS) only.
      (3)TNT and Cartoon Network share one channel.
      (4)DTH only.

  In March 1996, Austar began offering its first premium channel, World Movies, which consists primarily of foreign movies and art films and features. Austar is charging approximately $5.30 per month for World Movies. Initial demand for this service has been strong with approximately 11,700 customers as of October 31, 1996, approximately 16% of Austar's basic subscribers.

  Austar intends to expand further the number of programming services available on its MMDS systems and expects that, upon deregulation of the DTH business in July 1997, it will be marketing additional channels of programming via DTH. Austar's MMDS systems have the capacity to transmit up to 19 analog channels (of which Austar currently uses 11 to 12 in its markets) in addition to free-to-air channels, which are integrated into the programming line-up at the rooftop. Austar is currently testing digital technology in one market and intends to offer digital service in certain metropolitan markets if and when competitive factors dictate. The DTH service marketed by Austar utilizes MPEG II digital technology which has over 100 channels of capacity. In addition to any additions to the Galaxy package, Austar has also secured a 54 mhz transponder capable of broadcasting between 10 and 15 digital channels on the satellite that currently transmits the Galaxy package, and pursuant to the Australis Arrangement has the right to deliver such programming to its customers through the Galaxy system.

  Franchise Agreements. Austar has entered into franchise agreements with Australis. Each franchise agreement is for a term of 15 years commencing in October 1994, and Austar has the option to renew the franchise agreements on identical terms for another ten years. Under the franchise agreements, Australis granted Austar the license and right to distribute the Galaxy programming package in its franchise areas. These franchise agreements provide exclusivity over wireless technologies and provide that Australis will not grant rights to any other person to use Australis' satellite infrastructure or system to transmit Galaxy in Austar's franchise areas. The Company understands, however, that Australis and Optus Vision plan to form a joint venture whereby Australis will contribute to the venture its satellite infrastructure allowing for DTH transmission of Optus Vision's programming services. The Company believes that the use of the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas would be in violation of its franchise agreements with Australis and has recently commenced proceedings seeking injunctive relief preventing such use of infrastructure. See "--Legal Proceedings" and "-- Competition."

  Pursuant to the terms of its franchise agreements, Austar pays a percentage of net revenues to Australis for the right to distribute the Galaxy package. For purposes of the franchise agreements, net revenues equal gross revenues received from the eight Galaxy channels currently provided less a percentage of certain agreed costs, including depreciation of subscriber equipment, which the Company believes results in a favorable programming pricing structure.

  In March 1995, Australis granted Foxtel a license to distribute the Galaxy package over cable television systems throughout Australia, including Austar's franchise areas. The Company believes that because of such action, Australis was in breach of its franchise agreements. Foxtel is currently distributing Galaxy programming in only one of Austar's markets, the Gold Coast, which contains approximately 116,000 serviceable homes. On June 19, 1996, pursuant to the Australis Arrangement, Austar and the Company agreed to settle their dispute with Australis with respect to this matter. As part of the Australis Arrangement, the parties agreed that Australis is entitled to grant Foxtel the non-exclusive right to distribute Galaxy programming by cable, but that Foxtel may not sublicense or assign this right without Austar's consent. Australis agreed to pay to Austar an amount equal to the amount Australis received from Foxtel for programming service for the period from March 1995 through June 30, 1996, less the amount Australis paid to third party programming suppliers for such programming with respect to Foxtel subscribers located in Austar's franchise areas during such period. In addition, from June 30, 1996 though the term of the franchise agreements, Austar has the right in its sole discretion, either to: (i) sublicense to Foxtel the right to transmit the services provided to it by Australis (and any other services) by cable transmission in its franchise areas or (ii) require Australis to pay to it an amount each month equal to the sum of (a) the greater of A$4.50 per subscriber and all revenues (less programming costs) per subscriber during such month received under the agreement between Foxtel and Australis with respect to

Foxtel subscribers located in Austar's franchise areas and (b) an additional amount (if any) to put Austar in the position that it would have been in had it sublicensed the services provided to it by Australis directly to Foxtel (which would be currently approximately $8 per Foxtel subscriber per month). The Company believes that, because its programming costs are less than the revenue to be generated by sublicensing such programming to Foxtel, the benefits to be gained from this aspect of the Australis Arrangement will be substantial over the years. As part of the Australis Arrangement, Australis agreed to extend the term of the franchise agreements by five years to an initial 15-year term and amended certain financial and strategic terms of the franchise agreements. Australis also granted to Austar the right to use Australis' satellite infrastructure to provide additional DTH services within Austar's franchise areas. In addition, Australis agreed to provide all future Galaxy channels to Austar at a price no less favorable than that charged other persons and in any event at no more than Australis' cost (as charged by third parties with respect to programming delivered by such party to Australis or the lowest price of which Australis agrees to distribute Australis produced or compiled programming), plus 10%. In return, the Company agreed (i) to waive and release any claim arising out of or in connection with Australis' execution and performance of its license agreement with Foxtel, and (ii) not to make any objection or claim against Australis or Foxtel in connection with such license agreement. Management believes the Australis Arrangement is favorable to Austar. See "--Competition" and "Risk Factors--Ability to Procure Additional Programming Services."

  Competition. The substantial majority of Austar's metropolitan markets are either small (i.e., approximately 20,000 homes), and/or have relatively low household densities (generally 25 to 75 homes per square kilometer as compared to 100 to 130 homes per square kilometer in Australia's largest capital cities). As a result, Austar believes that its metropolitan markets generally do not have sufficient density to justify the construction of competitive wireline cable systems. While the Company believes household densities could potentially support wireline cable construction in areas representing approximately 20% of Austar's total franchise homes, the relatively small size of these markets reduces the attractiveness of constructing a competitive cable network. In addition, Austar, as a licensed subscription television provider, is authorized to build wireline cable systems in its markets and where appropriate could construct wireline cable systems. With the exception of the Foxtel cable television system currently extending into Austar's 116,000-home Gold Coast metropolitan market, Austar does not currently have any subscription television competitors in its franchise areas. In the Gold Coast, Austar is currently providing 13 channels of programming as its basic package which includes the eight channel Galaxy programming package as well as five additional channels, at a monthly rate of approximately $23 with a one-time installation charge of approximately $15. Foxtel offers the Galaxy package of eight channels as well as its ten other satellite or locally originated channels for a monthly fee of $31 and an installation charge of $16. At October 31, 1996, Austar had 12,330 subscribers in the Gold Coast and estimates that Foxtel has 5,000 subscribers in this market. In addition, Austar is currently testing digital MMDS technology in the Gold Coast and expects to implement digital service in those metropolitan markets where competitive conditions dictate.

  Approximately 740,000 of Austar's 1.5 million franchise homes are in non-metropolitan markets which generally have densities of fewer than 25 households per square kilometer. As a result, the Company believes that these markets can only be served economically with DTH technology. Existing regulations prohibit any DTH service other than the Galaxy programming package from being offered in Australia prior to July 1997. Austar has the exclusive right to market the Galaxy DTH service in its franchise area. Although regulations will no longer prohibit additional DTH services after June 1997, Austar will retain its exclusive right to market the Galaxy package in its franchise areas through 2009 (extendable to 2019 at Austar's option). In addition, Austar believes it has an additional competitive advantage in offering DTH service in these markets because over 70% of its serviceable homes are within a 50km radius of its metropolitan markets, in most of which it has sales personnel and installation technicians. Accordingly, Austar believes its cost to market and install subscribers in these areas should be below that of any potential competitor without similar infrastructure in place.

  Management believes that Austar has established a significant subscriber base, strong brand awareness and substantial operational and marketing infrastructure, factors that provide it with a competitive advantage. Optus

Vision has publicly announced that it plans to offer subscription television services by DTH throughout Australia. In addition, the Company understands that Australis and Optus Vision plan to form a joint venture whereby Australis will contribute to the venture its satellite infrastructure allowing for DTH transmission of Optus Vision's programming services. The Company believes that using the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise area would be in violation of its franchise agreements with Australis and has recently commenced proceedings seeking injunctive relief preventing the use of Australis' infrastructure by Optus Vision in Austar's franchise area. There can be no assurance that Austar will prevail in its lawsuit or that, even if it is successful in obtaining an injunction to prevent the consummation of the joint venture, Optus Vision or others will not compete in Austar's franchise area. See "Business--Legal Proceedings."

  Properties. Austar leases office space in Sydney for its administrative offices and has established five regional offices in leased space in certain areas where it has launched service. Austar also leases locations for smaller local offices in most of its markets to handle local customer maintenance, marketing and installation. In addition, Austar leases facilities to house the head-end facility and transmitter tower in each of its markets. The NCOC is located in leased facilities in the Gold Coast. Generally, these Austar facilities are leased with terms of three to six years, with renewal options in many instances. Austar believes that its leased facilities are sufficient for its foreseeable needs and that it has access to a sufficient supply of additional facilities in its various markets, should it require more space.

  Management and Employees. Austar's senior management includes 10 UAPC employees appointed to Austar that collectively have 130 years experience in the construction, marketing and operation of multi-channel television systems. See "Management." Austar and UAPC are parties to a 10-year Technical Assistance Agreement, renewable for an additional 15 years, pursuant to which Austar pays UAPC a fee equal to 4% of its gross revenues through October 2002, 3% through 2004 and 2% through the remaining term of the agreement, for the provision of various management and technical services, and reimburses UAPC for certain direct costs incurred by UAPC, including the salaries and benefits relating to the senior management team.

  As of September 30, 1996, Austar had a total of 611 employees. Substantially all of Austar's employees are parties to an "award" governing the minimum conditions of their employment including probationary periods of employment, rights upon termination, vacation, overtime and dispute resolution.

SATURN (NEW ZEALAND)

  The Company owns 100% of Saturn, which recently launched service on the initial portions of its HFC network that will allow it to provide multi-channel television services as well as business and residential telecommunications services in the Wellington area, encompassing 135,000 homes. Wellington is New Zealand's capital and second largest city. The Company launched service in portions of this system in September 1996 and expects construction to be completed by mid-1998. Saturn also operates an existing cable system, which passes approximately 6,000 homes, on the Kapiti Coast north of Wellington. As of October 31, 1996, Saturn's activated networks passed approximately 12,600 homes and serviced approximately 1,300 subscribers. The Company expects to use a portion of the proceeds of the Offerings to accelerate Saturn's build-out and marketing programs during 1997. See "Use of Proceeds." In addition, Saturn has secured additional rights to use existing poles to attach is network cable in markets representing 200,000 homes, subject to local planning approval, and is exploring the possibility of expanding its networks and services to these markets.

  Market Overview. The Company believes that New Zealand, a market of 1.2 million television homes, is attractive for multi-channel television providers. New Zealand has a demographic profile similar to Australia, including high per capita income and strong television, VCR and cellular telephone penetration rates. In addition, New Zealand imposes virtually no pricing regulation and only limited program content regulation and permits operators to offer combined multi-channel television and telephony services over one network. There is currently only one significant multi-channel television provider that currently offers a five-channel UHF-delivered subscription service.

  Operating and Growth Strategy. Saturn is constructing a 750 mhz HFC network designed to 500 homes per node with each home drop overlaid with copper telephony plant. This architecture will allow the integrated delivery of pay TV, telephony, internet access, high speed data and future interactive services. The majority of Saturn's approximately 1,600 km of plant will be constructed on aerial utility poles which will allow for quicker and more cost-effective network construction than underground wireline. In addition, because Wellington zoning generally permits only a single additional communications cable on its aerial utility poles, Saturn's status as first operator on such poles may limit use of these poles by other communications providers. Because the only significant multi-channel television competitor in the Wellington market offers a UHF-delivered service that is limited to only five channels, management believes it will be able to build a significant customer base by offering an attractive basic programming line-up of over 30 channels at competitive prices, as well as pay-per-view, data and telephony services. Saturn is currently negotiating for an interconnect agreement that will allow it to provide local residential and business telephone services. By bundling both subscription television and telephony services, Saturn will be able to offer pricing discounts across both services, which management believes will provide an advantage over competitors that offer only one service. Saturn is currently in the preliminary stages of discussions with several telecommunications providers in the New Zealand market concerning potential strategic partnership arrangements. There can be no assurances, however, that Saturn will be able to conclude successfully any such arrangements.

  Programming. Saturn's programming strategy is to offer a wide variety of high-quality channels at competitive prices. Saturn is currently offering a single tier of service consisting of 21 channels and is currently negotiating with a number of programming services to expand its channel offering. The following is a list of the programming currently offered by Saturn in its basic package:

     CHANNEL                           PROGRAMMING GENRE
     -------                           -----------------
     TV 1............................. general entertainment
     TV 2............................. general entertainment
     TV 3............................. general entertainment
     Capital TV....................... general entertainment
     Community Channel................ local news, events
     CNN International ............... world news
     Asia Business News............... Asian business news
     Discovery........................ science and nature
     NBC Superchannel................. general entertainment
     TNT.............................. classic movies
     Cartoon Network.................. children's cartoon programming
     Trackside........................ TAB racing
     Kidzone.......................... children's programming
     Weather Channel.................. live weather from NZ MetService
     Program Guide.................... programming line-up
     TVSN............................. shopping
     CMTV............................. country music video
     RFO.............................. French general entertainment
     NHK.............................. Japanese general entertainment
     Elijah Television................ non-denominational religious programming
     Worldnet......................... U.S. information service news and science

  In addition, in October 1996 Saturn entered into its first pay-per-view licensing agreement with Columbia TriStar and expects to have agreements with several other studios and to launch its pay-per-view services in the first quarter of 1997.

  Pricing. Saturn currently offers a single basic service package with 21 channels in Wellington at a monthly subscription rate of $23 with a one time installation fee of $30 per subscriber. Sky TV ("Sky"), Saturn's primary competitor, charges subscribers a monthly rate of approximately $36 for five channels of programming with a one time installation fee of $35 per subscriber. Saturn is currently offering new subscribers a promotional monthly basic rate of $17 for the months from November 1996 to March 1997.

  Marketing; Customer Support. Saturn's marketing strategy uses promotion techniques proven in existing subscription television markets such as the United States and Europe, including direct sales campaigns (door-to-door selling), direct mail and telemarketing supported by a mass media brand awareness program. Direct sales has proven to be the most effective technique in other cable television markets, particularly in areas where multi-channel television is in its introductory stage. Each of these techniques aims to communicate the selling points of cable television: expanded choice, high entertainment value and breadth of programming genre to potential subscribers. Homes are released for marketing on a node by node basis as construction is completed which allows a very targeted marketing program tailored to the unique demographic profile of the territory and enables Saturn to capitalize on the product awareness resulting from its construction efforts. Saturn's sales strategy is designed to include an emphasis on telephony services (once these can be offered) and to capitalize on the value, quality and customer service advantages associated with bundled services. Saturn has established a national customer services center at its corporate headquarters in Wellington. All call management technology employed by Saturn is scalable and can be configured to support a national network expansion. In addition, Saturn is currently developing a sophisticated marketing database to assist the sales force in a targeted sales approach in future marketing campaigns.

  Competition. There are currently three broadcast networks in New Zealand, with plans for a fourth network announced. The largest provider of subscription television services in New Zealand is Sky, which operates a five channel scrambled UHF subscription television service. Although Sky offers a popular sports channel on an exclusive basis, Sky does not currently offer the programming diversity or television/telephony bundling that Saturn plans to offer, services Saturn believes will drive its penetration. Sky has recently announced, however, that for an installation fee of $420 it intends to offer a satellite service primarily targeted to rural areas of New Zealand that currently are unable to receive Sky's UHF signal and which may enable it to provide up to an additional five channels. Independent News Limited, which is 49% owned by News Corp., has recently announced that it is negotiating to acquire a significant shareholding in Sky. In addition, Telecom New Zealand ("Telecom"), New Zealand's largest telecommunications service provider with nearly a 100% share of local loop revenues, 75% of national and international toll revenues and 90% of cellular revenues, has announced its intention to rebuild certain of its existing networks using HFC technology, which will allow it to offer video and data services to a total of approximately 70,000 homes in various parts of New Zealand, and that further expansion of its network will depend on results of the initial roll-out. Telecom recently activated the initial portion of its network in the Wellington area, which passes approximately 2,000 homes. Telecom is also expected to be the primary competition to Saturn's planned local loop telephony service.

  Properties. Saturn has constructed a head-end facility on leased property in Paraparaumu. Saturn leases office and warehouse facilities for its headquarters in Petone, located north of Wellington, and additional office and warehouse space on the Kapiti Coast. These leases have six and three year terms, respectively, with six- and three-year renewal options, respectively. Saturn also has a two-year lease for additional warehouse space in Petone. Saturn has an option to acquire the Kapiti office premises.

  Management and Employees. UAP has appointed three of its employees to senior management positions at Saturn, including Saturn's chief executive officer, technical director and customer operations director. See "Management." UAP also provides technical, administrative and operational assistance to Saturn. Saturn reimburses UAP for all direct and indirect costs associated with these services, including employee costs, as well as 5% of Saturn's gross revenue through 1999.

  As of September 30, 1996, Saturn had 113 employees. Substantially all of Saturn's employees are parties to a collective employment contract governing certain conditions of their employment including probationary periods of employment, termination, redundancy, overtime, holidays, leave and dispute resolution.

XYZ (AUSTRALIAN PROGRAMMING)


  Through its 25% interest in XYZ, the Company provides four channels (the "XYZ Channels") of the eight channels which are distributed as the Galaxy package, the most widely distributed programming package in Australia. The XYZ Channels consist of the following:

     CHANNEL                    PROGRAMMING GENRE
     -------                    -----------------
     Discovery Channel......... documentary, adventure, history and lifestyle programming
     Nickelodeon/Nick at Nite.. children's educational, entertainment and cartoons/family oriented drama and
                                entertainment
     Red....................... music video with local presenters
     Arena..................... drama, comedy, general entertainment, programming, library movies

  XYZ provides the XYZ Channels to Continental Century Pay Television Pty Ltd. (the "A Licenseholder"), which in turn, pursuant to long-term carriage agreements, supplies them as part of the Galaxy package to Australis and its franchisees and to Foxtel. The Galaxy package is available to the majority of Australia's approximately six million television households, including all households marketed via MMDS and DTH by Australis and its franchisees, pursuant to a carriage agreement between Australis and the A Licenseholder that has been warranted to XYZ as having a term through at least 2010. The XYZ Channels are also distributed to Foxtel pursuant to a carriage agreement between Foxtel and the A Licenseholder that has been warranted to XYZ as having a term through 2020. XYZ's agreement with the A Licenseholder provides for fixed per subscriber prices. The Company understands the carriage agreement between the A Licenseholder and Foxtel provides for substantial minimum subscriber guarantees. XYZ currently receives monthly revenues of approximately $3.15 per MMDS or DTH subscriber and $4.15 per Foxtel subscriber. ECT, an affiliate of the A Licenseholder, has guaranteed the performance of all of the A Licenseholder's obligations to XYZ under this agreement. As of October 31, 1996, the XYZ channels were distributed to approximately 269,000 multi-channel television subscribers.

  Operating and Growth Strategy. XYZ is an independently managed venture which purchases programming for, edits, packages and transmits the XYZ Channels in exchange for a monthly fee per subscriber. The Company and Century jointly manage Arena; the Company, Century and Foxtel manage Red; and the Company and Century, together with Nickelodeon Australia, Inc. ("Nickelodeon") manage the Nickelodeon/Nick at Nite channel. Each of these three channels reports to a board comprised of the Company, Century and Foxtel executives. The Discovery Channel is managed by Discovery Asia and distributed by XYZ.

  XYZ is focusing its marketing efforts on creating, building and supporting channel identification and brand awareness. XYZ's goal is to acquire quality programming that will engender viewer loyalty. In addition, when restrictions on multi-channel television advertising expire in mid-1997, XYZ plans to offer advertising on each of the XYZ Channels. XYZ also plans to create and distribute two additional channels in 1997. See "Regulation--Australia-- Broadcast Services Act."

  Acquisition of Programming. In July 1995, XYZ and Discovery Asia executed a twelve-year exclusive carriage agreement whereby a localized version of the Discovery Channel replaced the existing documentary channel developed by XYZ. The Company believes that, as a result of this arrangement, XYZ will be able to offer subscribers higher quality programming at a lower cost to XYZ.

  XYZ and Nickelodeon, a division of Viacom, are jointly producing and distributing an Australian version of Nickelodeon/Nick at Nite, which XYZ began distributing in October 1995. XYZ pays a monthly per subscriber license distribution fee that is shared equally by Nickelodeon and XYZ.

  XYZ acquires programming and locally produces interstitials for, packages and distributes Arena and Red. XYZ has acquired a two to three year supply of programming for Arena at prices its management considers to be favorable. XYZ is pursuing supply agreements and potential joint venture arrangements with a number of other international programming suppliers. XYZ has non-exclusive licenses with many of the world's largest record companies for music video programming.

  Properties. XYZ currently uses a portion of Foxtel's broadcasting facilities located in Sydney. XYZ is currently negotiating with Foxtel terms of a four-year lease for this facility. The Company believes this arrangement results in operational cost savings. XYZ believes its facilities are sufficient for the foreseeable future.

  Employees. As of September 30, 1996, XYZ had 57 employees and the Nickelodeon joint venture had 20 employees. The programming joint venture between the Company and Century had 13 employees that provide management services to XYZ.

TELEFENUA (TAHITI)

  The Company has a 90% economic interest in Telefenua which operates a 15 channel MMDS service in a service area that, as of October 31, 1996, included approximately 18,700 television homes. Telefenua is currently expanding its network by selectively adding beam benders and repeaters that will allow its signal to reach substantially all of the approximately 31,000 serviceable homes in its franchise areas. Telefenua had 4,902 subscribers as of October 31, 1996, representing a 26% penetration rate. The Company is in the early stages of negotiating the sale of all or a portion of Telefenua to a local strategic investor, although there can be no assurance that the Company will conclude such a transaction.

  Market Overview. Tahiti and Moorea are the two largest and most populous islands of French Polynesia, a self-governing territory of the Republic of France. The French government contributes heavily to French Polynesia's economy and approximately one-third of Tahiti's population is employed by the national government. Television viewing alternatives are limited, but demand for television is strong as demonstrated by the country's high television and VCR penetration rates, 99% and 66%, respectively, and average per capita television viewing of nearly four hours per day. Prior to late 1994, television choice was limited to two government broadcast channels.

  Operating and Growth Strategy. Telefenua is focusing on increasing its penetration rates through continued direct marketing campaigns, including door-to-door sales, and expanding its serviceable homes through select deployment of beam benders and repeaters. Management is actively seeking to expand its programming offering including the planned introduction of premium movie services. Telefenua is also expanding its network by adding additional beam benders and repeaters. The Company anticipates this expansion will be completed over the next 12 to 24 months.

  Pricing. The subscription fee for Telefenua's basic tier is approximately $49 per month and the expanded tier monthly rate is approximately $65. To date, nearly 99% of Telefenua's customers are subscribing to the expanded tier of service. Telefenua also charges a one-time installation rate of approximately $109.

  Programming. Telefenua offers a combination of French and English language services. Telefenua's current channel line-up consists of 15 channels segregated into two tiers of service--a basic service with 12 channels and an expanded tier with an additional three channels. Telefenua's basic tier offers the two local broadcast channels as well as French language childrens', sports, general entertainment and music channels and the English language CNN International channel. Telefenua also offers a French/Tahitian language program guide and plans to offer a local public access channel. The expanded tier includes French language movies, a documentary channel and ESPN International.

  With the exception of CNN International, ESPN International and the two local broadcast channels, all programming consists of taped French satellite services. Current French regulations require approval of the national regulatory authority for all programming. The following is a list of programming currently offered by Telefenua:

       CHANNEL                       PROGRAMMING GENRE
       -------                       -----------------
       RFO 1........................ government broadcast, general entertainment
       RFO 2........................ government broadcast, general entertainment
       CNN International............ world news
       RTL.......................... general entertainment
       Eurosport.................... sports
       Canal J/Canal Jimmy.......... adult and childrens'
       Serie Club................... general entertainment
       Paris Premiere............... arts, life
       MCM.......................... music video
       M6........................... general entertainment
       CMT.......................... country music video
       Program Guide................ program guide service
       Planete...................... documentary (expanded basic tier)
       Cine Cinemas................. movies (expanded basic tier)
       ESPN International........... sports (expanded basic tier)

  Marketing; Customer Support. Telefenua utilizes several marketing techniques, proven in the U.S. multi-channel television industry, including door-to-door, direct mail, and local media. The Company's customer service center also conducts telemarketing campaigns and has opened sales boutiques in high traffic areas throughout Tahiti and Moorea. Marketing campaigns consist of selected promotions targeting specific demographic groups throughout the year and new markets as they are activated. Telefenua's customer service center is located at its corporate headquarters. The center handles all customer inquiries, coordinates installations and manages all maintenance activities.

  Competition. Telefenua's only subscription television competitor is Canal Plus, which offers a single channel UHF service offering a combination of sports, movies and general entertainment programming. The Company estimates that Canal Plus had approximately 3,800 subscribers, of which an estimated 1,000 are also customers of Telefenua. The monthly subscription fee for Canal Plus' service is approximately equal to the subscription fee for Telefenua's 15-channel expanded tier service. There is no existing competition in Tahiti from DTH services due to limited satellite coverage in the region and lack of available satellite delivered French language programming.

  Properties. Telefenua owns office space in Punaania, Tahiti. This facility also contains the customer service center and the head-end equipment for the system, including equipment for the receipt of satellite delivered programming and local broadcasts as well as play-back of taped programming. Telefenua compiles its 15-channel service at this facility and then transmits from its MMDS broadcast tower located on the island of Moorea.

  Management and Employees. UAP and SFCC are parties to a Technical Assistance Agreement, whereby UAP has agreed to provide technical, administrative and operational assistance to SFCC. SFCC has a similar technical assistance agreement with Telefenua under which it makes available to Telefenua UAP's services encompassing the following areas: (i) engineering, design, construction, and equipment purchasing, (ii) marketing, selling and advertising, (iii) accounting, billing and subscriber management systems, and
(iv) personnel management and training for a fee equal to 5.5% of Telefenua's gross revenue through the end of 1996, 3.5% of gross revenue for the following 12 months, and 2.5% thereafter. The fees payable to UAP under its Technical Assistance Agreement with SFCC are 5%, 3% and 2% of Telefenua's gross revenues over the same periods. UAP is also reimbursed for all direct and indirect costs associated with the services it provides. UAP has appointed two of its employees to serve as managing director and technical director of Telefenua. See "Management." UAP pays these employees' salaries and benefits and charges Telefenua for these amounts.

  As of September 30, 1996, Telefenua had 41 employees.

UNITED WIRELESS (AUSTRALIAN MOBILE DATA)

  The Company owns a 100% economic interest in United Wireless, a provider of two-way wireless mobile data services in Australia. Wireless data networks provide for the two-way transmission of packet switched data between a customer's terminal and a host computer. The transmission of wireless data occurs over a network, similar in configuration to a cellular telephone network, which is constructed and maintained by a local network carrier, such as United Wireless.

  Background. In September 1995, the Company acquired a 100% interest in BellSouth Mobile Data Australia Pty Limited which was renamed United Wireless. United Wireless is in the second phase of its network deployment in the major metropolitan markets of Australia. United Wireless' network is based on the "Mobitex" technology, developed by Ericsson and Swedish Telekom and launched in 1984. Today, there are 15 operational Mobitex wireless data networks deployed throughout Europe, North America and the Asia/Pacific region.

  Market Overview. The Australian wireless mobile and fixed data industry is in an early stage of development. Wireless data services were first introduced in Australia in 1992 by United Wireless' predecessor. Today, there are two public wireless data carriers in Australia with a total estimated installed base of 6,000 customer terminals.

  Operating and Growth Strategy. United Wireless is aggressively expanding its network coverage areas to encompass the metropolitan markets of Adelaide, Brisbane, Canberra, the Gold Coast, Melbourne, Perth and Sydney. The Company plans on spending approximately $3.7 million for network construction and working capital needs through 1998.

  Marketing and Customers. United Wireless' target market includes large companies with significant potential installed bases, such as utilities, security alarm firms, commercial banks, transport companies, and courier and delivery companies. Management believes that the most expeditious and economical approach to building an installed customer terminal base is to target its efforts on securing these large corporate accounts. Specific applications that United Wireless plans to target include: remote order entry (e.g., sales persons and couriers), credit and debit card validation, remote meter reading for utilities, security monitoring and vending machine inventory monitoring.

  Revenue and Pricing. The majority of United Wireless' revenues are derived from monthly access fees charged on a per terminal basis. The average customer pays a monthly rate of $25 per terminal.

  Sales. United Wireless utilizes a network of systems integrators that act as the primary interface with potential customers. These systems integrators develop specific customer applications which utilize the Mobitex wireless network for transmission of data. United Wireless works closely with these systems integrators providing technical, marketing and other general sales support.

  Competition. United Wireless competes primarily with Telstra Wireless Data, a subsidiary of Telstra, whose wireless data network was developed by Motorola. The Company estimates Telstra Wireless Data has an installed base of approximately 5,250 customer terminals.

  The Company believes that the Mobitex network provides certain competitive advantages over other operating platforms including: (i) superior transmission quality; (ii) broader redundancy capabilities; (iii) larger base station coverage areas; (iv) lower maintenance and support requirements; and (v) a greater array of proven application solutions.

  Properties. United Wireless leases corporate office space in Sydney and has a leased regional sales office in Melbourne.

  Employees. As of September 30, 1996, United Wireless had 12 employees.

TECHNOLOGIES EMPLOYED BY THE COMPANY

  The Company currently uses three principal transmission technologies in the deployment of its multi-channel television services in Australia, New Zealand and Tahiti. These technologies are: (i) microwave multipoint distribution systems (MMDS or wireless cable); (ii) DTH satellite broadcast services; and
(iii) wireline cable, or CATV, the technology with which multi-channel television services are most frequently delivered in the United States. The Company has carefully evaluated the characteristics of the markets in which it is currently operating or planning to operate multi-channel television systems and has chosen what it believes to be the most appropriate transmission technology for each.

  MMDS is a microwave distribution system for which frequency bands are utilized for transmission of the programming services. MMDS signals originate from a head-end facility, which receives satellite-delivered programming services and delivers such programming via an encoded microwave signal from transmitters located on a tower or on top of a building to a small receiving antenna located at a subscriber's premises, where the microwave signals are decoded. MMDS transmission requires a clear line-of-sight because microwave frequencies will not pass through obstructions; however, many signal blockages can be overcome through the use of low power signal repeaters which retransmit an otherwise blocked signal over a limited area. The initial construction costs of a MMDS system generally are significantly lower than a wireline cable or DTH system. The Company is using MMDS transmission technology in Australia and Tahiti, where housing density and topography make MMDS the most cost effective technology.

  DTH transmits encoded signals directly from a satellite to a subscriber's premises, where it is decoded. Currently in Australia, all DTH subscription television services are transmitted via the Optus Satellite using High Performance Beams ("HP Beams") covering certain geographic areas (commonly referred to as a satellite "footprint"). All of Austar's franchise areas are within the Optus Satellite footprint. Since this signal will be transmitted at a high power level and frequency utilizing MPEG II digital technology, its reception can be accomplished with a relatively small (26-35 inch) dish mounted on a rooftop or in the yard for the households located within the innermost satellite transmission "footprint" and with a slightly larger (35-47 inch) dish for the households located outside the innermost footprint. Austar is using DTH transmission technology for homes in its MMDS markets that are not reachable by its MMDS signals as well as for homes in its franchise areas where household densities do not support the construction of MMDS systems. Due to satellite coverage limitations, DTH service is currently not available in New Zealand or Tahiti, although Sky has recently announced plans to start delivering services to New Zealand by satellite.

  A wireline cable television system is a network of coaxial or fiber-optic transmission cables through which programming is transmitted to a subscriber's premises from the system's head-end facility, which receives satellite and tape-delivered programming. Wireline cable television offers a wide bandwidth that generally allows the transmission of a larger number of channels than MMDS. When constructed with a HFC network, as the Company plans to do in New Zealand, the system's infrastructure can be used to deliver telephony and data services. The primary disadvantages of a wireline cable network are the higher costs of construction, especially in areas of low housing density, and the length of time required to construct the network. The Company is constructing wireline cable systems in New Zealand and, due to topography and housing densities, is constructing a wireline cable system in one market in Australia.

EMPLOYEES

  The Issuer has no employees. Administrative and other services for the Company are currently provided by UAP. UAP and the Issuer are parties to the UAP Management Agreement pursuant to which UAP provides all management and administrative services necessary for the Issuer. UAP supplies in certain employees to Austar, Saturn, Sun Cable and Telefenua pursuant to Technical Assistance Agreements with such operating companies. See "Relationship with UAP and Related Transactions."

LEGAL PROCEEDINGS

  Other than as described below, the Company is not a party to any other material legal proceedings, nor is it currently aware of any other threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

  The territorial government of Tahiti has legally challenged the Decree and authority of the qCSA to award Telefenua the authorizations to operate an MMDS system in French Polynesia. The French Polynesian's challenge to France's authority to award Telefenua an MMDS license in Tahiti was upheld by the Conseil d'Etat, the supreme administrative court of France. The territorial government of Tahiti has brought an action in French court seeking cancellation of the MMDS licenses awarded by the CSA to Telefenua, although no such cancellation has yet taken place. A law recently enacted by the French Parliament gives Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorization. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Risk Factors--Challenge to Telefenua Authorization."

  An individual who claimed to have worked with UIH in connection with the acquisition by Austar of certain of its licenses has claimed that UIH owes him a 12.5% equity interest in unspecified subsidiaries of UIH in consideration of services purportedly provided. This complaint, which was filed on April 24, 1996, served on UIH in October 1996 and is pending in a civil court in Melbourne, Australia, seeks an unspecified amount of damages. UIH intends vigorously to defend these claims, which the Company believes are without merit.

  On November 6, 1996, Austar filed a complaint in the Supreme Court of New South Wales, Commercial Division, seeking injunctive relief to prevent (i) Australis from transferring its satellite delivery systems and associated infrastructure to its joint venture with Optus Vision and (ii) Optus Vision from using such infrastructure to deliver DTH services in Austar's franchise area. Austar believes that the use of the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas violates the terms of Austar's franchise agreement with Australis which granted Austar an exclusive license and franchise to use the infrastructure within its franchise areas. Austar is seeking injuctive relief or, in the alternative, damages associated with this violation of its franchise agreements. See "Business--Austar (Australia)--Franchise Agreements, -- Competition."

                                  REGULATION

AUSTRALIA

  Australia is a Federal jurisdiction. The Federal Government of Australia has exclusive jurisdiction with respect to certain matters enumerated in Australia's constitution while the States and Territories of Australia have residual power over all other matters. The provision of subscription television services is regulated by the Federal government under various Commonwealth statutes. In addition, State and Territory laws, including environmental and consumer contract legislation, may impact the construction and maintenance of a transmission system for subscription television services, and the content of those services, as well as on various aspects of the subscription television business itself.

  The Australian regulatory framework distinguishes between the regulation of the subscription television services themselves and the regulation of the facilities used to transmit those services. The BSA, which is a Federal statute, regulates the provision of subscription broadcasting and subscription narrowcasting services in Australia, and certain aspects of the content and satellite transmission of those services. Narrowcasting services are services available to special interest groups or which target particular audiences and are provided pursuant to class licences. Subscription broadcasting services provide programmes of appeal to the general public (as opposed to those which target particular audiences) and require an individual licence for each service.

  The transmission facilities used to provide these services are principally regulated by the Radiocommunications Act and the Telecommunications Act. The Radiocommunications Act commenced on 1 July 1993 and regulates the use of MMDS transmission, the radio frequency spectrum and the spectrum used by satellite operations. The Telecommunications Act commenced on 1 July 1991 and regulates the provision of telephony services, and the use of DTH and cable services.

 BROADCASTING SERVICES ACT

  Overview. The BSA regulates the ownership and operation of television and radio services in Australia. It applies to all categories of television and radio services, whether those services are broadcasting or narrowcasting; television or radio; national, community, commercial or subscription; transmitted via cable (fiber-optic or coaxial), DTH, MMDS or any other means or a combination of those means of transmission.

  The Australian Broadcasting Authority ("ABA") may at any time alter the criteria for the categories of broadcast services; however, an operator wishing to determine the appropriate category for a service may obtain an opinion from the ABA. For a period of five years after the date of such an opinion, neither the ABA nor any other Australian government agency may take any action against the provider of the service alleging that such service falls into a category other than the category referred to in the opinion; provided that the circumstances relating to the broadcasting service remain substantially the same as those specified in the application for the opinion.

  Subscription Television Broadcasting Services. The BSA regulates subscription television broadcasting services by requiring each service to have an individual license. Non-satellite broadcasting licenses are issued by the ABA on receipt of a written application and fee and a satisfactory report from the Australian Competition and Consumer Commission ("ACCC") that the grant of the license would not substantially lessen competition. The ACCC's report must set out its opinion regarding whether the granting of the Broadcast License to the applicant (i) would constitute a contravention of
Section 50 of the Trade Practices Act ("TPA") if the allocation of the license were the acquisition by the applicant of an asset of a body corporate or (ii) would not be authorised under Section 88 of the TPA if the applicant had applied for such an authorisation.

  Section 50 of the TPA prohibits acquisitions of the shares or assets of a corporation which would have the effect or would be likely to have the effect of substantially lessening competition in a relevant market. Section 88 relates to the procedure whereby such acquisitions can be authorised by the ACCC if they result in, or are likely to result in, such a benefit to the public that the acquisition should be allowed to take place.

  In addition, the ABA must also determine whether the applicant is suitable to hold a subscription television broadcasting license under the BSA pursuant to certain enumerated factors. An applicant will be deemed a "suitable" Subscription Broadcast licensee unless the ABA determines that granting such a license to the applicant would lead to a significant risk of the contravention of the BSA or breach of the license conditions. Section 98(3) of the BSA sets out factors which the ABA is required to take into account in assessing such risk. Austar is not aware of any existing circumstances that would affect its suitability to be a licensee.

  Companies associated with STV and CTV hold approximately 100 non-satellite subscription television broadcasting licenses. These licenses, together with Austar's MMDS licenses, enable Austar to provide subscription television broadcasting services by MMDS in its franchise areas.

  Each broadcasting license is issued subject to certain conditions, including: (i) advertisements are prohibited until July 1997; (ii) cigarette or other tobacco product advertising is prohibited; (iii) subscription fees must be the predominant source of revenue for the service, even after advertisements are permitted; (iv) the licensee must remain a "suitable" licensee under the BSA; (v) if the licensee provides a service devoted predominantly to drama programs, the licensee must ensure that at least 10% of its annual programming expenditure relates to new Australian drama programs;
(vi) customers must have the option to rent domestic reception equipment and must have the ability to terminate the rental agreement on one month's written notice to the licensee; and (vii) the licensee must comply with provisions of the BSA relating to anti-siphoning and the broadcasting of R-rated materials. The ABA may vary or revoke license conditions or may, by written notice, specify additional conditions.

  The BSA also provides for the issuance of three satellite licenses for DTH service and prohibits the ABA from issuing before July 1997 any other license for delivery of DTH service. Each DTH Satellite license is subject to certain additional conditions, including that: (i) the licensee must use the Digital Transmission Standard (as part of that standard, satellite reception equipment must be capable of Australian manufacture); (ii) domestic reception equipment used by the licensee must be accessible by other satellite broadcasting services at a fair price; (iii) the licensee's subscriber management system must provide access to that system to other subscription television broadcasting licenses at a fair price; and (iv) if the ABA is directed by the Australian Minister for Communications and the Arts (the "Minister") to include such a condition, Australian industry must be adequately involved in the provision of services under the license.

  While Austar has been granted a license and franchise by Australis to market DTH services for two satellite license holders and XYZ supplies programming to one satellite license holder, the DTH services are provided by those satellite license holders and the conditions of the satellite licenses do not directly apply to either Austar or XYZ. Material non-compliance by a satellite license holder with conditions of its license, however, could have a material adverse effect on Austar or XYZ. See "Risk Factors--Ability to Procure Additional Programming Services."

  Foreign Ownership. Foreign ownership of "company interests" of subscription television broadcasting licensees is limited to 20% by a single foreign person and an aggregate of 35% by all foreign persons. "Company interests" under the BSA include a beneficial entitlement to, or an interest in, shares of the company, i.e., exercising control of votes at a shareholders meeting, having a beneficial entitlement to a dividend, a share of profits under the company's memorandum and articles of association or shareholder distributions upon liquidation or otherwise. "Foreign person" means (i) a natural person who is not an Australian citizen or (ii) a company wherever incorporated, where non-Australian citizens hold company interests in the company exceeding 50%; or
(iii) a company, wherever incorporated, where (a) a company referred to in
(ii) or (b) natural persons who are not Australian citizens and a company referred to in (ii), hold company interests in the company exceeding 50%. Company interests can be traced through a series of companies in order to determine levels of foreign ownership in accordance with a formula specified in the BSA. Currently, the Issuer's interests in the companies that hold the licenses are in the form of debentures and not company interests under the BSA. See "--Foreign Acquisition and Takeovers Act" and "Corporate Organizational Structure--Austar."

 Cross-Media Ownership. Subject to the following there are no provisions in the BSA limiting the interest that an existing media owner may have in the operator of a Narrowcast service, a subscription radio broadcast service or a non-satellite Subscription Broadcast service. In relation to the last category of service, however, the ABA is obliged to monitor the cross-media ownership.

  The BSA restricts the level of cross-media ownership and control of Satellite Licensee A. Under applicable rules, a defined media owner may not hold more than 2% of the company interests of, or control or be in a position to control, Satellite Licensee A prior to 1 July 1997. Defined media owners include persons who control large circulation newspapers, telecommunications carriers and commercial television licensees. Further, Satellite Licensee A and Satellite Licensee B cannot hold more than 2% of total company interests in each other or control, or be in a position to control, each other prior to 1 July 1997.

  Broadcasting Adult Materials. A subscription television broadcasting licensee may not broadcast R-rated material ("restricted to persons over eighteen years of age" as determined by the Office of Film Literature Classification) programming until the ABA has completed an extensive survey on community standards on taste and decency in relation to classifications for subscription television and on what levels of violence and depiction of sex should be allowed, and has recommended, and the Federal Parliament has approved, the broadcast of programs in that category.

  While the ABA has completed its survey and has recommended that R-rated programming should be available to subscription broadcasting television subscribers, subject to certain controls, Parliament has not approved the recommendation. A Senate (upper house) committee issued a unanimous report in February 1995 recommending an extension of the existing moratorium banning R-rated movies from subscription television. The Senate committee also recommended that the Australian Government revise the R-rating system (which is somewhat different than the R-rating system in the United States), creating one version for movies and another, censored version for video and subscription television. The Minister has yet to submit a proposal regarding the transmission of R-rated programming to Parliament.

  The Company is unable to predict the Minister's recommendations or their likely effect on Austar or XYZ. A change from the current prohibition on R-rated material may enable subscription television service providers, such as Austar, or programmers, such as XYZ, to provide or produce a broader range of services than is currently permitted. If Parliament approves the broadcast of R-rated programs, the BSA also imposes a condition that the licensee must ensure that access to programs classified as R-rated may be restricted by disabling devices acceptable to the ABA.

  Anti-Siphoning. The BSA prohibits subscription television broadcasting licensees from obtaining exclusive rights to events of national importance or cultural significance that have traditionally been shown on free-to-air television. The prohibition applies to any event that the Minister has specified on the "anti-siphoning list" unless a national broadcaster or commercial television broadcasting licensee (whose services cover more than 50% of the Australian population) has the right to broadcast that event. To date, the anti-siphoning list contains only sports of interest to Australians including certain Rugby League, Rugby Union and Australian Rules football matches, cricket matches, the English FA cup final and World Cup soccer matches, the Australian National Basketball League finals, certain national and international golfing events and tennis matches, all for a period of ten years. The Minister may add or remove events from the anti-siphoning list.

  Australian Content. The BSA requires any subscription television broadcasting service predominantly devoted to drama programs to devote at least 10% of its annual program expenditures to new Australian drama programs. Based on its discussions with government regulators, Austar believes the programming it distributes currently complies with these provisions. The BSA requires the Minister to conduct a review of Australian content before July 1997, including the feasibility of increasing this percentage to 20%. The new government has indicated that this review should consider whether Australian content requirements should be extended to non-drama services.

 LICENSES

  Radiocommunications Act. The Radiocommunications Act regulates the use of the radio spectrum in Australia, including the issue and use of MMDS apparatus licenses and the grant of spectrum licenses. Apparatus licenses authorize the licensee (and certain persons authorized by the licensee) to operate specified radiocommunications devices. The apparatus licenses issued to Austar authorize the operation of radiocommunications transmitters at each of Austar's MMDS systems and permit the transmission of signals over specified frequencies to Austar's subscribers. As of the date hereof, the government has not issued any spectrum access licenses.

  General conditions apply to each MMDS license, including conditions that apparatus licensees and operators of devices comply with the Radiocommunications Act and its conditions, and meet all obligations under that Act. MMDS licenses of the type held by Austar are further restricted by conditions including operating on specified frequencies and operating consistently with the frequency band plan, without the likelihood of interference. The Spectrum Management Agency ("SMA"), the government agency established under the Radiocommunications Act to manage the radio frequency spectrum, may at any time impose new conditions or revoke or vary them with respect to individual licenses. See "Risk Factors--Government Regulations; License Renewal."

  Each apparatus licensee may, within six months before an apparatus license is due to expire, apply to the SMA for renewal. Licenses bear the following notation with respect to renewal:

    Issue of the Licenses for a further period is not and cannot be automatic due to changing community demands on the radio frequency spectrum. Every reasonable effort will be made to give adequate notice of any intention not to renew the Licenses or any changes to any conditions placed on the Licenses. The Minister, the Spectrum Management Agency, the Commonwealth of Australia or its officers, servants or agents accept no liability for costs due to refusal to renew the license or changes to any of the conditions placed on the license.

  If the SMA decides to refuse to renew a license, it must notify the licensee in writing of its reasons for doing so. That decision is then reviewable by an administrative appeals body. In deciding whether or not to renew an apparatus license, the SMA must consider the effect on radiocommunications of the proposed operation of the radiocommunications devices that would be authorized under the relevant apparatus license. The SMA may not issue an apparatus license that is inconsistent with the spectrum plan or any relevant frequency bank plan. On renewal, an apparatus license will remain in force, unless canceled or suspended on an earlier date, for the period specified in the apparatus license, which may be a period of up to five years.

  The Radiocommunications Act provides that the SMA may cancel or suspend an apparatus license if it is satisfied that the licensee or a person authorized by the licensee to operate a radiocommunications device has violated the terms of the license or the Radiocommunications Act or any other law. The Radiocommunications Act does not prohibit the sale of shares in a company that holds an apparatus license.

  The Radiocommunications Act provides for the preparation of plans for the conversion of existing apparatus licenses into spectrum licenses. The SMA is required to prepare conversion plans at the direction of the Minister, but, as at the date hereof, no conversion plans have yet been announced. When conversion occurs, spectrum access charges may be payable to the SMA. In determining the spectrum access charges payable on conversion, consideration may be given to the basis on which a particular license was issued, for example, whether it was issued pursuant to a price-based process (like an auction) or by administrative allocation. The SMA has not made any declarations or issued any guides setting out the basis for calculation of spectrum access charges for licenses.

  The principal differences between apparatus licenses and spectrum licenses relate to subject matter, term and renewal/reallocation. Both apparatus and spectrum licenses are transferable subject to the terms of the Radiocommunications Act and as may be determined by the SMA. Apparatus licenses authorize the licensee to operate specified radiocommunications devices such as MMDS transmitters and repeaters. Spectrum licenses are expected to emphasize the ability of a licensee to use a part of the radiowave spectrum (defined by frequency and geographic location) rather than operate a specifically identified radiocommunications device. MMDS spectrum licenses may have a term of up to ten years, but will not necessarily be reissued to the same licensees. Instead, MMDS spectrum licenses will be reallocated under a price based tender process at the end of their term unless the SMA is satisfied that special circumstances exist as a result of which it is in the public interest for the same licensees to continue to hold the spectrum licenses or the Minister determines that it is in the public interest that the MMDS spectrum licenses be reissued to the same licensees. See "Risk Factors--Government Regulations; License Renewal."

  TELECOMMUNICATIONS ACT

  The Telecommunications Act regulates the use of telecommunications facilities to supply telecommunications services. Telstra and Optus have the right to install and maintain facilities (for example, wireline cable) and, therefore, are expected to be the primary providers of cable and satellite-based facilities and carriage services on these facilities. Non-carriers, such as CTV and STV, can use carriage services provided by such carriers to provide telecommunications services to others and can also install and maintain facilities for the provision of subscription television broadcasting services. Non-carriers must comply, however, with the Eligible Service Providers Class License under the Telecommunications Act, including technical and operational standards, provision of eligible services, prevention of the supply of eligible services for illegal purposes and use of telecommunications networks for unlawful purposes.

  The Telecommunications Act permits a provider of subscription television services, such as Austar, to install and maintain a wireline cable network for the purposes of providing multi-channel television services. Other services, such as telephony, cannot currently be provided over the wireline network, but this is expected to be allowed after July 1997.

  Foxtel and Optus Vision, general carriers, have constructed wireline cable networks. Under a direction issued by the Minister, Foxtel, Optus Vision and their associates would be obliged to comply with interconnection and non-discriminatory access principles similar to those applicable to common carriers in Australia. Such direction provides, however, for a limited exemption from this access regime in relation to connection of subscription television broadcasting services to their respective networks until July 1997. The Minister under the Labor Government (in power from 1983 until March 1996) has stated that this exemption may continue until 1999 if there is "appropriate competition" in the delivery of subscription television broadcasting services using cable transmission. The new Government's policy principles issued in January 1996, however, indicate that they will not grant this extension.

  The Australian government has publicly stated its intention to increase deregulation and competition in the telecommunications industry. The Company understands that Telecommunications Act will be amended so that additional carrier licenses can be issued from 1 July 1997.

  FOREIGN ACQUISITIONS AND TAKEOVERS ACT

  The FATA requires (i) any natural person not ordinarily resident in Australia, or (ii) any corporation or trustee of a trust estate in which a natural person not ordinarily resident in Australia or a foreign corporation (being a corporation organised outside Australia) holds a substantial interest (defined below) or in which two or more such persons or foreign corporations hold an aggregate substantial interest (defined below), who proposes entering into an agreement by virtue of which the person, corporation or trustee will acquire or increase a substantial interest in an Australian corporation to notify the Treasurer of its intention to do so. The person, corporation or trustee may then only enter the proposed transaction if (a) the Treasurer advises that the Commonwealth Government has no objection to the transaction; or (b) the Treasurer has made no order prohibiting the transaction and the person, corporation or trustee has received no advice referred to above after 40 days have elapsed following the giving of the notice to the Treasurer.

  The Treasurer may make an order prohibiting the transaction if he or she is satisfied it would result in foreign persons or different foreign persons controlling the corporation and that result would be contrary to the national interest. Alternatively, the Treasurer may advise that the Commonwealth Government has no objection to the transaction, provided that the person, corporation or trustee complies with specified conditions. If the Treasurer specified conditions in connection with the non objection, the person, corporation or trustee entering into the transaction, must comply with such conditions.

  A person is taken to hold a "substantial interest:" (a) in a corporation, if the person, alone or together with any associates (as defined, in the FATA), is in a position to control not less than 15% of the voting power in the corporation or holds interest in not less than 15% of the issued shares in the corporation; or (b) in a trust estate, if the person alone or together with any associates (as defined), holds a beneficial interest in not less than 15% of the corpus or income of the trust estate. Two or more persons are taken to hold an "aggregate substantial interest;" (c) in a corporation, if they, together with any associates (as defined), are in a position to control not less than 40% of the voting power in the corporation or hold not less than 40% of the issued shares in the corporation; or (d) in a trust estate, if they together with any associates hold in the aggregate beneficial interests in not less than 40% of the corpus or income of the trust estate. Where a trustee has power or discretion under the terms of a trust as to the distribution of income or corpus of the trust estate to beneficiaries, each beneficiary is taken for the purpose of paragraphs (b) and (d) above to hold a beneficial interest in the maximum percentage of income or corpus of the trust estate that the trustee is empowered to distribute to that beneficiary.

  The circumstances in which a person is taken to hold an interest in a share are widely described in the FATA and, without limitation, include having a legal or equitable interest in the share, having entered into a contract to purchase the share or an option over the share, or an interest in the share, or having the right to vote the share. Voting power is determined by reference to the right to vote at an annual general or extraordinary meeting of the corporation and not by reference to the right to appoint or elect directors. The right of a company to nominate and vote for the election of directors is not voting power expressly limited by the FATA. See "Corporate Organisational Structure--Australia--Austar." Such Act also provides that, for the purposes of such Act, a holder of a substantial interest or holders of an aggregate substantial interest (including any such interest held by other applications of the relevant provision) in the corporation or a trust estate which is in a position to control any voting power in another corporation or holds interests in shares in another corporation or in another trust estate shall be taken to be in the position to control such voting power in the other corporation or to hold such interests in the other corporation or in the other trust estate, as the case may be.

  Voting power is determined by reference to the right to vote at an annual general or extraordinary general meeting of the corporation and not by reference to the right to appoint or elect directors. The right of a company to nominate and vote for the election of directors is not voting power expressly limited by the FATA. See "Corporate Organizational Structure-- Austar."

  The FATA also regulates certain other transactions, such as altering a constituent document of an Australian corporation or entering into an arrangement in relation to an Australian business. The FATA does not require, however, compulsory notification of those transactions. If the Treasurer is satisfied that (a) a transaction falls within the description regulated by the FATA, (b) the result of the transaction is that one or more foreign persons or different foreign persons would control the Australian corporation, and (c) that the result would be contrary to the national interests, then the Treasurer may make any order to restore the control of the corporation as closely as possible to the position in which it was immediately prior to giving effect to the relevant transaction.

  While notification of those other transactions is not required, there is a procedure for voluntarily notifying the Treasurer of those transactions. If the Treasurer advises that the Commonwealth Government has no objection to the transaction or does not prohibit the transaction or respond to the notification within a period of 30 days, then the Treasurer may not make any orders in relation to that transaction. The Treasurer may extend the 30-day period by a further 90 days.

  The FATA also provides for the "tracing" of interests of a foreign person through intermediary companies. The FATA tracing formula is not the same as the formula applied under the BSA. Under the FATA, a holder of a substantial interest or holders of aggregate substantial interests in a corporation that is in a position to control any voting power in another corporation or which holds interest in shares in another corporation is taken to be in a position to control that voting power in the other corporation or to hold such interest in the other corporation, as the case may be.

  The Austar Transaction and certain recent amendments to the articles of association and securityholder agreements of Austar affected the number of Austar directors designated by the Company and the manner in which those directors are elected. While those matters did not require any advance notification or approval under Australian law, they could in the future be reviewed by the Treasurer of Australia under provisions of the FATA. If so reviewed and determined by the Treasurer to have resulted in a change of control of an Australian person to a foreign person that is against the national interest of the Commonwealth of Australia, there would be no violation of law but the Treasurer could require control of Austar to be restored to its previous position. Prior to any change, UAP was entitled to appoint directly three of six directors of Austar. While the Company believes that it is unlikely that the Treasurer would reach such a conclusion if it decided to review the Austar Transaction, there can be no such assurances. If the Treasurer were to require control of Austar to be restored to the maximum extent permitted by the FATA, UAP could appoint only one-half of the directors of Austar and it might no longer affirmatively control Austar. While the Company believes a determination under the FATA would not affect the Company's 100% economic interest in Austar, there can be no assurances that such would be the case. If the Treasurer were to review matters, UAP would seek to minimize the effect of any required change on its relationship with Austar through a restructuring of its ownership interest or arrangements providing for the designation of independent persons as the directors it does not designate. See "Risk Factors--Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations" and "Corporate Ownership Structure--Austar."

  TRADE PRACTICES ACT

  The Trade Practices Act ("TPA") governs restrictive trade practices and consumer protection. This may impact on the conduct of a company in developing a multi-channel television business and the associated transmission facilities. The restrictive trade practices provisions prohibit, among other things, agreements that substantially lessen competition, price fixing agreements, exclusive dealing, price discrimination, resale price maintenance, third line forcing, and abuse of market power by corporations having a substantial degree of power in a market. The restrictive trade practices provisions also prohibit acquisitions of the shares or assets of a corporation which would substantially lessen competition in a market.

  Substantial pecuniary penalties may be imposed for contraventions of the TPA. The Minister, the ACCC or any other person may bring an action to restrain contraventions of the TPA by injunction against any person who has contravened or is proposing to contravene the TPA. A person who has suffered loss as a result of another person contravening the TPA may bring an action to recover damages against any person involved in the contravention.

  The ACCC may authorize otherwise prohibited conduct, other than price fixing agreements (except in special circumstances, price discrimination, and misuse of market power) if it results in, or is likely to result in, a net benefit to the public.

  As part of changes to the Telecommunications Act and associated regulations scheduled to take effect in July 1997, changes to the TPA are also contemplated with respect to providing a framework requiring access to be available to all network and systems. The current Government has indicated this open access should apply to both wireline cable and wireless systems. While the detail of the anticipated changes is not known at present, required access could be relevant to Austar.

  Local Regulation. When Austar constructs facilities, such as transmitter towers, it must also comply with local government regulations, such as planning and zoning requirements, as well as federal environmental laws.

Austar works with the local government primarily on issues concerning construction standards. Austar has established construction standards that Austar believes meet or exceed the local regulations.

NEW ZEALAND

  The Company believes that the deregulated nature of the New Zealand market is favorable to providers of multi-channel television and telephony services. The New Zealand government does not regulate the rates of multi-channel television or telephony services. There are no programming regulations in New Zealand other than those regulating programming with sexual or violent content, or which is likely to offend good taste and decency, the maintenance of law and order or the privacy of individuals. Unlike the other countries in which the Company operates, there are at present no quotas on foreign originated programming.

  New Zealand's Telecommunications Act is primarily concerned with technical and operational issues such as the licensing of certain forms of radio equipment, and the right in certain circumstances to construct and maintain telecommunications networks across public and privately owned land without the owner's consent. These rights to construct and maintain telecommunications networks are exercisable by "network operators," although they are very infrequently used, with most lines being built with the consent of the relevant landowner or local government body. Saturn holds network operator status, which is granted on a nationwide non-exclusive basis. Construction and operation of a telecommunications network on privately-owned land with the consent of the relevant land owner may be done by any person and there is no legal requirement to hold network operator status.

  The New Zealand government does not specifically regulate pricing of multi-channel television or telecommunications services. Pricing may be subject, however, to New Zealand's competition legislation, the Commerce Act 1986 (the "Commerce Act"), which prohibits businesses in a dominant position (i.e., possessing a high degree of monopoly power) in any market from using that position for an anti-competitive purpose. The Commerce Act also prohibits arrangements or understandings which have the purpose or effect of substantially reducing competition. In addition, pursuant to the Commerce Act, the government can impose price controls on any goods or services, although this power has been used only once and is not currently in use.

  New Zealand has no restrictions on foreign ownership of companies that provide multi-channel television and telephony services other than a requirement in certain circumstances for the consent of the Overseas Investment Commission, which is typically given as a matter of course.

TAHITI

  Telefenua's right to operate a multi-channel television service was granted by the CSA in 1994 for a term expiring on December 31, 2004. The CSA authorizations were based on the Decree of the French government and decisions of the Commission Mixte Des Frequences, which controls all radio frequencies for France and grants ranges to various public and private enterprises. Telefenua is the first multi-channel operator to be granted approval to operate a wireless network by the CMDF. Telefenua was granted the right to use all necessary MMDS microwave frequencies, 2.5 GHz to 2.7 GHz, through the year 2004. The Company expects that the term for the MMDS frequency will be renewed when the frequency distribution is revised on January 1, 2005, in accordance with the 1992 World Administrative Radio Communications Conference. No fees are payable for use of such frequencies.

  Telefenua has local franchise agreements with 16 municipalities (of which 14 are exclusive) on the islands of Tahiti and Moorea. The franchise agreements provide the Company with 30-year rights to operate MMDS multi-channel television networks. The franchise agreements require Telefenua to carry certain services, including local broadcast channels, and to provide local programming. No fees are payable by Telefenua under these franchise agreements.

  There are currently no government regulations on subscription rates or rate increases.

  The territorial government of Tahiti has legally challenged the Decree and authority of the CSA to award Telefenua the authorizations to operate an MMDS system in French Polynesia. The Tahitian territorial government's challenge to France's authority to award Telefenua an MMDS license in Tahiti was upheld by the Conseil d'Etat, the supreme administrative court of France. The territorial government of Tahiti has brought an action in French court seeking cancellation of the MMDS licenses awarded by the CSA to Telefenua, although no such cancellation has yet taken place. A law recently enacted by the French Parliament gives Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorizations. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Risk Factors--Challenge to Telefenua Authorization."

                      CORPORATE ORGANIZATIONAL STRUCTURE

GENERAL

  The following chart summarizes the organizational structure of the Issuer and operating companies as well as certain of the Issuer's parent corporations. Some of the Company's interests in such operating companies are held through various partnerships and holding companies and the Company's voting rights and rights to participate in earnings of such entities may differ from the economic interest indicated in the chart.

                             United International
                                Holdings, Inc.
                                   (Delaware
                                 corporation)
                                          %

                               UIH Asia/Pacific
                             Communications, Inc.
                                   (Delaware
                                 corporation)

                                         100%
                                      UIH
                              AUSTRALIA/PACIFIC,
                                     INC.
                                   (COLORADO
                                 CORPORATION)
                                 "THE ISSUER"

   --------------------------------------------------------------------
    96.3% (1)  (1)    99.3% (1)  100.0% (2)  90.0% (3)    50.0% (2)    100.0%(2)
      --------








   Salstel    Salstel         Saturn     UIH-SFCC,     Century        United
    Media      Media      Communications    L.P.        United       Wireless
 Investments  Holdings       Limited     (Colorado   Programming   Pty Limited
     Pty        Pty            (New       limited      Ventures    (Australian
   Limited    Limited        Zealand    partnership) Pty Limited   corporation)
                           corporation)              (Australian
          3.7% (1)0.7% (1)                     (3)   corporation)
                                                            50.0%







  STV Pty         CTV Pty                 Societe
  Limited         Limited                Francaise
                                            des
                                       Communications
                                           et du
                                     Cable S.A.(French
                                        corporation)
                                                         XYZ
                                                    Entertainment
(Australian     (Australian                          Pty Limited
corporation)    corporation)                         (Australian
                                                     corporation)

-- -- -- -- -- -- -- -- --
-- -- -- --

           Austar                              (3)

                                         Telefenua
                                            S.A.
                                     (French Polynesian
                                        corporation)

---------------------
(1) The Company holds, directly and indirectly, a combined greater than 99.99% economic interest in each of STV and CTV. The Company holds ordinary shares and convertible debentures of STV and CTV which account for approximately 0.6% and 95.7%, respectively, of the total economic interests of STV and account for approximately 0.1% and 99.2%, respectively, of the total economic interests of CTV. In addition, the Company holds debentures of two companies that in turn hold ordinary shares of CTV and STV. Through such debentures the Company has an indirect additional 3.7% and 0.7%, respectively, economic interest in STV and CTV. The Company has the right to designate all directors of these companies. See "--Austar."
(2) The Company's interests in Saturn, Century United Programming Ventures Pty Limited ("CUPV") and United Wireless are held by wholly owned subsidiaries of the Issuer that are each an Unrestricted Subsidiary under the Indenture and, as such, will not be subject to many covenants under the Indenture. See "Risk Factors--Holding Company Structure; Limited on Access to Cash Flow" and "Description of the Notes."
(3) The Company's net economic interest in Telefenua is held through several intermediate partnerships and holding companies. Generally, the Company is entitled to receive 90%, and then 75%, of all economic distributions from the parent company of Telefenua until such time as it has received a 20% and 40% rate of return on its invested capital, respectively. Thereafter, the Company is entitled to receive 64% of all economic distributions. The Company controls 40% of the voting power of the parent company of Telefenua and has the right to appoint three of its six directors.

AUSTAR

  The Issuer holds a combined 100% economic interest in CTV and STV, which operate together under the name Austar, through direct and indirect holdings of convertible debentures and ordinary shares. The Company holds approximately 15% of the ordinary shares of CTV and STV, which accounts for an approximately 0.3% economic interest in Austar. The Company holds all of CTV's and STV's convertible debentures, which accounts for an approximately 97.8% economic interest in Austar. In addition, through the Company's holdings of certain debentures of Salstel Media Holdings Pty Limited ("SMH") and Salstel Media Investments Pty Limited ("SMI"), which in turn hold ordinary shares of CTV and STV, UAP has an additional effective 1.9% economic interest in Austar. Although the Company holds debentures and one share in each of SMH and SMI, it does not control such entities or have controlling rights as a shareholder of such entities.

  These holdings resulted from three acquisitions and certain capital contributions made by the Company. In July 1994, as part of the establishment of CTV, the Company acquired an initial 40% economic interest in CTV, which was later increased to 50%, and in October 1994, as part of the establishment of STV, the Company acquired a 50% economic interest in STV. In the Austar Transaction in December 1995, the Company acquired an additional 40% economic interest in each of CTV and STV from existing shareholders for approximately $15.3 million in cash and 170,513 shares of UIH's convertible preferred stock, having a liquidation value upon issuance of approximately $29.8 million. As part of the Austar Transaction, SMH and SMI, which are Australian companies and members of the Salisbury Securities Limited Group of companies, acquired 74% and 75% of the ordinary shares of CTV and STV, respectively. Throughout 1996 the Company increased its economic interest in Austar to 96% as a result of capital contributions, including the conversion of bridge loans and accrued interest, totalling $50.6 million made by the Company to Austar as to which the other principal holder of economic interests in Austar did not contribute its pro rata share. In October 1996, the Company acquired the remaining 4% economic interest in Austar from Australis for approximately $7.9 million in a transaction agreed to by Australis as part of the Australis Arrangement.

  The Company, CTV, STV, SMI and SMH are parties to securityholders' agreements, (collectively, the "CTV/STV Securityholders' Agreements") that contain provisions relating to governance of the companies, transfers by the securityholders of their respective interests in the companies (including a change in control), raising additional capital and funding for the companies and other matters concerning ownership and operation of the companies. Certain of these provisions are also contained in the Articles of Association of each of CTV and STV (collectively, the "CTV/STV Articles of Association"). In connection with the Austar Transaction, the Company and SMH, with respect to CTV, and the Company and SMI, with respect to STV, executed agreements (the "SMH/SMI Agreements") relating to the appointment of directors. SMH and SMI also executed deeds under Australian law in which they agreed to be bound by the terms of the CTV/STV Securityholders' Agreements.

  Under the CTV/STV Articles of Association and the CTV/STV Securityholders' Agreements, each of the boards of directors of CTV and STV consist of six voting directors and one non-voting managing director, and each holder of an ordinary share or debenture of CTV and STV is entitled to cast one vote for the election of directors of CTV or STV, respectively, for each share or debenture held. Each such holder is required to vote its shares and debentures for those voting directors nominated by the other holders, with each holder of 15% or more of the shares and debentures having the right to nominate one voting director for each 15% of the shares and debentures held and each holder of 10% or more but fewer than 15% of the shares and debentures having the right to nominate one voting director. For the purposes of determining such rights, the Company and any person nominated by the Company to hold economic interests in CTV and STV are considered one holder and their economic interests are aggregated. Thus, the Company and SMH, with respect to CTV, and the Company and SMI, with respect to STV, are effectively treated as one holder for the purposes of determining the right to nominate voting directors. Based on the current economic interests, the Company and SMH together have the right to nominate all of CTV's six voting directors for election by CTV's securityholders, the Company and SMI together have the right to nominate all of STV's six voting directors for election by STV's securityholders.

  While adoption of the securityholders' voting and director selection arrangements for CTV and STV did not require compulsory notification to the Treasurer under the FATA, they may be determined by the Treasurer to result in a change of control of CTV and STV that has resulted in a foreign person being in control who had not previously been in control. If the Treasurer makes such a determination and concludes that the change of control is against the national interest, then the Treasurer may require the parties to the Austar Transaction to restore the control of CTV and STV to the position it was in before the Austar Transaction. Before the Austar Transaction, directors were not elected but were appointed directly by securityholders, and the Company had the right to appoint half of the directors of CTV and STV and the other securityholders had the right to appoint the other half of the directors of CTV and STV. While the Company believes an adverse review and determination by the Treasurer to be unlikely, there can be no assurance that the Treasurer, if he reviews the transaction, would give effect to the contractual provisions of the SMH/SMI Agreements. See "Risk Factors--Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations."

  Under the SMH/SMI Agreements, the Company has the right to nominate all voting directors that the Company and SMH, with respect to CTV's board, and the Company and SMI, with respect to STV's board, have the right to nominate. Thus, the Company is currently entitled to designate all of the six voting directors of each company. The Company and SMH and SMI have agreed that if the Treasurer issues an order restoring control or indicates the intention to do so, the Company will have the right to designate three directors of the relevant company and SMH and SMI will have the right to designate the remaining directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. They have also agreed that if that arrangement is considered in breach of any law or prompts such government action, then the Company will have the right to designate the maximum number of voting directors permitted by law and the Company and SMH, in the case of CTV, and the Company and SMI, in the case of STV, will designate as independent directors the remaining number of voting directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. An independent director is, among other things, a person agreed on by the Company and SMH or SMI, as the case may be, but not associated with either the Company or SMH or SMI. Either the Company or SMH or SMI, as the case may be, will have the right to remove an independent director.

  The CTV/STV Securityholders' Agreements provide that while the day-to-day running of CTV and STV is handled by the management, certain decisions must be made by the board. These decisions include, among other things, the following actions with respect to either company: the adoption or modification of a business plan; entering into or modifying any material agreement; making acquisitions, dispositions or capital expenditures exceeding A$50,000; the negotiation of certain finance facilities and borrowings; the issuance of additional securities; entering a new line of business or changing a current line of business; any consolidation or restructuring; the listing of shares on a securities exchange; changing the management structure of the company; appointing and compensating the Managing Director; the declaration and payment of dividends; making loans of the company's funds; and dealing with any license. CTV and STV's Articles of Association cannot be amended without the consent of the parties to the CTV/STV Securityholders' Agreements, other than CTV or STV.

  While under Australian corporate law shareholders have relatively little power with regard to the management of a company (management resting with the directors), a shareholder vote is required for certain specified actions, such as reductions in capital, amendments to articles of association, the restructuring or takeover of a company and share repurchases. The Company holds 14.9% of the ordinary shares of CTV and STV that may be voted on these matters at an ordinary meeting of shareholders.

  The CTV/STV Securityholders' Agreements provide that a securityholder may not transfer its securities in CTV or STV, except to or between certain affiliates or as security to a bank or in other specified situations, until the securityholder has first offered the securities to the other securityholder. If the other securityholder does not purchase the offered securities, then the selling securityholder may, in the six months after offering the securities to the other securityholders, transfer all or part the securities to a third party at a price no lower than the price offered to the other securityholders, subject to approval by the board of directors of CTV or STV. Such approval is to be granted if the securityholder has followed the requisite procedures.

  In the event of a "change of control" of a securityholder, the party experiencing the change of control must offer its securities in CTV or STV to the other securityholders at the average fair market value of the securities based on the valuations of two qualified independent persons. A change of control is deemed to occur when (i) the power to control the composition of the board or the management of the securityholder passes to a person who did not possess such power at the date of the CTV/STV Securityholders' Agreements,
(ii) the ability to procure or prevent passing an ordinary resolution at the general meeting of the securityholder passes to a person who did not possess that ability at the date of the CTV/STV Securityholders' Agreements, or (iii) a person becomes beneficially entitled to more than 50% of the ordinary shares or voting rights of a securityholder or any holding company of a securityholder and the person was not at the date of the CTV/STV Securityholders' Agreements beneficially entitled to more than 50% of those share or voting rights. These "change of control" provisions do not apply to changes in control of UIH.

  The Company and the other securityholders party to the CTV/STV Securityholders' Agreements and their affiliates may not directly or indirectly carry on or otherwise have an interest in any business similar to or competitive with the DTH, MMDS and cable television services provided by CTV and STV in their respective regions unless CTV or STV, as applicable, has first been offered and has declined the opportunity to be involved in that business.

XYZ

  The Company has an indirect 25% interest in XYZ through its 50% interest in Century United Programming Ventures Pty Limited ("CUPV"), an Australian corporation owned equally by the Company and Century. CUPV holds a 50% interest in XYZ. The remaining 50% interest in XYZ is held by Foxtel.

  In October 1994, UIH and Century formed XYZ and each acquired an initial 50% interest. In September 1995, Foxtel purchased a 50% interest in XYZ and the Company and Century transferred the remaining 50% interest to CUPV. The sale diluted UIH's indirect interest in XYZ to 25%. UIH received sale proceeds of approximately $4.1 million from Foxtel for one-half of its initial interest in XYZ.

  Pursuant to a shareholders agreement executed in September 1995 (the "XYZ Shareholders' Agreement"), each shareholder holding an economic interest of at least 40% in XYZ may appoint two of the four directors to each of the boards of directors of XYZ and the companies in which XYZ holds interests. As long as CUPV and Foxtel hold an economic interest of at least 40% in XYZ, each of them is entitled to one vote at meetings of each of such boards and any board decisions must include an affirmative vote by each of them. A quorum consists of two directors, of which one must be a representative of CUPV and one must be a representative of Foxtel, provided that neither CUPV nor Foxtel's interest is less than 40%. If either CUPV or Foxtel's economic interest is less than 40%, that party will not be entitled to any representation on any of the such boards and the other party must appoint further representatives. All board decisions require unanimous consent. Board approval is required for actions relating to, among other things: amendments or variations to the business plan and certain agreements (including the XYZ Shareholders' Agreement) and articles of association of any company in which XYZ holds an interest; admitting new shareholders or issuing or redeeming any shares of CUPV or Foxtel in XYZ; or requiring additional capital or other contributions, incurring indebtedness or expenditures, issuing securities, or approving distributions of property, not approved in the business plan. Funding required by XYZ must be contributed by each shareholder in proportion to its economic interest or as otherwise provided by the XYZ Shareholders' Agreement and if a shareholder fails to do so within the requisite time period after a call is made, its economic interest will be diluted accordingly.

  The XYZ Shareholders' Agreement provides that a shareholder may not transfer its interest in XYZ, except in limited circumstances, until the shareholder has first offered such interest to the other shareholders at fair market value as determined in accordance with the XYZ Shareholders' Agreement. If the other shareholders do not purchase the offered securities, then during the six-month period following such offer, the selling shareholder may transfer all or part of its XYZ interest to any third party at a price no lower than the price offered to the other shareholders, subject to such third party's agreeing to the same transfer restrictions and the terms of the

XYZ Shareholders' Agreement. Century and the Company have granted each other a right of first refusal to acquire the other's interest in CUPV. If neither the Company nor Century purchases the other's interest in CUPV, then Foxtel has a right of first refusal to purchase that interest in CUPV before it may be offered to a third party.

SATURN

  The Company acquired in 1994 a 50% interest in Saturn, a New Zealand corporation. In July 1996, the Company acquired the remaining 50% interest in Saturn from Kiwi Cable Company B.V.I., Inc. ("Kiwi"), a company that also owns and operates cable television systems in the Caribbean. The Company acquired Kiwi's 50% interest in Saturn in exchange for a 2.6% common equity interest in the Issuer.

TELEFENUA

  UIH-SFCC Holdings, L.P. ("UIH-SFCC"), a limited partnership wholly owned by the Company, is the general partner of a limited partnership (the "Partnership") that owns 100% of the preferred stock of SFCC, representing approximately 40% of the share capital of SFCC. SFCC is the parent company of Telefenua, which owns and operates the multi-channel television system in Tahiti. As holder of 100% of the preferred stock of SFCC, the Partnership is entitled to certain preferential distributions by SFCC. Through its general partner's interest in the Partnership, UIH-SFCC will receive 90% of distributions made by SFCC until UIH-SFCC has received a return of its investment plus a 20% cumulative compounded annual return, 75% of distributions until it has received the return of its investment plus a 40% cumulative compound annual return and 64% of distributions thereafter. Once UIH-SFCC's total equity investment exceeds $10 million, further equity investments would not be entitled to the 90% and 75% distributions. Instead, equity investments above $10 million, to the extent not matched pro rata by the Company's partners, would increase the 64% that UIH receives after the preferential distributions are made on the first $10 million. As of September 30, 1996, UIH-SFCC has also advanced $7.0 million as a bridge loan to SFCC, approximately $5.0 million of which was converted into convertible debentures of SFCC, which are convertible into preferred stock of SFCC. UIH-SFCC intends to convert approximately $3.1 million of such debentures into preferred stock with the same terms as the existing preferred stock of SFCC, to bring UIH-SFCC's total equity investment to $10.0 million. UIH-SFCC has also invested $2.3 million in equipment, which has been leased to Telefenua.

  As holder of 100% of the preferred stock of SFCC, the Partnership is entitled to designate three of the six members of SFCC's board of directors. In addition, certain actions by SFCC require the approval of at least two of the directors designated by the Partnership. These decisions include expenditures exceeding 50,000 French francs, borrowing funds or making loans or guarantees, transferring material assets, adopting or modifying or deviating from an annual business plan, investing in any other business or activity and certain other matters specified in the Articles of Association of SFCC. As general partner of the Partnership, UIH-SFCC has broad powers to manage the Partnership's affairs, subject to fiduciary duties.

  The Articles of Association of SFCC provide that (a) the preferred shares of SFCC are freely transferable and (b) sales of the common shares are subject to a right of first refusal in favor of the other shareholders of the Company. In the case of a sale of common shares, each other shareholder may require the purchaser to purchase the other shareholders' shares on the same terms. As general partner of the Partnership, UIH-SFCC may cause the Partnership to sell the preferred shares of SFCC to third parties. If any such sale occurs before June 1, 1999, however, then each limited partner will have the right to receive a distribution of its pro rata portion of the preferred shares before they are sold to the third party. Sales of interests in the Partnership are subject to a right of first refusal in favor of the other partners. In the case of a sale of a general partner's interest, the limited partners may require the purchaser to purchase their interests on the same terms as the purchase of the general partner's interests.

UNITED WIRELESS

  United Wireless is a wholly owned subsidiary of the Company.

                                  MANAGEMENT

  The directors and executive officers of the Issuer and the key employees of the operating companies and their ages and positions with the respective company are set forth below.

  NAME                              AGE POSITION
  ----                              --- --------
  THE ISSUER:
    Gene W. Schneider..............  70 Chairman of the Board
    Michael T. Fries...............  33 Chief Executive Officer and Director
    Bernard G. Dvorak..............  36 Chief Financial Officer and Director
    John C. Porter.................  39 Chief Operating Officer
    Donald F. Hagans...............  50 Vice President--Australia
    Kevin Ong......................  40 Vice President--Finance
    Mark L. Schneider..............  41 Director
  OPERATING COMPANIES:
    Robert G. McRann...............  62 Managing Director, Austar
    Bruce Mann.....................  41 Director of Sales and Marketing, Austar
    Robert J. Birrell..............  34 Finance Director, Austar
    Jack B. Matthews...............  44 Chief Executive Officer, Saturn
    Michel Laurent.................  44 Managing Director, Telefenua
    Joseph P. Gatto, Jr. ..........  49 Chief Executive Officer, United Wireless

  Senior management of the Company, initially Messrs. Porter and Hagans, will participate in a non-voting, advisory role to the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

  GENE W. SCHNEIDER has served as Chairman of the Board of Directors of the Issuer and UAP since their respective formations. He has served as Chairman of the Board of Directors of UIH since May 1989 and UIH's Chief Executive Officer since October 1995. Mr. Schneider was, until November 1991, Chairman of United Artists Entertainment Company, the third-largest U.S. cable television company and the largest theater owner in the world. He was founder of United Cable Television Corporation ("United Cable") in early 1950s and, as its Chairman and Chief Executive Officer, built United Cable into the eighth-largest multiple system operator prior to merging with United Artists Entertainment Company ("United Artists") in 1989. He has been active in cable television affairs and has served on numerous National Cable Television Association committees and special projects since NCTA's inception in the early 1950s. He also has served on the boards of directors of several other companies, including Turner Broadcasting Corporation.

  MICHAEL T. FRIES has served as Chief Executive Officer of the Issuer and UAP since November 1996, as President of the Issuer and UAP since their respective formations and is also a Director of the Issuer since April 1996. Following the Offering, Mr. Fries will continue his position as a member of UIH's Investment Committee. Mr. Fries was President of UIH Asia/Pacific, Inc., the predecessor to the Company previously responsible for all operating and development activities of the Company in the Asia/Pacific region. Prior to assuming that position in 1995, Mr. Fries served as Senior Vice President, Development, of UIH, in which capacity he was responsible for managing UIH's worldwide acquisitions and new business development activities since March 1990, including UIH's expansion into the Asia/Pacific market. From 1985 to 1990, Mr. Fries was employed by PaineWebber Incorporated (New York) where he spent approximately one year in the firm's venture capital group and four years in the investment banking division, specializing in domestic and international transactions for companies in the media and telecommunications industry.

  BERNARD G. DVORAK is the Chief Financial Officer and a Director of both the Issuer and UAP and has served as Vice President and Treasurer of the Issuer since its formation. He has also served as Chief Financial Officer of UIH since June 1992. From June 1989 until June 1992, he was Vice President, Finance of UIH. He is responsible for the Issuer's and UIH's financial, accounting and administrative functions. Prior to joining UIH in June 1989, Mr. Dvorak spent four years as Controller of United Cable, where he was responsible for the accounting, financial reporting and financial planning functions as well as acting as business manager overseeing international investments.

  JOHN C. PORTER has served as Chief Operating Officer of the Issuer since November 1996 and Chief Operating Officer of Austar since April 1995, where he directly managed the technical, operating and administrative aspects of Austar's multi-channel systems and was the principal executive in the field responsible for the launch of MMDS and cable systems, as well as Austar's DTH business. As Chief Operating Officer of the Issuer, Mr. Porter will continue to participate in the management and operations of Austar, along with the Company's other operating companies. Mr. Porter is also the Chief Operating Officer and a Director of UAP. Prior to joining Austar, Mr. Porter spent the last 10 years serving in various capacities for Time Warner Cable, a subsidiary of Time Warner, Inc. Most recently, Mr. Porter acted as the Division President, Central Ohio, a 170,000 subscriber, 400 employee division. Mr. Porter has over 16 years of management experience in the U.S. multi-channel television industry.

  DONALD F. HAGANS has served as Vice President--Australia of the Issuer and UAP since their respective formations and was a Regional Vice President of UIH Asia/Pacific Inc., from January 1994 to November, 1996. Mr. Hagans serves as chairman of Austar and oversees UIH's interests in XYZ and United Wireless. From January 1989 until joining UIH in January 1994, Mr. Hagans was a principal in the firm, Hagans Ziegler, a private investment group specializing in domestic and international ventures. Mr. Hagans also acted as the Legislative Director for Texas Senator Phil Gramm, participated extensively in the activities of the International Bank Subcommittee of the U.S. Senate and practiced law as an attorney in a private practice.

  KEVIN ONG has served as Vice-President--Finance of the Issuer since May 1996. Prior to joining UIH, Mr. Ong has served in various financial and senior management positions with U.S. and international cable television operators. From 1988 to 1994, Mr. Ong served as Director with Jones Intercable, Inc. and Treasurer of Jones International, Ltd., where he was responsible for financial operations and various accounting functions. From 1977 to 1988, Mr. Ong was employed at KPMG Peat Marwick, attaining an audit senior manager position.

  MARK L. SCHNEIDER has been a Director of the Issuer since May 1996. Mr. Schneider is also a Director of UIH and UAP. In May 1996, Mr. Schneider became Chief of Strategic Planning and Operational Oversight of UIH. He served as President of UIH from July 1992 until March 1995 and was Senior Vice President of UIH from May 1989 until July 1992. During these periods Mr. Schneider was responsible for all of its international multi-channel television system and programming activities. Prior to joining UIH, he served as Vice President of Corporate Development at United Cable from March 1987 until May 1989. In that position, he was responsible for United Cable's acquisition and development of international cable television systems and other businesses.

  Gene W. Schneider and Mark L. Schneider are father and son. No other family relationships exist between any other executive officers or directors of the Company.

OTHER MANAGEMENT

  Senior management of the operating companies include the following individuals:

  ROBERT G. MCRANN has served as Managing Director of Austar since joining that company in March 1995. Mr. McRann is responsible for the management of all aspects of Austar's MMDS, DTH and cable television operations including engineering, customer service, marketing and administrative functions. For the twelve years prior to joining Austar, Mr. McRann served as Senior Vice President responsible for Cox Cable's San Diego system, which had annual revenues in 1995 of $140.0 million and a subscriber base of over 325,000. Mr. McRann has over 18 years of management experience in the U.S. multi-channel television industry.

  BRUCE MANN has served as Sales and Marketing Director of Austar since joining that company in April 1995. Mr. Mann is responsible for the development of Austar's marketing and sales techniques and has played a critical role in the successful implementation of these plans throughout Austar's franchise area. Mr. Mann has been involved in various marketing capacities of communications and entertainment companies for the past 15 years including eight years at Time Warner Cable as Director of Marketing-Brooklyn, Queens. From 1994 until joining Austar, Mr. Mann served as President, National Division, of Cross Country Wireless, Inc., a U.S. provider of wireless multi-channel television services. From 1991 to 1994, Mr. Mann served as Vice President-Marketing of Washington Redskins/Jack Kent Cooke Stadium, Inc., specializing in sports and entertainment related promotion, advertising and marketing.

  ROBERT J. BIRRELL has served as Finance Director of Austar since January 1996 and has been involved with the development aspects of the Austar business since April 1994. Mr. Birrell is responsible for the accounting, finance, inventory control, investor relations and legal aspects of Austar's business. Prior to joining Austar, Mr. Birrell has been involved with various activities in large scale retailing in the Australian marketplace. From 1985 to 1993, Mr. Birrell served as Treasurer of Industrial Equity Limited, an Australian based investment company, and prior to that as Manager Arbitrage of Macquarie Bank Limited. Mr. Birrell has over 14 years experience in the banking and business environment in Australia.

  JACK B. MATTHEWS has served as Chief Executive Officer of Saturn since joining that company in January 1995. Mr. Matthews is responsible for technical, operating and marketing aspects of the business. Mr. Matthews has served in various general management capacities with several U.S. multiple system operators including, Cox Cable Communications and Continental Cablevision. From August 1993 until joining Saturn, Mr. Matthews was the Vice President-Sales & Marketing of Arrowsmith Technologies, a cable technology company which develops and installs advanced field operations management and operations support systems for the cable television industry. From 1990 to 1993, Mr. Matthews was the President of COMM/ONE, a entrepreneurial business marketing sophisticated video and voice processing systems. Mr. Matthews has over 14 years of U.S. multi-channel television industry experience.

  MICHEL LAURENT has served as Managing Director of Telefenua since May 1995. Since joining Telefenua, Mr. Laurent has been responsible for the launch of Telefenua's service and rapid increase in its customer base. From 1991 until joining Telefenua, Mr. Laurent held various positions with Videotron Ltd., the largest cable television and telecommunications company in the province of Quebec and the second largest multiple system operator in Canada. Mr. Laurent most recently served as Vice President of Operations for Videotron's Montreal division and was responsible for technical, operating and marketing aspects of the business. Mr. Laurent is fluent in French and English.

  JOSEPH P. GATTO, JR. has been the Chief Executive Officer of United Wireless since May 1996. Mr. Gatto was the Vice President, Development of UIH A/P focusing on telecommunications business development within the Asia/Pacific region. Prior to joining UIH, Mr. Gatto was the Director of Sales of Plexsys International Corp., a cellular system network manufacturer, where he was responsible for worldwide sales. Mr. Gatto has also served in various sales and marketing capacities for US and Asian telecommunications and technology companies.

EXECUTIVE COMPENSATION

  All of the officers of the Issuer are employed by UIH or UAP, the majority direct and indirect stockholders of the Issuer. The Issuer pays no separate compensation to these officers, however, the Company and UAP are parties to the UAP Management Agreement, pursuant to which the Company pays UAP a management fee for certain services provided to the Company. See "Certain Transactions."

  Most of the members of senior management of Austar, Saturn and Telefenua are U.S. or Canadian expatriates who are employed by UAP and have been seconded to the respective operating companies. The respective operating companies reimburse UAP for compensation paid to these employees pursuant to Technical Assistance Agreements between UAP and each of Austar, Saturn and Telefenua. Gene W. Schneider, the Company's Chairman, is also the Chairman and Chief Executive Officer of UIH and spends only a portion of his time on matters pertaining to the Company and its operations. The Chief Executive Officer of the Company, Michael T. Fries, is also an officer and employee of UAP and spends approximately 75% of his time on matters pertaining to the Company and its operations. Bernard G. Dvorak, the Company's Chief Financial Officer, is also an officer and employee of UIH and spends only a portion of his time on matters pertaining to the Company and its operations. The services of Messers. Schneider, Fries and Dvorak will be provided to the Company pursuant to the UAP Management Agreement. While the Company and its operating companies do not reimburse UAP directly for a specified portion of the compensation UIH pays to Messrs. Schneider or Dvorak and UAP pays to Mr. Fries, the Company pays a management fee to UAP under the UAP Management Agreement for certain services, including those of Messrs. Schneider, Fries and Dvorak, performed on behalf of the Company. The chart below summarizes the compensation paid during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company and its 50% or greater owned subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                                                          COMPENSATION
                                  ANNUAL COMPENSATION      AWARDS(1)
                                  --------------------    ------------
                                                           SECURITIES
                                                           UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS       OPTIONS(#)  COMPENSATION(2)
---------------------------  ---- ---------- ---------    ------------ ---------------
Gene W. Schneider(3)....     1995 $  324,577 $     --        40,000        $4,620
 Chairman
Michael T. Fries(3).....     1995    212,769       --        35,000         4,620
 Chief Executive Officer
Bernard G. Dvorak(3)....     1995    192,769       --        35,000         4,620
 Chief Financial Officer
Donald F. Hagans........     1995    175,000       --        12,000           --
 Vice President--Austra-
 lia
Robert G. McRann(4).....     1995    161,538    24,279(5)       --          3,836
 Managing Director,
 Austar

---------------------
(1) Options with respect to shares of Class A Common Stock of UIH granted to such executives as officers and employees of UIH.
(2) Consists of matching employer contributions made by UIH under UIH's Employee 401(k) Plan.
(3) Total compensation paid by UIH for duties performed with respect to the Company and other operations of UIH.
(4) Mr. McRann started employment with Austar in March 1995.
(5) Consists of additional cash compensation relating to the overseas assignment of Mr. McRann.

  Messrs. Schneider, Fries, Dvorak and Hagans, as employees and officers of UIH, have been granted options to acquire stock of UIH. Mr. McRann has not been granted any options by UIH. The following tables set forth information concerning options to purchase shares of UIH Class A Common Stock granted to these executives in the last fiscal year as well as the value of unexercised options held by such executives as of December 31, 1995. No such executive has exercised any options during the fiscal year ended December 31, 1995.

                     OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                   POTENTIAL REALIZABLE
                                                                     VALUE AT ASSUMED
                                                                       ANNUAL RATES
                                                                      OF STOCK PRICE
                                                                       APPRECIATION
                                     INDIVIDUAL GRANTS              FOR OPTION TERM(2)
                         ----------------------------------------- ---------------------
                                    PERCENTAGE
                         NUMBER OF   OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO
                          OPTIONS   EMPLOYEES  EXERCISE
                          GRANTED   IN FISCAL   PRICE   EXPIRATION
NAME                        (#)        YEAR     ($/SH)     DATE     5% ($)     10% ($)
----                     ---------- ---------- -------- ---------- --------- -----------
Gene W. Schneider.......   40,000      6.07%    $15.75   6/16/05   $ 396,204 $ 1,004,058
Michael T. Fries........   35,000      5.32      15.75   6/16/05     346,678     878,551
Bernard G. Dvorak.......   35,000      5.32      15.75   6/16/05     346,678     878,551
Donald F. Hagans........   12,000      1.82      15.75   6/16/05     118,861     301,217

---------------------
(1) The stock options granted during the last fiscal year become exercisable with respect to 25% of the shares covered thereby after the first anniversary of the effective date of the grant and with respect to the remaining 75% in equal monthly increments over the three-year period thereafter. The initial 25% of all of the options listed in this table become exercisable on June 16, 1996. Vesting of the options granted is accelerated upon a change of control of UIH as defined in UIH's stock option plan.
(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                               OPTIONS AT FY-END (#)     OPTIONS AT FY-END ($)
                             ------------------------- -------------------------
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Gene W. Schneider...........       90,625/99,375           $475,781/311,719
Michael T. Fries............       72,500/82,500            441,041/288,958
Bernard G. Dvorak...........       60,417/74,583            317,187/207,813
Donald F. Hagans............       40,002/51,998                  0/0

AGREEMENTS WITH EMPLOYEES

  UAP and many of its employees serving as senior management in the Company's operating companies are parties to agreements typically with terms of three to five years. The agreements generally provide for a specified base salary as well as a bonus set at a specified percentage of the base salary, which bonus is based on the performance of the respective company and employee. The agreements often provide for the grant of an incentive interest equal to a percentage of the residual equity value of the respective company which is typically defined as the fair market value of the business less net liabilities and a reasonable return on shareholders' investment. The employment agreements generally also provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

  Of the persons identified in the Summary Compensation Table, Mr. McRann has such an employment agreement with UAP. This five-year employment agreement provides for an annual base salary of $225,000 per year, to be reviewed annually, with eligibility for an annual bonus of up to 30% of the base salary, based on the performance of Austar as well as Mr. McRann's individual performance. Mr. McRann was also granted an incentive interest, that vests over a four year period, equal to .75% of the "residual equity value" of Austar, calculated as (i) ten times EBITDA from the prior 12 months, less (ii) the sum of Austar's net liabilities and an amount equal to the total shareholder investment in Austar, plus a 12% compounded annual return on such investment. In the event of a change of control of Austar, the residual equity value will be the greater of (x) the amount calculated above or (y) the net gross proceeds to the shareholders from the event that causes the change of control, less an amount equal to the total shareholder investment in Austar, plus a 12% compounded annual return on such investment. Austar reimbursed UIH and will continue to reimburse UAP under the Technical Assistance Agreement for employment costs associated with Mr. McRann.

COMPENSATION OF DIRECTORS

  All of the directors of the Issuer are also directors or officers of UIH or UAP, the direct and indirect majority stockholders of the Issuer. They receive no separate compensation for serving as directors of the Issuer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Issuer's Board of Directors has no separate Compensation Committee as the Issuer currently does not have any employees. UIH's and UAP's respective compensation committees, none of the members of which are employees or executive officers of the Issuer, determine the compensation of the Issuer's executive officers in their capacity as employees of UIH or UAP. Directors or executive officers of the Issuer may serve on the boards of directors of Austar, Saturn, Telefenua and XYZ and as part of their duties may determine the compensation of those operating companies' employees. None of the employees of such operating companies, however, are Directors of the Issuer.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Issuer's Articles of Incorporation eliminates the personal liability of its directors to the Issuer and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Issuer's Articles of Incorporation and Bylaws provide that the Issuer shall indemnify its officers and directors to the fullest extent permitted by law. The Issuer believes that such indemnification covers at least negligence and gross negligence on the part of indemnified parties.

  The Issuer has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Issuer's Articles of Incorporation and Bylaws. These agreements require the Issuer, among other things, to indemnify the Issuer's directors and officers for certain expenses (including attorney's fees), judgments, fines, penalties and settlement amounts incurred by any such person in certain actions or proceedings, including actions by or in the right of the Issuer, arising out of such person's services as a director or officer of the Issuer, any subsidiary of the Issuer or any other company or enterprise to which the person provides services at the request of the Issuer. The Issuer believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

              RELATIONSHIP WITH UAP AND RELATED TRANSACTIONS

  The Issuer is currently an indirect, majority owned subsidiary of UAP and prior to the May 1996 Offering, its operations were funded by UIH, UAP's parent corporation. Immediately prior to the May 1996 Offering, UIH Australia, Inc., UIH Australia II, and UIH Australia III, Inc. (the "UIH Australia Subsidiaries"); UIH New Zealand, Inc. (the "UIH New Zealand Subsidiary"); UIH-SFCC, Inc. (the "UIH Tahiti Subsidiary"); and UIH Australia Holding, Inc. were merged with and into Issuer (the "Merger"). The UIH Australia Subsidiaries held UIH's interest in Austar, the UIH New Zealand Subsidiary held UIH's interest in Saturn, the UIH Tahiti Subsidiary held UIH's interest in Telefenua, UIH Australia Holdings, Inc. held UIH's interest in United Wireless (the "UIH Wireless Subsidiary") and the Issuer held UIH's interest in XYZ Entertainment. Each of the UIH Australia Subsidiaries, the UIH New Zealand Subsidiary, the UIH Tahiti Subsidiary, the UIH Wireless Subsidiary and the Issuer were initially capitalized with $100 and 100 shares of common stock were issued to UIH, the sole shareholder of such corporations. During the years ended December 31, 1994 and 1995, UIH contributed (i) a total of $19.7 million and $50.8 million, respectively, to the UIH Australia Subsidiaries, which amounts were used to fund the UIH Australia Subsidiaries' investment in Austar; (ii) a total of $2.5 million and none, respectively, to the UIH New Zealand Subsidiary, which amounts were used to fund the UIH New Zealand Subsidiary's investment in Saturn, (iii) a total of none and $6.9 million, respectively, to the UIH Tahiti Subsidiary, which amounts were used to fund the UIH Tahiti Subsidiary's investment in Telefenua; (iv) a total of none and $911,000, respectively, to the UIH Wireless Subsidiary, which amounts were used to fund the UIH Wireless Subsidiary's investment in United Wireless and
(v) a total of $629,000 and $5.1 million, respectively, to the Issuer, which amounts were used to fund the Issuer's investment in XYZ Entertainment. No additional shares of capital stock were issued to UIH in connection with these capital contributions. During the years ended December 31, 1994 and 1995, UIH made bridge loans (i) totaling none and $5.4 million, respectively, to certain of the UIH Australia Subsidiaries, which amounts in turn were used to make loans to Austar; (ii) totaling none and $2.0 million, respectively, to the UIH New Zealand Subsidiary, which amounts in turn were used to make loans to Saturn; and (iii) totaling none and $6.8 million, respectively, to the UIH Tahiti Subsidiary, which amounts in turn were used to make loans to Telefenua. These bridge loans are payable upon demand and bear interest at rates ranging from 9.25% to 14.0% per annum. At the time of the May 1996 Offering, the Company acquired $25 million of these bridge loans and the remaining portion of the bridge loans were contributed to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  As a result of the Merger, all of the issued and outstanding capital stock of the UIH Australian Subsidiaries, the UIH New Zealand Subsidiary, the UIH Tahiti Subsidiary and the UIH Wireless Subsidiary were canceled.

  In connection with the Saturn Purchase, the Issuer declared and paid a dividend of 387 shares of common stock to UAP and issued to the other shareholder of Saturn, Kiwi, 13 shares of common stock, which represented 2.6% of its issued and outstanding common stock. UAP and Kiwi are negotiating for Kiwi to exchange its 2.6% interest in the Issuer for shares of Class A Common Stock of UAP prior to the UAP Stock Offering.

  The Issuer and UAP are parties to the 10-year UAP Management Agreement, pursuant to which UAP performs certain management, technical, administrative, accounting, financial reporting, tax, legal and other services for the Issuer, which has no separate employees of its own. Pursuant to the UAP Management Agreement, UAP will be paid a management fee of $750,000 for the first year of such agreement, which fees shall increase on the first anniversary date of the UAP Management Agreement and each anniversary date thereafter by 8% per year. In addition, the Issuer shall reimburse UAP for any out-of-pocket expenses incurred by UAP in performance of its duties under the UAP Management Agreement, including travel, lodging and entertainment expenses. UAP calculated the management fee for the first year of the UAP Management Agreement, based upon an estimate of staff hours to accomplish the various administrative, accounting, financial reporting and other services to be provided to the Issuer under the UAP Management Agreement. UAP then calculated the percentage those hours constituted of the respective employees' annual work hours and multiplied that percentage by the employment cost for such employees to UAP. The Company believes the fee payable under the UAP Management Agreement to be comparable for the costs for such services if obtained from a non-affiliate of UAP.

  UAP and each of Austar, Saturn and Telefenua are parties to Technical Assistance Agreements, pursuant to which UAP provides certain technical assistance in connection with such operating companies' design, development, construction, marketing and operation of their respective multi-channel television systems. In addition, pursuant to such agreements, certain members of senior management of Austar, Saturn and Telefenua are employees of UAP that have been seconded to the respective operating companies. Fees paid under these Technical Assistance Agreements are typically a percentage (currently 4% to 5%, declining to 2% in future years) of gross revenues generated by the operating companies plus reimbursements for costs associated with such seconded employees. For the year ended December 31, 1994, Austar, Saturn and Telefenua had accrued fees to UAP under their respective Technical Assistance Agreements of approximately $89,000, $3,000 and $0, respectively. For the year ended December 31, 1995, Austar, Saturn and Telefenua had accrued fees to UAP under their respective Technical Assistance Agreements of approximately $1.5 million, $574,000 and $1.2 million respectively. The fees payable to UAP under each of the Technical Assistance Agreements were negotiated between UAP and the respective companies and their other shareholders at such time as UAP did not hold the majority interest in such Operating Companies. See "Business-- Austar (Australia), --Saturn (New Zealand), --Telefenua (Tahiti)" and "Management--Executive Compensation."

  The Issuer is included as a member of UIH's consolidated tax return and, after the Offering, will remain a member of the UIH consolidated group (as long as non-UIH ownership of the Issuer does not exceed 20%). UIH, UAP and the Issuer are parties to a tax sharing agreement that defines the parties' rights and obligations with respect to tax liabilities and benefits relating to the Company and its operations as part of the consolidated group of UIH. In general, UIH is responsible for filing consolidated tax returns and paying the associated taxes and the Issuer will reimburse UIH for the portion of the tax cost relating to the Company and its operations.

                              SECURITY OWNERSHIP

  UAP owns 487 (97.4%) of the 500 shares of issued and outstanding common stock of the Issuer. The remaining 13 shares are owned by Kiwi Cable Company BVI, Inc., the entity from which the Company acquired the 50% interest in Saturn. UAP and Kiwi are negotiating for Kiwi to exchange its 2.6% interest in the Issuer for shares of Class A Common Stock of UAP prior to the UAP Stock Offering.

                           DESCRIPTION OF THE NOTES

  The Notes will be issued under an Indenture to be dated as of  , 199
between the Issuer and   , as trustee (the "Trustee"). A copy of the form of
the Indenture is available from the underwriters upon request. Upon the issuance of the Exchange Notes, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following is a summary of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

 GENERAL

  The Notes will be general unsecured senior obligations of the Issuer, limited to $ aggregate principal amount at maturity (subject to certain
exceptions), and will mature on    , 2007. Cash interest will not accrue on
the Notes prior to    , 2002. Thereafter, cash interest on the Notes will be
payable, at the Interest Rate then in effect, semi-annually in arrears on each
    and     (each, an "Interest Payment Date"), commencing    , 2002, to the
holders of record of Notes at the close of business on the     and
immediately preceding such Interest Payment Date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from
   , 2002. Cash interest will be computed on the basis of a 360-day year of
twelve 30-day months. If, prior to    , 2002 the Issuer defaults in any
payment of principal (including any accreted original issue discount), whether at maturity, upon redemption or otherwise, if the payment of cash interest on the Notes is then permitted by law, cash interest will accrue on the amount in default at the interest rate borne by the Notes and, if the payment of such cash interest is not permitted by law, original issue discount will continue
to accrete at the rate then in effect. On or after    , 2002, interest on
overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes. The Notes will be issued in the form of one or more fully registered Notes, without coupons, in global form. Except in those limited circumstances described below, Notes in definitive form ("Certificated Notes") will not be issued. See "--Book-Entry System; Delivery and Form."

 REDEMPTION

  Mandatory Redemption. The Issuer will not be required to make any mandatory sinking fund payments in respect of the Notes. However, (i) upon the occurrence of a Change of Control, the Issuer will be obligated to make an offer to purchase all outstanding Notes at a price of 101% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior
to      , 2002, or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, if such
purchase is on or after      , 2002), and (ii) the Issuer may be obligated to
make an offer to purchase Notes with the Net Cash Proceeds of certain Asset Sales at a price of 100% of the Accreted Value thereof (determined at the date of purchase). See "--Certain Covenants--Change of Control" and "--Disposition of Proceeds of Assets Sales," respectively.

  Optional Redemption. The Notes will be redeemable, in whole or in part, at
any time on or after      , 2002 at the option of the Issuer, upon not less
than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period
beginning       of the years indicated below:

                                                        REDEMPTION
         YEAR                                             PRICE
         2002..........................................         %
         2003..........................................         %
         2004..........................................         %
         2005 and thereafter...........................   100.00%

  Notwithstanding the foregoing, on or prior to          the Issuer may, at
its option, use the net cash proceeds of (i) a Public Equity Offering or (ii) a sale or series of related sales by the Issuer (or any person of which the Issuer is a direct Subsidiary) of its Capital Stock (other than Disqualified Capital Stock) to one or more Strategic Equity Investors to redeem up to an aggregate of 33% of the originally issued principal amount at maturity of Notes from the holders of Notes, on a pro rata basis (or as nearly pro rata as
practicable), at a redemption price equal to   % of the Accreted Value
thereof; provided that not less than 67% of the originally issued principal amount at maturity of Notes are outstanding immediately thereafter; provided, however, that in the case of a Public Equity Offering by, or an investment by a Strategic Equity Investor in, a person of which the Issuer is a direct Subsidiary, such person contributes to the capital of the Issuer net cash proceeds in an amount sufficient to redeem Notes called for redemption in accordance with the terms thereof. In order to effect the foregoing redemption with the net proceeds of a Public Equity Offering or an investment by a Strategic Equity Investor, the Issuer shall send the redemption notice not later than 60 days after the consummation thereof.

  Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the Notes for redemption will be made on a pro rata basis, by lot or such other method as the Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal national securities exchange, if any, on which the Notes being redeemed are listed; provided that no Notes of a principal amount at maturity of $1,000 shall be redeemed in part; provided, further, that any such redemption pursuant to the provisions relating to a Public Equity Offering or an investment by a Strategic Equity Investor shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company). Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

 RANKING OF THE NOTES

  The indebtedness of Issuer evidenced by the Notes will rank senior in right of payment to all indebtedness of the Issuer that is expressly subordinated to the Notes and will rank pari passu in right of payment with all other existing or future unsubordinated indebtedness of the Issuer, including the Existing Notes. At the Issue Date, it is expected that there will be no outstanding Indebtedness of the Issuer ranking junior in right of payment to the Notes. The Notes will be effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of any of the Issuer's subsidiaries. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow."

 CERTAIN COVENANTS

  Set forth below are certain covenants that are contained in the Indenture.

  Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries. The Indenture will provide that (i) the Issuer will not, and will not permit any Restricted Subsidiary, to create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable, contingently or otherwise for or with respect to (in any such case, to "incur"), any Indebtedness (including any Acquired Indebtedness) and (ii) the Issuer will not permit any Restricted Subsidiary to issue any Preferred Stock except for, in each case, Permitted Indebtedness and Preferred Stock; provided that (a) the Issuer will be permitted to incur Indebtedness (including any Acquired Indebtedness) and (b) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness and Subsidiary Preferred Stock to
(y) Annualized Pro Forma Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available preceding the date of such incurrence or issuance would be less than or equal to (1) 7.0 to 1.0 if the Indebtedness is incurred prior to May 15, 1998 or (2) 6.5 to 1.0 if the Indebtedness is incurred on or after May 15, 1998.

  Limitation on Restricted Payments. The Indenture will provide that the Issuer will not, and will not permit any Restricted Subsidiary to, make, directly or indirectly, any Restricted Payment unless:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

    (ii) immediately prior to and after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries;" and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date (including any Designation Amount) does not exceed an amount equal to the sum of (a)(x) the Cumulative Consolidated Operating Cash Flow determined at the time of such Restricted Payment minus (y) 150% of the cumulative Consolidated Interest Expense of the Issuer determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of Issuer are available preceding the date of such Restricted Payment plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or (y) from the issue or sale (other than to a Restricted Subsidiary of the Issuer) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary of Issuer) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or exchange for, Indebtedness of the Issuer or a Restricted Subsidiary plus
  (d) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date for cash, (including upon a Revocation after the Issue Date of any Designation made after the Issue Date but excluding Investments made pursuant to clauses
  (v), (vi) and (viii) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition. For purposes of the preceding clauses (b)(y) and (c) and without duplication, the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Issuer upon the conversion, exchange or exercise thereof.

  For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

  The provisions of this covenant shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer (A) in exchange for or conversion into or (B) out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of, shares of Capital Stock of the Issuer (other than Disqualified Stock) provided that any such net cash proceeds pursuant to the immediately preceding clause (B) are excluded from clause
(iii)(b) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of (A) Preferred Stock of any Restricted Subsidiary made by exchange for or conversion into, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer provided that any such net cash proceeds pursuant to the immediately predesignate clause (x) are excluded from clause (iii)(b) of the preceeding paragraph or (y) other Preferred Stock of any Restricted Subsidiary having an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Preferred Stock being purchased, redeemed, retired, defeased or otherwise acquired or (B) Subordinated Indebtedness made by exchange for or conversion into, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer provided that any such net cash proceeds pursuant to the immediately preceeding clause (x) are excluded from clause (iii)(b) of the preceeding paragraph or (y) other Subordinated Indebtedness having an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired; (iv) [intentionally omitted]; (v) so long as no Default shall have occurred and be continuing, Investments in Saturn in an amount not to exceed $15,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) plus, to the extent any such Investment is repaid to the Issuer or a Restricted Subsidiary in cash, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition; (vi) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries and Unrestricted Affiliates that operate principally or have been formed to operate principally a Related Business in an amount not to exceed $15,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) in the aggregate at any time outstanding, provided that no more than $8,000,000 in the aggregate of Investments under this clause (vi) (or to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) shall constitute Investments in persons other than XYZ Entertainment Limited, plus, in the case of the disposition or repayment of any such Investment for cash (including upon a Revocation after the Issue Date of a Designation made after the Issue Date), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition; (vii) [intentionally omitted]; (viii) so long as no Default shall have occurred and be continuing, any Investments in Unrestricted Subsidiaries and Unrestricted Affiliates principally engaged in or which will principally engage in a Related Business which is made with the net cash proceeds of a (1) capital contribution to the Issuer or (2) issue or sale of Capital Stock (other than Disqualified Stock) of the Issuer, but (to avoid duplication of the use of such net cash proceeds) only to the extent the Company has not previously made any Restricted Payment either (x) with such net cash proceeds pursuant to clauses (ii), (iii) or (viii) of this paragraph or (y) which the Issuer could not have made without including such net cash proceeds in clause (iii)(b) of the first paragraph of the preceding paragraph plus, in the case of the disposition or repayment of any such Investment for cash (including upon a Revocation after the Issue Date of a Designation made after the Issue Date), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition (excluding, in the case of repayment of any such Investments in XYZ Entertainment, the portion of such repayment which may be paid as dividends by the Issuer pursuant to clause (x) of this paragraph),
(ix) so long as no Default shall have occurred and be continuing, payments of dividends (not constituting a return of capital) on Disqualified Stock of the Issuer issued pursuant to and in compliance with the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries;" (x) so long as no Default shall have occurred and be continuing, following compliance with the provisions of the covenant "Disposition of Proceeds of Asset Sales" with respect to the sale of the Issuer's direct or indirect interest in XYZ Entertainment, the payment of dividends by the Issuer in an amount up to the XYZ Distribution Amount; (xi) so long as no Default shall have occurred and be continuing, payments pursuant to the Tax Sharing Agreement, as such agreement is in effect on the Issue Date and (xii) (a) the acquisition by the Issuer of interests in Saturn not owned (directly or indirectly) by the Issuer on the Issue Date, provided that the consideration paid by the Issuer in such acquisition shall consist solely of Capital Stock (other than Disqualified Capital Stock) of the Issuer and (b) the contribution of such interests acquired by the Issuer in accordance with subclause (a) of this clause (xi) to an Unrestricted Subsidiary. In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i) (net of the amount of dividends declared and previously included as Restricted Payments), (v), (vi), (vii) and (viii), in each case, of the immediately preceding sentence, shall be included as Restricted Payments and amounts expended pursuant to clauses (ii), (iii), (iv), (ix),
(x), (xi) and (xii) shall not be included as Restricted Payments.

  Limitation on Liens. The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) against or upon any of its property or assets, or any proceeds therefrom, or upon any income or profits therefrom or assign or convey any right to receive income therefrom.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by the Issuer or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or a Restricted Subsidiary, (c) make any Investment in the Issuer or any Restricted Subsidiary or (d) transfer any of its property or assets to the Issuer or to any Restricted Subsidiary, except for (i) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indenture to the extent relating to the property or asset subject to such Lien following a default in respect of the applicable secured obligation, (ii) any such encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date which encumbrance or restriction is in existence at the time such person becomes a Restricted Subsidiary but not created in contemplation thereof, (iii) any such encumbrance or restriction imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iv) any encumbrance or restriction existing under any amendment to, and any agreement which refinances or replaces, an agreement containing a restriction permitted by clause (ii), provided that any such amendment or agreement constitutes no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, pay Indebtedness, make Investments or transfer property or assets than those under or pursuant to the agreement evidencing the Indebtedness or obligations so amended, refinanced or replaced, and (v) any such encumbrance or restriction imposed in any agreement governing Senior Bank Financing; provided no such encumbrance or restriction shall, so long as no default shall exist under such agreement, prevent the payment of amounts to the Issuer required for it to meet its operating expenses (including, without limitation, payments under the Notes and the Indenture).

  Business of the Issuer. The Indenture will provide that the Issuer will not, and will not permit any of its Subsidiaries or controlled Affiliates to, be principally engaged in any business or activity other than a Related Business.

  Limitation on Status as Investment Company. The Indenture will provide that the Issuer will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Issuer to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940, as amended.

  Limitation on Transactions with Affiliates. The Indenture will provide that, the Issuer will not, and will not permit, cause, or suffer any of its Subsidiaries or controlled Affiliates to, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate of the Issuer, any beneficial holder of 10% or more of any class of Capital Stock of the Issuer or any officer or director of the Issuer or any Subsidiary (each an "Affiliate Transaction"), except on terms that are fair and reasonable to the Issuer, such Subsidiary or such controlled Affiliate, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) shall be approved by the Board of the Issuer, such approval to be evidenced by a Board Resolution (delivered to the Trustee) stating that the Board of the Issuer (including a majority of the Disinterested Directors) has determined that such transaction complies with the foregoing provisions. In addition to the foregoing, with respect to any Affiliate Transaction involving aggregate consideration of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more (other than an Investment in an Unrestricted Subsidiary or Unrestricted Affiliate permitted by the covenant "Limitation on Restricted Payments."), the Issuer must obtain a written opinion (delivered to the Trustee) from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Issuer, the Subsidiary or such controlled Affiliate, as the case may be, are fair from a financial point of view.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between or among the Issuer and/or any of the Restricted Subsidiaries, (ii) any dividend permitted by the covenant "Limitation on Restricted Payments," (iii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries and bonuses (or other incentive compensation) or legal fees in the ordinary course of business, (iv) [intentionally omitted], (v) [intentionally omitted], (vi) transactions pursuant to the UAP Management Agreement and the Technical Assistance Agreements, in each case, as the same may be amended or supplemented, so long as amounts paid or payable under any amended or replacement agreement do not exceed the amounts payable under the original agreement as in effect on the Issue Date; provided, that if a Default shall have occurred and be continuing, amounts paid and payable under the UAP Management Agreement and the Technical Assistance Agreements shall not exceed reimbursement of the reasonable expenses (including reasonable allocations of salary and overhead) of UAP incurred pursuant to such agreements and (vii) the issuance of Capital Stock (other than Disqualified Capital Stock) of the Issuer.

  Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall notify the holders of the Notes, in the manner prescribed by the Indenture, of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the Accreted Value thereof, if the Change
of Control Payment Date is prior to      , 2002 or 101% of the principal
amount at maturity thereof, together with all accrued and unpaid interest
thereon, if the Change of Control Payment Date is on or after      , 2002.
Notice of a Change of Control Offer shall be given to holders of Notes, not less than 28 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Issuer and the Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer or any of the Restricted Subsidiaries, whether favored or opposed by the management of the Issuer or any of the Restricted Subsidiaries. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer or any of the Subsidiaries by management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable United States or foreign securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

  Disposition of Proceeds of Asset Sales. The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 85% of such consideration consists of cash or Cash Equivalents (provided that any notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee or purchaser that are immediately sold or transferred (on a non-recourse basis) for cash or Cash Equivalents shall be deemed cash for purposes of this provision and be treated as Net Cash Proceeds, subject to application as hereinafter provided). The Issuer or such Restricted Subsidiary, as the case may be, may either (i) within 365 days of an Asset Sale (other than an Asset Sale of the Issuer's direct or indirect interest in XYZ Entertainment, as to which no such limit would exist) apply the Net Cash Proceeds of such Asset Sale to permanently repay, and permanently reduce the commitments under, any Specified Indebtedness, or
(ii) apply such Net Cash Proceeds to an investment in properties and assets ("Replacement Assets") that (x) in the case of an Asset Sale of the Issuer's direct or indirect interest in XYZ Entertainment will be used in a Related Business (or in Capital Stock of any person principally engaged in a Related Business) and (y) in all other cases will be used in a Related Business (or in Capital Stock of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in a Related Business) of the Issuer or any Restricted Subsidiary located in the same nation as the assets disposed of in the Asset Sale within 365 days of such Asset Sale (in the case of clause (y)). Pending the final application of any such Net Cash Proceeds in accordance with the second sentence of this paragraph or to an Asset Sale Offer, the Issuer or such Restricted Subsidiary may invest such Net Cash Proceeds in any manner not prohibited by the Indenture and may temporarily repay Specified Indebtedness. Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Specified Indebtedness nor invested in Replacement Assets in accordance with this paragraph shall constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof), the Issuer shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, Notes having an aggregate purchase price equal to such Excess Proceeds at a price in cash equal to 100% of the Accreted Value
thereof on any purchase date prior to      , 2002 or 100% of the outstanding
principal amount at maturity thereof plus accrued and unpaid interest, if any,
to any purchase date on or after      , 2002. Each Asset Sale Offer shall
remain open for a period of 20 business days or such longer period as may be required by law. Notwithstanding the foregoing, in the event that any Pari Passu Indebtedness contains provisions requiring that the Issuer or a Restricted Subsidiary apply any Excess Proceeds from an Asset Sale made by it to make an offer to purchase or to permanently repay such Pari Passu Indebtedness, and thereby reduce the commitments for such Pari Passu Indebtedness, (i) the Issuer will only be required to make an offer to purchase Notes having an aggregate purchase price, determined as set forth above, equal to the Pro Rata Share of the Excess Proceeds and (ii) the balance of such Excess Proceeds may be used to offer to purchase or to permanently repay, and reduce the commitments in respect of, such Pari Passu Indebtedness. To the extent that the aggregate purchase price for Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds available for such offer, the Issuer and the Restricted Subsidiaries may use such deficiency (the "Deficiency") for general corporate purposes permitted under the Indenture. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds available for such offer, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  Notwithstanding the two immediately preceding paragraphs, (a) up to the XYZ Distribution Amount of the Net Cash Proceeds from any Asset Sale of the Issuer's or any Restricted Subsidiary's direct or indirect interest in XYZ Entertainment need not be applied as provided in the second sentence of the first paragraph of this covenant and (b) the Issuer and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 85% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for Fair Market Value (with Fair Market Value being determined by an Independent Financial Advisor as required by the definition of Fair Market Value); provided that any Net Cash Proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs.

  If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable United States or foreign securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

  Reports. The Indenture will provide that, whether or not the Issuer has a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and after the date on which

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

an Exchange Offer Registration Statement is required to be effective, the Issuer will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, when such filings would be required to be made under the Exchange Act. The Issuer will be required to file with the Trustee and provide to each holder of Notes within 15 days after it files them with the Commission (or, if any such filing is not permitted under the Exchange Act, 15 days after the Issuer would have been required to make such filing) copies of such reports and documents.

  Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates. The Indenture will provide that the Issuer may designate (i) any Subsidiary of the Issuer as an "Unrestricted Subsidiary" under the Indenture and (ii) any Restricted Affiliate as an Unrestricted Affiliate (each, a "Designation") only if:

    (a) no Default shall have occurred and be continuing after giving effect to such Designation; and

    (b) the Issuer would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of such Subsidiary or Restricted Affiliate, as the case may be, on such date.

  In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. If at any time a person designated as a Restricted Affiliate under the Indenture ceases to constitute a Restricted Affiliate for any reason, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in an amount equal to the Fair Market Value of such person at such time. The Indenture will further provide that (i) the Issuer shall not and shall not permit any Restricted Subsidiary to, at any time (x) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be, or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be (including any right to take enforcement action against such Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be), except in the case of clause (x) or (y) to the extent permitted under the covenant "Limitation on Restricted Payments," and (ii) no Unrestricted Subsidiary or Unrestricted Affiliate shall at any time guarantee or otherwise provide credit support for any obligation of the Issuer or any Restricted Subsidiary.

  Notwithstanding the foregoing, the Issuer shall be permitted to transfer its indirect interest in XYZ Entertainment to a Subsidiary and designate such Subsidiary as an "Unrestricted Subsidiary" under the Indenture without satisfaction of the foregoing clause (b), and such designation shall not result in the Issuer having been deemed to have made any Investment constituting a Restricted Payment under this Indenture.

  The Indenture will further provide that the Issuer may (i) revoke any Designation of a Subsidiary as an Unrestricted Subsidiary or (ii) designate any Unrestricted Affiliate as a Restricted Affiliate (each, a "Revocation") if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be, outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by Board Resolutions of the Issuer delivered to the Trustee certifying compliance with the foregoing provisions.


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

  As of the Issue Date, each of Saturn, XYZ Entertainment and United Wireless will be owned, directly or indirectly, through one or more Unrestricted Subsidiaries.

 CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Indenture will provide that the Issuer will not, in a single transaction or through a series of transactions, consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons, and the Issuer will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, lease, transfer or disposition of all or substantially all of the properties and assets of the Issuer and its Subsidiaries, taken as a whole, to any person or persons, unless (a) the Issuer shall be the continuing person or the resulting, surviving or transferee person (in either case, the "surviving entity") shall be a company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the surviving entity (if other than the Issuer) shall expressly assume all of the obligations of the Issuer under the Notes and the Indenture and shall execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries;" (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

  The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of a person subject to, and in accordance with, the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture with the same effect as if such surviving entity had been named as such; provided that, solely for purposes of computing Cumulative Adjusted Available Cash Flow for purposes of clause (iii) of the first paragraph of the covenant "Limitation on Restricted Payments" above, the Cumulative Adjusted Available Cash Flow of any persons other than the Issuer and the Restricted Subsidiaries shall only be included for periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

  The Indenture will provide that for all purposes of the Indenture and the Notes (including the provisions of this covenant and the covenants "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries", "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.

 EVENTS OF DEFAULT

  The following are "Events of Default" under the Indenture:

    (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; or

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

    (ii) default in the payment of the principal of, or premium, if any, on the Notes when due, at maturity, upon redemption or otherwise (including pursuant to a Change of Control Offer or an Asset Sale Offer); or

    (iii) failure to make a Change of Control Offer or an Asset Sale Offer, in each case, within the time periods specified in the Indenture or default in the performance, or breach, of any covenant described under "-- Consolidation, Merger, Sale of Assets, Etc."; or

    (iv) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above), and continuance of such default or breach for a period of 30 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes (in each case, when such notice is deemed received in accordance with the Indenture); or

    (v) failure to perform any term, covenant, condition, or provision of one or more classes or issues of other Indebtedness in an aggregate principal amount of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more under which the Issuer or any Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

    (vi) any holder or encumbrancer of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more in aggregate principal amount of Indebtedness of the Issuer or any Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, have a receiver appointed with respect to, or dispose of assets of the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

    (vii) one or more judgments, orders or decrees for the payment of money in the amount of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more, either individually or in the aggregate, shall be entered against the Issuer or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

    (viii) certain events of bankruptcy, insolvency, reorganization or administration with respect to the Issuer or any Restricted Subsidiary shall have occurred; or

    (ix) [intentionally omitted]

  If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Issuer) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount at maturity of the outstanding Notes shall, declare the Default Amount of, and any accrued and unpaid interest on, all outstanding Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Issuer occurs and is continuing, then the Default Amount of, and any accrued and unpaid interest on, all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

  After a declaration of acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the Default Amount of, and any accrued and unpaid interest on, the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount at maturity of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of the Default Amount of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of Notes.

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

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount at maturity of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee has not within such 30-day period received directions inconsistent with such written request by holders of a majority in principal amount at maturity of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the Default Amount of, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

  The Indenture provides that the Trustee will, within 30 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that, except in the case of a Default in payment of principal of or interest on any Note, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

  The Issuer is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indenture.

  DEFEASANCE

  The Issuer may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes as required by the Indenture and to maintain agencies in respect of Notes. the Issuer may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax and other matters.

  SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by their terms or shall have been called for redemption and the Issuer has irrevocably deposited

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

or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation or redemption, for the principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Issuer has paid all other sums payable by it under the Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

  AMENDMENT AND WAIVERS

  From time to time the Issuer, when authorized by resolutions of its Board, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture, the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the Notes may be made by the Issuer and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount at maturity of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount at maturity of, extend the fixed maturity of, or alter the redemption provisions of, the Notes or amend or modify the calculation of the Accreted Value or the Default Amount so as to reduce the amount of the Accreted Value or the Default Amount, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount at maturity outstanding of Notes who must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) alter the obligation to purchase the Notes in accordance with the Indenture following the occurrence of a Change of Control or an Asset Sale or waive any default in the performance thereof, or (viii) affect the ranking of the Notes in a manner adverse to the holder of any Notes.

  It is possible that an amendment or modification approved by a majority of the holders as described above could have adverse tax consequences to the holders.

 REGARDING THE TRUSTEE

                  will serve as Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

 GOVERNING LAW

  The Indenture will provide that the Indenture and the Notes will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

 CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for any other capitalized terms used herein for which no definition is provided.

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

  "Accreted Value" means, as of any date of determination prior to     , 2002,
the sum (rounded to the nearest whole dollar) of (a) $    for each $1,000
principal amount at maturity of Notes and (b) the portion of the excess of the
principal amount of Notes over $    which shall have been accreted thereon
through such date, such amount to be so accreted on a daily basis at the
Interest Rate then in effect, compounded semi-annually on each      and
from the date of issuance of the Notes through the date of determination. It is understood that, in the event the Interest Rate increases as provided in the proviso to the definition thereof, the principal amount of the Notes will
exceed $1,000 at some point prior to    , 2002 and that the principal amount
at maturity will exceed $1,000.

  "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition.

  "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Subsidiary of the Issuer that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and (ii) any Subsidiary of the Issuer that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer's or one of the Restricted Subsidiaries' (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

  "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall become a Restricted Subsidiary or shall be merged with or into the Issuer or any Restricted Subsidiary, or (ii) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary (whether through the sale of outstanding Capital Stock or the issuance of additional Capital Stock), (ii) any transmission or broadcast license of the Issuer or any Restricted Subsidiary pertaining to a Related Business (whether by the sale of Capital Stock or otherwise), (iii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries, (iv) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business or (v) any direct or indirect interests of the Issuer in XYZ

Entertainment. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties or assets of the Issuer or one or more of the Restricted Subsidiaries that is governed under "-- Consolidation, Merger, Sale of Assets, Etc." above or (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be. For purposes of the covenant "Disposition of Proceeds of Asset Sales," the term "Asset Sale" shall not include (i) any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (x) involving assets with a Fair Market Value not in excess of $250,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or (y) as part of a Capitalized Lease Obligation, or (ii) any sale and leaseback of an asset within 180 days after the completion of construction or acquisition of such asset; provided the lease constitutes a Capitalized Lease Obligation of the Issuer or any Restricted Subsidiary.

  "Average Life to Stated Maturity" means, with respect to any Indebtedness or Preferred Stock, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal or other return of capital (including, without limitation, any sinking fund requirements) of such Indebtedness or Preferred Stock multiplied by (b) the amount of each such principal or other payment by (ii) the sum of all such principal or other payments.

  "Board" means the Board of Directors of the Issuer.

  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer, to have been duly adopted by its respective Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) (including share appreciation rights) of, such Person's capital stock or shares, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or shares. "Capital Stock" shall include any convertible notes or debentures or similar instruments constituting a part of a person's consolidated shareholders' equity in accordance with U.S. GAAP.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a finance lease under U.S. GAAP and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with U.S. GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the Commonwealth of Australia or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the Commonwealth of Australia or the United States of America, as the case may be, is pledged in support thereof or such Indebtedness constitutes a general obligation of it); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any institution which is a bank authorized under the Banking Act 1959 to carry on banking business in Australia or any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $250,000,000 or, to the extent non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) incorporated or organized under the laws of the Commonwealth of Australia or any jurisdiction thereof or the United States or any state thereof or the District of Columbia and rated at least "A-1" by S&P or "P-1" by Moody's or their respective Australian affiliates; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the Commonwealth of Australia or the United States Government or issued by any agency thereof and backed by the full faith and credit of the Australian Federal Government or the United States Government, respectively, in each case maturing within one year from the date of acquisition.

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

  "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (as determined under applicable law) to any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Issuer as a Restricted Payment under the Indenture and (ii) no "person" or "group" (excluding Permitted Holders) owns more than 50% of the total Voting Stock of the Issuer; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Issuer (together with any new directors whose election by the Board of the Issuer or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of the Issuer then in office; provided that to the extent that one or more regulatory approvals are required for one or more of the events or circumstances described above to become effective under applicable law, such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law. As what constitutes "substantially all of its assets" has not been quantified under applicable law, it may not be possible for the Trustee or a holder of the Notes to readily determine if a sale by the Issuer of less than all of its assets constitutes a "Change of Control" for purposes of the covenant described under "Certain Covenants--Change of Control."

  "Common Stock" means any Capital Stock other than Preferred Stock.

  "Consolidated Income Tax Expense" means, with respect to any period, the provision for corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP.

  "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under any Currency Agreements and Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bills of exchange, promissory notes and bankers' acceptance financing and (e) all accrued interest and (ii) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person during such period as determined on a consolidated basis in accordance with U.S. GAAP.

  "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Issuer and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (on an after-tax basis) of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) except to the extent dividended or otherwise distributed to the Issuer or any Restricted Subsidiary, income of the Issuer and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in unconsolidated persons for such period, except to the extent actually received by the Issuer or any Restricted Subsidiary, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (on an after-tax basis and net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary to the Issuer or any Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary.

  "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period (a) increased by (to the extent included in computing such Consolidated Net Income) the sum of (i) the Consolidated Income Tax Expense of the Issuer and the Restricted Subsidiaries for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, including, without limitation and without duplication, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with U.S. GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Issuer and the Restricted Subsidiaries for such period in accordance with U.S. GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Net Income; provided that the amounts described in clause (a) above with respect to any Restricted Subsidiary shall be added to, and the amounts described in clause
(b) above with respect to any Restricted Subsidiary shall be deducted from such Consolidated Net Income in computing Operating Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Issuer and the Restricted Subsidiaries.

  "consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with U.S. GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary or Unrestricted Affiliate with the accounts of the Issuer. The term "consolidated" has a correlative meaning to the foregoing.

  "Cumulative Consolidated Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Issuer is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in currency values.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Default Amount" means (i) as of any date prior to    , 2002, the Accreted
Value of the Notes (plus any applicable premium thereon) as of such date and
(ii) as of any date on or after    , 2002, 100% of the principal amount at
maturity of the Notes (plus any applicable premium thereon).

  "Designation" has the meaning set forth under the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates."

  "Disinterested Director" means, with respect to any transaction or series of transactions, a member of the Board of the Issuer other than a director who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

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

  "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, except to the extent exchangeable at the option of such person subject to the terms of any debt instrument to which such person is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

  "Existing Business" means, with respect to any Restricted Subsidiary, (i) the MMDS, cable television, satellite direct to home or telecommunications business, as the case may be, of such Restricted Subsidiary existing on the Issue Date and (ii) any MMDS, cable television, satellite direct to home or telecommunications business constituting a Replacement Asset received by a Restricted Subsidiary in consideration for a MMDS, cable television, satellite direct to home or telecommunications business of such Restricted Subsidiary constituting a portion of the Existing Business of such Restricted Subsidiary.

  "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution of the Issuer delivered to the Trustee; provided that, for purposes of the third paragraph of the covenant "Disposition of Proceeds of Asset Sales" and the covenant "Limitation on Transactions with Affiliates," in the case of any transaction or series of related transactions which involve aggregate consideration of $10,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more, Fair Market Value shall also be determined by an Independent Financial Advisor.

  "Final Maturity Date" means    , 2007.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), whether as a cash advance, bill, overdraft or money market facility loan or (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or by any book-entry mechanism or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property, to the extent, in each of clauses (A),
(B) and (C), such liability would appear on a balance sheet of such person prepared in accordance with U.S. GAAP or (D) in respect of an Interest Rate Protection Obligation or any foreign exchange contract, currency swap agreement or other similar agreement; (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien (other than a Lien on Indebtedness or Capital Stock of an Unrestricted Subsidiary or Unrestricted Affiliate which represents the sole recourse of the secured party for any default in respect of the secured obligation) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii); and (v) the maximum repurchase or redemption price of any Disqualified Stock. In no event shall "Indebtedness" include trade payables incurred in the ordinary course of business or convertible debentures or similar instruments of any Restricted Subsidiary of the Issuer constituting Capital Stock (other than Disqualified Stock); provided, however, that such convertible debentures or similar instruments, (x) provide that payments thereon are subordinated in right of payment to all liabilities of such Restricted Subsidiary, (y) provide that upon a winding-up or liquidation of such Restricted Subsidiary such convertible debentures or similar instruments shall only entitle the holder thereof to a pro rata portion of the distributions available to holders of Common Stock of such Restricted Subsidiary upon such liquidation or winding-up and (z) provide that interest thereon shall only be paid if a distribution is made to holders of the Common Stock of such Restricted Subsidiary and such interest shall be in an amount that the holder of such convertible debentures or similar instruments would have received if all of the convertible debentures or similar instruments of such Restricted Subsidiary had been converted into shares of Common Stock of such Restricted Subsidiary in accordance with the terms thereof. For purposes of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries," in determining the principal amount of any Indebtedness (1) to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreements with respect to such Indebtedness and (2) outstanding at any time under any Currency Agreement of the Issuer or any Restricted Subsidiary shall be the net payment obligation under such Currency Agreement at such time.

  "Independent Financial Advisor" means a United States investment or merchant banking firm or public accounting firm of national standing in the United States (i) which does not, and whose directors and executive officers and Affiliates do not, have an investment in the Issuer or any of its Affiliates and (ii) which, in the judgment of the Board of the Issuer is otherwise independent with respect to the Issuer and its Affiliates and qualified to perform the task for which it is to be engaged. A trustee or nominee for the true parties in interest shall not be excluded from the definition of "Independent Financial Advisor" solely as a result of such trustee or nominee status.

  "Interest Rate" means, at any time,  % per annum.

  "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

  "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase of any shares, stocks, bonds, notes, debentures or other securities of, any other person. In addition, any foreign exchange contract, currency-swap agreement or other similar agreement made or entered into by any person shall constitute an Investment by such person.

  "Issue Date" means the original date of issuance of the Notes.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all Taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale, (iv) other amounts required to be treated as Net Cash Proceeds pursuant to the covenant "Disposition of Proceeds of Asset Sales," and (v) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with U.S. GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension, superannuation and other post-employment benefit liabilities, liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate of the Issuer delivered to the Trustee.

  "Pari Passu Indebtedness" means any Indebtedness of the Issuer which ranks pari passu in right of payment with the Notes.

  "Permitted Holders" means (i) any of UIH Asia/Pacific Communications, Inc., United International Holdings, Inc., Apollo Cable Partners, L.P., Apollo Advisors, L.P., Albert M. Carollo, Lawrence J. DeGeorge, Amphenol Corporation (so long as it is controlled by Lawrence J. DeGeorge), LPL Technologies, Inc. (so long as it is controlled by Lawrence J. DeGeorge), William J. Elsner, Lawrence Flinn, Jr., L. Flinn Jr. Family Partnership-I (so long as it is controlled by Lawrence Flinn, Jr.), Joseph E. Giovanini, Clarice J. Giovanini, Giovanini Investments, Ltd. (so long as it is controlled by Joseph E. or Clarice J. Giovanini), Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd. (so long as it is controlled by Curtis or Marian Rochelle), Gene W. Schneider, G. Schneider Holdings, Co. (so long as it is controlled by Gene W. Schneider), Janet S. Schneider and Mark L. Schneider and (ii) any Affiliate of the foregoing.

  "Permitted Indebtedness and Preferred Stock" means the Indebtedness set forth in the following clauses (each of which shall be given independent effect):

    (a) Indebtedness under the Notes and the Indenture;

    (b) Indebtedness of the Issuer and/or of any Restricted Subsidiary outstanding on the Issue Date;

    (c) Indebtedness of any Restricted Subsidiary to the extent the proceeds of such Indebtedness are utilized to finance the construction of the networks for the Existing Business of such Restricted Subsidiary (including the purchase of equipment for use in and the installation and construction costs related to the construction of such networks), in the licensed service areas of such Restricted Subsidiary existing on the Issue Date or to support the operations or working capital requirements related to any such Existing Business; provided that the aggregate principal amount of Indebtedness incurred after the Issue Date pursuant to this clause (c) and clause (d) below shall not exceed the sum of (x) $85,000,000 plus (y) 200% of the sum of (A) cash proceeds of capital contributions to the Issuer after the Issue Date invested in such Existing Business and (B) cash proceeds of the issuance of Capital Stock (other than Disqualified Capital Stock) of Issuer after the Issue Date invested in such Existing Business;

    (d) Indebtedness of the Issuer to the extent the proceeds of such Indebtedness are utilized to finance the construction of the networks for the Existing Business of a Restricted Subsidiary (including the purchase of equipment for use in and the installation and construction costs related to the construction of such networks) in the licensed service areas of such Restricted Subsidiary existing on the Issue Date or to support the operations or working capital requirements related to any such Existing Business; provided, however, that any such Indebtedness (i) shall not provide for any required payment of principal prior to the Final Maturity Date, (ii) shall not provide for any required payment of interest prior to
     , 2002 and (iii) shall not be guaranteed by any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness incurred after the Issue Date pursuant to this clause (d) and clause (c) above shall not exceed the sum of (x) $85,000,000 plus (y) 200% of the sum of (A) cash proceeds of capital contributions to the Issuer after the Issue Date invested in such Existing Business and (B) cash proceeds of the issuance of Capital Stock (other than Disqualified Capital Stock) of Issuer after the Issue Date invested in such Existing Business;

    (e) Indebtedness of the Issuer the proceeds of which are utilized to finance an Asset Acquisition of a Related Business and Indebtedness of the Restricted Subsidiary acquired in such Asset Acquisition or which acquired such Related Business pursuant to such Asset Acquisition the proceeds of which are utilized to finance the construction of the networks for the Related Business acquired in such Asset Acquisition (including the purchase of equipment for use in and the installation and construction costs related to the construction of such networks) in the licensed service areas of such Related Business or to support the working capital requirements relating to any such Related Business; provided, however, that in no event will the aggregate principal amount of Indebtedness incurred by the Issuer or any Restricted Subsidiary with respect to any Asset Acquisition of a Related Business exceed 125% of the sum of (x) cash proceeds of capital contributions to the Issuer invested in such Related Business and (y) cash proceeds of issuances of Capital Stock (other than Disqualified Capital Stock) of the Issuer invested in such Related Business.

    (f)(i) Indebtedness or Preferred Stock of any Restricted Subsidiary owed or issued to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary; provided that a new incurrence of Indebtedness or issuance of Preferred Stock shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (f) to any person other than the Issuer or a Restricted Subsidiary, (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary as an Unrestricted Subsidiary or Unrestricted Affiliate, which holds Indebtedness of the Issuer or Indebtedness or Preferred Stock of another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary or (z) any Restricted Affiliate which holds Indebtedness of the Issuer or Indebtedness or Preferred Stock of another Restricted Subsidiary ceases, for any reason, to constitute a Restricted Affiliate;

    (g) Interest Rate Protection Obligations of the Issuer and/or any Restricted Subsidiary relating to (i) Indebtedness of the Issuer or any Restricted Subsidiary (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant) and/or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Issuer or a Restricted Subsidiary in the following 90 days after such Interest Rate Protection Obligation has been incurred, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Protection Obligations relate; provided in no event shall any Restricted Subsidiary incur Indebtedness under an Interest Rate Protection Obligation under this clause (g) relating to Indebtedness of the Issuer;

    (h) Indebtedness of the Issuer and/or any Restricted Subsidiary under Currency Agreements relating to (i) Indebtedness of the Issuer or a Restricted Subsidiary and/or (ii) obligations to purchase or sell assets, properties or services or license programming rights, in each case, incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary; provided that such Currency Agreements do not increase the Indebtedness or other obligations of the Issuer and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; provided, further, in no event shall any Restricted Subsidiary incur Indebtedness under any Currency Agreement under this clause (h) relating to Indebtedness or obligations of the Issuer;

    (i) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Related Business (other than with respect to the production or acquisition of programming);

    (j) issuances of Preferred Stock or Indebtedness by a Restricted Subsidiary (which Indebtedness constitutes Capital Stock of such Restricted Subsidiary) to the holders (or, other than in the case of the Issuer or any Restricted Subsidiary that is a holder, the Affiliates) of the common equity of such Restricted Subsidiary (determined on an economic basis) on a basis that is substantially proportionate to their common equity interests to the equivalent thereof (disregarding for this purpose any disproportionately greater interest issued to the Issuer or any Restricted Subsidiary); provided, however, that such Indebtedness, (x) provides that payments thereon are subordinated in right of payment to all liabilities of such Restricted Subsidiary, (y) provides that upon a winding up or liquidation of such Restricted Subsidiary such Indebtedness shall only entitle the holder thereof to a pro rata portion of the distributions available to holders of Common Stock of such Restricted Subsidiary upon such liquidation or winding-up and (z) provides that interest thereon shall only be paid if a distribution is made to holders of the Common Stock of such Restricted Subsidiary and such interest shall be in an amount that the holder of such Indebtedness would have received if all of the Indebtedness of such Restricted Subsidiary issued pursuant to this clause (j) had been converted into shares of Common Stock of such Restricted Subsidiary in accordance with the terms thereof;

    (k) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the proviso of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" or clause (a),
  (b) (other than Indebtedness which is to be repaid from the net proceeds from the sale of the Notes as described under "Use of Proceeds") or (c),
  (d) or (e) of this definition; provided that (i) Indebtedness of the Issuer may not be replaced, renewed, refinanced or extended under this clause (k) with Indebtedness of any Restricted Subsidiary and Indebtedness of a Restricted Subsidiary may not be replaced, renewed, refinanced or extended under this clause (k) with Indebtedness of any other Restricted Subsidiary and (ii) any such replacement, renewal, refinancing or extension (x) shall not, in the case of Indebtedness of the Issuer, provide for any payments of principal prior to the Final Maturity Date and (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith; and

    (l) Indebtedness of the Issuer and the Restricted Subsidiaries in addition to that described in clauses (a) through (k) above so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (l) does not exceed $25,000,000 at any time outstanding.

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Protection Obligations and Currency Agreements; (d) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "Disposition of Proceeds of Asset Sales"; (e) any Investment in another person in exchange for Capital Stock (other than Disqualified Stock) of the Issuer; (f) loans and advances to employees of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $1,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) at any time outstanding; (g) any Investment in Capital Stock or obligations of any person made in settlement of claims by the Issuer or any Restricted Subsidiary against such person; and (h) [Intentionally Omitted].

  "Permitted Liens" means (a) Liens on assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary, which indebtedness is incurred pursuant to clause (c), (e), (k) or (l) of the definition of "Permitted Indebtedness and Preferred Stock"; (b) Liens in favor of the Issuer or a Restricted Subsidiary; (c) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation by the Issuer of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with the Issuer; (d) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary provided that such Liens were in existence prior to the contemplation by the Issuer of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance

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

bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the Issue Date; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with U.S. GAAP shall have been made therefor; and (h) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed $2,000,000 at any one time outstanding and that
(A) are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuer or such Restricted Subsidiary.

  "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock or shares whether now outstanding, or issued after the Issue Date.

  "Pro Rata Share" means a fraction, (i) the numerator of which is the Accreted Value of Notes outstanding on the applicable purchase date and (ii) the denominator of which is the sum of (x) the aggregate Accreted Value or of Notes outstanding on such date and (y) if there is Pari Passu Indebtedness which require that Net Cash Proceeds be used to offer to purchase such Pari Passu Indebtedness, the outstanding principal amount of such Pari Passu Indebtedness on such date.

  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Issuer (or any person of which the Issuer is a direct subsidiary) which has been registered under the Securities Act.

  "Purchase Money Financing" means Indebtedness of the Issuer or any Restricted Subsidiary incurred to finance the purchase (other than pursuant to an Asset Acquisition) of any assets by Issuer (or incurred within 60 days after such purchase and secured by the assets so purchased) or any Restricted Subsidiary that will be used in a Related Business to the extent the purchase cost for such assets is or should be included in "additions to property, plant and equipment" in accordance with U.S. GAAP.

  "Related Business" means any business in which the Issuer or its Restricted Subsidiaries are engaged, directly or indirectly, (i) that consists primarily of, or is related to, operating, acquiring, developing and constructing multi-channel television systems, programming services, wire-based or "wireless" telephony services and related services, (ii) that uses existing or future technology for the transmission and delivery of programming, voice or other data or (iii) that supports or is incidental to any business listed in clause
(i) or (ii).

  "Restricted Affiliate" means, with respect to the Issuer, any other person
(i) of which at least 40% of the outstanding Voting Stock shall at the time be owned, directly or indirectly, by the Issuer, and (ii) which has been designated in a Board Resolution as a Restricted Affiliate based on a determination by the Board that the Issuer has, directly or indirectly, the requisite control over such other person to prevent it from taking any action at any time in contravention of any of the provisions of the Indenture that are applicable to Restricted Subsidiaries. The Issuer will be required to deliver an Officers' Certificate to the Trustee, including a copy of the Board Resolution, upon designating any person as a Restricted Affiliate.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Restricted Subsidiary); (iii) the making of any principal payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled

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

sinking fund payment, of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Restricted Subsidiary); or (iv) the making of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Issuer or an Investment by the Issuer or a Restricted Subsidiary in either (x) a Restricted Subsidiary other than Saturn or United Wireless or (y) a person that becomes a Restricted Subsidiary as a result of such Investment).

  "Restricted Subsidiary" means (i) any Subsidiary of the Issuer that has not been designated by the Board of the Issuer, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates," and (ii) any Restricted Affiliate.

  "Revocation" has the meaning set forth under the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates."

  "Senior Bank Financing" means (i) any one or more agreements evidencing one or more senior credit facilities providing for (A) the issuance of letters of credit on behalf of the Issuer and/or any Restricted Subsidiary, (B) term loans (including term loans provided by way of bankers' acceptances, bills of exchange or endorsements) to the Issuer and/or any Restricted Subsidiary, (C) revolving loans to the Issuer and/or any Restricted Subsidiary, (D) Currency Agreements and/or (E) Interest Rate Protection Obligations and (ii) any agreement evidencing the refinancing, modification, replacement, renewal, restatement, deferral, extension, substitution, supplement or reissuance thereof.

  "Specified Indebtedness" means any Indebtedness of any Restricted Subsidiary which is not expressly subordinated to any other Indebtedness of such Restricted Subsidiary.

  "Strategic Equity Investor" means any company which is, or a controlled Affiliate of any company which is, engaged principally in a cable or telecommunications business; provided, however, that Strategic Equity Investor shall not include (x) any Subsidiary of the Issuer, (y) any Permitted Holder or (z) any Person that is an Affiliate of the Issuer.

  "Subordinated Indebtedness" means any Indebtedness of the Issuer which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of Voting Stock or Common Stock is at the time, directly or indirectly, owned by such person.

  "Total Consolidated Indebtedness and Subsidiary Preferred Stock" means, at any date of determination, an amount equal to the aggregate principal amount of (i) all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination and (ii) the aggregate liquidation preference of all Preferred Stock of Restricted Subsidiaries issued and outstanding as of the date of determination (other than Indebtedness owing to and Preferred Stock issued to and held by the Issuer or a Restricted Subsidiary).

  "Unrestricted Affiliate" means any controlled Affiliate of the Issuer other than a Restricted Affiliate.

  "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates." Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant. The Subsidiaries of the Issuer that hold the Issuer's interests in Saturn and United Wireless shall initially be Unrestricted Subsidiaries under the Indenture. The Issuer's interest in XYZ Entertainment will be transferred to a Subsidiary to be designated as an Unrestricted Subsidiary after such transfer.


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

  "U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. dollar, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any Affiliate Transaction can be undertaken (a "Tested Transaction"), the "U.S. Dollar Equivalent" of such Indebtedness, Investment or Affiliate Transaction shall be determined on the date incurred, made or undertaken and no subsequent change in the U.S. Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

  "U.S. GAAP" means generally accepted accounting principles and practices in the United States consistently applied by a corporation or as between corporations and over time, as in effect from time to time; provided that, for purposes of determining compliance with the covenants "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" and "Limitation on Restricted Payments," U.S. GAAP shall mean such generally accepted accounting principles and practices as adopted by the Issuer on the Issue Date and as are consistent with those set forth in this Offering Memorandum.

  "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Issuer or another Wholly Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of an Unrestricted Subsidiary.

  "Wholly Owned Unrestricted Subsidiary" means any Unrestricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Issuer, a Wholly Owned Restricted Subsidiary or another Wholly Owned Unrestricted Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of an Unrestricted Subsidiary.

  "XYZ Distribution Amount" means, with respect to an Asset Sale of the direct or indirect interest of the Issuer in XYZ Entertainment, the Net Cash Proceeds of which have been distributed to the Issuer, the sum of (i) with respect to the first $70,000,000 of such Net Cash Proceeds 100% of the amount by which the aggregate amount of such Net Cash Proceeds exceeds $35,000,000 and (ii) 75% of the amount by which the aggregate amount of such Net Cash Proceeds exceeds $70,000,000.

  "XYZ Entertainment" means (i) XYZ Entertainment Limited and (ii) any Replacement Asset received in consideration for the Issuer's direct or indirect interest in XYZ Entertainment Limited upon an Asset Sale of such interest and (iii) any Replacement Asset received in consideration of any Replacement Asset described in the preceding clause (ii) or this clause (iii) upon an Asset Sale of such Replacement Asset.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the Notes will initially be issued in the form of one or more global securities (the "Global Securities"). The Global Securities will be deposited on the date of original issuance thereof with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Security Holder").

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants. The rules applicable to DTC and its Participants are on file with the SEC.

  The Issuer expects that pursuant to procedures established by the Depositary
(i) upon deposit of a Global Security, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the Global Security and (ii) ownership of the Securities evidenced by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Securities evidenced by the Global Securities will be limited to such extent.

  So long as the Global Security Holder is the registered owner of any Securities, the Global Security Holder will be considered the sole owner of the Securities represented by such Global Security. Beneficial owners of Securities evidenced by the Global Securities will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the applicable agent or trustee thereunder. As a result, the ability of a person having a beneficial interest in Securities represented by any Global Security to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Securities by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Securities.

  Payments in respect of the Notes registered in the name of the applicable Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Security Holder in its capacity as the registered holder of such Notes. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names Securities, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Global Note (including principal, premium, interest and liquidated damages, if any).

  The Issuer believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the Securities as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of the Global Securities will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities. Subject to certain conditions, any person having a beneficial interest in any Global Security may, upon request to the Issuer or the Trustee, as applicable, exchange such beneficial interest for such Securities in the form of registered definitive certificates (the "Certificated Securities"). Upon any such issuance, the Issuer or Trustee, as applicable, is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Issuer notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the applicable Securities in the form of Certificated Securities, then, upon surrender by the applicable Global Security Holder of its Global Security, Securities in such form will be issued to each person that such Global Security Holder and the Depositary identify as being the beneficial owner of the related Securities.

  Neither the Issuer nor the Trustee will be liable for any delay by the Global Security Holder or the Depositary in identifying the beneficial owners of Securities, and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes. The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Issuer believes to be reliable. The Issuer will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

  Same-Day Settlement and Payment. The Indenture will require that payments in respect of the Notes represented by a Global Security (including principal, premium, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the applicable Global Security Holder. With respect to Certificated Securities, the Issuer will make all payments in respect of the Notes (including principal, premium, interest and liquidated damages, if any) by mailing a check to each such Holder's registered address. Secondary trading in long-term notes of corporate the issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes represented by the Global Securities are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuer expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                    CERTAIN U.S. INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain of the expected federal income tax consequences applicable to holders of the Notes who purchase the Notes pursuant to this Offering. The Company has received an opinion from its counsel, Holme Roberts & Owen LLP, that the following describes the material federal income tax consequences expected to result to those Noteholders, subject to the conditions and limitations described herein. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations ("Regulations") and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion also is based on the information included in this registration statement and the related documents, and on certain representations from the Company and the underwriter as to factual matters. This discussion includes only the material federal income tax consequences expected to apply to United States persons (e.g., citizens or residents of the United States and domestic corporations) who hold the Notes as capital assets. This discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders and does not address state, local and foreign tax consequences.

  The Company has not sought and will not seek any rulings from the Internal Revenue Service (the "Service") with respect to the Notes. There can be no assurance that the Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of Notes or that the Service's position would not be sustained by a court.

  The tax treatment of a holder of the Notes may vary depending on his particular situation or status. Holders subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the Notes as part of a "straddle" or as a "hedge" against currency risk, in connection with a conversion transaction, or that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign entities and individuals) may be subject to special rules not discussed below.

  The Notes will have substantial original issue discount for federal income tax purposes. As a result, a holder who purchases a Note generally will be required to include original issue discount in gross income as it accrues, for federal income tax purposes. Therefore, inclusion in gross income will take place in advance of the receipt of cash payments on the Notes. See "Taxation of Original Issue Discount" below.

  THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS EXPECTED AND URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN FEDERAL INCOME TAX LAW SINCE THE DATE OF THIS REGISTRATION STATEMENT.

TAXATION OF ORIGINAL ISSUE DISCOUNT

  The amount of original issue discount with respect to each Note will be the excess of the "stated redemption price at maturity" of such Note over its "issue price." The "stated redemption price at maturity" of each Note will include all payments, whether denominated as principal or interest, required to be made thereunder through and including maturity. The "issue price" of a Note will be equal to the first price at which a substantial amount of the Notes are sold to the public for money (excluding sales to underwriters, placement agents or wholesalers, etc., acting in an underwriting capacity). Each Note will be issued subject to a very substantial amount of original issue discount. Consequently, holders of the Notes will be required to include original issue discount in gross income as it accrues in accordance with the original issue discount rules discussed herein. In general, under the original issue discount rules and based on the expected issue price of the Notes, holders of the Notes will be required to include original issue discount in gross income during the initial five year period during which the Notes are outstanding in advance of the receipt of cash attributable to such income. Thereafter, the amount of original issue discount required to be included by holders of the Notes should be equal to the amount of scheduled interest payments received.

  Each holder of a Note will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount of the Note for all days during the taxable year in which such holder holds the Note. The daily portions of original issue discount are determined by allocating to each day during an accrual period (generally, a six month period or shorter period from the date of original issuance) a ratable portion of the original issue discount attributable to that accrual period. The amount of the original issue discount attributable to each full accrual period is equal to the product of the "adjusted issue price" of the Note (at the beginning of the accrual period) and the "yield to maturity" of the Notes (taking into account the length of the particular accrual period). The adjusted issue price of a Note at the beginning of an accrual period is the original issue price of the Note plus the aggregate amount of original issue discount that has accrued in all prior accrual periods and less any payments made on the Note. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Note, produces an amount equal to its issue price.

  The Company is required to furnish certain information to the Service regarding the original issue discount amounts. The Company will furnish annually to record holders of the Notes, information with respect to original issue discount accruing during the calendar year, as well as interest paid during that year. This information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. The Company will classify the Notes as debt under section 385 of the Code.

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

SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION

  In general, the holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such debt instrument measured by the difference between the amount of cash and fair market value of property received in exchange therefor and the holder's adjusted tax basis for such debt instrument.

  A holder's initial tax basis in a Note purchased by him will be equal to the price paid by such holder for such Note. The holder's initial tax basis in a Note will be increased from time to time by the portion of original issue discount included in gross income to the date of disposition as adjusted by acquisition premium, if any, (and increased by the accruals of market discount, if any, that the holder has previously elected to include in gross income on an annual basis), and decreased by any payments received from the Company on the Note.

  Any gain or loss on the sale, retirement or other taxable disposition of a Note, measured as described above, will generally be capital gain or loss (except as discussed in "Market Discount," below), provided the Note was a capital asset in the hands of the holder. Any capital gain or loss will be long-term capital gain or loss if the debt instrument has been held for more than one year at the time of disposition and otherwise will be short-term capital gain or loss.

  With respect to tax matters relating to legal defeasance and covenant defeasance in certain circumstances, see "Description Of Notes--Defeasance."

MARKET DISCOUNT

  Under the market discount rules of the Code, a holder who purchased a Note at a "market discount" generally will be required to treat any gain recognized on the disposition of the Note as ordinary income to the extent of the lesser of such gain or the portion of the market discount that accrue during the period that the holder held such Note. Market discount is generally defined as the amount by which a holder's purchase price for a Note is less than the revised issue price of the Note on the date of purchase, subject to a statutory de minimis exception. A holder who acquires a Note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such Note until the holder disposes of such Note in a taxable transaction. A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

ACQUISITION PREMIUM

  A holder of a Note who acquires such Note at a cost in excess of the adjusted issue price will be considered to have purchased such note at acquisition premium. Under the acquisition premium rules, generally, such holder will be permitted to offset a portion of the acquisition premium against the amount of the original issue discount otherwise includible in income with respect to that Note. The information reported by the Company to the Noteholders on an annual basis will not account for an offset against original issue discount for any portion of the acquisition premium. Accordingly, each holder should consult his own tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount.

LIMITATION ON THE COMPANY'S INTEREST DEDUCTIONS

  The Notes probably will be subject to the "applicable high yield discount obligation" provisions of the Code. If the yield to maturity on the Notes is at least five percentage points above the applicable Federal rate, the Company will not be able to deduct any original issue discount that accrues with respect to such Notes until the amount attributable to such original issue discount is actually paid. In addition, if the yield to maturity on the Notes is more than six percentage points above the applicable Federal rate, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable Federal rate will not be deductible by the Company at any time, and (ii) a corporate Holder may be entitled under certain circumstances, to treat the portion of the interest that is not deductible by the Company as a dividend, which may then qualify for the dividends received deduction provided for by the Code. In such event, corporate Holders of Notes should consult with their own tax advisors as to the applicability of the dividends received deduction. Except as described above, treatment of the Notes as "applicable high yield discount obligations" will not affect the reporting of the original issue discount as income by the noteholders.

BACKUP WITHHOLDING

  The backup withholding rules require a payor to deduct and withhold a tax amount if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (b) the Service notifies the payor that the TIN furnished by the payee is incorrect, (c) the payee has failed to report properly the receipt of a "reportable payment" and the Service has notified the payor that withholding is required, or (d) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under Section 3406 of the Code. If any one of the events discussed above occurs, the Issuer, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" includes, among other things, interest actually paid, original issue discount and amounts paid through brokers in retirement of securities. Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the Service. Certain holders (including, among other, corporations and certain tax-exempt organizations) are not subject to the backup withholding information reporting requirements.

EMPLOYEE BENEFIT PLANS

  Prior to purchasing a Note, a prospective holder who is a fiduciary with respect to an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), must comply with the fiduciary responsibility requirements of ERISA, including the prudence and diversification requirements, in making a decision to purchase a Note. In addition, such plans, together with plans described in Section 4975(e)(1) of the Code, must consider the prohibited transaction provisions of ERISA and the Code and determine that UIH is not a "disqualified person" (as defined in the Code) or a "party in interest" (as defined in ERISA) with respect to such plan or that an exemption from the prohibited transaction provisions of ERISA or the Code is available.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below has severally agreed to purchase from the Company the principal amount of Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount:

                                                                       PRINCIPAL
                                                                       AMOUNT OF
UNDERWRITER                                                            MATURITY
-----------                                                            ---------
Donaldson, Lufkin & Jenrette Securities Corporation...................   $
Smith Barney Inc. ....................................................
                                                                         -----
  Total...............................................................   $
                                                                         =====

  The Underwriters have advised the Company that the Underwriters propose to offer the Notes to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price, less a concession not in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may re-allow, discounts not in excess of % of the principal amount of the Notes to any other Underwriters and certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Underwriters.

  The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to the approval of certain legal matters by counsel and to certain other conditions precedent. The nature of the Underwriters' obligations under the Underwriting Agreement are such that the Underwriters are required to purchase all of the Notes if the Underwriters purchase any of the Notes.

  The Underwriters do not intend to confirm sales to any accounts over which it exercises discretionary authority.

  There is currently no public market for the Notes offered hereby. The Company has no present plan to list the Notes on a national securities exchange or to seek the admission thereof to trading on the Nasdaq Stock Market. The Underwriters have advised the Company that, following the completion of the Offering, the Underwriters currently intend to make a market in the Notes. The Underwriters, however, are not obligated to do so and any such market making may be discontinued at any time without notice at the Underwriters' sole discretion. Accordingly, there can be no assurance that an active trading market will develop for or as to the liquidity of the Notes.

  The Company has agreed to indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Underwriters and their respective affiliates have engaged, and may in the future engage, in transactions with and perform services for the Company or one or more of its affiliates in the ordinary course of business. The Underwriters are also serving as two of the underwriters in the UAP Stock Offering.

                                 LEGAL MATTERS

  Certain legal matters regarding the securities offered hereby will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to the consolidated amounts from the financial statements of Telefenua S.A. and the equity in losses from XYZ Entertainment Pty Ltd. as of and for the year ended December 31, 1995, its report is based on the reports of other auditors, namely Coopers & Lybrand (with respect to Telefenua S.A.) and Deloitte Touche Tohmatsu (with respect to XYZ Entertainment Pty Ltd.). The consolidated financial statements and reports referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

  The consolidated financial statements of CTV Pty Ltd. included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of STV Pty Ltd. included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of Saturn Communications Limited (formerly Kiwi Cable Company Ltd.) included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of XYZ Entertainment Pty Ltd. as of December 31, 1994 and 1995 and for the years then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein. The financial statements referred to above have been included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UIH AUSTRALIA/PACIFIC, INC.
Report of Independent Public Accountants.................................  F- 3
Report of Independent Auditors...........................................  F- 4
Independent Auditors' Report.............................................  F- 5
Consolidated Balance Sheets as of December 31, 1994 and 1995 and Septem-
 ber 30, 1996 (unaudited)................................................  F- 6
Consolidated Statements of Operations for the Years Ended December 31,
 1994 and 1995 and for the Nine Months Ended September 30, 1995 and 1996
 (unaudited).............................................................  F- 7
Consolidated Statements of Stockholders' Equity for the Years Ended De-
 cember 31, 1994 and 1995 and for the Nine Months Ended September 30,
 1996 (unaudited)........................................................  F- 8
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994 and 1995 and for the Nine Months Ended September 30, 1995 and 1996
 (unaudited).............................................................  F- 9
Notes to Consolidated Financial Statements...............................  F-10
CTV PTY LIMITED
Independent Audit Report.................................................  F-26
Balance Sheet as of December 31, 1994 and 1995 and September 30, 1996
 (unaudited).............................................................  F-27
Profit and Loss Account for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-28
Statement of Cash Flows for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-29
Notes to the Financial Statements........................................  F-30
STV PTY LIMITED
Independent Audit Report.................................................  F-40
Balance Sheet as of December 31, 1994 and 1995 and September 30, 1996
 (unaudited).............................................................  F-41
Profit and Loss Account for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-43
Statement of Cash Flows for the Period Ended December 31, 1994 and the
 Year Ended December 31, 1995 and for the Nine Months Ended September 30,
 1995 and 1996 (unaudited)...............................................  F-44
Notes to the Financial Statements........................................  F-45
SATURN COMMUNICATIONS LIMITED (FORMERLY KNOWN AS KIWI CABLE COMPANY
 LIMITED)
Auditor's Report.........................................................  F-55
Statement of Financial Performance for the Years Ended December 31, 1994
 and 1995 and March 31, 1996 (unaudited).................................  F-56
Statement of Movements in Equity for the Years Ended December 31, 1994
 and 1995 and the Three Months Ended March 31, 1996 (unaudited)..........  F-57
Statement of Financial Position as of December 31, 1994 and 1995 and
 March 31, 1996 (unaudited)..............................................  F-58
Statement of Cash Flows for the Years Ended December 31, 1994 and 1995
 and for the Three Months Ended March 31, 1995 and 1996 (unaudited)......  F-60
Notes to and Forming Part of the Financial Statements....................  F-61
XYZ ENTERTAINMENT PTY LIMITED
Independent Auditors' Report.............................................  F-67
Consolidated Statements of Operations for the period from October 17,
 1994 (date of inception) to December 31, 1994 and the year ended Decem-
 ber 31, 1995 and for the nine months ended September 30, 1995 and 1996
 (unaudited).............................................................  F-68
Consolidated Balance Sheets as of December 31, 1994 and 1995 and Septem-
 ber 30, 1996 (unaudited)................................................  F-69
Consolidated Statements of Shareholders' Deficiency for the period from
 October 17, 1994 (date of inception) to December 31, 1994 and the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)....................................................  F-70
Consolidated Statements of Cash Flows for the period from October 17,
 1994 (date of inception) to December 31, 1994 and the year ended Decem-
 ber 31, 1995 and for the nine months ended September 30, 1995 and 1996
 (unaudited).............................................................  F-71
Notes to the Consolidated Financial Statements...........................  F-72

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UIH Australia/Pacific, Inc.:

  We have audited the accompanying consolidated balance sheets of UIH Australia/Pacific, Inc. (a Colorado corporation and wholly owned subsidiary of UIH Asia/Pacific Communications, Inc.) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Telefenua S.A. as of and for the year ended December 31, 1995, a subsidiary which is consolidated in the accompanying consolidated financial statements. UIH Australia/Pacific, Inc.'s consolidated financial statements for the year ended December 31, 1995 reflects assets, liabilities, revenues, expenses and a net loss related to Telefenua S.A. of $10,989,000, $9,710,000, $1,882,000, $5,806,000 and
$3,924,000, respectively. We did not audit the financial statements of XYZ Entertainment Pty Ltd. ("XYZ") for the year ended December 31, 1995, an investment which is reflected in the accompanying consolidated financial statements on the equity method of accounting. UIH Australia/Pacific, Inc.'s consolidated statement of operations reflects equity in losses related to XYZ of $11,729,000 for the year ended December 31, 1995 and Note 4 to the consolidated financial statements includes summarized financial data for XYZ. The financial statements of Telefenua S.A. and XYZ as of and for the year ended December 31, 1995, were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the summarized financial data for XYZ included in Note 4 to the consolidated financial statements and to the amounts included in the accompanying consolidated financial statements for Telefenua S.A. and XYZ, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UIH Australia/Pacific, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado
November 18, 1996

                        REPORT OF INDEPENDENT AUDITORS

To the shareholders of TELEFENUA SA.

  We have audited the balance sheet of TELEFENUA SA as of december 31, 1993, 1994 and 1995 and the related statement of income and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards in France, which do not differ substantially from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of TELEFENUA SA as of december 31, 1993 1994 and 1995 and the results of its operations and changes in its financial position for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

  The accounting practices of the Company used in preparing the accompanying financial statements conform with generally accepted accounting principles in the United States of America, but do not fully conform with accounting principles generally accepted in France. As a consequence those financial statements differ from statutory financial statements that will be submitted to the approval of the company's shareholders in conformity with local corporate laws.

  A description of the significant differences between such principles and those accounting principles generally accepted in the United States, and the effect of those differences on net income, total assets and shareholder's equity are set forth in Note 2.a of the notes to the financial statements.

                                          Coopers & Lybrand

Papeete,
February 16, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors

  We have audited the accompanying consolidated balance sheet of XYZ Entertainment Pty Ltd as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 1995 and the period from October 17, 1994 (date of inception) to December 31, 1994, which are expressed in Australian dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XYZ Entertainment Pty Ltd as of December 31, 1995 and the results of its operations and its cash flows for the year ended December 31, 1995 and the period from October 17, 1994 (date of inception) to December 31, 1994, in conformity with accounting principles generally accepted in Australia.

  Generally accepted accounting principles in Australia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected amounts reported as stockholders' deficiency and net loss as at and for the year ended December 31, 1995 and from the period from October 17, 1994 (date of inception) to December 31, 1994 to the extent summarized in Note 12 to the financial statements.

                                          Deloitte Touche Tohmatsu
                                          Chartered Accountants

Sydney, Australia
March 15, 1996

                          UIH AUSTRALIA/PACIFIC, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                             (STATED IN THOUSANDS)

                                             DECEMBER 31,      SEPTEMBER 30,
                                            ----------------  ---------------
                                             1994     1995       1996
                                                              (UNAUDITED)
ASSETS
  Cash and cash equivalents................ $   --   $ 8,730   $ 69,228
  Restricted cash..........................     --       --      10,000
  Short-term investments...................     --       --      27,630
  Receivables, including related party re-
   ceivables of $0, $1,623 and $4,627, re-
   spectively..............................     --     2,045      5,635
  Investments in and advances to affiliated
   companies, accounted for under the eq-
   uity method.............................  22,296    2,829        --
  Property, plant and equipment, net of ac-
   cumulated depreciation of $0, $1,217 and
   $13,185, respectively...................       1   27,125    130,435
  License fees, net of accumulated
   amortization of $0, $442 and $1,890,
   respectively ...........................     --    10,693     11,173
  Goodwill, net of accumulated amortization
   of $0, $38 and $2,557, respectively.....     --    45,324     52,171
  Other assets, net........................   1,787    2,549     18,890
                                            -------  -------   --------
    Total assets........................... $24,084  $99,295   $325,162
                                            =======  =======   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued liabili-
   ties.................................... $    11  $ 6,407   $ 29,123
  Accrued funding obligation...............     --     1,834      1,173
  Due to parent............................     --    12,583      5,902
  Senior discount notes and other debt.....     --       890    241,039
                                            -------  -------   --------
    Total liabilities......................      11   21,714    277,237
                                            -------  -------   --------
Minority interest in subsidiaries..........     --     2,515        578
Commitments (Note 7)
Stockholders' Equity:
  Common stock, $.01 par value, 1,000
   shares authorized, 487, 487 and 500 is-
   sued, respectively......................     --       --         --
  Additional paid-in capital...............  25,342   93,782    112,246
  Unrealized loss on investment............     --       --        (784)
  Cumulative translation adjustments.......     405      191      2,121
  Accumulated deficit......................  (1,674) (18,907)   (66,236)
                                            -------  -------   --------
    Total stockholders' equity.............  24,073   75,066     47,347
                                            -------  -------   --------
    Total liabilities and stockholders' eq-
     uity.................................. $24,084  $99,295   $325,162
                                            =======  =======   ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                          UIH AUSTRALIA/PACIFIC, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
             (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               FOR THE NINE
                                      FOR THE YEARS ENDED      MONTHS ENDED
                                          DECEMBER 31,         SEPTEMBER 30,
                                      ---------------------  ------------------
                                                                (UNAUDITED)
                                        1994        1995       1995      1996
Service and other revenue...........  $     --   $    1,883  $  1,152  $ 13,262
System operating expense, including
 none, $85, none and $320, respec-
 tively, of related party expenses..        --       (3,230)   (1,870)  (18,914)
System selling, general and adminis-
 trative expense....................        --       (2,482)   (1,636)  (13,987)
Corporate general and administrative
 expense............................       (659)       (920)     (688)     (746)
Depreciation and amortization.......        --       (1,003)     (639)  (15,935)
                                      ---------  ----------  --------  --------
  Net operating loss................       (659)     (5,752)   (3,681)  (36,320)
Equity in losses of affiliated com-
 panies.............................     (1,015)    (16,379)  (12,518)   (4,501)
Gain on sale of investment in affil-
 iated company......................        --        4,132     4,132       --
Interest income.....................        --          157       --      3,284
Interest expense....................        --          (30)      --    (12,855)
Other income (expense)..............        --          219       (33)    1,001
                                      ---------  ----------  --------  --------
  Net loss before minority inter-
   est..............................     (1,674)    (17,653)  (12,100)  (49,391)
Minority interest in subsidiary.....        --          420       309     2,062
                                      ---------  ----------  --------  --------
  Net loss..........................  $  (1,674) $  (17,233) $(11,791) $(47,329)
                                      =========  ==========  ========  ========
Net loss per common share...........  $  (3,437) $  (35,386) $(24,211) $(96,393)
                                      =========  ==========  ========  ========
Weighted average number of common
 shares outstanding.................        487         487       487       491
                                      =========  ==========  ========  ========


 The accompanying notes are an integral part of these consolidated statements.

                          UIH AUSTRALIA/PACIFIC, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                             (STATED IN THOUSANDS)

                          COMMON STOCK  ADDITIONAL UNREALIZED CUMULATIVE
                          -------------  PAID IN    LOSS ON   TRANSLATION ACCUMULATED
                          SHARES AMOUNT  CAPITAL   INVESTMENT ADJUSTMENT    DEFICIT    TOTAL
                          ------ ------ ---------- ---------- ----------- ----------- --------
Balances, January 1,
 1994...................   --     $--    $    --     $ --       $  --      $    --    $    --
Issuance of common
 stock..................   487     --         --       --          --           --         --
Capital contributions
 from parent............   --      --      25,342      --          --           --      25,342
Cumulative translation
 adjustment.............   --      --         --       --          405          --         405
Net loss................   --      --         --       --          --        (1,674)    (1,674)
                           ---    ----   --------    -----      ------     --------   --------
Balances, December 31,
 1994...................   487     --      25,342      --          405       (1,674)    24,073
Capital contributions
 from parent............   --      --      68,440      --          --           --      68,440
Change in cumulative
 translation
 adjustment.............   --      --         --       --         (214)         --        (214)
Net loss................   --      --         --       --          --       (17,233)   (17,233)
                           ---    ----   --------    -----      ------     --------   --------
Balances, December 31,
 1995...................   487     --      93,782      --          191      (18,907)    75,066
Capital contributions
 from parent
 (unaudited)............   --      --      10,664      --          --           --      10,664
Acquisition of remaining
 50% interest in Saturn
 (unaudited)............    13     --       7,800      --          --           --       7,800
Unrealized loss on
 investment.............   --      --         --      (784)        --           --        (784)
Cumulative translation
 adjustment
 (unaudited)............   --      --         --       --        1,930          --       1,930
Net loss (unaudited)....   --      --         --       --          --       (47,329)   (47,329)
                           ---    ----   --------    -----      ------     --------   --------
Balances, September 30,
 1996 (unaudited).......   500    $--    $112,246    $(784)     $2,121     $(66,236)  $ 47,347
                           ===    ====   ========    =====      ======     ========   ========



 The accompanying notes are an integral part of these consolidated statements.

                          UIH AUSTRALIA/PACIFIC, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                             (STATED IN THOUSANDS)

                                                            FOR THE NINE MONTHS
                                      FOR THE YEARS ENDED           ENDED
                                         DECEMBER 31,          SEPTEMBER 30,
                                      --------------------  ---------------------
                                        1994       1995       1995        1996
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................  $  (1,674) $ (17,233) $ (11,791) $  (47,329)
Adjustments to reconcile net loss to
 net cash flows from operating
 activities:
  Depreciation and amortization.....        --       1,003        639      15,935
  Equity in losses of affiliate com-
   panies, net......................      1,015     16,379     12,518       4,501
  Gain on sale of investment in af-
   filiated company.................        --      (4,132)    (4,132)        --
  Minority interest share of loss-
   es...............................        --        (420)      (309)     (2,062)
  Accretion of interest on senior
   discount notes...................        --         --         --       12,028
  Increase in receivables...........        --         --        (290)     (3,580)
  Increase in other assets..........     (1,852)    (1,992)       (34)     (6,855)
  Increase in accounts payable, ac-
   crued liabilities and other......         11        238        773       5,086
                                      ---------  ---------  ---------  ----------
Net cash flows from operating activ-
 ities..............................     (2,500)    (6,157)    (2,626)    (22,276)
                                      ---------  ---------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short-term investments..        --         --         --     (132,887)
Sale of short-term investments......        --         --         --      105,257
Restricted cash.....................        --         --         --      (10,000)
Investments in and advances to
 affiliated companies and other
 investments........................    (22,841)   (22,472)   (22,607)    (10,651)
Purchase of additional 40% interest
 in Austar, net of cash acquired....        --      (8,017)       --          --
Proceeds from sale of investment in
 affiliated company.................        --       4,132      4,132         --
Purchase of property and equipment..         (1)    (7,143)    (6,970)   (105,899)
Increase in accounts payable for
 capital expenditures...............        --         --         --       19,795
                                      ---------  ---------  ---------  ----------
Net cash flows from investing activ-
 ities..............................    (22,842)   (33,500)   (25,445)   (134,385)
                                      ---------  ---------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions from parent...     25,342     38,600     27,514      10,664
Proceeds from offering of senior
 discount notes.....................        --         --         --      225,115
Borrowings on bridge loan payable to
 parent.............................        --       9,927      5,400      15,073
Payment of bridge loan payable to
 parent.............................        --         --         --      (25,000)
Deferred debt offering costs........        --         --         --       (9,624)
Borrowing on other debt.............        --         --         --           13
                                      ---------  ---------  ---------  ----------
Net cash flows from financing activ-
 ities..............................     25,342     48,527     32,914     216,241
                                      ---------  ---------  ---------  ----------
EFFECT OF EXCHANGE RATES ON CASH....        --        (140)       166         918
                                      ---------  ---------  ---------  ----------
INCREASE IN CASH AND CASH EQUIVA-
 LENTS..............................        --       8,730      5,009      60,498
CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD..........................        --         --         --        8,730
                                      ---------  ---------  ---------  ----------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD.............................  $     --   $   8,730  $   5,009  $   69,228
                                      =========  =========  =========  ==========
NON-CASH INVESTING AND FINANCING AC-
 TIVITIES
  Non-cash capital contribution of
   preferred stock from parent
   utilized in purchase of
   additional 40% interest in
   Austar...........................  $     --   $  29,840  $     --   $      --
                                      =========  =========  =========  ==========
  Non-cash stock issuance utilized
   in purchase of 50% interest in
   Saturn...........................  $     --   $     --   $     --   $    7,800
                                      =========  =========  =========  ==========

 The accompanying notes are an integral part of these consolidated statements.

                          UIH AUSTRALIA/PACIFIC, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

1. ORGANIZATION AND BACKGROUND

  UIH Australia/Pacific, Inc. (the "Company"), a majority-owned subsidiary of UIH Asia/Pacific Communications, Inc. ("UAPC") as of September 30, 1996, which is in turn a wholly-owned subsidiary of United International Holdings, Inc. ("UIHI"), was formed on October 14, 1994. In connection with an offering (the "Offering") of 14% Senior Discount Notes due 2006 (see Note 11), UIHI merged into the Company UIHI's subsidiaries that hold interests in certain operating properties and early stage projects in Australia and the South Pacific. The accompanying financial statements have been prepared on a basis of reorganization accounting as though the Company had performed all foreign development activities and made all acquisitions of UIHI's foreign multi-channel television, programming and mobile data interests in Australia, Tahiti and New Zealand since inception. The reorganized Company commenced operations in January 1994 when UIHI began its development related activities in the Asia/Pacific region. The Company has reflected all of the transfers from UIHI as an equity contribution in the accompanying consolidated financial statements. The accompanying consolidated financial statements have been prepared as though the Company made investments in the following entities on the original date UIHI or certain of its wholly-owned subsidiaries made the investment:

  . The Company acquired, through directly and indirectly held interests, an effective 50.0% economic interest in two companies that form Austar in 1994. In December 1995, the Company increased its effective economic interest in Austar (formerly CEtv) to 90.0%. In May 1996, the Company increased its economic interest in Austar to 94% which was subsequently increased to 96% and in October 1996, acquired the remaining 4% economic interest in Austar for $7,900. The companies that comprise Austar (CTV Pty Ltd. ("CTV") and STV Pty Ltd ("STV")) have acquired Multi-point Microwave Distribution Systems ("MMDS") licenses to supply subscription television services to television households in the north, northeastern and southern regions of Australia outside of the country's largest cities and are currently constructing multi-channel television systems to service many of the television homes in their license areas. Those homes that cannot be served by MMDS will be serviceable by a direct to home satellite service marketed by Austar.

  . The Company acquired an effective 90.0% economic interest in Telefenua
    S.A. ("Telefenua") in January 1995. The Company's economic interest will decrease to 75.0% and 64.0% once the Company has received a 20.0% and 40.0% internal rate of return on its investment in Telefenua, respectively. Telefenua operates, since March 1995, the only multi-channel subscription television system on the islands of Tahiti and Moorea in French Polynesia.

  . In July 1994, the Company acquired a 50.0% interest in Kiwi
    Communications Ltd., which recently changed its name to Saturn Communications Limited ("Saturn"). Saturn is constructing a wireline multi- channel television system in New Zealand, primarily in the greater Wellington area. In July 1996, the Company acquired the remaining 50% interest in Saturn in exchange for a 2.6% interest in the Company which was valued at approximately $7,800. The holder of this interest was granted a one-time conversion right to exchange such interest for an equivalent interest in the common stock of UAPC in connection with UAPC's planned initial public offering (Note 11). Management believes the holder intends to convert their interest in the Company into common stock of UAPC.

  . XYZ Entertainment Pty Ltd ("XYZ Entertainment") is an Australian proprietary company incorporated in New South Wales. Century United Programming Ventures Pty Limited, an Australian corporation ("CUPV"), owned equally by the Company and Century Communications Corp. ("Century"), holds a 50.0% interest in XYZ Entertainment. In October 1994, the Company acquired an initial 50.0% interest in XYZ Entertainment. In September 1995, a third party purchased a 50.0% interest in XYZ Entertainment, thereby diluting the Company's indirect interest in XYZ Entertainment to 25.0%.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  . The Company acquired a 100.0% interest in August 1995 in United Wireless
    Pty Limited ("United Wireless"), a provider of wireless mobile data services in Australia, primarily Sydney and Melbourne, and is the initial stages of deploying its distribution network and marketing its services. The Company accounted for its acquisition using the purchase method of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Effective July 5, 1996, the Company effected a 4.87 for 1 stock split. All share amounts have been restated for all periods presented to reflect this event.

 PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises majority control and owns a majority economic interest. During the year ended December 31, 1995, the Company consolidated Telefenua, and subsequent to August 31, 1995, United Wireless. Due to the Company's acquisition of the majority economic interest in CTV and STV in late December 1995, the accompanying December 31, 1995 consolidated balance sheet consolidates the accounts of CTV and STV as of December 31, 1995. The Company recognized equity losses from its investments in CTV and STV through December 31, 1995. The Company will consolidate the operations of CTV and STV beginning January 1, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  Cash and cash equivalents include cash and investments with original maturities of less than three months. The portion of short-term investments and the Company's investment in Australis Media Limited (see Note 11) which are classified as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") are accounted for at fair market value. As of September 30, 1996 (unaudited), the Company held approximately $27,630 of short-term investments classified as held to maturity securities which are stated at amortized cost under the provisions of SFAS 115.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION - SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

 INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

  For those investments in companies in which the Company's interest is 20% to 50%, or for investments where the Company's interest is less than 20% in which the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of cost over net tangible assets acquired. Investments in and advances to affiliated companies are as follows:

                                             AS OF DECEMBER 31, 1994
                         ---------------------------------------------------------------
                            INVESTMENTS IN      CUMULATIVE EQUITY    CUMULATIVE
                           AND ADVANCES TO          IN LOSS OF       TRANSLATION
                         AFFILIATE COMPANIES   AFFILIATE COMPANIES   ADJUSTMENT   TOTAL
                         -------------------- ---------------------- ----------- -------
Australia (Austar)......       $19,738               $   (551)          $344     $19,531
Saturn..................         2,539                   (365)            60       2,234
XYZ Entertainment.......           629                    (99)             1         531
                               -------               --------           ----     -------
                               $22,906                $(1,015)          $405     $22,296
                               =======               ========           ====     =======
                                             AS OF DECEMBER 31, 1995
                         ---------------------------------------------------------------
                            INVESTMENTS IN      CUMULATIVE EQUITY    CUMULATIVE
                           AND ADVANCES TO          IN LOSS OF       TRANSLATION
                         AFFILIATE COMPANIES  AFFILIATE COMPANIES(1) ADJUSTMENT   TOTAL
                         -------------------- ---------------------- ----------- -------
Saturn..................       $ 4,520               $ (1,803)          $112     $ 2,829
XYZ Entertainment.......        11,718(2)             (11,828)           110         --
                               -------               --------           ----     -------
                               $16,238               $(13,631)          $222     $ 2,829
                               =======               ========           ====     =======
                                            AS OF SEPTEMBER 30, 1996
                                                   (UNAUDITED)
                         ---------------------------------------------------------------
                            INVESTMENTS IN      CUMULATIVE EQUITY    CUMULATIVE
                           AND ADVANCES TO          IN LOSS OF       TRANSLATION
                         AFFILIATED COMPANIES AFFILIATE COMPANIES(3) ADJUSTMENT   TOTAL
                         -------------------- ---------------------- ----------- -------
XYZ Entertainment.......       $15,289(4)            $(15,399)          $110     $   --
                               =======               ========           ====     =======

---------------------
(1) Does not include cumulative equity in losses for Austar of $3,763, as Austar's balance sheet is consolidated as of December 31, 1995.
(2) Includes $4,132 of investment prior to the receipt of $4,132 of proceeds received from the sale of 50% of the Company's interest. As the Company had recorded equity in losses from XYZ Entertainment in an amount equal to its invested capital, the Company recognized a gain of $4,132 on this transaction. In addition, the Company accrued an additional funding obligation of $1,834 as of December 31, 1995.
(3) Does not include cumulative equity in losses for Saturn of $2,733, as Saturn's balance sheet is consolidated as of September 30, 1996.
(4) Includes an accrued funding obligation of $1,173 at September 30, 1996.

  The Company recognized $3,571 and $11,729 of equity losses from XYZ Entertainment for the nine months ended September 30, 1996 and the year ended December 31, 1995, including $1,173 and $1,834 of additional equity losses associated with the Company's accrued funding obligation to XYZ Entertainment. The Company does not have a contractual funding obligation to XYZ Entertainment, however, the Company would face significant and punitive dilution if it did not make the scheduled fundings. Subsequent to year end, the Company funded all of its accrued funding obligation.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

 PROPERTY, PLANT AND EQUIPMENT

  Property and equipment are stated at cost. Additions, replacements and major improvements are capitalized and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Depreciation expense is computed by the straight-line method over their estimated useful lives as shown below.

                                                       AVERAGE YEARS
                                                       -------------
        Cable plant...................................     5-10
        Other fixed assets............................      3-5
        Furniture and fixtures........................       10
        Leasehold improvements........................     6-10

 LEASED ASSETS

  Assets acquired under capital leases are included in property, plant and equipment. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of future minimum lease payments. Leased assets are amortized over the life of the relevant lease.

 LICENSE FEES

  The acquisition of MMDS licenses has been recorded at cost. The cost to acquire these licenses ($8,890), acquired for a 5-year period for Australia, will be amortized over the remaining license period upon commencement of operations. They are renewable every 5 years. In Tahiti, the license rights, totaling $2,225 are amortized over a 10-year period.

 GOODWILL

  The Company's acquisition of an additional 40% economic interest in CTV and STV was recorded as a step acquisition. The majority of the purchase price of $45,081 was recorded as goodwill as the underlying net book value of all tangible and intangible assets approximated their respective fair values at that date. Accordingly, goodwill of $44,790 will be amortized over 15 years beginning January 1, 1996. The Company's acquisition in July 1996 of the additional 50% interest in Saturn in exchange for 2.6% of the Company's common stock resulted in an additional $9,178 of goodwill being recorded which is being amortized over 15 years.

 RECOVERABLE AMOUNTS OF TANGIBLE AND INTANGIBLE ASSETS

  The carrying amount of all tangible and intangible assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all tangible and intangible assets have been determined using net cash flows which have not been discounted to their present values.

 REVENUE RECOGNITION

  Monthly service and installation fees are recognized as revenue in the period the related services are provided to the subscribers.

 INCOME TAXES

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires recognition of deferred tax

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance for amounts which do not satisfy the realization criteria of SFAS 109.

 FOREIGN OPERATIONS

  The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at year end and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity.

  Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translations) or realized upon settlement of the transactions.

  In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations in foreign countries are calculated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the Consolidated Statements of Cash Flows will not agree to changes in the corresponding balances on the Consolidated Balance Sheets. The effects of exchange rate changes on cash balances held in foreign currencies is reported as a separate line below cash flows from financing activities.

 NEW ACCOUNTING PRINCIPLES

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 123 will have a material effect on the Company's reported results.

 RECLASSIFICATIONS

  Certain prior year amounts have been reclassified for comparability with the current presentation.

 INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

3. ACQUISITIONS

  In January 1995, the Company acquired an initial 90% economic interest in Telefenua in exchange for a cash contribution into Telefenua of $6,060, the contribution of a note and accrued interest due UIHI of $817 and equipment leased to Telefenua totaling $2,039. Details of the net assets acquired are as follows:

                                 (CONVERTED AT ACQUISITION DATE)
     Tangible assets...........              $ 4,213
     Intangible assets.........                1,835
     Other.....................                  107
     Cash......................                6,181
     Accounts payable and ac-
      crued liabilities........                 (783)
     Due to affiliate..........               (2,110)
     Minority shareholders' in-
      terest...................                 (527)
                                             -------
       Total consideration.....              $ 8,916
                                             =======

  The purchase price was allocated to the net assets acquired based on relative fair market values.

  The Company's cumulative investment as of December 31, 1995 in Telefenua includes the cash and notes contributed of $6,877, an equipment lease of $2,285 and bridge loans in the amount of $4,527. The Company's consolidated assets, liabilities, revenues, expenses and net loss after intercompany eliminations related to Telefenua for the year ended December 31, 1995 totaled $10,989, $9,710, $1,882, $5,806 and $3,924, respectively.

  In response to a legal challenge by the President of Tahiti, the Conseil d'Etat of France recently canceled a decree authorizing MMDS systems in French Polynesia and similar French territories. The cancellation could provide a legal basis to cancel a required authorization already granted to Telefenua by the communications agency because the authorization was based in part on the decree. A law recently enacted by the French Parliament gives Telefenua a legal basis to ask for a new authorization from the communications agency, should the existing authorization be nullified. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained or, if a new authorization is obtained, that it would not differ from the existing authorization.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  In December 1995, the Company acquired an additional 40% effective economic interest in Austar from other shareholders increasing its effective economic interest to 90%. The Company paid $15,241 in cash and contributed 170,513 shares of UIHI's convertible preferred stock having an initial liquidation value and fair value of $29,840 for the additional 40% effective economic interest. Details of the net assets are as follows:

                                               (CONVERTED AT ACQUISITION DATE)
     Tangible assets..........................            $ 18,267
     Intangible assets........................               8,643
     Receivables, prepaids and other..........               2,704
     Cash.....................................               7,222
     Accounts payable and accrued liabili-
      ties....................................              (6,140)
     Other debt...............................                (890)
     Minority shareholders' interest..........              (2,363)
     Net investment prior to acquisition of
      40%.....................................             (27,153)
                                                          --------
                                                               290
     Goodwill.................................              44,790
                                                          --------
       Total consideration....................            $ 45,080
                                                          ========

  The Company's cumulative investment as of December 31, 1995 in Austar includes cash invested of $19,903, bridge loans of $5,400, the purchase of a 10% interest from another shareholder for $5,613 and the purchase of the 40% interest from another shareholder for $45,080. The Company's equity in losses from Austar for the years ended December 31, 1994 and 1995 are $551 and $3,212, respectively.

4. INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

  Investments in and advances to affiliated companies accounted for under the equity method amount to $22,296 and $2,829 as of December 31, 1994 and 1995, respectively.

  Condensed financial information for the Company's significant equity investees is presented below.

CTV

  In September 1994, the Company began to fund its 40.0% economic interest in CTV, an Australian company that currently holds MMDS licenses in Australia. The Company then acquired an additional 10.0% economic interest in CTV from another shareholder for $5,613. As noted above, in December 1995, the Company purchased an additional 40% economic interest in CTV which increased its economic interest to 90% and accordingly, the Company has consolidated the balance sheet of CTV as of December 31, 1995 (see Note 1).

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                        AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  Condensed financial information for CTV, stated in U.S. dollars, is as follows:

                                                                     AS OF
                                                               DECEMBER 31, 1994
                                                               -----------------
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash..........................................................      $15,023
Property, plant and equipment, net............................        2,130
Intangible assets, net........................................        3,896
Other assets..................................................          577
                                                                    -------
  Total assets................................................      $21,626
                                                                    =======
Accounts payable and accrued liabilities......................      $ 2,159
Shareholders' equity, including shareholder debentures........       19,467
                                                                    -------
  Total liabilities and shareholders' equity..................      $21,626
                                                                    =======

                                   FOR THE YEARS ENDED    FOR THE NINE MONTHS
                                      DECEMBER 31,        ENDED SEPTEMBER 30,
                                   ---------------------  --------------------
                                    1994(1)     1995              1995
                                                              (UNAUDITED)
CONDENSED CONSOLIDATED INCOME
 STATEMENT DATA
Revenue...........................  $    --   $      433        $   103
Operating, selling, general and
 administrative expenses..........      (243)     (4,804)        (2,446)
Depreciation and amortization.....        (3)     (1,113)          (322)
                                    --------  ----------        -------
  Net operating loss..............      (246)     (5,484)        (2,665)
Interest, net.....................       246         914            869
Other.............................       --          245            248
                                    --------  ----------        -------
  Net loss........................  $    --      $(4,325)       $(1,548)
                                    ========  ==========        =======

---------------------
(1) CTV began operations during 1994.

STV

  In October 1994, the Company began to fund its 50.0% economic interest in STV, an Australian company that holds MMDS licenses in Australia. In December 1995, the Company purchased an additional 40.0% economic interest in STV which increased its economic interest to 90.0%, and accordingly, the Company has consolidated the balance sheet of STV as of December 31, 1995 (see Note 1).

  Condensed financial information for STV, stated in U.S. dollars, is as follows:

                                                                     AS OF
                                                               DECEMBER 31, 1994
                                                               -----------------
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash..........................................................      $7,816
Property, plant and equipment, net............................         409
Intangible assets, net........................................           3
Other assets..................................................          50
                                                                    ------
  Total assets................................................      $8,278
                                                                    ======
Accounts payable and accrued liabilities......................      $  617
Shareholders' equity, including shareholder debentures........       7,661
                                                                    ------
  Total liabilities and shareholders' equity..................      $8,278
                                                                    ======

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

                                     FOR THE YEARS ENDED    FOR THE NINE MONTHS
                                        DECEMBER 31,        ENDED SEPTEMBER 30,
                                     ---------------------  -------------------
                                      1994(1)     1995             1995
                                                                (UNAUDITED)
CONDENSED INCOME STATEMENT DATA
Revenue............................   $    --   $       10        $   --
Operating, selling, general and ad-
 ministrative expenses.............       (197)     (2,670)        (1,652)
Depreciation and amortization......         (3)       (158)           (72)
                                      --------  ----------        -------
  Net operating loss...............       (200)     (2,818)        (1,724)
Interest, net......................        107         315            313
                                      --------  ----------        -------
  Net loss.........................   $    (93)    $(2,503)       $(1,411)
                                      ========  ==========        =======

---------------------
(1) STV began operations during 1994.

  Condensed combined financial information for CTV and STV, stated in U.S. dollars, is as follows:

                                                            FOR THE NINE MONTHS
                                                            ENDED SEPTEMBER 30,
                                                            -------------------
                                                                   1996
                                                                (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT DATA
Revenue....................................................      $ 10,544
Operating, selling, general and administrative expenses....       (26,415)
Depreciation and amortization..............................       (12,269)
                                                                 --------
  Net operating loss.......................................       (28,140)
Interest, net..............................................          (700)
Other......................................................           347
                                                                 --------
  Net loss.................................................      $(28,493)
                                                                 ========

XYZ

  Condensed financial information for XYZ Entertainment stated in U.S. dollars, which is derived from financial statements audited by Deloitte Touche Tohmatsu, is as follows:

                                                                     AS OF
                                                                 DECEMBER 31,
                                                                ---------------
                                                                1994(1)  1995
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash...........................................................  $ 520  $ 2,309
Property, plant and equipment, net.............................     45    2,499
Intangible assets, net.........................................    --     1,871
Other assets...................................................     25    1,933
                                                                 -----  -------
  Total assets.................................................  $ 590  $ 8,612
                                                                 =====  =======
Accounts payable and accrued liabilities.......................  $ --   $16,068
Shareholder loans..............................................    771   21,597
Shareholders' equity...........................................   (181) (29,053)
                                                                 -----  -------
  Total liabilities and shareholders' equity...................  $ 590  $ 8,612
                                                                 =====  =======

---------------------
(1) XYZ Entertainment began operations during 1994.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                        AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

                                 FOR THE YEARS ENDED     FOR THE NINE MONTHS
                                     DECEMBER 31,        ENDED SEPTEMBER 30,
                                 ----------------------  --------------------
                                  1994(1)      1995        1995       1996
                                                             (UNAUDITED)
CONDENSED CONSOLIDATED INCOME
 STATEMENT DATA
Revenue.........................  $    --   $     1,266  $     271  $   5,667
Operating, selling, general and
 administrative expenses........      (183)     (27,511)   (22,077)   (13,746)
Depreciation and amortization...       --        (2,662)    (1,848)    (2,425)
                                  --------  -----------  ---------  ---------
  Net operating loss............      (183)     (28,907)   (23,654)   (10,504)
Interest, net...................         2          145        147        134
Other...........................       --           --         --      (3,462)
                                  --------  -----------  ---------  ---------
  Net loss......................     $(181)    $(28,762)  $(23,507)  $(13,832)
                                  ========  ===========  =========  =========

---------------------
(1) XYZ Entertainment began operations during 1994.

SATURN

  Condensed financial information for Saturn, stated in U.S. dollars, is as follows:

                                                                      AS OF
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash............................................................. $  469  $ 248
Property, plant and equipment, net...............................  1,278  1,478
Other assets.....................................................    272    303
                                                                  ------ ------
  Total assets................................................... $2,019 $2,029
                                                                  ====== ======
Accounts payable and accrued liabilities......................... $  184 $2,802
Shareholders' equity.............................................  1,835   (773)
                                                                  ------ ------
  Total liabilities and shareholders' equity..................... $2,019 $2,029
                                                                  ====== ======

                                   FOR THE YEARS ENDED   FOR THE NINE MONTHS
                                      DECEMBER 31,       ENDED SEPTEMBER 30,
                                   --------------------  --------------------
                                     1994       1995       1995       1996
                                                             (UNAUDITED)
CONDENSED CONSOLIDATED INCOME
 STATEMENT DATA
Revenue........................... $      43  $     148  $      95  $     148
Operating, selling, general and
 administrative expenses..........      (976)    (2,365)    (1,242)    (3,016)
Depreciation and amortization.....      (351)      (385)      (327)      (281)
                                   ---------  ---------  ---------  ---------
  Net operating loss..............    (1,284)    (2,602)    (1,474)    (3,149)
Other.............................        69        (55)        (6)      (449)
                                   ---------  ---------  ---------  ---------
  Net loss........................   $(1,215)   $(2,657)   $(1,480)   $(3,598)
                                   =========  =========  =========  =========

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

5. PROPERTY, PLANT AND EQUIPMENT

                                                       AS OF          AS OF
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                    ------------  -------------
                                                    1994  1995        1996
                                                                   (UNAUDITED)
Leasehold improvements............................. $--  $ 1,582    $  3,220
Plant and equipment................................  --   22,683     136,394
Capitalized network construction expenditures......  --    2,776         507
Other..............................................   1    1,301       3,499
                                                    ---  -------    --------
                                                      1   28,342     143,620
Accumulated depreciation and amortization..........  --   (1,217)    (13,185)
                                                    ---  -------    --------
Net property, plant and equipment.................. $ 1  $27,125    $130,435
                                                    ===  =======    ========

6. INCOME TAXES

  In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10% to 50% of the voting stock and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. This limitation and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings. The Company has an ownership interest in Telefenua, which is located in Tahiti, a self-governing territory of France, with which the United States does not have an income tax treaty. As a result, the Company may be subject to increased withholding taxes on dividend distributions and other payments from Telefenua and also may be subject to double taxation with respect to income generated by Telefenua.

  The Company is included as a member of UIHI's consolidated tax return and, after the Offering, remained a member of the UIHI consolidated group. Following consummation of UAPC's planned initial public offering (see Note
11), the Company may no longer be included in the UIHI consolidated group for federal income tax purposes. UIHI and the Company are parties to a tax sharing agreement that defines the parties' rights and obligations with respect to tax liability and benefits relating to the Company and its operations as part of the consolidated group of UIHI. In general, UIHI is responsible for filing consolidated tax returns and paying the associated taxes and the Company will reimburse UIHI for the portion of the tax cost relating to the Company and its operations. For financial reporting purposes, the Company accounts for income taxes in accordance with SFAS 109 as if it filed separate income tax returns in accordance with the fundamental provisions of the tax sharing agreement. The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to accounting for equity in income (losses) of affiliated companies and the non-consolidation of its consolidated subsidiaries for U.S. tax purposes. Because the Company holds certain of its foreign investments through affiliates which hold investments, accounted for under the equity method, in foreign corporations, taxable income (loss) generated does not flow through to the Company for United States federal and state tax purposes even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, due to the indefinite reversal of such amounts in future periods, no deferred tax assets have been established for tax basis in excess of the Company's book basis (approximately $250 and $6,000 at December 31, 1994 and 1995, respectively) in investments in affiliated companies who, in turn have equity investments in foreign corporations.

  The Company's United States net operating loss, totaling approximately $3,000 at December 31, 1995, expires beginning in 2009 through 2011.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  The significant components of the net deferred tax asset are as follows:

                                                                  AS OF
                                                              DECEMBER 31,
                                                             ----------------
                                                              1994     1995
Company's United States tax net operating loss
 carryforward............................................... $   257  $ 1,189
Tax net operating loss carryforward of consolidated foreign
 subsidiaries...............................................     --     4,165
                                                             -------  -------
Deferred tax asset..........................................     257    5,354
Valuation reserve...........................................    (257)  (5,354)
                                                             -------  -------
Deferred tax asset, net..................................... $   --   $   --
                                                             =======  =======

  For Australian income tax purposes, the net operating loss carryforward may be limited in the event of a change in control of Austar or a change in the business.

  The difference between income tax expense provided in the financial statements and the expected income tax expense (benefit) at statutory rates is reconciled as follows:

                                                              FOR THE YEAR
                                                                  ENDED
                                                              DECEMBER 31,
                                                             ----------------
                                                              1994     1995
Expected income tax expense (benefit) at statutory rates.... $  (653) $(6,721)
Tax effect of permanent and other differences:
  Book/tax basis differences associated with foreign equity
   investments..............................................     396    6,388
  Other.....................................................     --        39
  Amortization of licenses..................................     --       157
  Non-deductible Entertainment..............................     --       222
  Effect of net operating losses not recognized or (recog-
   nized)...................................................     257      (85)
                                                             -------  -------
Total income tax expense (benefit).......................... $   --   $   --
                                                             =======  =======

7. COMMITMENTS

  Austar has license fees payable annually as follows:

    1996.................................................... $ 3,194
    1997....................................................   3,194
    1998....................................................   3,194
    1999....................................................   1,868
    2000....................................................     --
                                                             -------
                                                             $11,450
                                                             =======

  Austar has capital lease obligations as follows:

    1996.................................................... $   235
    1997....................................................     261
    1998....................................................     575
    1999....................................................      17
    2000....................................................     --
                                                             -------
                                                               1,088
    Future finance charges..................................    (198)
                                                             -------
                                                             $   890
                                                             =======

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

  Austar has operating lease obligations as follows:

     1996................................................................ $  474
     1997................................................................    474
     1998................................................................    474
     1999................................................................    475
     2000................................................................    475
     After...............................................................    504
                                                                          ------
                                                                          $2,876
                                                                          ======

  Austar entered into franchise agreements with Australis Media Limited ("Australis"). The franchise agreements provide for Austar to have access to Australis programming in the franchise area and be the sole Australis franchisee in the region on all medium, being MMDS, satellite and cable. Austar acquires a significant portion of its programming from Australis. (See
Note 11).

  Under the agreements, certain minimum payments are due based on a proportion of subscriber revenue. The future commitments are dependent upon the number of subscribers.

8. RELATED PARTY

  In connection with the corporate reorganization discussed in Note 1, the Company and UIHI have executed a 10-year management services agreement (the "UIHI Management Agreement"), pursuant to which UIHI will continue to perform certain administrative, accounting, financial reporting and other services for the Company, which has no separate employees of its own. For the years ended December 31, 1994 and 1995, UIHI allocated approximately $659 and $920 to the Company for such services. Pursuant to the UIHI Management Agreement, UIHI will be paid a management fee of $750 for the first year of such agreement, which fees shall increase on the first anniversary date of the UIHI Management Agreement and each anniversary date thereafter by 8% per year. In addition, the Company shall reimburse UIHI for any out-of-pocket expenses incurred by UIHI in performance of its duties under the UIHI Management Agreement, including travel, lodging and entertainment expenses.

  UIHI has executed technical assistance agreements with CTV and STV pursuant to which it will provide various management and technical services. Under the agreements, UIHI receives a management fee equal to 5% of CTV and STV's total revenue for the first two years, 4% for the next six years, 3% for the following two years and 2% thereafter. In addition, UIHI is reimbursed for all direct costs associated with services it provides for Austar. Austar's managing director, chief operating officer and marketing director are employees of UIHI that have been seconded to Austar. In addition, UIHI has appointed five other management personnel and all six directors.

  UIHI and Telefenua have executed a technical services agreement whereby UIHI has agreed to provide technical, administrative and operational assistance to Telefenua encompassing the following areas: (i) engineering, design, construction, and equipment purchasing, (ii) marketing, selling and advertising, (iii) accounting, billing and subscriber management systems, and
(iv) personnel management and training for a fee equal to 5.5% of Telefenua's gross revenue through 1996, 3.5% of gross revenue for the following 12 months, and 2.5% thereafter. The fees payable to UIHI under its technical service agreement with an indirect majority owned subsidiary are 5%, 3% and 2% of Telefenua's gross revenues over the same periods. UIHI is

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

also reimbursed for all direct and indirect costs associated with the services it provides. UIHI has appointed two of its employees to serve as managing director and the technical director of Telefenua. UIHI pays these employee's salaries and benefits.

  Saturn and UIHI have executed a technical services agreement pursuant to which UIHI provides technical, administrative and operational assistance to Saturn encompassing the following areas: (i) engineering, design, construction, and equipment purchasing, (ii) marketing, pricing and packaging of services, (iii) selection of programming and negotiations with suppliers and (iv) accounting, billing and subscriber management systems. UIHI receives a management fee equal to 5% of Saturn's gross revenue through July 1999. UIHI is also reimbursed for all direct and indirect costs associated with these services. The managing director and construction manager are employees of UIHI that have been seconded to Saturn pursuant to the terms of the technical services agreement.

  Included in the due to parent payable as of December 31, 1995 is the following:

     CTV Bridge loan(1)................................................ $ 5,400
     Telefenua Bridge loan, including accrued interest of $231(2)......   4,527
     Austar technical assistance agreement obligations.................   1,488
     Telefenua technical assistance agreement obligations..............   1,168
                                                                        -------
                                                                        $12,583
                                                                        =======

---------------------
(1) The loan extended to CTV is at an interest rate of 9.25% and has no terms of repayment. The loan was converted into equity of CTV in May 1996.
(2) The loan extended to Telefenua is at an interest rate of 14% and is compounded annually and has no terms of repayment. The Company has the option to convert the bridge loan into equity of Telefenua.

  Upon completion of the Offering discussed in Note 1, approximately $25,000 of the proceeds were used to acquire certain bridge loans made by UIHI to CTV and Telefenua noted above, including $15,073 advanced to Austar and Telefenua subsequent to year end.

9. PRO FORMA INFORMATION

  The following unaudited pro forma information for the year ended December 31, 1995 and for the nine months ended September 30, 1996 gives effect to the acquisitions of the additional 50% economic interests in Austar, the disposition of the 25% interest in XYZ Entertainment, the acquisition of the additional 50% economic interest in Saturn and the acquisition of United Wireless as if each had occurred on January 1, 1995. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under current circumstances.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

                                           YEAR ENDED DECEMBER 31, 1995
                         -------------------------------------------------------------------
                                                                         UNITED
                                       AUSTAR       XYZ      SATURN     WIRELESS
                          ACTUAL   TRANSACTION(1) SALE(2)  PURCHASE(3) PURCHASE(4) PRO FORMA
                         --------  -------------- -------  ----------- ----------- ---------
                                             (IN THOUSANDS)
Service and other
 revenue................ $  1,883     $    443    $   --     $   148     $    33   $  2,507
System operating
 expense................   (3,230)        (793)       --        (863)       (687)    (5,573)
System selling, general
 and administrative
 expense................   (2,482)      (6,681)       --      (1,502)       (341)   (11,006)
Corporate general and
 administrative
 expense................     (920)         --         --         --          --        (920)
Depreciation and
 amortization expense...   (1,003)      (4,259)       --        (997)        (86)    (6,345)
                         --------     --------    -------    -------     -------   --------
  Net operating loss....   (5,752)     (11,290)       --      (3,214)     (1,081)   (21,337)
Equity in losses of
 affiliated companies,
 net....................  (16,379)       3,212      4,132      1,438         --      (7,597)
Interest, net...........      127        1,230        --         --          --       1,357
Other, net..............    4,771          244     (4,132)       (55)          1        829
                         --------     --------    -------    -------     -------   --------
  Net loss.............. $(17,233)    $ (6,604)   $   --     $(1,831)    $(1,080)  $(26,748)
                         ========     ========    =======    =======     =======   ========

                                  NINE MONTHS ENDED SEPTEMBER 30, 1996
                                ------------------------------------------
                                                       SATURN
                                 ACTUAL   AUSTAR(5)  PURCHASE(3) PRO FORMA
                                --------  ---------  ----------- ---------
                                               (IN THOUSANDS)
Service and other revenue.....  $ 13,262  $    --      $   104   $ 13,366
System operating expense......   (18,914)      --         (619)   (19,533)
System selling, general and
 administrative expense.......   (13,987)      --       (1,077)   (15,064)
Corporate general and
 administrative expense.......      (746)      --          --        (746)
Depreciation and amortization
 expense......................   (15,935)      --         (491)   (16,426)
                                --------  --------     -------   --------
  Net operating loss..........   (36,320)      --       (2,083)   (38,403)
Equity in losses of affiliated
 companies, net...............    (4,501)      --          930     (3,571)
Interest, net.................    (9,571)      --          (83)    (9,654)
Other, net....................     3,063    (1,911)        136      1,288
                                --------  --------     -------   --------
  Net loss....................  $(47,329) $ (1,911)    $(1,100)  $(50,340)
                                ========  ========     =======   ========

---------------------
(1) Represents the consolidation of Austar and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $2,987 of amortization related to the goodwill recorded in connection with the acquisition of an additional 40% effective economic interest acquired in December 1995 which will be amortized over 15 years.
(2) Represents the elimination of the gain on the sale of a 25% interest in XYZ and the related 25% of the equity in losses recognized.
(3) Represents the consolidation of Saturn and the elimination of the previously recorded equity in losses. Included in depreciation and amortization expense is $612 and $306 of amortization for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, related to the goodwill recorded in connection with the purchase of the additional 50% interest in Saturn which will be amortized over 15 years.
(4) Represents the pre-acquisition activity of United Wireless.
(5) Represents the elimination of losses allocated to the minority interest due to the increase in the economic ownership to 100%.

10. STOCKHOLDERS' EQUITY

  UIHI and many of its employees serving as senior management in the Company's operating companies are parties to employment agreements typically with terms of three to five years. The agreements generally provide for a specified base salary as well as a bonus set at a specified percentage of the base salary, which bonus is based on the performance of the respective company and employee. The agreements often provide for the grant of an incentive interest equal to a percentage of the residual equity value of the respective company which is typically defined as the fair market value of the business less net liabilities and a reasonable return on shareholders' investment. The employment agreements generally also provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

11. SUBSEQUENT EVENTS

  On May 14, 1996, the Company raised total gross proceeds of approximately $225,115 from the private placement of $443,000 aggregate principal amount of 14% Senior Discount Notes due 2006. No cash interest

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                       AS OF DECEMBER 31, 1994 AND 1995
                        (MONETARY AMOUNTS IN THOUSANDS)

payments are required until May 15, 2001, at which time cash interest payments will be payable semi-annually on each May 15 and November 15. The Senior Discount Notes are due May 15, 2006. The 14% Senior Discount Notes due 2006 were subsequently exchanged for 14% Senior Discount Notes due 2006, Series B (the "Senior Discount Notes") in September 1996.

 If the Company or UAPC do not consummate an issuance of capital stock resulting in gross proceeds to the Company of at least $70,000 (an "Equity Sale") prior to May 16, 1997, then the interest rate on the Senior Discount Notes will be increased by an additional 0.75% per annum, until such time as the Equity Sale is effected. In addition, if the Company or UAPC do not consummate an Equity Sale prior to November 16, 1997, the then holders of the Senior Discount Notes will be entitled to receive warrants to purchase common stock of the Company or, in certain circumstances, of UAPC. However, UAPC intends to file a registration statement in November 1996 for the sale of at least $70,000 of its common stock in order to avoid such dilution and interest penalty. There is no assurance that this offering will be successful.

  The Company intends to file a registration statement during November 1996 for the sale of up to $150,000 in senior discount notes, the proceeds of which would be used primarily for funding commitments to its operating companies. There is no assurance this offering will be successful.

  The Company used $10,000 of the proceeds from its offering of Senior Discount Notes to acquire a UIH subsidiary which guaranteed $10,000 of Australis' debt and, as consideration for giving the guarantee, received warrants to acquire 4,171,460 ordinary shares or convertible debentures. On October 31, 1996, the Company's $10,000 guarantee of Australis' debt expired. The Company used $3,339 of the related cash to acquire 7,736,171 debentures of Australis. Further, the Company exercised warrants to acquire Australis common stock and debentures at A$0.20 per share for 3,016,832 shares of Australis common stock and 1,154,628 debentures. Each debenture is convertible into one common share of Australis.

  Australis, Austar's primary supplier of programming, is engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Australis has recently closed private offerings of debt and equity securities that Australis announced would enable it to carry its business through to cash flow positive. If such financing is not sufficient to satisfy Australis' long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis on an exclusive basis and it were required to seek replacement programming, it would have access to the same programming directly from the suppliers of the four Galaxy channels or sufficient alternative programming on competitive terms. There can be no assurance however, that this would be the case and the inability of Austar to procure the same or suitable alternative programming at competitive rates and on an exclusive basis in its service areas could have a material adverse effect on the Company.

  In October 1996, a complaint was served on UIHI by an individual who claimed to have worked with UIHI in connection with the acquisition by Austar of certain of its licenses has claimed that UIHI owes him a 12.5% equity interest in unspecified subsidiaries of UIHI in consideration of services purportedly provided. This complaint seeks an unspecified amount of damages. UIHI intends to vigorously defend these claims, which UIHI believes are without merit.

  On November 6, 1996, Austar filed a complaint in the Supreme Court of New South Wales, Commercial Division, seeking injunctive relief to prevent (i) Australis from transferring its satellite delivery systems and associated infrastructure to its joint venture with Optus Vision and (ii) Optus Vision from using such infrastructure to deliver DTH services in Austar's franchise area. Austar believes that using the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas violates the terms of Austar's franchise agreement with Australis which granted Austar an exclusive license and franchise to use the infrastructure within its franchise area. Austar is seeking injunctive relief or, in the alternative, damages associated with this violation of its franchise agreements.

                           INDEPENDENT AUDIT REPORT

To the Board of Directors of
 CTV Pty Limited

  We have audited the accompanying consolidated financial statements of CTV Pty Limited and its subsidiaries for the period ended 31 December 1994 and the year ended 31 December 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audit.

  We conducted our audit in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of CTV Pty Limited as of 31 December 1994 and 1995, and the consolidated results of the group's operations and consolidated cash flows for the periods then ended in accordance with Australian Accounting Standards.

  There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these consolidated financial statements.

Arthur Andersen
Chartered Accountants

Sydney, Australia
29 March 1996

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                                 BALANCE SHEET
                             AS AT 31 DECEMBER 1995

                                                ECONOMIC ENTITY
                                       ----------------------------------
                                                               SEPTEMBER 30,
                                           DECEMBER 31,            1996
                                       ---------------------  ----------------
                                  NOTE    1994       1995     (UNAUDITED)
                                           $A         $A          $A
Current assets:
  Cash...........................      19,371,145  9,712,936      161,294
  Receivables....................   3     718,939  4,538,627   15,022,096
  Inventory......................             --     679,628    2,263,092
  Other..........................   4      25,582    830,133    1,691,204
                                       ---------- ----------  -----------
    Total current assets.........      20,115,666 15,761,324   19,137,686
                                       ---------- ----------  -----------
Non-current assets
  Investments....................   5           2          2            2
  Property, plant and equipment..   6   2,746,809 17,955,579   73,165,057
  Intangibles....................   7   5,021,630  7,906,674    7,892,233
                                       ---------- ----------  -----------
    Total non-current assets.....       7,768,441 25,862,255   81,057,292
                                       ---------- ----------  -----------
      Total assets...............      27,884,107 41,623,579  100,194,978
                                       ---------- ----------  -----------
Current liabilities
  Creditors and borrowings.......   8   2,747,734 15,477,769   31,792,650
  Provisions.....................             --         --           --
                                       ---------- ----------  -----------
    Total current liabilities....       2,747,734 15,477,769   31,792,650
                                       ---------- ----------  -----------
Non-current liabilities
  Creditors and borrowings.......   9      36,165    684,945    1,904,893
  Provisions.....................  10         --     156,267      387,109
                                       ---------- ----------  -----------
    Total non-current liabili-
     ties........................          36,165    841,212    2,292,002
                                       ---------- ----------  -----------
      Total liabilities..........       2,783,899 16,318,981   34,084,652
                                       ---------- ----------  -----------
Net assets.......................      25,100,208 25,304,598   66,110,326
                                       ========== ==========  ===========
Shareholders' equity
  Share capital..................  11      42,729     42,729       42,729
  Reserves.......................  13   5,116,536  5,116,536    5,116,536
  Retained profits/(accumulated
   losses).......................             206 (5,795,404) (28,843,681)
                                       ---------- ----------  -----------
                                        5,159,471   (636,139) (23,684,416)
  Convertible debentures.........  12  19,940,737 25,940,737   89,794,742
                                       ---------- ----------  -----------
      Total shareholders' equi-
       ty........................      25,100,208 25,304,598   66,110,326
                                       ========== ==========  ===========


      The accompanying notes form an integral part of this balance sheet.

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                            PROFIT AND LOSS ACCOUNT

                                            ECONOMIC ENTITY
                          -----------------------------------------------------
                                                    FOR THE NINE MONTHS ENDED
                          PERIOD ENDED YEAR ENDED         SEPTEMBER 30,
                          31 DECEMBER  31 DECEMBER  ---------------------------
                              1994        1995          1995          1996
                                                           (UNAUDITED)
                               $A          $A            $A            $A
Revenue:
  Service...............         --       579,690        138,968      8,292,261
                            --------   ----------   ------------  -------------
                                 --       579,690        138,968      8,292,261
                            --------   ----------   ------------  -------------
Expenses:
  General and adminis-
   tration..............     321,494    6,406,782      3,301,778     20,288,526
  Depreciation and
   amortisation.........       4,055    1,491,456        435,253     10,591,840
  Management fees.......         --        29,651            --         132,767
                            --------   ----------   ------------  -------------
                             325,549    7,927,889      3,737,031     31,013,133
                            --------   ----------   ------------  -------------
Operating loss..........    (325,549)  (7,348,199)    (3,598,063)   (22,720,872)
                            --------   ----------   ------------  -------------
Non-operating income
 (expense)
  Interest income.......     327,355    1,227,029      1,173,674        184,695
  Interest expense and
   costs of finance.....      (1,600)      (2,180)          (862)      (693,700)
  Other, net foreign
   exchange gains--non-
   speculative trading..         --       327,740        336,056        181,600
                            --------   ----------   ------------  -------------
                             325,755    1,552,589      1,508,868       (327,405)
                            --------   ----------   ------------  -------------
Net profit (loss) before
 tax....................         206   (5,795,610)    (2,089,195)   (23,048,277)
Income tax attributable
 to net profit/(loss)...         --           --             --             --
                            --------   ----------   ------------  -------------
Net loss................         206   (5,795,610)    (2,089,195)   (23,048,277)
                            --------   ----------   ------------  -------------
Retained
 profits/(accumulated
 losses) at beginning of
 period.................         --           206            206     (5,795,404)
                            --------   ----------   ------------  -------------
Retained
 profits/(accumulated
 losses) at end of peri-
 od.....................         206   (5,795,404)    (2,088,989)   (28,843,681)
                            ========   ==========   ============  =============



 The accompanying notes form an integral part of this profit and loss account.

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS

                                                ECONOMIC ENTITY
                                -------------------------------------------------
                                                            NINE MONTHS ENDED
                                PERIOD ENDED YEAR ENDED       SEPTEMBER 30,
                                31 DECEMBER  31 DECEMBER  -----------------------
                          NOTE      1994        1995         1995        1996
                                                               (UNAUDITED)
                                     $A          $A           $A          $A
Cash flows from operat-
 ing activities
  Receipts from custom-
   ers..................                --       522,211      90,704    7,510,104
  Payments to suppliers
   and employees........           (297,332)  (3,973,333) (4,466,020) (21,163,929)
  Interest received.....            327,355    1,227,029   1,173,674      184,697
  Interest and other
   costs of finance
   paid.................             (1,600)      (2,180)       (862)    (693,700)
                                 ----------  -----------  ----------  -----------
  Net operating cash
   flows................             28,423   (2,226,273) (3,202,504) (14,162,878)
                                 ----------  -----------  ----------  -----------
Cash flows from invest-
 ing activities
  Purchase of
   subsidiaries, net of
   cash acquired........                (12)         (10)        (10)         --
  Payments for plant and
   equipment............            (55,871) (15,326,279) (5,050,703) (63,828,367)
  Payments for MDS and
   broadcast licenses...         (5,021,630)  (3,437,458) (4,079,878)    (602,691)
  Decrease in inventory
   net of payables......                --           --       67,769   17,021,755
  Loans granted.........           (718,939)  (3,768,962)        --           --
  Payments for invest-
   ments................                --            (2)        --           --
                                 ----------  -----------  ----------  -----------
  Net investing cash
   flows................         (5,796,452) (22,532,711) (9,062,822) (47,409,303)
                                 ----------  -----------  ----------  -----------
Cash flows from financ-
 ing activities
  Proceeds from share
   issues...............          5,159,265          --          --           --
  Proceeds from issue of
   convertible
   debentures...........         19,940,737    6,000,000   6,000,000   63,854,004
  Proceeds from
   intercompany loans...                --           --    5,798,883          --
  Payment on
   intercompany loans...                --           --          --   (13,550,399)
  Proceeds from short
   term loans...........             39,781    8,818,202         --           --
  Proceeds from lease
   financing............                --           --      158,286    1,535,334
  Repayment of finance
   lease principal......               (609)     (45,167)        --           --
                                 ----------  -----------  ----------  -----------
  Net financing cash
   flows................         25,139,174   14,773,035  11,957,169   51,838,939
                                 ----------  -----------  ----------  -----------
Net increase/(decrease)
 in cash held...........         19,371,145   (9,985,949)   (308,157)  (9,733,242)
Cash at beginning of pe-
 riod...................                --    19,371,145  19,371,145    9,712,936
Effect of different ex-
 change rate............                --       327,740     336,056      181,600
                                 ----------  -----------  ----------  -----------
Cash at the end of the
 period.................  8, 16  19,371,145    9,712,936  19,399,044      161,294
                                 ==========  ===========  ==========  ===========


 The accompanying notes form an integral part of this statement of cash flows.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF ACCOUNTING

  The financial statements have been prepared in accordance with the historical cost convention using the accounting policies described below. They do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

  The Company was incorporated on 21 April 1994. The comparative financial statements have been prepared for the period 21 April 1994 to 31 December 1994 and for the year ended 31 December 1995.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of the parent entity, CTV Pty Limited, and its subsidiaries. The term "Economic Entity" used throughout these financial statements means the parent entity and its subsidiaries.

 FOREIGN CURRENCY TRANSACTIONS

  Transactions in foreign currencies are converted at the exchange rates in effect at the date of each transaction.

  Amounts payable to or by the economic entity in foreign currencies have been translated into Australian currency at the exchange rates current at year end.

  Exchange differences relating to monetary items are brought to account in the profit and loss account in the period when the exchange rates change, as exchange gains or losses.

 INCOME TAX

  The economic entity follows the policy of tax-effect accounting. The income tax expense in the profit and loss account represents the tax on the pre-tax accounting profit adjusted for income and expenses never to be assessed or allowed for taxation purposes. The provision for deferred income tax liability and the future income tax benefit represent the tax effect of differences between income and expense items recognised in different accounting periods for book and tax purposes, calculated at the tax rates expected to apply when the differences reverse.

  The benefit arising from estimated carry forward tax losses has not been recorded in the future income tax benefit account as realisation of such benefit is considered not to be virtually certain.

 LEASED ASSETS

  Assets of the economic entity acquired under finance leases are capitalised. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortised over the life of the relevant lease. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

  Operating leases are not capitalised and rental payments are charged against operating profit in the period in which they are incurred.

 PROPERTY, PLANT AND EQUIPMENT

  Land and buildings are valued at cost. The carrying amount of property, plant and equipment is reviewed annually by directors to ensure that it is not in excess of the recoverable amount from the assets.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  Property, plant and equipment, excluding freehold land, are depreciated or amortised at rates based upon their expected useful lives using the straight line method.

      Leasehold improvements.........................................  6 years
      Computer equipment.............................................  3 years
      Motor vehicles.................................................  5 years
      Furniture and fittings......................................... 10 years

 INTANGIBLES

  The acquisition of MDS licenses has been brought to account at cost. The cost to acquire these licenses, acquired for a 5 year period, will be amortised over the remaining license period upon commencement of broadcasting operations. They are renewable every 5 years.

  The licenses have been issued for a term of five years, with the license fee payable annually in advance. The license fee is payable to Spectrum Management Agency, an agent of the Australian Federal Government.

 RECOVERABLE AMOUNTS OF NON-CURRENT ASSETS

  The carrying amount of all non-current assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cash flows which have not been discounted to their present values.

 PROVISION FOR ANNUAL LEAVE

  Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave.

 INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

NOTE 2. INCOME TAX

  (a) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows:

                                                      ECONOMIC ENTITY
                                             ---------------------------------
                                               PERIOD ENDED      YEAR ENDED
                                             31 DECEMBER 1994 31 DECEMBER 1995
                                                    $A               $A
Operating profit/(loss).....................         206         (5,795,610)
Prima facie tax thereon @ 36%...............          74         (2,086,420)
Tax effect of permanent and other differ-
 ences:
  --Timing differences......................     (14,367)          (339,527)
  --Amortisation of licences................         --             198,873
  --Entertainment non-deductible............      14,293            165,618
  --Effect of tax losses not brought to ac-
   count....................................         --           2,061,456
                                                 -------         ----------
Total income tax attributable to operating
 profit/(loss)..............................         --                 --
                                                 =======         ==========

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
  (b) Benefit of income tax losses not brought to account

  As at 31 December 1995, the parent entity has unconfirmed unrecouped income tax losses of $5,795,404 available to offset against future years' taxable income. The benefit of these losses of $2,061,456 has not been brought to account as realisation is not virtually certain. The benefit will only be obtained if:

    (i) the company derives future assessable income of a nature and of an amount sufficient to enable the benefits from the deductions for the losses to be realised;

    (ii) the company continues to comply with the conditions for deductibility imposed by the law;

    (iii) no changes in tax legislation adversely affect the company in realising the benefit from the deductions for the losses; and

    (iv) any change in the business or control of the company does not affect the ability to utilise the available losses.

NOTE 3. RECEIVABLES (CURRENT):

                                          ECONOMIC ENTITY   SEPTEMBER 30, 1996
                                         -----------------  ------------------
                                          1994     1995        (UNAUDITED)
                                           $A       $A              $A
Trade debtors...........................     --     57,479         822,695
Less: provision for doubtful debts......     --     (5,792)       (147,727)
                                         ------- ---------      ----------
                                             --     51,687         674,968
Related parties:
  --United International Holdings Inc...  95,865   140,217       1,187,085
  --Other...............................     --    712,554         839,459
 --Related body corporate--STV Pty Ltd.. 623,074 3,627,044      12,239,197
Other persons...........................     --      7,125          81,387
                                         ------- ---------      ----------
                                         718,939 4,538,627      15,022,096
                                         ======= =========      ==========

NOTE 4. OTHER ASSETS (CURRENT):

Prepaid expenses........................  10,465   787,916         122,281
Security deposits.......................  15,117    42,217       1,568,923
                                         ------- ---------      ----------
Total other assets (current)............  25,582   830,133       1,691,204
                                         ======= =========      ==========

NOTE 5. INVESTMENTS (NON-CURRENT):

Investments in associated companies
 (Note 18)..............................       2         2               2
                                         ======= =========      ==========

                      CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6. PROPERTY, PLANT AND EQUIPMENT:

                                        ECONOMIC ENTITY      SEPTEMBER 30, 1996
                                      ---------------------  ------------------
                                        1994        1995        (UNAUDITED)
                                         $A          $A              $A
Leasehold improvements:
  --At cost..........................       --      151,200       1,021,106
  --Accumulated depreciation.........       --       (8,705)       (106,281)
                                      ---------  ----------      ----------
Total leasehold improvements, net....       --      142,495         914,825
                                      ---------  ----------      ----------
Plant and equipment:
  --At cost..........................    55,881  15,737,143      79,680,492
  --Accumulated depreciation.........    (4,055)   (872,818)     (9,872,523)
                                      ---------  ----------      ----------
Total plant and equipment, net.......    51,826  14,864,325      69,807,969
                                      ---------  ----------      ----------
Plant and equipment under lease:
  --At capitalised cost..............    44,506     912,820       2,336,156
  --Accumulated depreciation.........       --      (61,563)       (285,805)
                                      ---------  ----------      ----------
Total leased plant and equipment,
 net.................................    44,506     851,257       2,050,351
                                      ---------  ----------      ----------
Capitalised network construction ex-
 penditures:
  --At cost.......................... 2,650,477   2,097,502         391,912
  --Accumulated amortisation.........       --          --              --
                                      ---------  ----------      ----------
Total capitalised development expen-
 ditures, net:....................... 2,650,477   2,097,502         391,912
                                      ---------  ----------      ----------
Total property, plant and equipment,
 net:................................ 2,746,809  17,955,579      73,165,057
                                      =========  ==========      ==========

NOTE 7. INTANGIBLE ASSETS (NON-CURRENT):

MDS licenses:
  --At cost.......................... 5,018,215   8,196,618       9,448,457
  --Accumulated amortisation.........       --     (544,093)     (1,814,405)
                                      ---------  ----------      ----------
Total MDS licenses net:.............. 5,018,215   7,652,525       7,634,052
                                      ---------  ----------      ----------
Program Rights fees at cost:                --      250,000         251,570
  --Accumulated amortisation.........       --       (8,333)         (8,333)
Other at cost........................       --          --           14,944
Organisation costs at cost:..........     3,415      12,482             --
                                      ---------  ----------      ----------
Total intangible assets, net......... 5,021,630   7,906,674       7,892,233
                                      =========  ==========      ==========

NOTE 8. CREDITORS AND BORROWINGS (CURRENT):

Unsecured:
  Overdraft..........................       --          --              --
  Trade creditors....................     1,684   5,727,304      26,414,652
  Unearned Income....................       --       29,062             --
  Accrued Expenses................... 2,698,537     728,113       4,212,214
  Due to related body corporate--
   United International Holdings
   Inc...............................    39,781   8,857,983         715,093
Secured:
  Finance lease liability (Note 15)..     7,732     135,307         450,691
                                      ---------  ----------      ----------
Total current creditors and
 borrowings.......................... 2,747,734  15,477,769      31,792,650
                                      =========  ==========      ==========

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9. CREDITORS AND BORROWINGS (NON-CURRENT):

                                        ECONOMIC ENTITY     SEPTEMBER 30, 1996
                                    ----------------------- ------------------
                                       1994        1995        (UNAUDITED)
                                        $A          $A              $A
Secured
  Finance lease liability (Note
   15).............................      36,165     684,945      1,904,893
                                    ----------- -----------    -----------
Total non-current creditors and
 borrowings........................      36,165     684,945      1,904,893
                                    =========== ===========    ===========

NOTE 10. PROVISIONS (NON-CURRENT):

Annual leave.......................         --      156,267        387,109
                                    =========== ===========    ===========

NOTE 11. SHARE CAPITAL:

Authorised capital:
  --100,000,000 ordinary shares of
   $1 each......................... 100,000,000 100,000,000    100,000,000
                                    ----------- -----------    -----------
Total authorised capital as at 31
 December 1995..................... 100,000,000 100,000,000    100,000,000
Issued and paid up capital:
  --42,729 ordinary shares of $1
   each............................      42,729      42,729         42,729
                                    ----------- -----------    -----------
Total issued and paid up capital...      42,729      42,729         42,729
                                    =========== ===========    ===========

Movement in issued shares for the year:

                                                 NUMBER OF            NUMBER OF
                                       NUMBER OF REDEEMABLE NUMBER OF REDEEMABLE
                                       ORDINARY  PREFERENCE ORDINARY  PREFERENCE
                                        SHARES     SHARES    SHARES     SHARES
                                         1994       1994      1995       1995
Opening number of shares..............       3      --       42,729      --
Issued during the year................  42,726       13         --       --
Redeemed..............................     --        13         --       --
                                        ------      ---      ------      ---
Closing number of shares..............  42,729      --       42,729      --
                                        ======      ===      ======      ===

NOTE 12. CONVERTIBLE DEBENTURES:

  During the year ended 31 December 1995, the company issued 162,643 convertible debentures for $A6,000,000. These debentures confer rights upon the holders as creditors of the company. They do not confer any right to attend or vote at general meetings. Interest is payable to the holders equal to the amount of the distribution that the holder would have received if, as at the date the entitlement to the distribution was determined, all of the debentures of that holder and all other holders had been converted into shares.

  The convertible debentures have been included in shareholders' equity in the balance sheet as debenture holders are entitled to an equivalent return to the ordinary shareholders.

  Conversion of debentures is permitted at anytime provided conversion would not result in the breach of any Statute by the debenture holder or any other person.

  Debentures may be converted into fully paid ordinary shares on a one for one basis unless the normal value of the issued shares is reconstructed which would result in a different conversion factor. Debentures may not be redeemed for cash.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  In the event of a winding up of the company, the rights of the debenture holders against the company in respect of the debentures are postponed until the claims of all holders of senior indebtedness have been satisfied in full. Senior indebtedness means secured obligations, unsecured and unsubordinated obligations of the company, other than debentures and shares.

NOTE 13. RESERVES:

                                                               ECONOMIC ENTITY
                                                             -------------------
                                                                DECEMBER 31,
                                                             -------------------
                                                               1994      1995
                                                                $A        $A
Share premium opening balance...............................       --  5,116,536
Premium on issues of shares................................. 5,116,536       --
Redemption of preference shares.............................       --        --
                                                             --------- ---------
Total reserves.............................................. 5,116,536 5,116,536
                                                             ========= =========

NOTE 14. EMPLOYEE ENTITLEMENTS:

 SUPERANNUATION COMMITMENTS

  The economic entity contributes to a defined contribution superannuation plan for substantially all of its employees. Each participating entity in the economic entity has a legal obligation to contribute to the schemes, which are as follows:

    (a) Hourly employees and commission employees--Employee Retirement Fund, a fund administered by MLC. This is a defined contribution fund; and

    (b) Salaried employees--CEtv Superannuation Fund, a fund administered by MLC (contributions 6%). This is a defined contribution fund.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15. COMMITMENTS:

                                                             ECONOMIC ENTITY
                                                           --------------------
                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                              $A         $A
(a) Annual licence fees are payable as follows:
    Not later than one year..............................  1,212,627  3,068,099
    Later than one year but not later than two years.....  1,212,627  3,068,099
    Later than two years but not later than five years...  3,637,881  5,121,828
    Later than five years................................        --         --
                                                           --------- ----------
                                                           6,063,135 11,258,026
                                                           ========= ==========
(b) Finance lease expenditure contracted for is payable as
    follows:
    Not later than one year..............................     12,429    215,798
    Later than one year but not later than two years.....     12,429    233,412
    Later than two years but not later than five years...     30,044    553,335
    Later than five years................................        --         --
                                                           --------- ----------
                                                              54,902  1,002,545
    Future finance charges...............................     11,005    182,293
                                                           --------- ----------
    Net finance lease liability..........................     43,897    820,252
                                                           ========= ==========
Reconciled to:
    Current liability (Note 8)...........................      7,732    135,307
    Non-current liability (Note 9).......................     36,165    684,945
                                                           --------- ----------
                                                              43,897    820,252
                                                           ========= ==========
(c) Operating lease expenditure contracted for is payable
    as follows:
    Not later than one year..............................    137,500    467,767
    Later than one year but not later than two years.....    137,500    467,767
    Later than two years but not later than five years...    412,500  1,405,357
    Later than five years................................        --     529,372
                                                           --------- ----------
                                                             687,500  2,870,263
                                                           ========= ==========

(d) On 24 July 1994, CTV Pty Limited entered into a franchise agreement with Australis Media Limited. The franchise provides for CTV Pty Limited to have access to Australis Media Limited programming in the franchise area and be the sole Australis franchisee in the region on all medium, being MDS, satellite and cable.

  Under the agreement, certain minimum payments are due based on a proportion of subscriber revenue. The future commitments are dependent upon the number of subscribers.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16. NOTES TO THE STATEMENT OF CASH FLOWS:

(a)Reconciliation of Cash

  For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial year as shown in the Statement of cash flows is reconciled to the related items in the balance sheet as follows:

                                               ECONOMIC ENTITY
                             ---------------------------------------------------
                                                               SEPTEMBER 30,
                                       DECEMBER 31,                1996
                             --------------------------------- -------------
                                   1994             1995        (UNAUDITED)
                                    $A               $A             $A
Cash.......................         73,377         (261,963)        161,294
Short term money market de-
 posits....................     19,297,768        9,974,899             --
                                ----------       ----------     -----------
                                19,371,145        9,712,936         161,294
                                ==========       ==========     ===========

(b)Reconciliation of net cash provided by operating activities to operating loss after income tax.

                                                               SEPTEMBER 30,
                                      ECONOMIC ENTITY              1996
                             --------------------------------- -------------
                               PERIOD ENDED      YEAR ENDED
                             31 DECEMBER 1994 31 DECEMBER 1995  (UNAUDITED)
                                    $A               $A             $A
Operating profit (loss) af-
 ter income tax:...........            206       (5,795,610)    (23,048,277)
  Adjustments for non-cash
   income and expense
   items:
  Depreciation and
   amortisation expense....          4,055        1,491,456      10,591,840
  Bad debts expense and
   provision for doubtful
   debts...................            --             5,792         141,934
Transfers to provisions:
  Annual leave.............            --           156,267             --
Unrealised foreign exchange
 gain......................            --          (327,740)       (181,600)
Increase in other receiv-
 ables.....................            --           (57,479)      3,640,092
Increase in trade credi-
 tors......................         49,744        3,785,221      (3,792,612)
Increase in inventory......            --          (679,628)            --
Increase in other assets...        (25,582)        (804,552)     (1,514,255)
                                ----------       ----------     -----------
Net cash from operating ac-
 tivities..................         28,423       (2,226,273)    (14,162,878)
                                ==========       ==========     ===========

(c)Subsidiaries acquired

  The following subsidiaries were acquired by the economic entity for cash consideration. The fair value of net tangible assets acquired was as follows:

                                                                 FAIR VALUE OF
                                                                 NET TANGIBLE
                                                                    ASSETS
                                                                 --------------
                                                                  1994    1995
      ENTITY                                                       $A      $A
Jacolyn Pty Limited.............................................      2     --
Yanover Pty Limited.............................................      2     --
Keansburg Pty Limited...........................................      2     --
Orloff Pty Limited..............................................      2     --
Maxi-Vu Pty Limited.............................................      2     --
Vinatech Pty Limited............................................      2     --
Palara Vale Pty Limited.........................................    --        2
Auldana Pty Limited.............................................    --        2
Grovern Pty Limited.............................................    --        2
Lystervale Pty Limited..........................................    --        2
Minorite Pty Limited............................................    --        2
                                                                 ------  ------
Fair value of net identifiable assets...........................     12      10
Goodwill on acquisition.........................................    --      --
                                                                 ------  ------
Total consideration.............................................     12      10
                                                                 ======  ======

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

(d)Non-cash financing and investing activities

  During the year the economic entity acquired plant and equipment with an aggregate fair value of $A821,522 (1994: $A44,506) by means of finance leases. These transactions are not reflected in the statement of cashflows.

NOTE 17. SUBSIDIARIES:

  The following were subsidiaries at 31 December 1995, and have been included in the consolidated financial statements. The financial years of all subsidiaries are the same as that of the parent entity.

                                                             BOOK VALUE OF                 CONTRIBUTION TO
                                                                PARENT                      CONSOLIDATED
                                                               ENTITY'S         % OF       RESULT FOR THE
                                                              INVESTMENT     SHARES HELD       PERIOD
                                                             --------------  ------------  ----------------
                            PLACE OF
NAME OF CONTROLLED        INCORPORATION   DATE OF   TYPE OF   1994    1995   1994   1995    1994     1995
ENTITY                    FORMATION (A) ACQUISITION  SHARES    $A      $A      %      %      $A       $A
Jacolyn Pty Limited.....    Australia     14/6/94   Ordinary              2           100                --
Yanover Pty Limited.....    Australia     21/7/94   Ordinary              2           100                --
Keansburg Pty Limited...    Australia     14/6/94   Ordinary              2           100                --
Orloff Pty Limited......    Australia     14/6/94   Ordinary              2           100                --
Maxi-Vu Pty Limited.....    Australia      4/8/94   Ordinary              2           100                --
Palara Vale Pty Limit-
 ed.....................    Australia     24/4/95   Ordinary              2           100                --
Auldana Beach Pty Limit-
 ed.....................    Australia     24/4/95   Ordinary              2           100                --
Grovern Pty Limited.....    Australia     24/4/95   Ordinary              2           100                --
Lystervale Pty Limited..    Australia     24/4/95   Ordinary              2           100                --
Vinatech Pty Limited....    Australia     29/7/94   Ordinary              2           100                --
Minorite Pty Limited....    Australia     24/4/95   Ordinary              2           100                --
                                                                     ------                         -------
                                                                         22                              --
                                                                     ======                         =======

---------------------
(a) All entities operate solely in their place of incorporation/formation.

NOTE 18. ASSOCIATED COMPANIES:

  Details of material interests in associated companies are as follows:

                                               OWNERSHIP            DIVIDENDS
                                               INTEREST             RECEIVED
                                               ----------           ---------
       NAME OF
     ASSOCIATED        PRINCIPAL ACTIVITY OF               BALANCE
       COMPANY           ASSOCIATED COMPANY    1994  1995    DATE   1994 1995
Communication &       Delivery of subscription
 Entertainment        television services to
 Australia Pty        regional Australia.                     31
 Limited                                        50%   50%  December --   --
Ilona Investments     Delivery of subscription
 Pty Limited          television services to                  30
                      regional Australia        50%   50%    June   --   --

                                                              ECONOMIC ENTITY
                                                              ----------------
                                                               1994     1995
                                                                $A       $A
Aggregate carrying amount of investments in associated
 companies...................................................       2        2
                                                              -------  -------
Aggregate amount of investments in associated companies, as
 determined under the equity method of accounting............       2        2
                                                              =======  =======

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
NOTE 19. RELATED PARTY DISCLOSURES:

(a) Other director transactions

    Crase Partners, a director-related firm of J. K. Crase, provided general accounting services to the company during the year. These services were provided at an arms length basis.

    J. K. Crase, a director, purchased equipment from the company during the year. The purchase was made on an arms length basis.

(b) Transactions with related parties in the wholly owned group

    The parent entity entered into the following transactions during the year with related parties in the wholly owned group:

    . loans were advanced to subsidiaries to fund the acquisition of MDS licenses

    These transactions were undertaken on commercial terms and conditions.

(c) Transactions with associated companies

    The parent entity entered into certain transactions with associated companies, being loans advanced and received on an arms length basis.

NOTE 20. US GAAP INFORMATION:

    The accounting policies followed in preparation for the consolidated financial statements differ in one respect to those generally accepted in the United States of America (US GAAP). For US GAAP purposes, the convertible debentures would be classified as a non-current liability and not equity.

    The calculation of shareholder's equity in accordance with US GAAP is as follows:

                                            DECEMBER 31,         SEPTEMBER 30,
                                       ------------------------  -------------
                                          1994         1995          1996
                                       -----------  -----------  -------------
                                           $A           $A            $A
   Shareholder's equity as per bal-
    ance sheet.......................   25,100,208   25,304,598    66,110,326
   Adjustments to reported equity:
     Convertible debentures..........  (19,940,737) (25,940,737)  (89,794,742)
                                       -----------  -----------   -----------
   Shareholder's equity in accordance
    with
    US GAAP..........................    5,159,471     (636,139)  (23,684,416)
                                       ===========  ===========   ===========

                           INDEPENDENT AUDIT REPORT

To the Board of Directors of STV Pty Limited

  We have audited the accompanying consolidated financial statements of STV Pty Limited and its subsidiaries for the period ended 31 December 1994 and the year ended 31 December 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audit.

  We conducted our audit in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of STV Pty Limited as of 31 December 1994 and 1995, and the consolidated results of the group's operations and consolidated cash flows for the periods then ended in accordance with Australian Accounting Standards.

  There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these consolidated financial statements.

Arthur Andersen
Chartered Accountants

Sydney, Australia
29 March 1996

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                                 BALANCE SHEET
                             AS AT 31 DECEMBER 1995

                                                    ECONOMIC ENTITY
                                        ----------------------------------------
                                            DECEMBER 31,      SEPTEMBER 30, 1996
                                        --------------------- ------------------
                                   NOTE    1994       1995       (UNAUDITED)
                                            $A         $A             $A
Current assets
  Cash............................      10,078,250      2,236         12,353
  Receivables.....................   3      63,934  1,325,563      1,650,882
  Prepayments and other...........             --     382,866        122,793
                                        ---------- ----------     ----------
Total current assets..............      10,142,184  1,710,665      1,786,028
                                        ---------- ----------     ----------
Non-current assets
  Investments.....................   4           2          2              2
  Property, plant and equipment...   5     527,373  6,085,042     65,126,160
  Intangibles.....................   6       3,562  3,727,654      3,926,529
                                        ---------- ----------     ----------
Total non-current assets..........         530,937  9,812,698     69,052,691
                                        ---------- ----------     ----------
Total assets......................      10,673,121 11,523,363     70,838,719
                                        ---------- ----------     ----------
Current liabilities
  Creditors and borrowings........   7     759,411  4,673,587     13,614,374
                                        ---------- ----------     ----------
Total current liabilities.........         759,411  4,673,587     13,614,374
                                        ---------- ----------     ----------
Non-current liabilities
  Creditors and borrowings........   8      36,165    313,981      2,226,146
  Provisions......................   9         --      11,495        304,605
                                        ---------- ----------     ----------
Total non-current liabilities.....          36,165    325,476      2,530,751
                                        ---------- ----------     ----------
Total liabilities.................         795,576  4,999,063     16,145,125
                                        ---------- ----------     ----------
Net assets........................       9,877,545  6,524,300     54,693,594
                                        ========== ==========     ==========


      The accompanying notes form an integral part of this balance sheet.

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                                 BALANCE SHEET
                             AS AT 31 DECEMBER 1995

                                                  ECONOMIC ENTITY
                                      -----------------------------------------
                                          DECEMBER 31,       SEPTEMBER 30, 1996
                                      ---------------------  ------------------
                                 NOTE   1994        1995        (UNAUDITED)
                                         $A          $A              $A
Shareholders' equity
  Share capital.................  10    133,296     133,296         133,296
  Reserves......................  12  1,426,959   1,426,959       1,426,959
  Accumulated losses............       (122,457) (3,475,702)    (16,827,384)
                                      ---------  ----------     -----------
                                      1,437,798  (1,915,447)    (15,267,129)
Convertible debentures..........  11  8,439,747   8,439,747      69,960,723
                                      ---------  ----------     -----------
Total shareholders' equity......      9,877,545   6,524,300      54,693,594
                                      =========  ==========     ===========




      The accompanying notes form an integral part of this balance sheet.

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                            PROFIT AND LOSS ACCOUNT

                                              ECONOMIC ENTITY
                              -------------------------------------------------
                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        -----------------------
                              PERIOD ENDED YEAR ENDED
                              31 DECEMBER  31 DECEMBER
                         NOTE     1994        1995         1995        1996
                                                             (UNAUDITED)
                                   $A          $A                 $A
Revenue:
  Service...............             --        13,819          --     5,108,291
                                --------   ----------   ----------  -----------
                                     --        13,819          --     5,108,291
                                --------   ----------   ----------  -----------
Expenses:
  General and adminis-
   tration..............         258,991    3,576,688    2,230,397   13,362,078
  Depreciation and amor-
   tization.............           4,055      212,635       97,124    5,016,715
  Management fees.......             --           --           --       (48,534)
                                --------   ----------   ----------  -----------
                                 263,046    3,789,323    2,327,521   18,330,259
                                --------   ----------   ----------  -----------
Operating loss..........        (263,046)  (3,775,504)  (2,327,521) (13,221,968)
                                --------   ----------   ----------  -----------
Non-operating income
 (expense)
  Interest income.......         142,189      422,563      422,553       53,791
  Interest expense and
   costs of finance.....          (1,600)        (304)        (304)    (433,625)
                                --------   ----------   ----------  -----------
                                 140,589      422,259      422,249     (379,834)
                                --------   ----------   ----------  -----------
Other, net foreign
 exchange gains
 (losses)...............             --           --           --       250,120
Net loss before tax.....        (122,457)  (3,353,245)  (1,905,272) (13,351,682)
Income tax attributable
 to net loss............             --           --           --           --
                                --------   ----------   ----------  -----------
Net loss................        (122,457)  (3,353,245)  (1,905,272) (13,351,682)
                                --------   ----------   ----------  -----------
Accumulated losses at
 beginning of period....             --      (122,457)    (122,457)  (3,475,702)
                                --------   ----------   ----------  -----------
Accumulated losses at
 end of period..........        (122,457)  (3,475,702)  (2,027,729) (16,827,384)
                                ========   ==========   ==========  ===========



 The accompanying notes form an integral part of this profit and loss account.

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                            STATEMENT OF CASH FLOWS

                                                      ECONOMIC ENTITY
                                -------------------------------------------------------------
                                                                        NINE MONTHS ENDED
                                   PERIOD ENDED        YEAR ENDED         SEPTEMBER 30,
                                   31 DECEMBER        31 DECEMBER     -----------------------
                          NOTES        1994               1995           1995        1996
                                        $A                 $A              (UNAUDITED)
                                INFLOWS/(OUTFLOWS) INFLOWS/(OUTFLOWS)           $A
Cashflows from operating
 activities:
  Receipts from
   customers............                   --              74,749            --     4,663,557
  Payments to suppliers
   and employees........              (210,202)        (3,876,242)    (2,045,277) (16,470,963)
  Interest received.....                78,255            422,563        422,553       53,791
  Interest and other
   costs of finance
   paid.................                (1,600)              (304)           --      (431,250)
                                    ----------        -----------     ----------  -----------
Net operating
 cashflows..............              (133,547)        (3,379,234)    (1,622,724) (12,184,865)
                                    ----------        -----------     ----------  -----------
Cashflows from investing
 activities:
  Purchase of
   subsidiaries, net of
   cash acquired........                    (2)               (12)           (14)         --
  Payments for plant,
   equipment and
   construction in
   process..............              (486,922)        (5,381,613)      (934,485) (63,506,772)
  Payments for MDS
   licenses.............                (3,562)        (3,757,962)    (3,695,600)    (140,733)
  Payments for
   investments..........                   --                  (2)           --           --
  Loans granted.........                   --          (1,322,587)           --           --
                                    ----------        -----------     ----------  -----------
Net investing
 cashflows..............              (490,486)       (10,462,176)    (4,630,099) (63,647,505)
                                    ----------        -----------     ----------  -----------
Cashflows from financing
 activities:
  Proceeds from issues
   of shares............             1,560,255                --             --           --
  Proceeds from short-
   term loans...........               702,890          3,787,493            --           --
  Proceeds from
   debenture issues.....             8,439,747                --             --    61,520,977
  Proceeds from
   intercompany loans...                   --                 --       2,013,372   11,733,574
  Proceeds from lease
   financing............                   --                 --          89,409    2,337,816
  Repayment of finance
   lease principal......                  (609)           (22,097)           --           --
                                    ----------        -----------     ----------  -----------
Net financing
 cashflows..............            10,702,283          3,765,396            --           --
                                    ----------        -----------     ----------  -----------
Net increase (decrease)
 in cash held...........            10,078,250        (10,076,014)    (4,150,042)    (240,003)
Cash at the beginning of
 the period.............                   --          10,078,250     10,078,250        2,236
Effect of different
 exchange rate..........  15(c)            --                 --             --       250,120
                                    ----------        -----------     ----------  -----------
Cash at the end of the
 period.................  15(a)     10,078,250              2,236      5,928,208       12,353
                                    ==========        ===========     ==========  ===========


 The accompanying notes form an integral part of this statement of cash flows.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF ACCOUNTING

  The financial statements have been prepared in accordance with the historical cost convention using the accounting policies described below. Further, they do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

  The Company was incorporated on 28 June 1994. The comparative financial statement have been prepared for the period 28 June 1994 to 31 December 1994 and for the year ended 31 December 1995.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of the parent entity, STV Pty Limited, and its subsidiaries. The term "Economic Entity" used throughout these financial statements means the parent entity and its subsidiaries.

 FOREIGN CURRENCY TRANSACTIONS

  Transactions in foreign currencies are converted at the exchange rates in effect at the date of each transaction.

  Amounts payable to or by the economic entity in foreign currencies have been translated into Australian currency at the exchange rates current at year end.

  Exchange differences relating to monetary items are brought to account in the profit and loss account in the period when the exchange rates change, as exchange gains or losses.

 INCOME TAX

  The economic entity follows the policy of tax-effect accounting. The income tax expense in the profit and loss account represents the tax on the pre-tax accounting profit adjusted for income and expenses never to be assessed or allowed for taxation purposes. The provision for deferred income tax liability and the future income tax benefit represent the tax effect of differences between income and expense items recognized in different accounting periods for book and tax purposes, calculated at the tax rates expected to apply when the differences reverse.

  The benefit arising from estimated carry forward tax losses has not been recorded in the future income tax benefit account as realization of such benefit is considered not to be virtually certain.

 LEASED ASSETS

  Assets of the economic entity acquired under finance leases are capitalized. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortized over the life of the relevant lease. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

  Operating leases are not capitalized and rental payments are charged against operating profit in the period in which they are incurred.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

 PROPERTY, PLANT AND EQUIPMENT

  Land and buildings are valued at cost. The carrying amount of property, plant and equipment is reviewed annually by directors to ensure that it is not in excess of the recoverable amount from the assets.

     Leasehold improvements............................................  6 years
     Computer equipment................................................  3 years
     Motor vehicles....................................................  5 years
     Furnitures and fixtures........................................... 10 years

  Property, plant and equipment, excluding freehold land, are depreciated or amortized at rates based upon their expected useful lives using the straight line method.

 INTANGIBLES

  The acquisition of MDS licenses has been brought to account at cost. The cost to acquire these licences, acquired for a 5 year period, will be amortized over the remaining licence period upon commencement of broadcasting operations. They are renewable every 5 years.

  The licenses have been issued for a term of five years, with the license fee payable annually in advance. The license fee is payable to Spectrum Management Agency, an agent of the Australian Federal Government.

 RECOVERABLE AMOUNTS OF NON-CURRENT ASSETS

  The carrying amounts of all non-current assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cashflows which have not been discounted to their present values.

 ANNUAL LEAVE

  Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave.

 INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. INCOME TAX

  (a) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows:

                                                       ECONOMIC ENTITY
                                              ---------------------------------
                                                PERIOD ENDED      YEAR ENDED
                                              31 DECEMBER 1994 31 DECEMBER 1995
                                                     $A               $A
   Operating loss...........................      (122,457)       (3,353,245)
   Prima facie tax thereon @ 36%............       (44,085)       (1,207,168)
   Tax effect of permanent and other differ-
    ences
    --Timing differences....................           --           (133,683)
    --Entertainment non deductible..........         1,585           133,397
    --Amortisation of licenses..............           --             12,193
    --Effect of losses not brought to ac-
     count..................................        42,500         1,195,261
                                                  --------        ----------
   Total income tax attributable to operat-
    ing profit..............................           --                --
                                                  ========        ==========

  (b) Benefit of income tax losses not brought to account

  As at 31 December 1995, the parent entity has unconfirmed unrecouped income tax losses of $A 3,475,702 available to offset against future years' taxable income. The benefit of these losses of $A 1,237,761 has not been brought to account as realization is not virtually certain. The benefit will only be obtained if:

    (a) the company derives future assessable income of a nature and of an amount sufficient to enable the benefits from the deductions for the losses to be realized;

    (b) the company continues to comply with the conditions for deductibility imposed by the law;

    (c) no changes in tax legislation adversely affect the company in realizing the benefit from the deductions for the losses; and

    (d) any change in the business or control of the company does not affect the ability to utilize the available losses.

NOTE 3. RECEIVABLES (CURRENT):

                                                                 SEPTEMBER 30,
                                               ECONOMIC ENTITY       1996
                                               ----------------  -------------
                                                1994    1995      (UNAUDITED)
                                                 $A      $A           $A
   Accounts Receivable Trade..................    --      3,004      446,599
    --Allowance for Bad Debts.................    --        (28)     (96,543)
   Non-trade amounts owing by:
    Related parties
     --Wholly owned group.....................    --        --           --
     --Associated companies...................    --  1,322,587    1,299,348
    Other persons............................. 63,934       --         1,478
                                               ------ ---------    ---------
   Total current receivables.................. 63,934 1,325,563    1,650,882
                                               ====== =========    =========

NOTE 4. INVESTMENTS (NON-CURRENT):

   Investments in associated companies (Note
    17).......................................      2         2            2
                                               ====== =========    =========

                      STV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. PROPERTY, PLANT AND EQUIPMENT:

                                          ECONOMIC ENTITY    SEPTEMBER 30, 1996
                                         ------------------  ------------------
                                          1994      1995        (UNAUDITED)
                                           $A        $A              $A
   Leasehold improvements:
    --At cost..........................      --     128,274         847,652
    --Accumulated amortization.........      --      (7,801)        (87,117)
                                         -------  ---------      ----------
   Total leasehold improvements, net...      --     120,473         760,535
                                         -------  ---------      ----------
   Plant and equipment:
    --At cost..........................   55,881  4,093,944      66,214,742
    --Accumulated depreciation.........   (4,055)  (149,677)     (4,418,938)
                                         -------  ---------      ----------
   Total plant and equipment, net......   51,826  3,944,267      61,795,804
                                         -------  ---------      ----------
   Plant and equipment under lease:
    --At capitalized cost..............   44,506    408,832       2,462,622
    --Accumulated depreciation.........      --     (25,343)       (142,418)
                                         -------  ---------      ----------
   Total lease plant and equipment,
    net................................   44,506    383,489       2,320,204
                                         -------  ---------      ----------
   Capitalized network construction
    expenditures:
    --At cost..........................  431,041  1,636,813         249,617
    --Accumulated amortization.........      --         --              --
                                         -------  ---------      ----------
   Total capitalized development
    expenditures, net..................  431,041  1,636,813         249,617
                                         -------  ---------      ----------
   Total property, plant and equipment,
    net................................  527,373  6,085,042      65,126,160
                                         =======  =========      ==========

NOTE 6. INTANGIBLE ASSETS (NON-CURRENT):

   MDS licences........................    1,570  3,501,285       4,023,886
    --Accumulated Amortization.........      --     (25,536)       (353,107)
   Other licenses......................      --     251,570         251,570
    --Accumulated Amortization.........      --      (8,333)         (8,333)
   Other...............................    1,992      8,668          12,513
                                         -------  ---------      ----------
   Total intangible assets, net........    3,562  3,727,654       3,926,529
                                         =======  =========      ==========

NOTE 7. CREDITORS AND BORROWINGS (CURRENT):

   Unsecured:
    Trade creditors....................    1,689    120,561          92,915
    Accrued expenses...................   47,100        --              --
    Due to associated company--CTV Pty
     Limited...........................  623,074  3,627,044      12,239,197
    Due to related body corporate--
     United International Holdings
     Inc...............................   79,816    863,341         793,969
   Secured:
    Secured:Finance lease liability
     (Note 14).........................    7,732     62,641         488,293
                                         -------  ---------      ----------
                                         759,411  4,673,587      13,614,374
                                         =======  =========      ==========

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8. CREDITORS AND BORROWINGS (NON-CURRENT):

                                        ECONOMIC ENTITY     SEPTEMBER 30, 1996
                                    ----------------------- ------------------
                                       1994        1995        (UNAUDITED)
                                    ----------- ----------- ------------------
                                        $A          $A              $A
   Secured:
    Finance lease liability (Note
     14)...........................      36,165     313,981      2,226,146
                                    ----------- -----------    -----------
   Total non-current creditors and
    borrowings.....................      36,165     313,981      2,226,146
                                    =========== ===========    ===========

NOTE 9. PROVISIONS (NON-CURRENT):

   Annual leave....................         --       11,495        304,605

NOTE 10. SHARE CAPITAL:

   Authorized capital:
    --100,000,000 ordinary shares
     of $1 each.................... 100,000,000 100,000,000    100,000,000
                                    ----------- -----------    -----------
   Total authorized capital........ 100,000,000 100,000,000    100,000,000
                                    =========== ===========    ===========
   Issued and paid up capital:
    --133,296 ordinary shares of
     $1.00 each....................     133,296     133,296        133,296
                                    ----------- -----------    -----------
   Total issued and paid up
    capital........................     133,296     133,296        133,296
                                    =========== ===========    ===========

  Movement in issued shares for the year:

                                                NUMBER OF            NUMBER OF
                                      NUMBER OF REDEEMABLE NUMBER OF REDEEMABLE
                                      ORDINARY  PREFERENCE ORDINARY  PREFERENCE
                                       SHARES     SHARES    SHARES     SHARES
                                      --------- ---------- --------- ----------
                                        1994       1994      1995       1995
                                      --------- ---------- --------- ----------
   Opening number of shares..........      --      --       133,296       --
   Issued during the year (a)........  133,296       2          --        --
   Redeemed..........................      --        2          --        --
                                       -------     ---      -------    ------
   Closing number of shares..........  133,296     --       133,296       --
                                       =======     ===      =======    ======

NOTE 11. CONVERTIBLE DEBENTURES:

  During the year ended 31 December 1995, the company had outstanding 986,707 convertible debentures for $A 8,439,747. These debentures confer rights upon the holders as creditors of the company. They do not confer any right to attend or vote at general meetings. Interest is payable to the holders equal to the amount of the distribution that the holder would have received if, as at the date the entitlement to the distribution was determined, all of the debentures of that holder and all other holders had been converted into shares.

  The convertible debentures have been included in shareholders' equity in the balance sheet as debenture holders are entitled to an equivalent return to the ordinary shareholders.

  Conversion of debentures is permitted at anytime provided conversion would not result in the breach of any Statute by the debenture holder or any other person.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  Debentures may be converted into fully paid ordinary shares on a one for one basis unless the normal value of the issued shares is reconstructed which would result in a different conversion factor. Debentures may not be redeemed for cash.

  In the event of a winding up of the company, the rights of the debenture holders against the company in respect of the debentures are postponed until the claims of all holders of senior indebtedness have been satisfied in full. Senior indebtedness means secured obligations, unsecured and unsubordinated obligations of the company, other than debentures and shares.

NOTE 12. RESERVES:

                                                               ECONOMIC ENTITY
                                                             -------------------
                                                                DECEMBER 31,
                                                             -------------------
                                                               1994      1995
                                                             --------- ---------
                                                                $A        $A
                                                             --------- ---------
   Share premium opening balance............................       --  1,426,959
   Premium on issue of shares............................... 1,426,959       --
                                                             --------- ---------
   Total reserves........................................... 1,426,959 1,426,959
                                                             ========= =========

NOTE 13. EMPLOYEE ENTITLEMENTS:

  Superannuation commitments

  The economic entity contributes to a defined contribution superannuation plan for substantially all of its employees. Each participating entity in the economic entity has a legal obligation to contribute to the schemes, which are as follows:

    (a) Hourly employees and commission employees--Employee Retirement Fund, a fund administered by MLC. This is a defined contribution fund.

    (b) Salaried employees--CEtv Superannuation Fund, a fund administered by MLC (contributions 6%). This is a defined contribution fund.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14. COMMITMENTS:

                                                              ECONOMIC ENTITY
                                                              ----------------
                                                                DECEMBER 31,
                                                              ----------------
                                                               1994    1995
                                                                $A      $A
(a) Annual licence fees are payable as follows:
    Not later than one year..................................    --  1,227,291
    Later than one year but not later than two years.........    --  1,227,291
    Later than two years but not later than five years.......    --  1,686,787
    Later than five years....................................    --        --
                                                              ------ ---------
                                                                 --  4,141,369
                                                              ====== =========
(b) Finance lease expenditure contracted for is payable as
    follows:
    Not later than one year.................................. 12,429    99,657
    Later than one year but not later than two years......... 12,429   117,272
    Later than two years but not later than five years....... 30,043   243,506
    Later than five years....................................    --        --
                                                              ------ ---------
                                                              54,901   460,435
                                                              ====== =========
Future finance charges....................................... 11,004    83,813
                                                              ------ ---------
Net finance lease liability.................................. 43,897   376,622
                                                              ====== =========
Reconciled to:
    Current liability (Note 7)...............................  7,732    62,641
    Non-current liability (Note 8)........................... 36,165   313,981
                                                              ------ ---------
                                                              43,897   376,622
                                                              ====== =========
(c) Operating lease expenditure contracted for is payable as follows
    Not later than one year..................................    --    169,642
    Later than one year but not later than two years.........    --    169,642
    Later than two years but not later than five years.......    --    510,984
    Later than five years....................................    --    148,112
                                                              ------ ---------
                                                                 --    998,380
                                                              ====== =========

(d) On 12 October 1995, STV Pty Ltd entered into a Franchise Agreement with Australis Media Limited. The franchise provides for STV Pty Ltd to have access to Australis Media Limited programming in the franchise area and be the sole Australis franchisee in the region on all mediums, being MDS, satellite and cable.

    Under the agreement, certain minimum payments are due based on a proportion of subscriber revenue. The future commitments are dependent upon the number of subscribers.

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)
NOTE 15. NOTES TO THE STATEMENT OF CASH FLOWS:

  (a) Reconciliation of Cash

  For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial year as shown in the Statement of cash flows is reconciled to the related items in the balance sheet as follows:

                                                       ECONOMIC ENTITY
                                             -----------------------------------
                                               DECEMBER 31,   SEPTEMBER 30, 1996
                                             ---------------- ------------------
                                                1994    1995     (UNAUDITED)
                                                 $A      $A           $A
Cash........................................      5,994 2,236       12,353
Short-term money market deposits............ 10,072,256   --           --
                                             ---------- -----       ------
                                             10,078,250 2,236       12,353
                                             ========== =====       ======

  (b) Reconciliation of net cash provided by operating activities to operating loss after income tax.

                                              ECONOMIC ENTITY
                            ----------------------------------------------------
                                                              SEPTEMBER 30, 1996
                              PERIOD ENDED      YEAR ENDED       (UNAUDITED)
                            31 DECEMBER 1994 31 DECEMBER 1995
                                   $A               $A
Operating loss after in-
 come tax.................      (122,457)       (3,353,245)      (13,351,682)
Adjustments for non-cash
 income and expense items:
  Depreciation and amorti-
   zation expense.........         4,055           212,635         4,793,226
  Bad debts expense and
   provision for doubtful
   debts..................           --                 28            96,514
  Unrealised foreign
   exchange gain..........           --                --           (250,120)
  Transfers to provisions:
  Annual leave............           --             11,495               --
  Increase in other re-
   ceivables..............       (63,934)           60,930        (2,749,285)
  Increase (decrease) in
   trade creditors........        48,789            71,789          (597,880)
  Increase in other as-
   sets...................           --           (382,866)         (125,638)
                                --------        ----------       -----------
  Net cash from operating
   activities.............      (133,547)       (3,379,234)      (12,184,865)
                                ========        ==========       ===========

  (c) Subsidiaries acquired

  The following subsidiaries were acquired by the economic entity for cash consideration. The fair value of net tangible assets acquired was as follows:

                                                                 FAIR VALUE
                                                               OF NET TANGIBLE
                                                               ASSETS ACQUIRED
                                                               ----------------
        ENTITY                                                  1994     1995
        ------                                                   $A       $A
   Selectra Pty Limited.......................................       2      --
   Vermint Grove Pty Ltd--cash................................     --         2
   Kidilla Pty Limited--cash..................................     --         2
   Dovevale Pty Limited--cash.................................     --         2
   Carryton Pty Limited--cash.................................     --         2
   Xtek Bay Pty Limited--cash.................................     --         2
   Windytide Pty Limited--cash................................     --         2
                                                               -------  -------
   Fair value of net identifiable assets......................       2       12
   Goodwill on acquisition....................................     --       --
                                                               -------  -------
   Total consideration........................................       2       12
                                                               =======  =======

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  (d) Non-cash financing and investing activities.

  During the year the economic entity acquired plant and equipment with an aggregate fair value of $A 354,822 (1994: $A 44,506) by means of finance leases. These transactions are not reflected in the Statement of cash flows.

NOTE 16. SUBSIDIARIES:

  The following were subsidiaries at 31 December 1995, and have been included in the consolidated financial statements. The financial years of all subsidiaries are the same as that of the parent entity.

                                                                                            CONTRIBUTION TO
                                                             BOOK VALUE OF                   CONSOLIDATED
                                                            PARENT ENTITY'S      % OF       RESULT FOR THE
                           PLACE OF                           INVESTMENT      SHARES HELD        YEAR
       NAME OF          INCORPORATION/   DATE OF   TYPE OF  ----------------  ------------  ----------------
  CONTROLLED ENTITY      FORMATION(A)  ACQUISITION  SHARES   1994     1995    1994   1995    1994     1995
                                                                                %      %
Vermint Grove Pty Lim-
 ited                     Australia      26/4/95   Ordinary     --         2    100    --       --       --
Kidilla Pty Limited       Australia      26/4/95   Ordinary     --         2    100    --       --       --
Dovevale Pty Limited      Australia      26/4/95   Ordinary     --         2    100    --       --       --
Carryton Pty Limited      Australia      26/4/95   Ordinary     --         2    100    --       --       --
Xtek Bay Pty Limited      Australia      26/4/95   Ordinary     --         2    100    --       --       --
Selectra Pty Limited      Australia      29/7/94   Ordinary       2        2    100    100      --       --
Windytide Pty Limited     Australia      26/4/95   Ordinary     --         2    100    --       --       --
                                                            -------  -------                -------  -------
                                                                  2       14                    --       --
                                                            =======  =======                =======  =======

---------------------
(a) All entities operate solely in their place of incorporation/formation.

NOTE 17. ASSOCIATED COMPANIES:

  Details of material interests in associated companies are as follows:

                                             OWNERSHIP              DIVIDENDS
                                             INTEREST               RECEIVED
 NAME OF ASSOCIATED   PRINCIPAL ACTIVITY OF  ---------   BALANCE   ------------
      COMPANY           ASSOCIATED COMPANY   1994 1995    DATE     1994   1995
Communication &       Delivery of
 Entertainment         subscription
 Australia Pty         television services
 Limited               to regional
                       Australia             50%  50%  31 December   --     --
Chippawa Pty Limited  Delivery of
                       subscription
                       television services
                       to regional
                       Australia             50%  50%      30 June   --     --
                                                                   -----  -----
                                                                     --     --
                                                                   =====  =====

                                                               ECONOMIC ENTITY
                                                               ----------------
                                                                1994     1995
                                                                 $A       $A
   Aggregate carrying amount of investments in associated
    companies................................................        2        2
                                                               -------  -------
   Aggregate amount of investment in associated companies, as
    determined under the equity method of accounting.........        2        2
                                                               =======  =======

                     STV PTY LIMITED AND ITS SUBSIDIARIES
                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

NOTE 18. RELATED PARTY DISCLOSURES:

 A. Other director transactions

  Crase Partners, a director-related firm of J. K. Crase, a director, provided general accounting services to the company during the period. These services were provided at an arms length basis.

 B. Transactions with related parties in the wholly owned group

  The parent entity entered into the following transactions during the year with related parties in the wholly owned group:

  . loans were advanced to subsidiaries to fund the acquisition of MDS licenses

  These transactions were undertaken on commercial terms and conditions.

 C. Transactions with associated companies

  The parent entity entered into certain transactions with associated companies, being loans advanced and received on an arms length basis.

NOTE 19. US GAAP INFORMATION

  The accounting policies followed in preparation for the consolidated financial statements differ in one respect to those generally accepted in the United States of America (US GAAP). For US GAAP purposes, the convertible debentures would be classified as a non-current liability and not equity.

  The calculation of shareholder's equity in accordance with US GAAP is as follows:

                                         DECEMBER 31,         SEPTEMBER 30,
                                     ----------------------  ----------------
                                        1994        1995        1996
                                     ----------  ----------  -----------
                                         $A          $A          $A
   Shareholder's equity as per bal-
    ance sheet......................  9,877,545   6,524,300   54,693,594
   Adjustments to reported equity:
     Convertible debentures......... (8,439,747) (8,439,747) (69,960,723)
                                     ----------  ----------  -----------
   Shareholder's equity in accor-
    dance with US GAAP..............  1,437,798  (1,915,447) (15,267,129)
                                     ==========  ==========  ===========

                               AUDITORS' REPORT

To the shareholders of Saturn Communications Limited (formerly Kiwi Cable Company Limited):

  We have audited the accompanying financial statements of Saturn
Communications Limited (formerly Kiwi Cable Company Limited) for the year ended 31 December 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audits.

  We conducted our audits in accordance with New Zealand Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Saturn Communications Limited as of 31 December 1994 and 1995, and the results of the Company's operations for the years then ended in accordance with New Zealand Accounting Standards.

  There are certain differences between New Zealand Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these financial statements.

Arthur Andersen

Wellington, New Zealand
20 February 1996

                         SATURN COMMUNICATIONS LIMITED
                       STATEMENT OF FINANCIAL PERFORMANCE

                                                         FOR THE THREE
                                  FOR THE YEARS          MONTHS ENDED
                                ENDED 31 DECEMBER          31 MARCH
                              ----------------------  --------------------
                         NOTE    1994        1995       1995       1996
                                 NZ$         NZ$        NZ$        NZ$
                                                          (UNAUDITED)
Programming Revenue.....          70,389     169,223    26,064      61,901
Other Revenue...........             --       57,835     7,969      74,615
                              ----------  ----------  --------  ----------
Total Revenue...........          70,389     227,058    34,033     136,516
Expenses
Programming Expenses....         203,901     448,243   130,732      65,417
Selling, general & ad-
 ministration...........         684,811   1,306,969   206,752     578,670
Management fee expense
 to related party.......         309,426      17,209     3,560       7,448
Other operating ex-
 penses.................         845,791   2,506,326   436,325     504,456
                              ----------  ----------  --------  ----------
Deficit before taxation
 for the year...........   2  (1,973,540) (4,051,689) (743,336) (1,019,475)
Income tax expense......  11         --          --        --          --
                              ----------  ----------  --------  ----------
Net deficit for the
 year...................      (1,973,540) (4,051,689) (743,336) (1,019,475)
                              ==========  ==========  ========  ==========



  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                        STATEMENT OF MOVEMENTS IN EQUITY
                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1995

                                                                        NZ$
                                                                     ----------
Balance, at December 31, 1993....................................... (2,314,485)
Contributions from owners...........................................  7,155,259
Net deficit......................................................... (1,973,540)
                                                                     ----------
Balance, at December 31, 1994.......................................  2,867,234
Net deficit......................................................... (4,051,689)
                                                                     ----------
Balance, at December 31, 1995....................................... (1,184,455)
Net deficit (unaudited)............................................. (1,019,475)
                                                                     ----------
Balance, at March 31, 1996 (unaudited).............................. (2,203,930)
                                                                     ==========



  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                        STATEMENT OF FINANCIAL POSITION

                                              AS AT 31 DECEMBER
                                            ----------------------   31 MARCH,
                                       NOTE    1994        1995        1996
                                               NZ$         NZ$          NZ$
                                                                    (UNAUDITED)
OWNER'S EQUITY
Share capital [Shares issued: 347,368
 (1994: 347,368)]....................    3     347,368     347,368     347,368
Reserves.............................    3   6,981,575   6,981,575   6,981,575
Retained earnings....................       (4,461,709) (8,513,398) (9,532,873)
                                            ----------  ----------  ----------
                                             2,867,234  (1,184,455) (2,203,930)
NON-CURRENT LIABILITIES
Related party loan...................    8         --    3,076,199   5,687,059
CURRENT LIABILITIES
Accounts Payable & Accruals
  Trade creditors....................          103,584     135,894   2,141,271
  Other..............................          110,868     122,207      11,865
                                            ----------  ----------  ----------
                                               214,452     258,101   2,153,136
Employee Entitlements................           24,554      62,747      63,178
Converter Deposits...................           24,356         --          --
Current-portion finance lease liabil-
 ity.................................    9      23,701      14,270      10,878
Related party payables...............    8         --      879,336      29,998
                                            ----------  ----------  ----------
                                               287,063   1,214,454   2,257,190
                                            ----------  ----------  ----------
TOTAL LIABILITIES AND EQUITY.........        3,154,297   3,106,198   5,740,319
                                            ==========  ==========  ==========


  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                  STATEMENT OF FINANCIAL POSITION--(CONTINUED)

                                              AS AT 31 DECEMBER
                                            ----------------------   MARCH 31,
                                       NOTE    1994        1995        1996
                                                $           $            $
                                                                    (UNAUDITED)
NON-CURRENT ASSETS
Property, plant and equipment
  Cost................................       3,297,551   4,150,307   5,463,293
  Accumulated depreciation............      (1,300,597) (1,887,172) (2,021,183)
                                            ----------  ----------  ----------
                                         4   1,996,954   2,263,135   3,442,110
Investments--Unlisted Shares..........             --        5,000       5,000
                                            ----------  ----------  ----------
                                             1,996,954   2,268,135   3,447,110
CURRENT ASSETS
Cash..................................         733,407     379,547       9,842
Accounts receivables
  Customers...........................             --       21,746       4,583
  Employees...........................          34,472      32,545      32,545
  Others..............................          17,143      21,236     232,256
  Provision for doubtful debts........             --      (10,000)    (10,000)
                                            ----------  ----------  ----------
                                                51,615      77,754     259,384
Inventories...........................         170,709     160,074   1,796,288
Prepayments...........................             --       29,351      24,131
Related party receivables.............   8     201,612     191,337     203,564
                                            ----------  ----------  ----------
                                             1,157,343     838,063   2,283,367
                                            ----------  ----------  ----------
TOTAL ASSETS..........................       3,154,297   3,106,198   5,740,319
                                            ==========  ==========  ==========


  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                             STATEMENT OF CASHFLOWS
                      FOR THE YEAR ENDED 31 DECEMBER 1995

                                                             FOR THE THREE
                                   FOR THE YEARS ENDED       MONTHS ENDED
                                       31 DECEMBER             31 MARCH
                                  ----------------------  --------------------
                             NOTE    1994        1995       1995       1996
                                     NZ$         NZ$        NZ$        NZ$
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Cash was provided from:
  Customers................           22,031     171,749    24,900     130,879
Cash was disbursed to:
  Payments to suppliers and
   employees...............       (1,496,891) (3,624,051) (768,193)   (949,120)
                                  ----------  ----------  --------  ----------
Net cash flows from operat-
 ing activities............   10  (1,474,860) (3,452,302) (743,293)   (818,241)
CASH FLOWS FROM INVESTING
 ACTIVITIES
Cash was provided from:
  Proceeds from sale of
   fixed assets............          142,306      69,829       --          --
Cash was applied to:
  Purchase of fixed as-
   sets....................         (726,123)   (932,018) (119,441) (1,312,986)
  Purchase of investments..              --       (5,000)      --          --
                                  ----------  ----------  --------  ----------
Net cash flows from invest-
 ing activities............         (583,817)   (867,189) (119,441) (1,312,986)
CASH FLOWS FROM FINANCING
 ACTIVITIES
Cash was provided from:
  Share issue..............    3   7,155,259         --        --          --
  Related party loans......              --    3,965,811   163,956   1,761,552
Cash was applied to:
  Related party loan repay-
   ment....................       (4,402,250)        --        --          --
                                  ----------  ----------  --------  ----------
Net cash flow from financ-
 ing activities............        2,753,009   3,965,811   163,956   1,761,552
Net increase/(decrease) in
 cash held.................          694,332    (353,680) (698,778)   (369,705)
Add opening cash brought
 forward...................           39,075     733,407   733,407     379,547
                                  ----------  ----------  --------  ----------
Ending cash carried for-
 ward......................          733,407     379,547    34,629       9,842
                                  ==========  ==========  ========  ==========


  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED 31 DECEMBER 1995

1. STATEMENT OF ACCOUNTING POLICIES

 A) The reporting entity changed its name subsequent to year end from Kiwi Cable Company Limited to Saturn Communications Limited. These financial statements have been prepared under the requirements of the Companies Act 1955 and the Financial Reporting Act 1993.

  The measurement base adopted is that of historical cost.

 B) CURRENCY

  These financial statements have been prepared in New Zealand dollars.

 C) FIXED ASSETS

  All fixed assets are recorded at cost. Additions, retirements and major improvements are capitalized and costs for normal repair and maintenance are charged to expense as incurred.

 D) DEPRECIATION

  Depreciation is provided on a straight line basis on all tangible fixed assets at rates calculated to allocate the assets' cost, less estimated residual value, over their estimated useful lives.

  Major depreciation rates are:

      Plant and equipment............................................... 10-20%
      Leasehold improvements............................................    20%
      Office equipment..................................................    20%
      Motor vehicles....................................................    20%

 E) INCOME TAX

  The income tax expense charged to the statement of financial performance includes both the current year liability and the income tax effects of timing differences after allowing for non-assessable income and non-deductible expenses.

  Deferred taxation is calculated using the liability method on a comprehensive basis. Debit balances in the deferred tax account arising from net accumulated timing differences and future income tax benefits arising from income tax losses carried forward are only recognised if realisation is more likely than not.

 F) INVENTORIES

  Inventories are valued at lower of actual cost or net realisable value.

 G) LEASES

  Finance leases, which effectively transfer to the entity substantially all of the risks and benefits incident to ownership of the leased item, are capitalised at the lower of the fair value of the leased property, and the present value of the minimum lease payments. The leased assets and corresponding liabilities are disclosed and the leased assets are amortised over the period the entity is expected to benefit from their use.

  Operating lease payments, where the lessors effectively retain substantially all the risks and benefits of ownership of the leased items, are included in the determination of the operating surplus in equal instalments over the lease term.

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995

 H) EXPENDITURE CARRIED FORWARD

  Significant items of expenditure having a benefit or relationship to more than one period are written off over the period to which they relate.

 I) REVENUE RECOGNITION

  Monthly service are recognised as revenue in the period the related services are provided to the subscribers. Installation fees are recognised as revenue to the extent of direct selling costs.

 J) FOREIGN CURRENCIES

  Transactions in foreign currencies are translated at the New Zealand rate of exchange ruling at the date of transaction.

  At balance date foreign monetary assets and liabilities are translated at the closing rate, and exchange variations arising from these translations are included in the statement of financial performance as operating items.

ADDITIONAL UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES DISCLOSURES

 K) USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 L) CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include cash and investments with original maturities of less than three months.

 M) NEW ACCOUNTING PRINCIPLES

  The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("SFAS 121") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not adopted the principles of this statement within the accompanying financial statements; however, the Company does not believe that the provisions of SFAS 121 will have a material effect on the Company's reported results.

  The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 "Accounting for the Stock-Based Compensation" ("SFAS 123") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 123 will have a material effect on the Company's reported results.

 N) CHANGES IN ACCOUNTING POLICIES

  There have been no material changes in accounting policies during the year. All policies have been applied on consistent bases with previous years.

 O) INTERIM FINANCIAL STATEMENTS

  The financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 are unaudited. In management's opinion, the unaudited financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995
2. DEFICIT BEFORE TAXATION

  Has been determined

                                                                  1994    1995
                                                                   NZ$     NZ$
   After charging:
     Audit fees and expenses....................................  15,080   6,000
     Depreciation............................................... 570,904 586,575
     Interest...................................................   8,151      82
     Rental and leasing costs...................................  71,804  77,489

3. SHARE CAPITAL

                                                                1994    1995
                                                                 NZ$     NZ$
   Issued 347,368 ordinary shares of $1.00 each (1994 347,368 shares)
    fully paid................................................ 347,368 347,368
                                                               ------- -------
                                                               347,368 347,368
                                                               ======= =======

  On 8 July 1994 United International Holdings, Inc, (UIH), a publicly listed company incorporated in the USA, acquired a 50% interest in the company via the issue of 173,684 shares by the company.

  The shares were purchased by UIH at a price of $US 14.39 ($NZ 24.12), giving rise to a share premium reserve at balance date of $US 2,389,509 ($NZ 4,005,883).

  Also on the 8 July 1994 the balance of the Todd International loan account, being $US 1,775,000 ($NZ 2,975,692) after forgiveness of $US 50,176 ($NZ 84,117) and repayment of $US 900,000 ($NZ 1,508,801), converted to equity.

4. FIXED ASSETS

                                                             1994
                                                         ACCUMULATED  NET BOOK
                                                 COST    DEPRECIATION   VALUE
                                               --------- ------------ ---------
Leasehold improvements.......................    121,516     (49,341)    72,175
Office Equipment (including Finance Lease As-
 sets).......................................    227,909     (74,638)   153,271
Plant and equipment..........................  2,895,750  (1,159,362) 1,736,388
Motor vehicles...............................     52,376     (17,256)    35,120
                                               ---------  ----------  ---------
                                               3,297,551  (1,300,597) 1,996,954
                                               =========  ==========  =========
                                                             1995
                                                         ACCUMULATED  NET BOOK
                                                 COST    DEPRECIATION   VALUE
                                               --------- ------------ ---------
Leasehold improvements.......................    127,912     (74,197)    53,715
Office Equipment (including Finance Lease As-
 sets).......................................    445,160    (143,085)   302,075
Plant and equipment..........................  3,477,675  (1,640,460) 1,837,215
Motor vehicles...............................     99,560     (29,430)    70,130
                                               ---------  ----------  ---------
                                               4,150,307  (1,887,172) 2,263,135
                                               =========  ==========  =========

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995

                                                      MARCH 31, 1996
                                                ACCUMULATED  NET BOOK
                                        COST    DEPRECIATION   VALUE
                                      --------- ------------ ---------
                                                       (UNAUDITED)
   Leasehold improvements............   156,452     (77,908)    78,544
   Office Equipment (including fi-
    nance leases)....................   462,653    (162,940)   299,713
   Plant and equipment............... 4,686,708  (1,745,928) 2,940,780
   Motor vehicles....................   157,480     (34,407)   123,073
                                      ---------  ----------  ---------
                                      5,463,293  (2,021,183) 3,442,110
                                      =========  ==========  =========

5. CONTINGENT LIABILITIES

  There are no contingent liabilities outstanding at year end (1994: nil).

6. CAPITAL EXPENDITURE COMMITMENTS

  Estimated capital expenditure contracted for at balance date but not provided for NZ$659,235 (1994: nil).

7. OPERATING LEASE COMMITMENTS

  At balance date the Company had the following operating lease commitments for office space and certain vehicles:

                                                                 1995     1994
                                                                  NZ$      NZ$
   Payable:
     within 1 year............................................   449,982  84,985
     between 1 and 2 years....................................   457,468  82,535
     between 2 and 3 years....................................   357,915  80,031
     between 3 and 4 years....................................   233,425  52,487
     between 4 and 5 years....................................   233,425  52,487
     greater than 5 years.....................................   571,989 393,653
                                                               --------- -------
                                                               2,304,204 746,178
                                                               ========= =======

8. RELATED PARTIES

  During the year ended December 31, 1995, Saturn Communications Limited were involved in the following related party transactions:

     United International Holdings, Inc (significant
      shareholder)
       Received funding.............................. NZ$3,910,256 (1994: Nil)

  Funding was provided by United International Holdings for Saturn to meet its day to day obligations. The funding has been provided interest free and repayable on demand. Although the amount is repayable on demand a call will not be made until Saturn can afford to meet its day to day obligations and pay back this funding.

     An affiliate of Todd International Limited
      (significant shareholder)
       Received funding.............................     NZ$45,279 (1994: nil)

  Todd provided funding allowing Saturn to meet its day to day obligations.

   An affiliate of United International Holdings
     Received payment of prior year balance
     Cash Received.................................. NZ$22,195 (1994: nil)
     Balance Receivable............................. NZ$12,227 (1994: $34,422)

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995

  Saturn also have a receivable balance owing from:

     Todd International Limited (significant
      shareholder) Receivable................ NZ$191,337(1994: NZ$201,613)

  The receivable from Todd International is denominated in US dollars and is on interest free terms.

  During the quarter ended March 31, 1996, Saturn Communications Limited were involved in the following related party transactions:

     United International Holdings, Inc
      (significant shareholder) Received
      funding................................ NZ$1,761,522 (1994: NZ$163,956)

  Funding was provided by United International Holdings for Saturn to meet its day to day obligations. The funding has been provided interest free and repayable on demand. Although the amount is repayable on demand a call will not be made until Saturn can afford to meet its day to day obligations and pay back this funding.

   United International Holdings--Tahiti
    (subsidiary of United International
    Holdings, Inc) Received payment of prior
    year balance
     Cash Received........................... NZ$         Nil (1994: $22,195)
     Balance Receivable...................... NZ$      12,227 (1994: $12,227)

  Saturn also have the following balances with:

   Todd International Limited (significant
    shareholder)
     Receivable.............................. NZ$191,337(1994: $201,612)
     Payable................................. NZ$ 45,279(1994: Nil)

  The receivable from Todd International is denominated in US dollars and is on interest free terms. The payable is denominated in New Zealand dollars and is interest free repayable on demand.

9. FINANCE LEASES

  At 31 December the following finance lease existed:

                                                                ASSET    LEASE
                                                                VALUE  LIABILITY
                                                                 NZ$      NZ$
   Canon photocopier and fax
   1995........................................................ 19,263  14,270
   1994........................................................ 24,400  23,701

  The finance lease payment commitments as at balance date were payable:

                                                                    1995   1994
                                                                    NZ$    NZ$
   within 1 year..................................................  7,752  9,431
   between 1 and 2 years..........................................  6,518  7,752
   between 2 and 3 years..........................................         6,718
                                                                   ------ ------
                                                                   14,270 23,901
                                                                   ====== ======

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS--(CONTINUED)
                      FOR THE YEAR ENDED 31 DECEMBER 1995
10. RECONCILIATION OF NET DEFICIT AFTER TAXATION TO NET CASH OUTFLOW FROM OPERATING ACTIVITIES

                                 FOR THE YEARS ENDED    FOR THE THREE MONTHS
                                    DECEMBER 31,           ENDED MARCH 31,
                                ----------------------  ----------------------
                                   1994        1995       1995        1996
                                   NZ$         NZ$         NZ$         NZ$
                                                             (UNAUDITED)
Net deficit after taxation..... (1,973,540) (4,051,509)  (743,336)  (1,019,475)
Add non-cash items:
  Depreciation.................    570,905     586,575    140,954      134,011
  Provision for doubtful
   debts.......................        --       10,000        --           --
  Add/(less) movements in work-
   ing capital items
  (Increase) in receivables and
   prepayments.................    (48,358)    (65,489)    (9,133)      (5,637)
  (Increase)/decrease in inven-
   tories......................   (170,709)     10,635     26,869   (1,636,214)
  Increase/(decrease) in ac-
   counts payable and
   accruals....................    134,897      19,293   (158,647)   1,708,643
  Increase in employee entitle-
   ments.......................     11,945      38,193        --           431
                                ----------  ----------  ---------  -----------
    Net cash outflow from
     operations................ (1,474,860) (3,452,302)  (743,293)    (818,241)
                                ==========  ==========  =========  ===========

11. INCOME TAXATION

  The Company has accumulated tax losses of approximately NZ$7,500,000 (1994:
NZ$3,785,650), tax effect NZ$2,475,000 (1994:NZ$1,249,330), carried forward and available to offset against future assessable income. The benefit of these losses has not been brought to account. The ability to utilise these losses will not expire, subject to the company maintaining continuity of ownership and meeting other requirements of income tax legislation.

  The Company's net deferred tax asset is as follows:

                                                          AS AT 31
                                                          DECEMBER
                                                            1994        1995
                                                         ----------  ----------
Net operating loss carryforward.........................  1,249,330   2,475,000
Valuation allowance..................................... (1,249,330) (2,475,000)
                                                         ----------  ----------
Net deferred tax asset..................................        --          --
                                                         ==========  ==========

                           XYZ ENTERTAINMENT PTY LTD

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors

  We have audited the accompanying consolidated balance sheets of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the related consolidated statements of operations, shareholders' deficiency and cash flows for the period from October 17, 1994 (date of inception) to December 31, 1994 and the financial year ended December 31, 1995, which are expressed in Australian dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in Australia.

  Generally accepted accounting principles in Australia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected amounts reported as shareholders' deficiency and net loss as at and for the period from October 17, 1994 (date of inception) to December 31, 1994 and the year ended December 31, 1995 to the extent summarized in Note 12 to the financial statements.

Deloitte Touche Tohmatsu
Chartered Accountants

Sydney, Australia
March 15, 1996

                           XYZ ENTERTAINMENT PTY LTD
                      CONSOLIDATED STATEMENT OF OPERATIONS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995

                                                          NINE MONTHS ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                   1994      1995        1995          1996
                             NOTE  AUD $    AUD $        AUD $         AUD $
                                                      (UNAUDITED)   (UNAUDITED)
Revenue
  Channel supply...........           Nil  1,117,091     366,041     7,166,074
  Other....................           Nil    592,149         Nil       744,483
  Interest.................         2,829    196,291     198,636       185,739
                                  ------- ----------  ----------    ----------
                                    2,829  1,905,531     564,677     8,096,296
                                  ------- ----------  ----------    ----------
Operating expenses
  Cost of services.........           Nil 24,677,575  24,649,484    16,695,213
  Selling, general and
   administrative..........       236,703 12,475,597   5,155,124     5,178,357
  Depreciation and
   amortization............    2      Nil  3,594,737   2,494,557     3,893,306
                                  ------- ----------  ----------    ----------
Cost of operations.........       236,703 40,747,909  32,299,165    25,766,876
                                  ------- ----------  ----------    ----------
Net loss before income tax-
 es........................       233,874 38,842,378  31,734,488    17,670,580
                                  ------- ----------  ----------    ----------
Income taxes...............    3      Nil        Nil         Nil           Nil
                                  ------- ----------  ----------    ----------
Net loss...................    2  233,874 38,842,378  31,734,488    17,670,580
                                  ------- ----------  ----------    ----------
Net loss per share.........       116,937 19,421,189  15,867,244     4,417,645
                                  ======= ==========  ==========    ==========
Weighted average number of
 ordinary shares outstand-
 ing during the period.....             2          2           2             4
                                  ======= ==========  ==========    ==========



        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                           CONSOLIDATED BALANCE SHEET
                        AS OF DECEMBER 31, 1994 AND 1995

                                                                  SEPTEMBER 30,
                                             1994       1995          1996
                                      NOTE  AUD $       AUD $         AUD $
                                                                   (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents..........       670,754    3,105,803     6,509,498
  Receivables........................        33,000    1,006,241     3,496,958
  Amounts due from stockholder.......           Nil       21,219           Nil
  Program material rights (net of ac-
   cumulated amortization of A$nil,
   A$1,430,000 and A$4,211,367)......           Nil    2,298,935     1,526,412
                                           --------  -----------   -----------
    Total current assets.............       703,754    6,432,198    11,532,868
                                           --------  -----------   -----------
Non-current assets
  Property, plant and equipment......   4    57,448    3,361,070     2,837,199
  Investment in associated company...   6       Nil      245,518             2
  Amounts due from related party.....   8       Nil    1,326,578           Nil
  Program material rights (net of ac-
   cumulated amortization of A$nil,
   $A180,000 and $A750,000)..........           Nil      217,916     3,050,000
                                           --------  -----------   -----------
    Total non-current assets.........        57,448    5,151,082     5,887,201
                                           --------  -----------   -----------
      Total assets...................       761,202   11,583,280    17,420,069
                                           ========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' DEFI-
 CIENCY
Current liabilities
  Creditors, trade...................           Nil   20,792,868    21,424,967
  Other creditors and accruals.......           Nil       75,656       109,386
  Amounts due to related party.......           Nil          Nil        94,851
                                           --------  -----------   -----------
    Total current liabilities........           Nil   20,868,524    21,629,204
                                           --------  -----------   -----------
Non-current liabilities
  Creditors, trade...................           Nil      743,086       709,465
  Amounts due to stockholders........   8   995,074   29,047,920    51,828,228
                                           --------  -----------   -----------
    Total non-current liabilities....       995,074   29,791,006    52,537,693
                                           --------  -----------   -----------
      Total liabilities..............       995,074   50,659,530    74,166,897
                                           --------  -----------   -----------
Commitments and Contingencies (See
 Notes)
Stockholders' deficiency
  Redeemable preferences shares, par
   value A $1.00 per share:
   Authorised 100,000 shares, none
   issued and outstanding............           Nil          Nil           Nil
  Ordinary shares, par value A$1.00
   per share:
   Authorised 900,000 shares, 2 is-
   sued and outstanding..............   9         2            2             4
  Accumulated deficit................      (233,874) (39,076,252)  (56,746,832)
                                           --------  -----------   -----------
      Total stockholders' deficien-
       cy............................      (233,872) (39,076,250)  (56,746,828)
                                           --------  -----------   -----------
      Total liabilities and stock-
       holders' deficiency...........       761,202   11,583,280    17,420,069
                                           ========  ===========   ===========

        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
               CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995

                                             ORDINARY ACCUMULATED     TOTAL
                                              AUD $      AUD $        AUD $
Balance at October 17, 1994.................                               Nil
Issue of ordinary shares....................     2                           2
Net loss....................................             (233,874)    (233,874)
                                               ---    -----------  -----------
Balance at December 31, 1994................     2       (233,874)    (233,872)
                                               ---    -----------  -----------
Net loss....................................          (38,842,378) (38,842,378)
                                               ---    -----------  -----------
Balance at December 31, 1995................     2    (39,076,252) (39,076,250)
                                               ---    -----------  -----------
Issue of ordinary shares....................     2                           2
Net loss (unaudited)........................          (17,670,580) (17,670,580)
                                               ---    -----------  -----------
Balance at September 30, 1996 (unaudited)...     4    (56,746,832) (56,746,828)
                                               ===    ===========  ===========



        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                      CONSOLIDATED STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995

                                                          NINE MONTHS ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                1994       1995          1995          1996
                               AUD $       AUD $         AUD $         AUD $
                                                      (UNAUDITED)   (UNAUDITED)
Cash flows from operating
 activities
  Cash receipts in the
   course of operations.....       Nil      370,348       133,302     5,419,840
  Cash payments in the
   course of operations.....  (269,703) (17,351,047)  (11,985,999)  (19,714,865)
  Interest received.........     2,829      196,291       198,636       185,739
                              --------  -----------   -----------   -----------
  Net cash used in operating
   activities...............  (266,874) (16,784,408)  (11,654,061)  (14,109,286)
                              --------  -----------   -----------   -----------
Cash flows from investing
 activities
  Payments for property,
   plant and equipment......   (57,448)  (4,999,012)   (4,291,014)      (48,333)
  Proceeds from sale of pro-
   gram material rights.....       Nil    2,304,795           Nil           Nil
  Payment for investment....       Nil           (1)          Nil           Nil
  Payments for program mate-
   rial rights..............       Nil   (7,164,583)   (4,964,902)   (5,218,996)
                              --------  -----------   -----------   -----------
  Net cash used in investing
   activities...............   (57,448)  (9,858,801)   (9,255,916)   (5,267,329)
                              --------  -----------   -----------   -----------
Cash flows from financing
 activities
  Proceeds from issues of
   shares...................         2          Nil           Nil             2
  Proceeds from stockholder
   loans....................   995,074   29,078,258    23,838,260    22,780,308
                              --------  -----------   -----------   -----------
  Net cash provided by fi-
   nancing activities.......   995,076   29,078,258    23,838,260    22,780,310
                              --------  -----------   -----------   -----------
Net increase in cash and
 cash equivalents held......   670,754    2,435,049     2,928,283     3,403,695
Cash and cash equivalents at
 the beginning of the
 period.....................       Nil      670,754       670,754     3,105,803
                              --------  -----------   -----------   -----------
Cash and cash equivalents at
 the end of the period......   670,754    3,105,803     3,599,037     6,509,498
                              ========  ===========   ===========   ===========
Reconciliation of Net Loss
 to Net Cash Used in
 Operating Activities
  Net loss..................  (233,874) (38,842,378)  (31,734,488)  (17,670,580)
  Add non-cash items:
    Amounts set aside to
     provisions.............       Nil    1,771,817        68,531        33,730
    Depreciation and amorti-
     zation.................       Nil    3,594,737     2,494,557     3,893,306
    Gain on disposal of pro-
     gram material rights...       Nil     (189,213)          Nil           Nil
    Loss on disposal of pro-
     gram material rights...       Nil    1,511,315           Nil           Nil
    Gain on disposal of
     fixed assets...........       Nil     (168,358)          Nil      (161,667)
    Loss on disposal of
     fixed assets...........       Nil        9,690           Nil           Nil
                              --------  -----------   -----------   -----------
  Net cash used in operating
   activities before change
   in assets and
   liabilities..............  (233,874) (32,312,390)  (29,171,400)  (13,905,211)
  Change in assets and lia-
   bilities:
    Increase in trade re-
     ceivables..............   (33,000)    (994,460)     (231,699)   (2,490,717)
    (Increase) decrease in
     other receivables......       Nil   (1,518,255)       (1,040)    1,593,313
    Increase in creditors...       Nil   18,040,697    17,750,078       693,329
                              --------  -----------   -----------   -----------
      Net cash used in oper-
       ating activities.....  (266,874) (16,784,408)  (11,654,061)  (14,109,286)
                              ========  ===========   ===========   ===========

        The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 1--STATEMENT OF ACCOUNTING POLICIES

  The significant policies which have been adopted in the preparation of these consolidated financial statements are:

 (A) BASIS OF PREPARATION

  This statement of significant accounting policies is given to assist in the understanding of the consolidated financial statements. For the purposes of these consolidated financial statements, XYZ Entertainment Pty Ltd (the "Company") and its controlled entities (subsidiaries) (collectively, "XYZ") are defined under Australian law as the Economic Entity. This term is used throughout these Notes to the consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Australia (Australian GAAP), include disclosures required by the United States Securities and Exchange Commission and are presented in Australian dollars (A$ or AUD). The accounting principles differ in certain respects from accounting principles generally accepted in the United States (US GAAP). The significant differences and the approximate related effect on the consolidated financial statements are set out in Note 12. Although the company is financially dependent on related bodies corporate for its ongoing viability, the financial statements have been prepared on a going concern basis, after considering undertakings by related bodies corporate to provide ongoing financial support. The financial statements have been prepared on the basis of historical costs and do not take into account changing money values. Consistent accounting policies have been employed in the preparation and presentation of the consolidated financial statements.

  The company was incorporated on October 17, 1994 and commenced trading from that date. Through its controlled entities, the company provides programming for four of eight channels of the multi-channel base programming package (the "Galaxy package") offered and distributed by the Satellite A and B licence holders in Australia. The Galaxy package is distributed via satellite, microwave multipoint distribution system and other transmission technologies by the Satellite B licence holder through distribution facilities in the six largest capital cities in Australia and regional Western Australia, and by franchisees to substantially all of the population in Australia.

  The Company's programming for the four channels was first aired on April 23, 1995 by the Satellite A and B licence holders. Regional distribution commenced in New South Wales in August 1995 and in other states in October 1995.

  Programming provided by the Company as at the date of this report includes Red, a music video channel; Arena, a general entertainment channel; Nickelodeon, a children's/family/classic channel; and Discovery, a documentary channel.

 (B) PRINCIPLES OF CONSOLIDATION

  The accounts have been prepared by consolidating the financial statements of all the entities that comprise the Economic Entity, being the Company (the chief entity) and its controlled entities. A list of controlled entities appears in Note 7.

  The purchase method of accounting has been used to account for subsidiaries acquired during the period. The Company undertakes a valuation of the net assets acquired in purchase transactions in accordance with generally accepted accounting principles. Accordingly, the Company has stated the net assets acquired from purchased companies at their estimated fair values at the date of acquisition. The consolidated accounts include the information and results of each controlled entity from the date on which the Company obtains control and until such time as the Company ceases to control such entity.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  In preparing the consolidated accounts, the intercompany balances and transactions, and any unrealised profits arising within the Economic Entity have been eliminated in full.

 (C) REVENUE AND REVENUE RECOGNITION

  Sales revenue comprises licence fees earned from a related entity for development and production of channels of programming for subscription television broadcasting services. Revenue is recognised at the time subscription services are provided to customers.

 (D) RECOVERABLE AMOUNT OF NON-CURRENT ASSETS

  The carrying amounts of all non-current assets are reviewed to determine whether they are in excess of their recoverable amount as of the balance sheet date. If the carrying amount of a non-current asset exceeds the recoverable amount, the asset is written down to the lower amount. In assessing recoverable amounts, the relevant net cash inflows arising from the continued use and subsequent disposal of non-current assets have not been discounted to their present value unless otherwise indicated.

 (E) FOREIGN CURRENCY TRANSACTIONS

  Foreign currency transactions are translated to Australian currency at the rates of exchange existing at the dates of the transactions. Amounts receivable and payable in foreign currencies at the balance sheet date are translated at the rates of exchange existing on that date.

  Exchange differences relating to amounts payable and receivable in foreign currencies are recorded in the profit and loss account as exchange gains or losses in the financial year in which the exchange rates change.

 (F) TAXATION

  XYZ adopts the liability method of tax effect accounting. The tax effect of temporary differences which arise from items recorded in different periods for income tax and accounting purposes, are carried forward on the balance sheet as deferred tax assets and deferred tax liabilities, as applicable. Deferred tax assets arising from temporary differences are not recorded unless realisation of the asset is assured beyond a reasonable doubt. Deferred tax assets which include tax losses are only recorded when their realisation is virtually certain.

  The recovery of deferred tax assets (both recognised and unrecognised) is contingent upon sufficient taxable income being earned in future periods, continuation of the relevant tax laws and each relevant company continuing to comply with the appropriate legislation.

 (G) PLANT AND EQUIPMENT

  Acquisition

  Items of plant and equipment are recorded at historical cost and depreciated as outlined below.

  Depreciation

  Items of plant and equipment are depreciated over their estimated useful lives on a straight-line basis. The estimated useful lives of such items range from four to ten years. Items of plant and equipment are depreciated from the date the asset commences earning revenue.

  Leases

  Payments made under operating leases are charged against profits in equal instalments over the accounting periods covered by the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

 (H) SUPERANNUATION

  XYZ contributes to one defined contribution fund for all employee groups. Contributions of A$135,675 were made to the fund during the year as a percentage of salaries based on statutory requirements.

 (I) PROGRAM MATERIAL RIGHTS

  Program material rights are recognised as an asset and stated at the lower of unamortized cost and net realisable value. The rights represent the ability to use television programs over a specified period of time, as set out in the licence agreements. Program material rights acquired under licence agreements are recognised when the licence period begins and all of the following conditions are met:

    (i) The cost of each licence fee for each program is known or is reasonably determinable;

    (ii) The program material has been accepted by the licensee in accordance with the terms of the licence agreement; and,

    (iii) The licensor can deliver the program material rights, and the licensee can exercise the rights.

  Amortization of the cost of program material rights is charged to the statement of operations based on the regular assessment of the benefit of individual licence agreements, over the term of the agreement. If the benefits are reasonably determinable through the number of times a particular program is aired, then costs are charged to the statement of operations accordingly. An accelerated method of amortization is used when the first broadcast of a program is estimated to be more valuable than its reruns. Costs are allocated on a straight-line basis over the period of the agreement if each broadcast is expected to produce approximately the same amount of revenue.

  Program material rights are classified as current assets if they are expected to be used within one year.

 (J) STATEMENT OF CASH FLOWS

  For the purposes of the statement of cash flows, cash and cash equivalents includes bank overdrafts and all highly liquid investments which are readily convertible to cash at the Company's option.

 (K) LOSS PER SHARE

  Loss per share is calculated by dividing net loss by the weighted average number of issued ordinary shares outstanding during the period.

 (L) PROVISIONS

  Employee Entitlements

  Provision is made for benefits accruing to employees in respect of wages and salaries, annual leave, long service leave, and sick leave when it is probable that settlement will be required and are capable of being measured reliably.

  Provisions made in respect of wages and salaries, annual leave, sick leave, and other employee entitlements expected to be settled within twelve months, are measured at their nominal values.

  Provisions made in respect of other employee entitlements which are not expected to be settled within twelve months are measured as the present value of the estimated future cash outflows to be made by the economic entity in respect of services provided by employees up to the reporting date.

 (M) DATE OF INCORPORATION

  The company was incorporated on October 17, 1994 and accordingly comparative figures cover the period from inception.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
   FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31,
                   1994AND THE YEAR ENDED DECEMBER 31, 1995
 (N) INVESTMENTS

  Associated Companies

  The Company equity accounts for its investments in associated companies in equity supplementary financial statements. Investments in which the Company has a material interest and over which it exercises significant influence, but does not control, are considered to be associated companies. The ability to exercise significant influence over the strategic operating, investing and financing policies of a company may be indicated by, for example, representation on the board of directors, participation in policy-making processes, material intercompany transactions, interchange of management personnel or provision of technical information.

  Investments in associated companies are carried at the lower of cost and recoverable amount. Dividends are recorded in the profit and loss account after they have been declared by the associated company in a general meeting.

  During the year, the Company entered into an agreement with Nickelodeon Australia, Inc to produce Nickelodeon Australia, a children's channel. The Company jointly controls Nickelodeon Australia Management Pty Limited with Nickelodeon Australia, Inc, and as such has the capacity to significantly influence decision-making in these companies. The term of the joint venture is 15 years.

  Selected disclosures under the equity method of accounting relating to the entity in which the Company is able to exercise significant influence are provided in Note 6.

  None of the shares in associated companies are listed on the Australian Stock Exchange.

 (O) INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 include all adjustments necessary for a fair presentation. Such adjustments were of normal recurring nature.

NOTE 2--EXPENDITURES

                                                         NINE MONTHS ENDED
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                   1994    1995         1995          1996
                                   AUD $   AUD $        AUD $         AUD $
                                                     (UNAUDITED)   (UNAUDITED)
Expenses included in the net loss
 were:
Depreciation and amortization:
  --plant and equipment..........   Nil    828,647      576,080       733,871
  --program material rights......   Nil  2,766,090    1,918,477     3,159,435
                                    ---  ---------    ---------     ---------
    Total depreciation and
     amortization................   Nil  3,594,737    2,494,557     3,893,306
                                    ===  =========    =========     =========
Amounts set Aside to Provision:
  --employee entitlements--annual
   leave.........................   Nil     75,656       68,531        33,730
  --provision for doubtful
   debts.........................   Nil  1,696,160          --            --
                                    ---  ---------    ---------     ---------
                                    Nil  1,771,816       68,531        33,730
                                    ===  =========    =========     =========
Exchange (gain) loss, net, on
 foreign currency transactions:
  Exchange gain on foreign
   currency transactions.........   Nil   (368,670)     640,564      (631,844)
                                    ---  ---------    ---------     ---------
  Exchange (gain) loss, net......   Nil   (368,670)     640,564      (631,844)
                                    ===  =========    =========     =========

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 3--INCOME TAXES

  At December 31, 1995 XYZ had accumulated tax losses carried forward of approximately A$7,997,055 (1994: A$71,840). The losses may be carried forward indefinitely under Australian income tax legislation.

  The tax effects of temporary differences, at the Australian statutory rate of 36%, which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1995 are as follows:

                                                                1994     1995
                                                               AUD $    AUD $
Deferred tax assets
  Tax loss carryforward....................................... 77,978  9,816,188
  Accrued expenses and other..................................    Nil    266,479
                                                               ------ ----------
                                                               77,978 10,082,667
Deferred tax liabilities
  Depreciation and amortization...............................    Nil  1,897,111
                                                               ------ ----------
  Net deferred tax assets..................................... 77,978  8,185,556
  Less valuation allowance.................................... 77,978  8,185,556
                                                               ------ ----------
                                                                  Nil        Nil
                                                               ====== ==========

  Tax losses of A$1,897,111 (1994: A$nil) have been brought to account and fully applied against deferred tax liabilities.

  XYZ has provided a valuation allowance for the total amount of net deferred tax assets since realization of these assets is not assured, principally due to the Economic Entity being in the start-up phase of operations. For US GAAP purposes as described in Note 12, a valuation allowance for the total amount of the net deferred tax assets has also been provided.

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

                                                                   SEPTEMBER 30,
                                                  1994    1995         1996
                                                 AUD $    AUD $        AUD $
                                                                    (UNAUDITED)
Plant and equipment--at cost.................... 57,448 4,026,837    4,214,890
Less: accumulated depreciation..................    Nil  (665,767)  (1,377,691)
                                                 ------ ---------   ----------
  Total property, plant and equipment........... 57,448 3,361,070    2,837,199
                                                 ====== =========   ==========

  There have been no current valuations included in the above amounts.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 5--COMMITMENTS AND CONTINGENCIES

                                                                   1994   1995
                                                                   AUD $  AUD $
Contracts for Expenditure for Program Material Rights
  --Not later than one year.......................................  Nil  174,082
  --Later than one year but not later than two years..............  Nil      Nil
  --Later than two years but not later than three years...........  Nil      Nil
  --Later than three years but not later than four years..........  Nil      Nil
  --Later than four years but not later than five years...........  Nil      Nil
  --Later than five years.........................................  Nil      Nil
                                                                    ---  -------
                                                                    Nil  174,082
                                                                    ===  =======
Commitments Under Non-cancellable Operating Leases
  --Not later than one year.......................................  Nil   11,794
  --Later than one year but not later than two years..............  Nil   12,362
  --Later than two years but not later than three years...........  Nil   10,976
  --Later than three years but not later than four years..........  Nil      568
  --Later than four years but not later than five years...........  Nil      Nil
  --Later than five years.........................................  Nil      Nil
                                                                    ---  -------
                                                                    Nil   35,700
                                                                    ===  =======

 CONTINGENCIES

  The Company and its controlled entities are party to matters involving certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a materially adverse effect on the Company's consolidated financial position or results of operation.

 REGULATION

  Management asserts that no communication of any kind has been received from the Australian Broadcasting Authority ("ABA"), the Australian Competition and Consumer Commission of Australia ("ACCC"), or the Foreign Investment Review Board of Australia ("FIRB"), or any other agency indicating that the Company and/or its controlled entities is or may be in violation of any law or regulation of the Commonwealth of Australia or any subdivision or agency thereof.

NOTE 6--INFORMATION ABOUT INVESTMENTS IN ASSOCIATED COMPANIES

                                                                             EQUITY-
                                                  OWNERSHIP   CARRYING      ACCOUNTED
                                                  INTEREST     AMOUNT        AMOUNT
                                                  --------- ------------- -------------
    NAME OF COMPANY         PRINCIAL ACTIVITY     1994 1995 1994   1995   1994   1995
                                                   PERCENT  AUD $  AUD $  AUD $  AUD $
Nickelodeon Australia   Production and
 Management Pty          Development of the
 Limited                 Nickelodeon Channel      N/A   50   Nil  245,518  Nil  245,518

  The balance date of the associate is June 30.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  The carrying amount of the investment in the associated company is as follows:

                                                                       AUD $
Carrying amount of investment in shares in associate company........          1
Amounts due from associated company at the balance date ............  1,941,677
Provision for non-recoverability.................................... (1,696,160)
                                                                     ----------
                                                                        245,518
                                                                     ==========

  The carrying amount of the investment equates to the equity-accounted amount at December 31, 1995 as follows:

                                                                     AUD $
Carrying amount of investment in shares in associated company.....          1
XYZ's maximum obligation to contribute to the operating losses of the associated company........................................... (1,696,160)
                                                                   ----------
                                                                   (1,696,159)
Amounts due from associated company at the balance date...........  1,941,677
                                                                   ----------
                                                                      245,518
                                                                   ==========

NOTE 7--PARTICULARS IN RELATION TO CONTROLLED ENTITIES

                                              BOOK VALUE OF               CONTRIBUTION TO
                                               INVESTMENT                CONSOLIDATED LOSS
                                        ------------------------- --------------------------------
                         CLASS INTEREST             SEPTEMBER 30,                    SEPTEMBER 30,
                          OF     HELD   1994  1995      1996       1994      1995        1996
                         SHARE PERCENT  AUD $ AUD $     AUD $      AUD $    AUD $        AUD $
                                                     (UNAUDITED)                      (UNAUDITED)
Chief Entity
  XYZ Entertainment Pty
   Ltd..................                                          233,874 38,842,378  17,670,580
Corporate Bodies Corpo-
 rate
  XYZ Programming Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Arena Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Quest Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Max Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
  Red Television Pty
   Limited..............  Ord    100     Nil     2         2          Nil        Nil         Nil
                                                                  ------- ----------  ----------
  Consolidated net
   loss.................                                          233,874 38,842,378  17,670,580
                                                                  ======= ==========  ==========

  Each of the controlled entities are incorporated in, and carry on business in, Australia.

NOTE 8--RELATED PARTY DISCLOSURES

 OWNERSHIP INTERESTS IN RELATED PARTIES

Information in relation to ownership interests in controlled entities is provided in Note 7.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

 REMUNERATION OF DIRECTORS

The directors of the Company during the period were:

  D F Hagans (appointed 12/12/94)
  A Tow (appointed 11/5/95)
  R J Freudenstein (appointed 6/9/95)
  R J Birrel (appointed 17/10/94, resigned 11/5/95)
  M W Booth (appointed 17/10/94, resigned 12/12/94, reappointed 6/9/95) D Garry (appointed 17/10/94, resigned 17/10/94)
  L M Head (appointed 17/10/94, resigned 17/10/94)

                                                                  1994   1995
                                                                 AUD $   AUD $
Total income received, or due and receivable, by directors of the Company from the Company and any related body corporate, and by all directors of each entity in the Economic Entity from corporations of which they are directors, or related bodies corporate or an entity controlled by the chief entity.......... 52,500 363,786
                                                                 ====== =======
The number of directors of the Company whose total income falls
 within the following bands:                                         No      No
 A$Nil -- A$9,999...............................................      4       7
                                                                 ====== =======

 LOANS TO DIRECTORS

  There were no loans in existence at balance date (or at December 31, 1994) made, guaranteed or secured by the Company to directors of a corporation in the Economic Entity or a related body corporate, their spouses, relatives or relatives of spouses.

 LOANS FROM DIRECTOR RELATED ENTITIES

                                                                                                SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED      DIRECTOR        1995        1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY           RELATED        AUD $        AUD $
                                                                                                 (UNUADITED)
Loans advanced from
 stockholder............  Non-interest           Century United       D Hagans and
                          bearing, no set        Programming          A Tow
                          terms of repayment     Ventures Pty
                                                 Limited                             14,523,960  25,914,114
Loans advanced from
 stockholder............  Non-interest           Foxtel Management    R Freudenstein
                          bearing, no set        Pty Limited          and M Booth
                          terms of repayment                                         14,523,960  25,914,114
                                                                                     ----------  ----------
                                                                                     29,047,920  51,828,228
                                                                                     ==========  ==========

  Loans from Director Related Entities at December 31, 1994 amounted to $995,074. Of this amount, $820,074 had been advanced by UIH Australia Programming Inc. and $175,000 by Century Programming Ventures Corp., both being joint and equal stockholders in the Company at that date.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31,
                    1994AND THE YEAR ENDED DECEMBER 31, 1995

 LOANS TO DIRECTOR RELATED ENTITIES

                                                                                          SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED     DIRECTOR    1995       1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY          RELATED      AUD        AUD
                                                                                           (UNAUDITED)
Loans advanced to
 stockholder............                         Century United      D Hagans and
                          Non-interest           Programming         A Tow
                          bearing, no set        Ventures Pty                     881,633      --
                          terms of repayment     Limited
                                                                                  =======      ===

  There were no loans to Director Related Entities at December 31, 1994.

 OTHER TRANSACTIONS WITH DIRECTOR RELATED ENTITIES

                                                                                              SEPTEMBER 30,
        TYPE OF           TERMS AND CONDITIONS OF   NAME OF RELATED      DIRECTOR      1995       1996
      TRANSACTION           TYPE OF TRANSACTION         ENTITY           RELATED        AUD        AUD
                                                                                               (UNAUDITED)
Establishment and
 restructuring fees        Normal commercial      UIH Australia        D Hagans
 paid...................   terms and              Programming Inc.
                           conditions                                                 250,000         --
Establishment and
 restructuring fees        Normal commercial      Century Programming  A Tow
 paid...................   terms and              Ventures Corp.
                           conditions                                                 250,000         --
Establishment, operating
 and management fees....   Normal commercial      Century United       D Hagans and A
                           terms and              Programming          Tow
                           conditions             Ventures Pty
                                                  Limited                             860,444   1,849,499
Channel supply licence
 fee revenue............   Normal commercial      Continental Century
                           terms and              Pay Television Pty
                           conditions             Limited              A Tow          943,358   4,412,318
Channel supply licence
 fee revenue............   Normal commercial      Foxtel Management    R Freudenstein
                           terms and              Pty Limited          and M Booth
                           conditions                                                 330,753   3,938,757
Transponder Costs.......
                           Normal commercial      Continental Century
                           terms and              Pay Televsion Pty
                           conditions             Limited              A Tow              --    8,756,000
Rent and Facility costs
 paid...................   Normal commercial      Foxtel Management    R Freudenstein
                           terms and              Pty Limited          and M Booth
                           conditions                                                     --    1,854,033

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995
 OTHER TRANSACTIONS WITH DIRECTOR RELATED ENTITIES--(CONTINUED)

                                                                                          SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED      DIRECTOR     1995     1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY           RELATED      AUD       AUD
                                                                                           (UNAUDITED)
Rent received for
 equipment usage........  Normal commercial      Foxtel Management    R Freudenstein
                          terms and              Pty Limited          and M Booth
                          conditions                                                 --     1,304,050

  There were no other transactions with Director Related Parties at December 31, 1994.

 LOANS TO OTHER RELATED ENTITIES

                                                                              SEPTEMBER 30,
      TYPE OF        TERMS AND CONDITIONS OF    NAME OF RELATED       1995        1996
    TRANSACTION        TYPE OF TRANSACTION           ENTITY            AUD         AUD
                                                                               (UNAUDITED)
Loans advanced to     Non-interest           Nickelodeon Australia
 associated company   bearing, no set        Management Pty
                      terms of repayment     Limited                1,941,677      --
Loans advanced to     Non-interest           Nickelodeon Australia
 related party        bearing, no set        Inc.
                      terms of repayment                            1,326,578      --

  There were no loans to Other Related Entities at December 31, 1994.

 OTHER TRANSACTIONS WITH OTHER RELATED ENTITIES

                                                                             SEPTEMBER 30,
        TYPE OF          TERMS AND CONDITIONS OF   NAME OF RELATED    1995       1996
      TRANSACTION          TYPE OF TRANSACTION         ENTITY          AUD        AUD
                                                                              (UNAUDITED)
Subscriptions payable...  Normal commercial      Nickelodeon
                          terms and              Australia
                          conditions             Management Pty
                                                 Limited             113,219      --

  There were no other transactions with other related entities at December 31, 1994.

 TRANSACTIONS WITHIN THE WHOLLY-OWNED GROUP

  During the financial period, the company provided management services to other entities in the wholly- owned group at no charge. In addition, the company paid licence fees and reimbursed certain costs to other entities in the wholly-owned group in the ordinary course of business and on normal terms and conditions.

 CONTROLLING ENTITIES

  The chief (parent) entity in the economic entity is XYZ Entertainment Pty
Ltd.

  The ultimate holding company in the wholly-owned group is XYZ Entertainment Pty Ltd.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  The chief entity, at the year end, was jointly controlled by Century United Programming Ventures Pty Limited ("CUPV") and Foxtel Management Pty Limited. Both companies are incorporated in Australia.

  CUPV is jointly owned by UIH Australia Programming Inc. ("UIH") and Century Programming Ventures Corp. ("CPVC"). The ultimate parent entity of UIH is
United International Holdings Inc........ The ultimate parent entity of CPVC is
Century Communications Corporation.

  Foxtel Management Pty Limited is jointly owned by The News Corporation Limited and Telstra Corporation Limited.

NOTE 9--SHARE CAPITAL

                                                               1994      1995
                                                               AUD $     AUD $
Authorised Capital
  900,000 ordinary shares of A $1.00 each...................   900,000   900,000
  100,000 redeemable preference shares of A $1.00 each......   100,000   100,000
                                                             --------- ---------
                                                             1,000,000 1,000,000
                                                             --------- ---------
Issued and Paid-Up Capital
  2 ordinary shares of A $1.00 each.........................         2         2
                                                             ========= =========

  Upon incorporation the Company issued two fully paid ordinary shares of $1 each.

NOTE 10--FINANCIAL REPORTING BY SEGMENTS

  The Company predominantly operates in Australia and in one industry, being programming for subscription television services.

NOTE 11--NON-HEDGED FOREIGN CURRENCY BALANCES

  The Australian dollar equivalent of foreign currency balances included in the accounts which are not effectively hedged are as follows:

                                                                1994     1995
                                                                AUD $    AUD $
US Dollars
 Liabilities
   Current....................................................     Nil 1,719,055
   Non-current................................................ 995,074   743,085
                                                               ------- ---------
     Total.................................................... 995,074 2,462,140
                                                               ======= =========
 Assets
   Current....................................................     Nil    25,729
                                                               ======= =========
Sterling
 Liabilities
   Current....................................................     Nil    10,949
                                                               ======= =========

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE12--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
         ACCEPTED IN AUSTRALIA AND THE UNITED STATES

  As stated in note 1, the consolidated financial statements of XYZ have been prepared in accordance with accounting principles generally accepted in Australia, which differ in certain significant respects from those generally accepted in the United States. A description of the major differences between Australian GAAP and US GAAP affecting the Company follows:

 (A) STATEMENT OF CASH FLOWS

  Under US GAAP, a Statement of Cash Flows would not provide a subtotal for "net cash used in operating activities before changes in assets and liabilities" as shown in Reconciliation of Net Loss to Net Cash Used in Operating Activities.

 (B) DEFERRED TAXATION

  Australian GAAP adopts the full liability method of tax effect accounting whereby deferred tax assets and liabilities arising from timing differences are recorded in the balance sheet at the rate of tax expected to be applicable at the time those timing differences reverse. A deferred tax asset in relation to available tax losses may be recognized to the extent that there is virtual certainty of its recovery against future taxable income.

  Under US GAAP, deferred taxes are provided on all temporary differences. Temporary differences encompass timing differences and other events that create differences between the tax basis of an asset or liability and its reported amount in the financial statements. A deferred tax asset is recorded in a loss period and is reduced by a valuation allowance to the extent it is more likely than not that the deferred tax asset will not be realised.

  No deferred tax asset has been recognised in these accounts.

 (C) INVESTMENTS IN AND ADVANCES TO ASSOCIATED COMPANIES

  The Economic Entity equity accounts for its investments in associated companies in equity supplementary financial statements. Corporations in which the Economic Entity has a material interest and over which the Economic Entity exercises significant influence, but does not control, are considered to be associated companies. The ability to exercise significant influence over the strategic operating, investing and financing policies of a company may be indicated by, for example, representation on the board of directors, participation in policy-making processes, material intercompany transactions, interchange of management personnel or provision of technical information.

  Investments in associated companies are carried at the lower of cost and recoverable amount. Dividends are recorded in the profit and loss account after they have been declared by the associated company in a general meeting.

  Under US GAAP, the equity method of accounting is used for investments in which the Company exerts significant influence. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the associates, limited to the extent of the Company's investment in and advances to the associates, including any debt guarantees or other contractual funding commitments.

                           XYZ ENTERTAINMENT PTY LTD
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  Investments in and advances to associated companies are as follows:

                                                                        AUD $
Investment............................................................       1
Amounts due from associated company (net of provision for non-
 recoverability of $A1,696,160)....................................... 245,517
                                                                       -------
                                                                       245,518
                                                                       =======

 (D) RECONCILIATION OF NET LOSS AND STOCKHOLDERS' DEFICIENCY AS REPORTED UNDER AUSTRALIAN GAAP TO US GAAP

  A reconciliation of net loss and stockholders' deficiency as reported under Australian GAAP to US GAAP is not required as there is no difference between the results reported under Australian GAAP and UA GAAP at the balance date.

  Fair Value of Other Financial Instruments and Other Disclosures

  The carrying amount of the following instruments approximate fair value because of the short maturity of these instruments--cash at bank, promissory notes, trade and other receivables, and trade creditors and accruals (including amounts owing to related entities).

  New Accounting Principles

  The US Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 121 will have a material effect on the Company's reported results.

NOTE 13--REPORTING OF SIX MONTH PERIODS

                                                  SIX MONTHS      SIX MONTHS
                                                     ENDED           ENDED
                                                 JUNE 30, 1995 DECEMBER 31, 1995
                                                 ------------- -----------------
                                                     AUD $           AUD $
Revenue
  Channel Supply................................     100,747       1,016,344
  Other.........................................         Nil         592,149
  Interest......................................      62,587         133,704
                                                  ----------      ----------
                                                     163,334       1,742,197
Operating Expenses
  Cost of services..............................  15,732,400       8,945,175
  Selling, general and admininstrative .........   7,162,916       5,312,681
  Depreciation and amortization.................   1,366,875       2,227,862
                                                  ----------      ----------
                                                  24,262,191      16,485,718
NET LOSS........................................  24,098,857      14,743,521
                                                  ==========      ==========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECU-RITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................  12
Use of Proceeds..........................................................  19
Exchange Rate Data.......................................................  20
Capitalization...........................................................  21
Pro Forma Consolidated Condensed Statement
 of Operations Data......................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  32
Regulation...............................................................  49
Corporate Organizational Structure.......................................  58
Management...............................................................  63
Relationship with UAP and Related Transactions...........................  69
Security Ownership.......................................................  70
Description of the Notes.................................................  71
Certain U.S. Income Tax Considerations...................................  96
Underwriting............................................................. 100
Legal Matters............................................................ 100
Experts.................................................................. 101
Index to Financial Statements............................................ F-1

  UNTIL       , 1997 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                    $

              AUSTRALIA/
              PACIFIC, INC.
[LOGO OF AUSTRALIA/PACIFIC, INC. APPEARS HERE]

                             % SENIOR DISCOUNT NOTES
                                    DUE 2007


                                ---------------

                                   PROSPECTUS

                                ---------------


                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                             SMITH BARNEY INC.

                                       , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  Capitalized terms used but not defined in Part II have the meanings ascribed to them in the prospectus contained in this Registration Statement.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee and the National Association Securities Dealers, Inc. and Nasdaq application fees, are estimated:

     Commission registration fee....................................... $45,455
     National Association of Securities Dealers, Inc. filing fees......  15,500
     Printing and engraving expenses...................................       *
     Legal fees and expenses...........................................       *
     Accounting fees and expenses......................................       *
     Blue sky fees and expenses........................................       *
     Directors and officers liability insurance........................       *
     Transfer agent fees...............................................       *
     Miscellaneous.....................................................       *
                                                                        -------
       Total...........................................................       *
                                                                        =======

---------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VI of the Issuer's Articles of Incorporation and Article VI of the Issuer's Bylaws require the Issuer to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director of the Issuer or is or was serving at the request of the Issuer as a director of another corporation, partnership, joint venture, trust or other enterprise.

  Article V of the Issuer's Articles of Incorporation provides that, to the fullest extent permitted by the Colorado Business Corporation Act, directors of the Issuer shall not be liable to the Issuer or any of its stockholders for damages caused by a breach of a fiduciary duty by such director.

  Section 7-109-102 of the Colorado Business Corporation Act authorizes the indemnification of directors against liability incurred by reason of being a director and against reasonable expenses (including attorney's fees) in connection with defending any action seeking to establish such liability if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Directors may not be indemnified under Section 7-109-102 of the Colorado Business Corporation Act in connection with (a) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) any other proceeding charging that the director denied an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he derived an improper personal benefit. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

  The above discussion of the Issuer's Articles of Incorporation and Bylaws and Section 7-109-102 of the Colorado Business Corporation Act is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

  Reference is made to the Form of Note Purchase Agreement which is filed as
Exhibit 1.1, in which each Underwriter agrees, under certain circumstances, to indemnify the directors and officers of the Issuer and certain other persons against certain civil liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Issuer was incorporated in 1994, at which time it issued 100 shares of common stock to its parent corporation in exchange for $100 in cash, and the contribution of the capital stock of the wholly owned subsidiaries through which its parent had been conducting its Australian operations. In connection with the Saturn Purchase, the Issuer declared and paid a cash dividend of 387 shares of common stock to its parent corporation and issued to the other shareholder of Saturn 13 shares of common stock in exchange for such shareholder's 50% interest in Saturn. In each case, the Issuer claimed an exemption from the registration requirements of the Securities Act under
Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    1.1+ Form of Note Purchase Agreement.
    3.1  Articles of Incorporation of the Issuer, as amended.(1)
    3.2  By-laws of the Issuer.(1)
    4.1+ Form of Indenture (the "Indenture").
    4.2  The form of Note is included as an Exhibit to the Indenture.
    4.3 The Articles of Incorporation, as amended, and By-laws of the Issuer are included as Exhibits 3.1 and 3.2.
    5.1+ Opinion of Holme Roberts & Owen llc as to the legality of the New
         Notes.
    8.1+ Opinion of Holme Roberts & Owen llc as to certain other matters.
   10.1  The Indenture dated as of May 14, 1996, between the Issuer and
         American Bank National Association.(1)
   10.2  Purchase Agreement dated May 8, 1996, among the Issuer, Donaldson,
         Lufkin & Jenrette Securities Corporation ("DLJ") and Merrill Lynch &
         Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill
         Lynch").(1)
   10.3 Memorandum of Variation dated December 21, 1995 to the Subscription and Securityholders Agreement, among United International Holdings,
         Inc. ("UIHI"), UIH Australia, Inc. ("UIHA"), Salstel Media Holdings
         Pty Limited ("SMH"), Australis Media Limited ("Australis") and CTV Pty
         Ltd ("CTV").(1)
   10.4 Memorandum of Variation dated December 21, 1995 to the Subscription and Securityholders Agreement dated October 12, 1994, among UIHI, UIH
         Australia II, Inc. ("UIHA II"), Salstel Media Investment Pty Limited
         ("SMI"), Australis and STV Pty Ltd ("STV").(1)
   10.5  Memorandum of Variation dated April 4, 1996 to the CTV Securityholders
         Agreement, among UIHI, UIHA, Australis, SMH and CTV.(1)
   10.6  Memorandum of Variation dated April 4, 1996 to the STV Securityholders
         Agreement, among UIHI, UIHA II, Australis, SMI and STV.(1)
   10.7  Security Purchase Agreement dated December 21, 1995, between Media
         International Holdings Limited ("MHL") and UIHA.(1)
   10.8  Security Purchase Agreement dated December 21, 1995, between MIHL and
         UIHA II.(1)

   10.9  Agreement dated December 21, 1995, among UIHI, UIHA and SMH.(1)
   10.10 Amending Agreement dated April 4, 1996 to CTV Securityholders
         Agreement, among UIHI, UIHA and SMH.(1)
   10.11 Agreement dated December 21, 1995, among UIHI, UIHA II and SMI.(1)
   10.12 Amending Agreement dated April 4, 1996 to the STV Securityholders
         Agreement, among UIHI, UIHA II and SMI.(1)
   10.13 Share Acquisition Agreement dated September 9, 1995, between Australia
         New System L.P. and United Wireless, Inc. ("UWI").(1)
   10.14 Option Agreement dated September 5, 1995, between UWI and Prodelin
         Corporation (Australia) Pty Limited.(1)
   10.15 XYZ Shareholders Agreement dated September 6, 1995, among Century
         United Programming Venturers Pty Limited ("CUPV"), Foxtel Management
         Pty Limited ("Foxtel"), XYZ Entertainment Pty Limited ("XYZ"), Century
         United Programming Ventures ("CPVC") and the Issuer.(1)
   10.16 Shareholders Deed dated June 30, 1995, among Century Communications
         Corp., CPVC, UIHI, the Issuer and CUPV.(1)
   10.17 Subscription and Investment Agreement dated July 8, 1994, among UIH
         New Zealand, Inc. ("UIHNZ"), Todd International Ltd. ("Todd") and Kiwi
         Cable Co. Ltd. ("Kiwi").(1)
   10.18 UIH-SFCC L.P. Amended and Restated Agreement of Limited Partnership dated January 6, 1995, among UIH-SFCC Inc. and the limited partners named therein.(1)
   10.19 Master Agreement dated January 11, 1995, between UIH-SFCC, L.P. and
         Societe Francaise des Communications et du Cable S.A. ("Societe").(1)
   10.20 Shareholders' Agreement dated January 11, 1995, among UIH-SFCC, L.P.
         and the shareholders named therein.(1)
   10.21 Franchise Agreement dated October 12, 1994, between Australis and
         CTV.(1)
   10.22 Agreement dated June 19, 1996, between Australis, the Issuer and
         Galaxy Communications Pty Limited ("Galaxy") re: CTV Franchise
         Agreement.(1)
   10.23 Franchise Agreement dated October 12, 1994, between Australis and
         STV.(1)
   10.24 Agreement dated June 19, 1996, between Australis, the Issuer and
         Galaxy re: STV Franchise Agreement.(1)
   10.25 Channel Supply Agreement dated June 30, 1995, among XYZ, CUPV and East
         Coast Pay Television Pty Limited ("ECT").(1)
   10.26 Technical Assistance Agreement dated October 12, 1994, between CTV and
         United International Management, Inc. ("UIMI").(1)
   10.27 Technical Assistance Agreement dated October 12, 1994, between STV and
         UIMI.(1)
   10.28 Stock Purchase Agreement dated July 3, 1996, among Kiwi Cable Company
         BVI, Inc., the Issuer and UPI.(1)
   10.29 Technical Assistance Agreement dated July 8, 1994, between Kiwi and
         UIHI.(1)
   10.30 Technical Assistance Agreement dated January 11, 1995, between
         Telefenua S.A. and Societe.(1)
   10.31 Assignment of Rights and Delegation of Duties under Technical
         Assistance Agreement dated January 11, 1995, between Societe and
         UIMI.(1)
   10.32 Management Agreement dated May 1, 1996, between UIH Management, Inc.
         and the Issuer, as assigned to UPI.(1)

   10.33 Tax Allocation Agreement dated May 8, 1996, among UIHI, UPI, Inc. and the Issuer.(1)
   10.34 Employment Letter Agreement dated February 21, 1995, between UIHI and
         Robert G. McRann.(1)
   10.35 Securities Purchase Agreement dated June 19, 1996, between Australis and the Issuer (CTV securities).(1)
   10.36 Securities Purchase Agreement dated June 19, 1996, between Australis and the Issuer (STV securities).(1)
   12.1+ Statement re: Ratio of Earnings to Fixed Charges.
   21.1  List of Subsidiaries.(1)
   23.1  Consent of Independent Public Accountants--Arthur Andersen LLP (UIH
         Australia/Pacific, Inc.).
   23.2  Consent of Independent Public Accountants--Arthur Andersen (CTV Pty
         Ltd).
   23.3  Consent of Independent Public Accountants--Arthur Andersen (STV Pty
         Ltd).
   23.4  Consent of Independent Public Accountants--Arthur Andersen (Saturn
         Communication Limited).
   23.5  Consent of Independent Public Accountants--Deloitte Touche Tohmatsu
         (XYZ Entertainment Pty Ltd).
   23.6  Consent of Independent Public Accountants--Coopers & Lybrand
         (Telefenua S.A.)
   23.7  The consent of Holme Roberts & Owen LLC is included in Exhibit 5.1.
   24.1* Powers of Attorney.
   25.1+ Statement of eligibility of Trustee.

  ---------------------
  (1) Incorporated by reference from the Issuer's registration statement on Form S-4 (SEC File No. 333-05017) filed on May 31, 1996.

    * Previously filed

    + To be filed by amendment.

  (b) Index to Financial Statement Schedules

  None.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THIS 21ST DAY OF NOVEMBER, 1996.

                                          UIH Australia/Pacific, Inc., A
                                           Colorado corporation

                                          By: /s/ Bernard G. Dvorak
                                            -----------------------------------
                                                 BERNARD G. DVORAK
                                                CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES ON THE DATES INDICATED.



                                        TITLE POSITION HELD
               SIGNATURE                WITH THE REGISTRANT         DATE
               ---------                -------------------         ----
                  *                    Chairman of the           November 21,
-------------------------------------   Board                     1996
          GENE W. SCHNEIDER

                  *                    Chief Executive           November 21,
-------------------------------------   Officer and               1996
          MICHAEL T. FRIES              Director

        /s/ Bernard G. Dvorak          Chief Financial           November 21,
-------------------------------------   Officer and               1996
          BERNARD G. DVORAK             Director

                                       Director                  November  ,
-------------------------------------                                1996
          MARK L. SCHNEIDER

                  *                    Controller                November 21,
-------------------------------------   (Principal                1996
          VALERIE L. COVER              Accounting Officer

       */s/ Bernard G. Dvorak
-------------------------------------
          BERNARD G. DVORAK
          ATTORNEY-IN-FACT